As filed with the Securities and Exchange Commission on October ___, 2003

Registration No. 333-106702

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2
to
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRW Automotive Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3714	57-1140153
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12025 Tech Center Drive
Livonia, Michigan 48150
(734) 266-2600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

SEE TABLE OF ADDITIONAL REGISTRANTS

David L. Bialosky, Esq.
Vice President and General Counsel
TRW Automotive Inc.
12025 Tech Center Drive
Livonia, Michigan 48150
(734) 266-2600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Risë B. Norman, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant as Specified in Its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices
Kelsey-Hayes Company	Delaware	13-3369789	12025 Tech Center Drive Livonia, Michigan 48150 (734) 266-2600
Kelsey-Hayes Holdings Inc.	Delaware	38-3169829	12025 Tech Center Drive Livonia, Michigan 48150 (734) 266-2600
KH Holdings, Inc.	Delaware	38-3090064	12025 Tech Center Drive Livonia, Michigan 48150 (734) 266-2600
Lake Center Industries Transportation, Inc.	Minnesota	41-0968891	5676 Industrial Park Road Winona, Minnesota 55987 (507) 457-3750
Lucas Automotive Inc.	Michigan	54-1640694	12025 Tech Center Drive Livonia, Michigan 48150 (734) 266-2600
LucasVarity Automotive Holding Company	Delaware	32-0060844	12025 Tech Center Drive Livonia, Michigan 48150 (734) 266-2600
TRW Auto Holdings Inc.	Delaware	65-1166521	12025 Tech Center Drive Livonia, Michigan 48150 (734) 266-2600
TRW Automotive Holding Company	Delaware	34-1629553	12025 Tech Center Drive Livonia, Michigan 48150 (734) 266-2600
TRW Automotive J.V. LLC	Delaware	85-0487335	12025 Tech Center Drive Livonia, Michigan 48150 (734) 266-2600
TRW Automotive (LV) Corp.	Delaware	05-0555258	12025 Tech Center Drive Livonia, Michigan 48150 (734) 266-2600
TRW Automotive Safety Systems Arkansas Inc.	Delaware	71-0780825	12025 Tech Center Drive Livonia, Michigan 48150 (734) 266-2600
TRW Automotive U.S. LLC	Delaware	14-1857697	12025 Tech Center Drive Livonia, Michigan 48150 (734) 266-2600
TRW Composants Moteurs Inc.	Ohio	34-1435033	31, rue des Forges F-67133 Schirmeck France 33-388-49-6060

Exact Name of Registrant as Specified in Its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices
TRW East Inc.	Delaware	31-1496475	12025 Tech Center Drive Livonia, Michigan 48150 (734) 266-2600
TRW Occupant Restraints South Africa Inc.	Delaware	98-0155018	12025 Tech Center Drive Livonia, Michigan 48150 (734) 266-2600
TRW Odyssey Inc.	Delaware	34-1829922	12025 Tech Center Drive Livonia, Michigan 48150 (734) 266-2600
TRW Overseas Inc.	Ohio	34-1050223	12025 Tech Center Drive Livonia, Michigan 48150 (734) 266-2600
TRW Powder Metal Inc.	Delaware	34-1664519	12025 Tech Center Drive Livonia, Michigan 48150 (734) 266-2600
TRW Safety Systems Inc.	Delaware	34-1758354	12025 Tech Center Drive Livonia, Michigan 48150 (734) 266-2600
TRW Technar Inc.	California	95-2388638	24175 Research Drive Farmington Hills, Michigan 48335-2642 (248) 426-3958
TRW Vehicle Safety Systems Inc.	Delaware	38-2762080	4505 W. 26 Mile Road Washington, Michigan 48094 (586) 781-7200
Varity Executive Payroll, Inc.	Delaware	06-1355174	12025 Tech Center Drive Livonia, Michigan 48150 (734) 266-2600
Worldwide Distribution Centers, Inc.	Delaware	51-0123205	12025 Tech Center Drive Livonia, Michigan 48150 (734) 266-2600
TRW Automotive Finance (Luxembourg), S.à.r.l.	Luxembourg	98-0395060	398, route d'Esch L-1471 Luxembourg, Grand Duché de Luxembourg 352-48-18-28-1

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which such offer or sale is not permitted.

Subject to completion, dated October ___, 2003

PRELIMINARY PROSPECTUS

TRW Automotive Inc.

Offers to Exchange

$925,000,000 principal amount of its 9 3/8% Senior Notes due 2013, which have been registered under the Securities Act of 1933 for any and all of its outstanding 9 3/8% Senior Notes due 2013.

€200,000,000 principal amount of its 10 1/8% Senior Notes due 2013, which have been registered under the Securities Act of 1933, for any and all of its outstanding 10 1/8% Senior Notes due 2013.

$300,000,000 principal amount of its 11% Senior Subordinated Notes due 2013, which have been registered under the Securities Act of 1933, for any and all of its outstanding 11% Senior Subordinated Notes due 2013.

€125,000,000 principal amount of its 11¾% Senior Subordinated Notes due 2013, which have been registered under the Securities Act of 1933, for any and all of its outstanding 11¾% Senior Subordinated Notes due 2013.

THE EXCHANGE OFFERS WILL EXPIRE AT 12:00 A.M. MIDNIGHT, NEW YORK CITY TIME, ON
October ___, 2003, UNLESS EXTENDED.

The Exchange Offers:

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.
•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the applicable exchange offer.
•	The exchange offers expire at 12:00 a.m. midnight, New York City time, on October___, 2003, unless extended. We do not currently intend to extend the expiration date.
•	The exchanges of outstanding notes for exchange notes in the exchange offers will not be a taxable event for U.S. federal income tax purposes.
•	We will not receive any proceeds from the exchange offers.

The Exchange Notes:

•	The exchange notes are being offered in order to satisfy certain of our obligations under the registration rights agreements entered into in connection with the private offering of the outstanding notes.
•	The terms of the exchange notes to be issued in the exchange offers are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable.

See "Risk factors" beginning on page  24 for a discussion of certain risks that you should consider before participating in the exchange offers.

Each broker-dealer that receives exchange notes for its own account pursuant to the applicable exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The applicable letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the applicable exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of distribution."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offers or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October ___, 2003.

The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since the date hereof.

Cautionary notice regarding forward-looking statements

This prospectus includes "forward-looking statements." Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information and, in particular, appear under the headings "Summary," "Management's discussion and analysis of financial condition and results of operations" and "Business." When used in this prospectus, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," or future or conditional verbs, such as "will," "should," "could" or "may," and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management's examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs and projections will be achieved.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including under the heading "Risk factors."

i
All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to update or revise forward-looking statements which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

Market and industry data and forecasts

This prospectus includes industry data and forecasts that we obtained from industry publications and surveys and internal company surveys. As noted in this prospectus, J.D. Powers & Associates was the primary source for third-party industry data and forecasts. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party source nor have we ascertained the underlying economic assumptions relied upon therein.

Exchange rate information

The euro was launched as the single European currency on January 1, 1999. Given its recent introduction, there is insufficient historical exchange rate data concerning the euro for inclusion in this prospectus. As a result, this section also provides historical exchange rate data concerning the European Currency Unit, or ECU. The ECU, the predecessor to the euro, is a composite currency, consisting of specified amounts of currencies of 12 European Union member states. The ECU basket is composed of specified amounts of the German mark, the U.K. pound sterling, the French franc, the Italian lira, the Dutch guilder, the Belgian franc, the Luxembourg franc, the Danish kroner, the Irish punt, the Greek drachma, the Spanish peseta and the Portuguese escudo. In accordance with European Council Regulation No. 1103/97, substitution of the euro for the ECU is at the rate of one euro for one ECU. Since the United Kingdom, Denmark and Greece are not currently participating in the European Monetary Union, some of the currencies (U.K. pound sterling, Danish kroner and Greek drachma) in the ECU basket will not be considered for euro purposes. Accordingly, ECU exchange rates cannot be regarded as perfectly comparable with euro exchange rates for historical purposes.

The following table sets forth, for the periods indicated, certain information regarding the noon buying rate for ECU and euro, expressed in U.S. dollars per ECU and euro.

	U.S. Dollars per ECU at and for the year ended December 31,		U.S. Dollars per Euro at and for the year ended December 31,				U.S. Dollars per Euro at and for the period from January 1, to September 5,
	1997	1998	1999	2000	2001	2002	2003

Exchange rate at end of period	$1.10	$1.18	$1.01	$0.94	$0.89	$1.05	$1.12
Average exchange rate during period(1)	1.13	1.10	1.07	0.92	0.89	0.95	1.11
Highest exchange rate during period(1)	1.25	1.18	1.18	1.03	0.95	1.05	1.19
Lowest exchange rate during period(1)	1.05	1.08	1.00	0.83	0.84	0.86	1.04

(1)	The average of the noon buying rates for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on the last business day of each month during the applicable period.

ii

Summary

This summary highlights selected information in this prospectus, but it may not contain all of the information that is important to you. This prospectus includes specific terms of the exchange offers, as well as information regarding our business and detailed financial data. The information regarding our business and detailed financial data, while important to an understanding of our future results of operations, financial position and cash flows, does not directly impact your decision as to whether or not to participate in the exchange offers. Information directly relating to the exchange offers can be found in this summary under the subheadings "—The Exchange offers" and "—The Exchange notes" and elsewhere in this prospectus under the headings "The Exchange offers," "Description of senior notes" and "Description of senior subordinated notes." You should read this entire prospectus carefully, including the "Risk factors" section and the financial statements, which are included elsewhere in this prospectus.

All references in this prospectus to "TRW Automotive," "we," "our" and "us" mean, unless the context indicates otherwise, (1) our predecessor, which is the former TRW Automotive Inc. and its subsidiaries and the other subsidiaries, divisions and affiliates of TRW Inc. (now known as Northrop Grumman Space & Mission Systems Corp.) ("TRW") that together constituted the automotive business of TRW, for the periods prior to February 28, 2003, the date the Transactions were consummated as described in this summary, and (2) the issuer of the notes, TRW Automotive Inc., formerly known as TRW Automotive Acquisition Corp., and its subsidiaries, that own and operate the automotive business of TRW, including TRW's subsidiaries, divisions and affiliates associated with TRW's automotive business, as a result of the Transactions described in this summary. In addition, when the context so requires, we use the term "Predecessor" to refer to the historical operations of our predecessor company prior to the Transactions and "Successor" to refer to our historical operations following the Transactions; and we use the terms "we," "us" and "our" to refer to the Predecessor and the Successor collectively. The historical financial statements for the periods prior to the Transactions and summaries thereof appearing in this prospectus are those of our predecessor company and represent the combined financial statements of TRW's automotive business. Prior to the Transactions, our predecessor company operated as a division of TRW, which was acquired by Northrop Grumman Corporation ("Northrop Grumman") on December 11, 2002 (the "Merger"). Following the Transactions, TRW Automotive Acquisition Corp. was renamed TRW Automotive Inc. For explanations of certain technical terms relating to our business and products discussed in this prospectus, see "Glossary of selected terms."

Our company

We are among the world's largest and most diversified suppliers of automotive systems, modules and components to global automotive vehicle manufacturers, or VMs, and related aftermarkets. We conduct substantially all of our operations through our subsidiaries. These operations primarily encompass the design, manufacture and sale of active and passive safety related products. Active safety related products principally refer to vehicle dynamic controls (primarily braking and steering), and passive safety related products principally refer to occupant restraints (primarily air bags and seat belts) and crash sensors. We are primarily a "Tier-1" supplier (a supplier which sells directly to VMs), with over 85% of our sales in 2002 made directly to VMs. Our pro forma sales, pro forma earnings before interest, loss on sale of receivables, gain on retirement of debt, taxes, depreciation and amortization ("EBITDA") and pro forma net earnings were approximately $10.4 billion, $1.1 billion and $0.2 billion, respectively, for the year ended December 31, 2002 and approximately $5.8 billion, $0.6 billion and $0.1 billion, respectively, for the six months ended June 27, 2003. See note (2) in "—Summary historical and pro forma financial data" for a reconciliation of EBITDA to net earnings and "Unaudited pro forma combined and consolidated statements of operations."

The following table summarizes our three operating segments (Chassis Systems, Occupant Safety Systems and Other Automotive), their principal product lines and their actual and pro forma sales and segment profit before taxes for the year ended December 31, 2002 and their pro forma sales and segment profit before taxes for the six months ended June 27, 2003. The table also provides a reconciliation of segment profit before taxes to earnings before income taxes.

				Pro forma (1)
				(unaudited)
		Year ended December 31, 2002		Year ended December 31, 2002		Six months ended June 27, 2003
Operating segment	Principal product lines	Sales	Profit before taxes(2)	Sales	Profit before taxes(2)	Sales	Profit before taxes(2)
				(Dollars in millions)
Chassis Systems	Foundation brakes, ABS and other brake control (including electronic vehicle stability control) and steering gears and systems	$6,078	$256	$5,832	$283	$3,309	$166
Occupant Safety
Systems	Air bags, seat belts and crash sensors and other safety and security electronics	3,143	224	3,143	222	1,701	170
Other Automotive	Engine valves, engineered fasteners and plastic components and body controls	1,409	148	1,409	137	780	74
	Total segment	$10,630	628	$10,384	642	$5,790	410
	Corporate expense and other		(186)		(147)		(58)
	Financing cost		(319)		(286)		(150)
	Net employee benefits income		179		189		25
	Earnings before		$302		$398		$227
	income taxes

(1)	Pro forma amounts reflect the elimination of sales and profit before taxes of our predecessor company's joint venture, TRW Koyo Steering Systems Company ("TKS"), which was not transferred to us as part of the Acquisition, the elimination of the amortization of unrecognized pension and other postretirement employee benefits ("OPEB") losses, pro forma interest expense based on our new capital structure, elimination of purchased in-process research and development expense, adjustments to depreciation and amortization to reflect fair value of fixed assets and certain intangibles, restatement of administrative and selling expenses on a stand alone basis, and the elimination of the effects of an inventory write-up recorded as a result of the Acquisition. The inventory was sold during the four months ended June 27, 2003. See "Unaudited pro forma combined and consolidated financial information" for a discussion of pro forma adjustments.
(2)	See "Management's discussion and analysis of financial condition and results of operations" and note 10 to the combined financial statements and note 9 to the unaudited combined and consolidated interim financial statements for a discussion of segment profit before taxes.

Our competitive strengths

We intend to leverage our leading market positions, global presence, strong customer relationships and diverse product capabilities to increase our presence in the global automotive parts industry.

•	Leading market positions. We are one of the world's largest suppliers of automotive chassis and occupant safety products. We believe that our leading supply position across a number of product lines increases our importance to our VM customers and allows us to compete effectively in each of the markets that we serve.
•	Global presence with diversified businesses. We believe our geographically diverse global manufacturing base offers us an advantage over many of our competitors in meeting the global needs of our VM customers. We also believe that our global presence allows us to leverage sales to a customer in one location, or for one product, into sales to that customer in other locations and for other products. We believe our diversified business limits our exposure to the risks of any one geographic economy, product line or major customer.
•	Strong relationships with customers. As a result of our focus on providing high quality products and service at competitive prices, we maintain long-standing relationships with our customers, which include every major VM in the world.
•	Well positioned for convergence of active and passive safety technologies. We believe that we are the only supplier that combines a broad customer base and geographic diversity with leading positions in both key active safety technologies, such as braking and steering, and key passive safety technologies, such as air bags and seat belts. We believe that there are significant opportunities to enhance automotive safety through technology that uses information from active safety systems to optimize the performance of passive safety systems, and that our leading positions in both active and passive safety technologies will allow us to benefit from this convergence.
•	Strong base of awarded business. Based on the existing platforms for which we currently produce products and business awarded to us over the past several years, we believe we will be able to grow our sales over the next several years at a rate higher than the growth rate in global light vehicle production over the same period of time due to an increase in our market shares and/or an increase in the content per vehicle of certain product lines in our portfolio. Our ability to realize future sales, however, is subject to a number of factors, including the actual volume and timing of vehicle production, option mix and product pricing.

Our strategy

We intend to increase our sales and improve our profitability and operating cash flow by leveraging our position as a leading Tier-1 global automotive parts supplier focused primarily in the areas of active and passive safety technologies. Key elements of our strategy, which we expect will help increase our product content per vehicle, include the following:

•	Expand our leading technological capabilities. We believe that our leading market positions are largely based on the strength of our technological capabilities. We expect to continue to make significant investments in technology and our design capabilities in an effort to develop innovative, value-added safety technologies with a focus on the development of next generation safety systems.
•	Focus on operating efficiency. We continue to focus on opportunities to optimize our resources and reduce manufacturing costs by, among other things, executing strategic initiatives aimed at improving our operating performance and shifting production capacity from high wage areas to low wage areas. In addition, we focus on realizing cost savings in the purchase of manufactured components and raw materials and achieving benefits from our restructuring activities to help us offset the impact of price decreases to our VM customers.

•	Capitalize on the continued trend toward system and module supply. VMs are increasingly purchasing integrated systems and modules from suppliers rather than purchasing and assembling the separate components that are included in those systems and modules. In order to capitalize on this trend, we have developed, and continue to develop, significant system and module capabilities in a number of key product areas.
•	Pursue joint ventures and other alliances. We intend to continue pursuing joint ventures and other alliances in order to expand our geographic and customer diversity. These relationships have enabled us to enter into new geographic markets, to acquire new customers and to develop new technologies. We currently have 20 joint ventures in 9 countries.

Risks related to our strategy

Our ability to execute our strategy is subject to certain risks that are generally associated with being a global Tier-1 automotive supplier. For example, unforeseen competing technologies may emerge, customer markets for our new technologies might not develop as expected, and we may experience increased pressure on our margins. In addition, our strategy to increase operating efficiencies by moving to lower wage countries may lead to resource constraints at our joint ventures and strategic alliances which could have a negative impact on their ability to meet customers' demands in local markets, thereby adversely affecting our relationships with those customers globally.

Industry trends

We expect to capitalize on a number of important trends in the automotive parts industry that have benefited us in the past and we believe will continue to benefit us in the future. These trends include:

•	Focus on safety. Consumers, and therefore VMs, are increasingly focused on, and governments are increasingly requiring, improved safety in vehicles. Advances in technology by us and others have led to a number of innovations in our product portfolio, such as electronic vehicle stability control systems, tire pressure monitoring systems, occupant sensing systems, rollover sensing and curtain air bag systems.
•	Globalization of suppliers. To serve multiple markets more cost effectively, many VMs are manufacturing global vehicle platforms, which typically are designed in one location but are produced and sold in many different geographic markets around the world. Having operations in the geographic markets in which VMs produce global platforms enables suppliers to meet VMs' needs more economically and efficiently.
•	Shift of engineering to suppliers. Increasingly, VMs are focusing their efforts on consumer brand development and overall vehicle design, as opposed to the design of individual vehicle systems. In order to simplify the vehicle design and assembly processes and reduce their costs, VMs increasingly look to their suppliers to provide fully engineered, pre-assembled combinations of components in systems and modules rather than individual components.
•	Increasing electronic content and electronics integration. The electronic content of vehicles has been increasing and, we believe, will continue to increase in the future.
•	Increased emphasis on speed-to-market. As VMs are under increasing pressure to adjust to changing consumer preferences and to incorporate technological advances, they are shortening product development times. Suppliers that are able to deliver new products to VMs in a timely fashion to accommodate the VMs' needs will be well positioned to succeed in this evolving marketplace.

•	Ongoing automotive supplier consolidation. The worldwide automotive parts industry is consolidating as suppliers seek to achieve operating synergies through business combinations, shift production to locations with more flexible work rules and practices, acquire complementary technologies, build stronger customer relationships and follow their customers as they expand globally. The cost focus of most major VMs has forced suppliers to reduce costs and improve productivity on an ongoing basis, including by achieving economies of scale through consolidation.

The Transactions

On November 18, 2002, an entity controlled by affiliates of The Blackstone Group L.P. ("Blackstone") entered into an agreement pursuant to which it agreed to cause us to purchase substantially all of the assets and assume substantially all of the liabilities (other than certain indebtedness) associated with TRW's automotive business from Northrop Grumman for which we paid a purchase price of $4,443 million (excluding assumed debt of $210 million), subject to post-closing adjustments, of which $3,533 million was paid in cash at closing. In this prospectus, we refer to this acquisition as the "Acquisition." Northrop Grumman acquired these assets and liabilities in its December 11, 2002 acquisition of TRW.

In connection with the Acquisition, TRW Automotive Holdings Corp., a newly-formed Delaware corporation that is our indirect parent ("TRW Automotive Holdings"), received a cash equity contribution of $698 million primarily from affiliates of Blackstone in exchange for shares of its common stock. Our management group also contributed cash in exchange for shares of TRW Automotive Holdings' common stock. TRW Automotive Holdings made a cash equity contribution of $698 million and contributed newly issued shares of its common stock having an implied value of $170 million to TRW Automotive Intermediate Holdings Corp., a newly-formed Delaware corporation that is our direct parent ("TRW Automotive Intermediate Holdings"), and thereby acquired all of the equity interests in it. TRW Automotive Intermediate Holdings issued a $600 million face amount subordinated 8% pay-in-kind note due 2018 to an affiliate of Northrop Grumman to acquire the stock of certain subsidiaries, and contributed such stock together with a cash equity contribution of $698 million and the $170 million of TRW Automotive Holdings common stock to our company, TRW Automotive, and thereby acquired all of the equity interests in us. We used (1) the $698 million cash equity contribution, (2) borrowings under our new senior secured term loan A facility, (3) borrowings under our new senior secured term loan B facilities, (4) proceeds from the offering of the outstanding dollar senior notes and the outstanding euro senior notes, (5) proceeds from the offering of the outstanding dollar senior subordinated notes and the outstanding euro senior subordinated notes and (6) proceeds from sales by certain of our subsidiaries of receivables in connection with our new receivables facility, to fund the cash portion of the purchase price and to repay a $35 million promissory note issued by an affiliate of Blackstone to an affiliate of Northrop Grumman to acquire one of the Korean subsidiaries of our predecessor company, and we used the $170 million of TRW Automotive Holdings common stock to fund the stock portion of the purchase price. The purchase price also included a $105 million short-term note payable to Northrop Grumman reflecting certain estimated post-closing adjustments, subject to final negotiations. In addition, we assumed approximately $210 million of indebtedness of TRW's automotive business, representing the outstanding amount of £95 million of 10.875% Lucas Industries plc debentures due 2020 ("Lucas Varity senior notes") that were assumed by TRW in connection with its acquisition of Lucas Varity in 1999, plus accrued interest, and certain other indebtedness. At the closing of the Acquisition, we also drew down $12 million of borrowings under our new senior secured revolving credit facility. See note 1 to "—Sources and uses of funds." The fees and expenses associated with the Acquisition and the related financings were approximately $193 million. See "The Acquisition," "Use of proceeds," "Capitalization" and "Description of other indebtedness."

As a result of the Acquisition, currently affiliates of Blackstone hold approximately 78.5%, an affiliate of Northrop Grumman holds approximately 19.6% and our management group holds approximately 1.9%, of the capital stock of TRW Automotive Holdings.

As used in this prospectus, the term "Transactions" means, collectively, the Acquisition and the related financings described above.

Sources and uses of funds

The sources and uses of the funds for the Transactions, consummated on February 28, 2003, are shown on the table below. Information presented in the following table has been calculated using exchange rates at February 28, 2003, as described below.

(Dollars in millions)

Sources		Uses
Revolving credit facility(1)	$—	Purchase price (excluding
Short-term note payable(2)	105	assumed debt)(10)	$4,443
Term loan A facility(3)	410	Assumed debt(8)	210
Term loan B facilities(3)(4)	1,100	Transaction fees and expenses	193
Receivables facility(5)	150	Cash(11)	174
Outstanding dollar senior notes	925
Outstanding euro senior notes(6)	217
Outstanding dollar senior subordinated notes	300
Outstanding euro senior subordinated notes(7)	135
Assumed debt(8)	210
Equity(9)	1,468

Total sources	$5,020	Total uses	$5,020

(1)	The revolving credit facility provides for borrowings of up to $500 million. At the closing of the Acquisition, we drew down $12 million from the revolving credit facility, which we repaid on March 4, 2003 with general corporate funds. At the closing of the Acquisition, JPMorgan Chase Bank (the "escrow agent"), acting for the benefit of management and employees of TRW Automotive, subscribed for and purchased $12 million of shares of common stock of TRW Automotive Holdings with the proceeds of a promissory note issued to TRW Automotive. On March 25, 2003, TRW Automotive Holdings repurchased a portion of such shares from the escrow agent (and affiliates of Blackstone purchased the balance of such shares from the escrow agent) and the note was repaid. On March 25, 2003, management and employees of TRW Automotive subscribed for and purchased the number of shares of common stock of TRW Automotive Holdings repurchased by TRW Automotive Holdings from the escrow agent.
(2)	Short-term note payable to Northrop Grumman reflecting certain estimated post-closing adjustments, subject to final negotiations.
(3)	On July 22, 2003, we refinanced $200 million of the borrowings under the term loan A facility and all of the borrowings under the term loan B facilities with the proceeds of new term loan C facilities, together with approximately $46 million of available cash on hand, in order to reduce our interest expense. See "Management's discussion and analysis of financial condition and results of operations—Liquidity and capital resources and "Description of other indebtedness—Senior credit facilities."
(4)	Approximate U.S. dollar equivalent of the dollar and euro borrowings under the term loan B facilities, based on an exchange rate at February 28, 2003 of $1.0821= €1.00.

(5)	The receivables facility provides for advances of up to $600 million, based on availability of eligible receivables. Because advances under the receivables facility depend on the availability of eligible receivables, the amount available for advances under such facility fluctuates over time. See "Description of other indebtedness—Receivables facility."
(6)	Approximate U.S. dollar equivalent of the outstanding euro senior notes, based on an exchange rate at February 28, 2003 of $1.0821 = €1.00.
(7)	Approximate U.S. dollar equivalent of the outstanding euro senior subordinated notes, based on an exchange rate at February 28, 2003 of $1.0821 = €1.00.
(8)	Reflects the outstanding amount of £95 million Lucas Varity senior notes that were assumed by TRW in connection with the acquisition of Lucas Varity in 1999, plus accrued interest, based on an exchange rate at February 28, 2003 of $1.5782 = £1.00 and certain other indebtedness, which have been assumed by us as part of the Acquisition.
(9)	Equity consists of (a) a cash equity contribution of $698 million primarily from affiliates of Blackstone to our indirect parent, TRW Automotive Holdings, which has been contributed to TRW Automotive Intermediate Holdings and, in turn, to us, (b) $170 million of newly issued shares of TRW Automotive Holdings common stock, which has been contributed to TRW Automotive Intermediate Holdings and, in turn, to us and (c) the full face amount of the $600 million subordinated note issued by TRW Automotive Intermediate Holdings to an affiliate of Northrop Grumman to acquire the stock of certain subsidiaries. This stock has been contributed to us and recorded by us as paid-in-capital at an amount based on the estimated $348 million fair value of the note calculated by applying a 12% discount rate over the expected 15 year life of the note. See "Certain relationships and related transactions—Northrop Grumman subordinated note."
(10)	Purchase price (excluding assumed debt) consisted of (a) $3,533 million of cash paid at closing, (b) the short-term note payable to Northrop Grumman reflecting certain estimated post-closing adjustments, subject to final negotiations, (c) $170 million of newly issued shares of TRW Automotive Holdings common stock, (d) the full face amount of the $600 million subordinated note issued by TRW Automotive Intermediate Holdings to an affiliate of Northrop Grumman and (e) the $35 million promissory note issued by an affiliate of Blackstone to an affiliate of Northrop Grumman to acquire one of the Korean subsidiaries of our predecessor company in the Acquisition. This promissory note was repaid in full shortly after the closing of the Acquisition.
(11)	Reflects cash proceeds available to us for general working capital requirements subsequent to the completion of the Transactions.

Ownership structure

The chart below illustrates our current ownership and corporate structure as a result of the Transactions.

(1)	Blackstone owns its equity interest in TRW Automotive Holdings indirectly through Automotive Investors L.L.C., in which Blackstone has a controlling equity interest. See "Principal stockholders."
(2)	Northrop Grumman owns its equity interest in TRW Automotive Holdings indirectly through one or more of its subsidiaries.
(3)	Each of TRW Automotive Holdings and TRW Automotive Intermediate Holdings guarantees our senior secured credit facilities on a senior secured basis.
(4)	A significant portion of the revolving credit facility is available for borrowings by certain foreign subsidiary borrowers in various foreign currencies.
(5)	Approximate U.S. dollar equivalent of the dollar and euro borrowings under the senior secured term loan facilities, based on the exchange rate at February 28, 2003 of $1.0821 = €1.00.
(6)	Approximate U.S. dollar equivalent of the outstanding euro senior notes, based on the exchange rate at February 28, 2003 of $1.0821 = €1.00.
(7)	Approximate U.S. dollar equivalent of the outstanding euro senior subordinated notes, based on the exchange rate at February 28, 2003 of $1.0821 = €1.00.
(8)	The guarantors of the outstanding notes also guarantee our senior secured credit facilities on a senior secured basis.

(9)	The receivables facility provides for advances of up to $600 million, based on availability of eligible receivables. Because advances under the receivables facility depend on the availability of eligible receivables, the amount available for advances under such facility fluctuates over time. See "Description of other indebtedness—Receivables facility."
(10)	TRW Automotive Finance (Luxembourg), S.à.r.l. ("TRW Automotive Luxembourg"), our newly formed Luxembourg subsidiary, is owned 99% by TRW Automotive and 1% by one of our affiliates. As part of the Acquisition, we lent a portion of the cash proceeds from our financings to TRW Automotive Luxembourg, which in turn lent those proceeds to certain of our subsidiaries located in various foreign jurisdictions, which in turn used those proceeds to acquire the capital stock or assets of certain subsidiaries of TRW in those jurisdictions. TRW Automotive Luxembourg does not have any material assets other than the notes it received in respect of the loans made by it to those foreign subsidiaries.

The Blackstone Group L.P.

Blackstone is a leading investment and advisory firm based in New York and founded in 1985 by Peter G. Peterson and Stephen A. Schwarzman. Blackstone's main businesses include private equity investments, merger and acquisition advisory services, restructuring advisory services, real estate investing and asset management. Blackstone manages the largest private equity fund ever raised, a $6.5 billion fund raised in 2002. Since it began private equity investing in 1987, Blackstone has raised more than $14 billion in five funds and has invested in over 60 companies.

Northrop Grumman Corporation

Northrop Grumman is a global defense company, headquartered in Los Angeles, California. Northrop Grumman provides technologically advanced, innovative products, services and solutions in systems integration, defense electronics, information technology, advanced aircraft, shipbuilding and space technology. As prime contractor, principal subcontractor, partner or preferred supplier, Northrop Grumman participates in many high-priority defense and commercial technology programs in the United States and abroad. Northrop Grumman conducts most of its business with the U.S. government, principally the Department of Defense. Northrop Grumman also conducts business with foreign governments and engages in domestic and international commercial sales.

TRW Automotive Inc.

TRW Automotive Inc. is a Delaware corporation incorporated in November 2002. Our executive offices are located at 12025 Tech Center Drive, Livonia, Michigan 48150. Our telephone number is (734) 266-2600. Our website address is www.trwauto.com.

The Exchange offers

On February 18, 2003, we completed the private offerings of the outstanding notes. References to the "notes" in this prospectus are references to both the outstanding notes and the exchange notes.

General	In connection with the private offerings, we entered into registration rights agreements with the initial purchasers in which we agreed, among other things, to deliver this prospectus to you and to complete the exchange offers within 290 days after the date of original issuances of the outstanding notes. You are entitled to exchange in the applicable exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except:

•	the exchange notes have been registered under the Securities Act of 1933, as amended (the "Securities Act");
•	the exchange notes are not entitled to certain registration rights which are applicable to the outstanding notes under the registration rights agreements; and
•	the liquidated damages provisions of the registration rights agreements are no longer applicable.

The Exchange offers	We are offering to exchange:

•	$925,000,000 principal amount of our 9 3/8% Senior Notes due 2013, which have been registered under the Securities Act, for any and all of our outstanding 9 3/8% Senior Notes due 2013;
•	€200,000,000 principal amount of our 10 1/8% Senior Notes due 2013, which have been registered under the Securities Act, for any and all of our outstanding 10 1/8% Senior Notes due 2013;
•	$300,000,000 principal amount of our 11% Senior Subordinated Notes due 2013, which have been registered under the Securities Act, for any and all of our outstanding 11% Senior Subordinated Notes due 2013; and
•	€125,000,000 principal amount of our 11¾% Senior Subordinated Notes due 2013, which have been registered under the Securities Act, for any and all of our outstanding 11¾% Senior Subordinated Notes due 2013.

You may only exchange outstanding notes in integral multiples of $1,000 in the case of the outstanding dollar notes and €1,000 in the case of the outstanding euro notes.

Resale	Based on an interpretation by the staff of the Securities and Exchange Commission (the "SEC") set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offers in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are acquiring the exchange notes in the ordinary course of your business and that you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See "Plan of distribution."

Any holder of outstanding notes who:

•	is our affiliate;
•	does not acquire exchange notes in the ordinary course of its business; or
•	tenders its outstanding notes in the applicable exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration date	The exchange offers will expire at 12:00 a.m. midnight, New York City time, on 2003, unless extended by us. We do not currently intend to extend the expiration date.

Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to the expiration of the applicable exchange offer. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the applicable exchange offer.

Conditions to the exchange offers	Each exchange offer is subject to customary conditions, which we may waive. See "The Exchange offers—Conditions to the exchange offers."

Procedures for tendering outstanding notes	If you wish to participate in the exchange offers, you must complete, sign and date the applicable accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the applicable letter of transmittal, or a facsimile of such letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding notes through The Depository Trust Company ("DTC") and wish to participate in the exchange offers, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

(1) you are not our affiliate within the meaning of Rule 405 under the Securities Act or, if you are our affiliate, that you will comply with any applicable registration and prospectus delivery requirements of the Securities Act;

(2) you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

(3) you are acquiring the exchange notes in the ordinary course of your business; and

(4) if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special procedures for beneficial owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the applicable exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed delivery procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other required documents, or you cannot comply with the applicable procedures under DTC's Automated Tender Offer Program, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange offers— Guaranteed delivery procedures."

Effect on holders of outstanding notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offers, we will have fulfilled a covenant under the applicable registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreements. If you do not tender your outstanding notes in the applicable exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the applicable indenture, except we will not have any further obligation to you to provide for the exchange and registration of the outstanding notes under the applicable registration rights agreement.

To the extent that outstanding notes are tendered and accepted in the applicable exchange offer, the trading market for outstanding notes could be adversely affected.

Consequences of failure to exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the applicable indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offers, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

Material United States federal income tax consequences	The exchange of outstanding notes in the exchange offers will not be a taxable event for United States federal income tax purposes. See "Material United States federal income tax consequences."

Use of proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offers. See "Use of proceeds."

Exchange agent	The Bank of New York is the exchange agent for the exchange offers. The address and telephone number of the exchange agent are set forth in the section captioned "The Exchange offers—Exchange agent" of this prospectus.

The Exchange notes

The following summary contains basic information about the exchange notes and is not intended to be complete. We sometimes refer in this prospectus to the exchange notes denominated in U.S. dollars as the "exchange dollar notes" (or the "exchange dollar senior notes" or "exchange dollar senior subordinated notes," as applicable) and the exchange notes denominated in euros as the "exchange euro notes" (or the "exchange euro senior notes" or "exchange euro senior subordinated notes," as applicable). For a more complete understanding of each issue of exchange notes, please refer to the sections entitled "Description of senior notes" and "Description of senior subordinated notes" in this prospectus.

Issuer	TRW Automotive Inc.

Securities offered	$925,000,000 aggregate principal amount of 9 3/8% Senior Notes due 2013.

€200,000,000 aggregate principal amount of 10 1/8% Senior Notes due 2013.

$300,000,000 aggregate principal amount of 11% Senior Subordinated Notes due 2013.

€125,000,000 aggregate principal amount of 11¾% Senior Subordinated Notes due 2013.

Maturity	February 15, 2013

Interest payment dates	February 15 and August 15 of each year, commencing on August 15, 2003.

Guarantees	The exchange senior notes will be guaranteed on a senior unsecured basis, and the exchange senior subordinated notes will be guaranteed on a senior subordinated unsecured basis, in each case, by substantially all our existing and future wholly-owned restricted domestic subsidiaries (other than our receivables subsidiaries under our receivables facility) and by TRW Automotive Luxembourg, our restricted Luxembourg subsidiary. Under certain circumstances, our parent companies must also provide senior and senior subordinated guarantees. See "Description of senior notes—Senior guarantees" and "Description of senior subordinated notes—Senior subordinated guarantees." If we fail to make payments on the exchange notes, our guarantors must make them instead. Our non-guarantor subsidiaries accounted for approximately $6.4 billion, or 60%, of our sales (excluding intercompany sales of approximately $426 million) and approximately $370 million in net earnings, (of our total net earnings of $164 million) for the year ended December 31, 2002 and approximately $1.2 billion, or 64%, of our sales (excluding intercompany sales of approximately $61 million) and approximately $38 million in net earnings (of our total net earnings of $31 million) for the two months ended February 28, 2003 and approximately $2.5 billion, or 65%, of our sales (excluding intercompany sales of approximately $124 million) and approximately $5 million in net earnings (of our total net loss of $51 million) for the four months ended June 27, 2003. Our non-guarantor subsidiaries also accounted for approximately $5.6 billion, or 57%, of our assets and approximately $2.7 billion, or 32%, of our liabilities (excluding net intercompany payables of approximately $2.5 billion) as of June 27, 2003.

Ranking	The exchange senior notes will be our senior unsecured obligations and will:

•	rank equally in right of payment with all our existing and future unsecured senior indebtedness;
•	rank senior in right of payment to all our existing and future senior subordinated indebtedness and subordinated indebtedness; and
•	be effectively subordinated in right of payment to all our existing and future secured debt (including our secured debt under the senior secured credit facilities), to the extent of the value of the assets securing such debt, and to all liabilities and preferred stock of each of our current and future subsidiaries that do not guarantee the exchange senior notes.

Similarly, the exchange senior note guarantees will be senior unsecured obligations of the guarantors and will:

•	rank equally in right of payment to all of the applicable guarantor's existing and future senior indebtedness;
•	rank senior in right of payment to all of the applicable guarantor's existing and future senior subordinated indebtedness and subordinated indebtedness; and
•	be effectively subordinated in right of payment to all of the applicable guarantor's existing and future secured debt (including the applicable guarantor's guarantee under the senior secured credit facilities), to the extent of the value of the assets securing such debt, and to all liabilities and preferred stock of any subsidiary of a guarantor if that subsidiary is not a guarantor.

The exchange senior subordinated notes will be our senior subordinated unsecured obligations and will:

•	rank junior in right of payment to all our existing and future senior indebtedness;
•	rank equally in right of payment with all our existing and future senior subordinated indebtedness;
•	rank senior in right of payment to all our existing and future subordinated indebtedness; and

•	be effectively subordinated in right of payment to all our existing and future secured debt (including our secured debt under the senior secured credit facilities), to the extent of the value of the assets securing such debt, and to all liabilities and preferred stock of each of our current and future subsidiaries that do not guarantee the exchange senior subordinated notes.

Similarly, the exchange senior subordinated note guarantees will be senior subordinated unsecured obligations of the guarantors and will:

•	rank junior in right of payment to all of the applicable guarantor's existing and future senior indebtedness;
•	rank equally in right of payment with all of the applicable guarantor's existing and future senior subordinated indebtedness;
•	rank senior in right of payment to all of the applicable guarantor's existing and future subordinated indebtedness; and
•	be effectively subordinated in right of payment to all of the applicable guarantor's existing and future secured debt (including the applicable guarantor's guarantee under the senior secured credit facilities), to the extent of the value of the assets securing such debt, and to all liabilities and preferred stock of any subsidiary of a guarantor if that subsidiary is not a guarantor.

As of June 27, 2003, as a result of the Transactions, (1) we had approximately $2,848 million of senior indebtedness, including the outstanding senior notes, of which approximately $1,520 million was secured indebtedness, (2) we had no senior subordinated indebtedness, other than the outstanding senior subordinated notes, and no subordinated indebtedness and (3) the guarantors had approximately $7 million of senior indebtedness relating to industrial revenue bonds and capital leases in addition to their guarantees of our borrowings under the senior credit facilities and the outstanding senior notes and no senior subordinated indebtedness other than their guarantees of the outstanding senior subordinated notes. In addition, as of June 27, 2003, there were no advances outstanding under the receivables facility.

Optional redemption	We may redeem some or all of the exchange senior notes at any time on or after February 15, 2008 at the redemption prices listed under "Description of senior notes—Optional redemption."

We may redeem some or all of the exchange senior subordinated notes at any time on or after February 15,

2008 at the redemption prices listed under "Description of senior subordinated notes—Optional redemption."

In addition, at any time before February 15, 2006, we may redeem up to 35% of each of the exchange senior notes and the exchange senior subordinated notes with the net cash proceeds from certain equity offerings at the prices listed under "Description of senior notes—Optional redemption" and "Description of senior subordinated notes—Optional redemption," respectively.

Change of control	Upon the occurrence of a change of control, unless we have exercised our right to redeem your exchange notes as described above, you will have the right to require us to purchase all or a portion of your exchange notes at a purchase price in cash equal to 101% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to the date of purchase. See "Description of senior notes—Change of control" and "Description of senior subordinated notes—Change of control."

Certain covenants	The indentures governing the exchange notes will contain covenants that will impose significant restrictions on our business. The restrictions these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness or issue redeemable preferred stock;
•	pay dividends and repurchase our capital stock;
•	make investments;
•	enter into agreements that restrict dividends from subsidiaries;
•	sell assets;
•	enter into transactions with our affiliates;
•	incur liens; and
•	engage in mergers or consolidations.

These covenants will be subject to a number of important qualifications and limitations. See "Description of senior notes—Certain covenants" and "Description of senior subordinated notes—Certain covenants."

No public market	The exchange notes will generally be freely transferable but will be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of any market. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market in the exchange notes. The initial purchasers are not obligated, however, to make a market in the exchange notes, and any such market-making may be discontinued by the initial purchasers in their discretion at any time without notice.

Listing of notes	We intend to apply to list the exchange notes on the Luxembourg Stock Exchange.

Summary historical and pro forma financial data

The summary historical financial data of the Predecessor as of December 31, 2000, 2001 and 2002 and for each of the three years in the period ended December 31, 2002 have been derived from the audited combined financial statements of our predecessor company. The summary historical financial data of the Predecessor for the six months ended June 28, 2002 and for the two months ended February 28, 2003 have been derived from the unaudited combined financial statements of our predecessor company which, in each case, have been prepared on a basis consistent with the Predecessor's audited annual combined financial statements. The summary historical financial data of the Successor as of June 27, 2003 and for the four months ended June 27, 2003 have been derived from our unaudited combined and consolidated interim financial statements and have been prepared on a different basis from the Predecessor's annual combined financial statements under the purchase method of accounting as a result of the consummation of the Acquisition on February 28, 2003. In the opinion of management, such unaudited financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period. The combined financial statements of the Predecessor as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002 and for the six month period ended June 28, 2002 and for the two month period ended February 28, 2003, and the consolidated financial statements of the Successor as of June 27, 2003 and for the four months ended June 27, 2003 are included elsewhere in this prospectus. The following financial information for the periods prior to the Transactions may not reflect what our results of operations, financial position and cash flows would have been had we operated as a separate, stand-alone entity during the periods presented, or what our results of operations, financial position and cash flows will be in the future.

The summary pro forma financial data for the year ended December 31, 2002 and the six months ended June 28, 2002 and June 27, 2003 have been prepared to give pro forma effect to the Transactions as if they had occurred on January 1 of each period. The summary pro forma financial data is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Transactions actually been consummated on the dates indicated and do not purport to indicate results of operations as of any future date or for any future period. The following data should be read in conjunction with "The Acquisition," "Unaudited pro forma combined and consolidated financial information," "Management's discussion and analysis of financial condition and results of operations" and the combined financial statements of our predecessor company and our consolidated financial statements included elsewhere in this prospectus.

	Predecessor			Pro forma
	Year ended December 31,			Year ended December 31, 2002	Six months ended June 28, 2002	Six months ended June 27, 2003
(Dollars in millions)	2000	2001	2002
				(unaudited)	(unaudited)	(unaudited)
Statements of operations data:
Sales	$10,920	$10,091	$10,630	$10,384	$5,288	$5,790
Cost of sales	9,437	8,989	9,315	9,048	4,564	5,075
Gross profit	1,483	1,102	1,315	1,336	724	715
Administrative and selling expenses	670	597	541	501	243	273
Research and development expenses	167	131	151	151	74	81
Amortization of goodwill and intangible assets	76	78	15	16	9	8
Other (income) expense—net(1)	—	(2)	(6)	(14)	7	(21)
Operating income	570	298	614	682	391	374
Interest expense	387	373	316	280	140	142
Interest income	(13)	(10)	(7)	(6)	(2)	(4)
Loss on sale of receivables	—	1	7	10	5	9
Gain on retirement of debt	—	—	(4)	—	—	—
Income tax expense (benefit)	102	(30)	138	170	83	87
Earnings (loss) from continuing operations	94	(36)	164	$228	$165	$140
Discontinued operations, net of income taxes	3	11	—
Net earnings (loss)	$97	$(25)	$164
Other financial data (unaudited):
EBITDA(2)	$1,147	$846	$1,123	$1,148	$614	$607
Unusual items (included in EBITDA)(3)	222	280	88	88	8	12

	Predecessor					Successor
	Year ended December 31,			Six months ended June 28, 2002	Two months ended February 28, 2003	Four months ended June 27, 2003
(Dollar in millions)	2000	2001	2002
				(unaudited)	(unaudited)	(unaudited)
Statements of cash flows data:
Net cash (used in) provided by operating activities	$751	$828	$526	$332	$(73)	$303
Net cash (used in) provided by investing activities	641	(409)	(414)	(135)	(68)	(3,377)
Net cash (used in) provided by financing activities	(1,452)	(464)	5	(126)	242	3,679
Capital expenditures	501	475	427	148	66	65
Ratio of earnings to fixed charges (unaudited)(4)	1.5x	—	1.9x	2.4x	2.0x	—

	Predecessor			Successor
	As of December 31,			As of June 27, 2003
(Dollars in millions)	2000	2001	2002
				(unaudited)
Balance sheet data:
Cash and cash equivalents	$151	$118	$188	$617
Marketable securities	43	32	26	25
Total cash and cash equivalents and marketable securities(5)	194	150	214	642
Accounts receivable and interest in securitized receivables(6)	1,429	1,015	1,348	1,906
Inventories	676	552	608	623
Total assets	11,293	10,287	10,948	9,744
Total liabilities	9,457	8,712	8,476	8,477
Total debt (including current portion of long-term debt)(7)	5,053	4,597	3,925	3,454
Off balance sheet borrowings under receivables facility(8)	—	327	—	—
Total indebtedness (including receivables facility)	5,053	4,924	3,925	3,454
Total stockholders' investment	1,716	1,504	2,391	1,215

(1)	Includes miscellaneous income and expense items from operations. See note 9 to the combined financial statements and note 8 to the unaudited combined and consolidated interim financial statements for further detail.

(2)	EBITDA, a measure used by management to measure performance, is reconciled to net earnings (losses) in the following table. Our management believes EBITDA is useful to the investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings (losses) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in our debt instruments. The definition of EBITDA used in our debt instruments is further adjusted for certain cash and non-cash charges and is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making certain payments.

Following is a reconciliation of net earnings (losses) to EBITDA (unaudited):

	Predecessor			Pro forma
	Year ended December 31,			Year ended December 31, 2002	Six months ended June 28, 2002	Six months ended June 27, 2003
(Dollars in millions)	2000	2001	2002
Net earnings (losses)	$97	$(25)	$164	$228	$165	$140
Depreciation and amortization	577	548	509	466	223	233
Interest expense	387	373	316	280	140	142
Interest income	(13)	(10)	(7)	(6)	(2)	(4)
Loss on sale of receivables	—	1	7	10	5	9
Gain on retirement of debt	—	—	(4)	—	—	—
Income tax expense (benefit)	102	(30)	138	170	83	87
Discontinued operations (net of taxes)	3	11	—	—	—	—
EBITDA	$1,147	$846	$1,123	$1,148	$614	$607

(3)	Our net earnings (losses) were negatively impacted by the effects of unusual items (pre-tax) as presented in the following table:

	Predecessor					Successor
	Year ended December 31,			Six months ended June 28, 2002	Two months ended February 28, 2003	Four months ended June 27, 2003
(Dollars in millions)	2000	2001	2002
				(unaudited)	(unaudited)	(unaudited)
Restructuring charges:(a)
Severance and other (cash)	$(77)	$(189)	$(27)	$(7)	$(3)	$(3)
Asset impairments (non-cash)	(8)	(24)	(32)	(2)	—	—
Total restructuring charges	(85)	(213)	(59)	(9)	(3)	(3)
Asset impairment charges other than restructuring	(67)	(50)	(17)	(4)	—	—
Pending and threatened litigation and claims, including certain warranty claims in 2000	(65)	(36)	(2)	—	—	—
Net gain from the sale of assets	21	18	12	5	—	—
Unrealized losses on foreign currency hedges and expenses related to the acquisition of Lucas Varity	(9)	—	—	—	—	—
Northrop Grumman/TRW Merger-related transaction costs	—	—	(23)	—	(6)	—
Other charges	(17)	—	—	—	—	—
	(222)	(281)	(89)	(8)	(9)	(3)
Less unusual items in amortization of goodwill and intangible assets.	—	1	1	—	—	—
	$(222)	$(280)	$(88)	$(8)	$(9)	$(3)

(a)	Significant restructuring actions were taken over the last several years as described more fully in the "Management's discussion and analysis of financial condition and results of operations" section of this prospectus. While we continuously evaluate whether additional restructuring opportunities exist to increase our operating efficiencies, we do not have any current plans that would result in additional restructuring charges of the magnitude that we incurred in 2000 and 2001.

(4)	For purposes of calculating the ratio of earnings to fixed charges, earnings represents earnings from continuing operations before income taxes, less income from equity method investments and capitalized interest, plus minority interest expense, income distributions from equity method investments, amortization of capitalized interest and fixed charges. Fixed charges include interest expense (including amortization of debt issuance costs), capitalized interest, and the portion of operating rental expense which management believes is representative of the interest component of rent expense.

For the year ended December 31, 2001, the Predecessor's earnings were insufficient to cover fixed charges by $52 million due principally to restructuring and asset impairment charges taken in the fourth quarter of 2001, and for the four months ended June 27, 2003, our earnings were insufficient to cover fixed charges by $48 million due to charges related to the Acquisition and application of purchase accounting, most notably the write off of purchased in-process research and development.

(5)	Marketable securities are included in Other Assets on our balance sheets as of the periods presented.

(6)	Receivables include trade receivables and residual interests in receivables sold pursuant to the receivables facilities of the Predecessor and the Successor.

(7)	Total debt excludes any off balance sheet borrowings under receivables facilities.

(8)	The Predecessor's receivables facility was an off balance sheet arrangement. Our receivables facility can be treated as a general financing agreement or as an off balance sheet arrangement depending on the level of loans to the borrower as further described in "Management's discussion and analysis of financial condition and results of operations—Off-balance sheet arrangements" and "Description of other indebtedness—Receivables facility."

Risk factors

You should carefully consider the risks described below, together with the other information in this prospectus, before deciding to tender your outstanding notes in the exchange offers. If any of the events described in the risk factors below actually occur, our business, financial condition, operating results and prospects could be materially adversely affected, which in turn could adversely affect our ability to repay the exchange notes. In such case, you may lose all or part of your original investment.

Risks related to our business

Our available cash and access to additional capital may be limited by our substantial leverage.

As a result of the Transactions, we are highly leveraged. As of June 27, 2003, we had total consolidated indebtedness of approximately $3.5 billion with an additional $449 million of borrowings available under our revolving credit facility, after giving effect to $51 million in outstanding letters of credit. At June 27, 2003, we had no advances outstanding under the receivables facility. The following chart shows our level of indebtedness and certain other information as of June 27, 2003 as a result of the Transactions.

(Dollars in millions)	As of June 27, 2003

Short-term debt	$125
Long-term debt:
Term loan A facility*	410
Term loan B facilities*	1,103
Revolving credit facility	—
Outstanding senior notes	1,153
Outstanding senior subordinated notes	443
7.25% Series A Revenue Bonds due 2004	6
10.875% Lucas Industries plc debentures due 2020	175
Capitalized leases	18
Other borrowings	21
Receivables facility	—
Total long-term debt	3,329
Total debt	$3,454

*	On July 22, 2003, we refinanced $200 million of borrowings under the term loan A facility and all of the borrowings under the term loan B facilities with the proceeds of new term loan C facilities, together with approximately $46 million of cash. See "Management's discussion and analysis of financial condition and results of operations—Liquidity and capital resources" and "Description of other indebtedness—Senior credit facilities."

Our high degree of leverage could have important consequences for you, including the following:

•	It may limit our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes;
•	A substantial portion of our cash flows from operations must be dedicated to the payment of principal and interest on our indebtedness and is not available for other purposes, including our operations, capital expenditures and future business opportunities;

•	For the year ended December 31, 2001 (Predecessor) and the four months ended June 27, 2003 (Successor), earnings were insufficient to cover fixed charges by $52 million and $48 million, respectively. Such insufficiencies could occur in future periods and may adversely impact our ability to cover all or a portion of our debt service requirements;
•	The debt service requirements of our other indebtedness could make it more difficult for us to make payments on the notes;
•	Certain of our borrowings, including borrowings under our senior credit facilities, are at variable rates of interest, exposing us to the risk of increased interest rates;
•	It may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt; and
•	We may be more vulnerable than a less leveraged company to a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

The senior credit agreement and the indentures under which the exchange notes will be issued contain a number of significant covenants that, among other things, restrict our ability to:

•	incur additional indebtedness or issue redeemable preferred stock;
•	pay dividends and repurchase our capital stock;
•	make investments;
•	enter into agreements that restrict dividends from subsidiaries;
•	sell assets;
•	enter into transactions with our affiliates;
•	incur liens; and
•	engage in mergers or consolidations.

In addition, under the senior credit agreement, we are required to satisfy specified financial ratios and tests. Our ability to comply with those provisions may be affected by events beyond our control, and we may not be able to meet those ratios and tests. The breach of any of these covenants could result in a default under the senior credit agreement and the lenders could elect to declare all amounts borrowed under the senior credit agreement, together with accrued interest, to be due and payable and could proceed against the collateral securing that indebtedness. Borrowings under the senior credit facilities are effectively senior in right of payment to both the exchange senior notes and the exchange senior subordinated notes. Substantially all of our domestic tangible and intangible assets (other than receivables sold to our receivables subsidiaries in connection with our receivables facility) and the assets and a portion of the stock of certain of our foreign subsidiaries are pledged as collateral pursuant to the terms of the senior credit agreement. If any of our indebtedness were to be accelerated, our assets may not be sufficient to repay in full that indebtedness and the exchange notes.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Certain of our borrowings, primarily borrowings under our senior credit facilities, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness, including the exchange notes, would decrease.

Our business would be materially and adversely affected if we lost any of our largest customers.

For the year ended December 31, 2002, approximately 20% of our sales were to Ford Motor Company and its subsidiaries, approximately 18% of our sales were to DaimlerChrysler AG and its subsidiaries, approximately 14% of our sales were to General Motors Corporation and its subsidiaries and approximately 13% of our sales were to Volkswagen AG and its subsidiaries. Although business with any given customer is typically split among numerous contracts, the loss of, or significant reduction in purchases by, one or more of those major customers could materially and adversely affect our business, results of operations and financial condition.

Our historical and pro forma financial information for the periods prior to the Transactions may not be representative of our results as a separate company.

Our historical and pro forma financial information included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone entity during the periods presented, or what our results of operations, financial position and cash flows will be in the future. This is because:

•	we have made certain adjustments and allocations since TRW did not account for us as, and we were not operated as, a single, stand-alone business for the periods presented; and
•	the information does not reflect certain changes that occurred in our operations as a result of our separation from TRW.

Accordingly, our historical results of operations for the periods prior to the Transactions may not be indicative of our future operating or financial performance. For additional information, see "Summary historical and pro forma financial data," "Unaudited pro forma combined and consolidated statements of operations," "Selected historical combined and consolidated financial data" and "Management's discussion and analysis of financial condition and results of operations."

We may experience difficulties operating as a stand-alone company.

Prior to the Acquisition, the Predecessor historically operated as part of TRW, and we may experience difficulties operating as a stand-alone company. While TRW is contractually obligated to provide us with certain transitional services, we cannot assure you that these services will be sustained at the same level as when the Predecessor was a part of TRW or that we will obtain the same benefits. Also, we cannot assure you that, after the expiration of these various arrangements, we will be able to replace the transitional services in a timely manner or on terms and conditions, including cost, as favorable as those we will receive from TRW. These arrangements were negotiated in the overall context of the Acquisition.

Blackstone controls us and may have conflicts of interest with us or you in the future.

As a result of the Transactions, Blackstone beneficially owns approximately 78.5% of the outstanding shares of common stock of TRW Automotive Holdings, our indirect parent. As a result, Blackstone has control over our decisions to enter into any corporate transaction and has the ability to prevent any transaction that requires the approval of stockholders regardless of whether or not other stockholders or noteholders believe that any such transactions are in their own best interests. For example, Blackstone could cause us to make acquisitions that increase the amount of indebtedness that is secured or senior to the senior subordinated notes or sell revenue-generating assets, impairing our ability to make payments under the notes. Additionally, Blackstone is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Blackstone may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as Blackstone continues to own a significant amount of the outstanding shares of common stock of TRW Automotive Holdings, it will continue to be able to strongly influence or effectively control our decisions.

We may be unable to continue to compete successfully in the highly competitive automotive parts industry.

The automotive parts industry is highly competitive. Our competitors include independent suppliers of parts, as well as suppliers formed by spin-offs from our existing VM customers, who are becoming more aggressive in attempting to sell parts to other VMs. Depending on the particular product, the number of our competitors varies significantly. We may not be able to continue to compete favorably and increased competition in our markets may have a material adverse effect on our business.

The cyclicality of automotive production and sales could adversely affect our business.

Almost all of our business is directly related to automotive sales and automotive vehicle production by our VM customers. Automotive production and sales are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences. In addition, automotive production and sales can be affected by labor relations issues, regulatory requirements, trade agreements and other factors. The volume of automotive production in North America, Europe and the rest of the world has fluctuated, sometimes significantly, from year to year, and such fluctuations give rise to fluctuations in the demand for our products. Any significant economic decline that results in a reduction in automotive production and sales by our VM customers could have a material adverse effect on our results of operations.

Continued pricing pressures on automotive suppliers may adversely affect our business.

Pricing pressure from customers has been a characteristic of the automotive parts industry in recent years. Virtually all VMs have policies of seeking price reductions each year. We have taken steps to reduce costs and resist price reductions; however, price reductions have impacted our sales and profit margins. If we are not able to offset continued price reductions through improved operating efficiencies and reduced expenditures, those price reductions may have a material adverse effect on our results of operations.

If the United States dollar strengthens, our reported results of operations from our international businesses will be reduced.

In 2002, over 50% of our sales were originated outside the United States. In our combined and consolidated financial statements, we translate our local currency financial results into United States dollars based on average exchange rates prevailing during a reporting period or the exchange rate at the end of that period. During times of a strengthening United States dollar, our reported international sales and earnings may be reduced because the local currency may translate into fewer United States dollars.

We are subject to other risks associated with our non-U.S. operations.

We have significant manufacturing operations outside the United States, including joint ventures and other alliances. Risks are inherent in international operations, including:

•	exchange controls and currency restrictions;
•	currency fluctuations and devaluations;
•	changes in local economic conditions;
•	changes in laws and regulations;
•	exposure to possible expropriation or other government actions; and
•	unsettled political conditions and possible terrorist attacks against American interests.

These and other factors may have a material adverse effect on our international operations or on our business, results of operations and financial condition.

We may incur material losses and costs as a result of product liability and warranty and recall claims that may be brought against us.

We may be exposed to product liability and warranty claims in the event that our products actually or allegedly fail to perform as expected or the use of our products results, or is alleged to result, in bodily injury and/or property damage. Accordingly, we could experience material warranty or product liability losses in the future and incur significant costs to defend these claims.

In addition, if any of our products are, or are alleged to be, defective, we may be required to participate in a recall of that product if the defect or the alleged defect relates to automotive safety. Automotive suppliers like us are becoming more integrally involved in the vehicle design process and are assuming more of the vehicle system design responsibility. As a result, VMs are increasingly looking to their suppliers for contribution when faced with product liability, warranty and recall claims. Depending on the terms under which we supply products, a VM may hold us responsible for some or all of the repair or replacement costs of these products under new vehicle warranties, when the product supplied did not perform as represented. Our costs associated with providing product warranties could be material. Product liability, warranty and recall costs may have a material adverse effect on our financial condition.

We may be adversely affected by environmental and safety regulations or concerns.

We are subject to the requirements of environmental and occupational safety and health laws and regulations in the United States and other countries. We cannot assure you that we have been or will be at all times in complete compliance with all of these requirements, or that we will not incur material costs or liabilities in connection with these requirements in excess of amounts we have reserved. In addition, these requirements are complex, change frequently and have tended to become more stringent over time. These requirements may change in the future in a manner that could have a material adverse effect on our business, results of operations and financial condition. We have made and will continue to make capital and other expenditures to comply with environmental requirements. In addition, certain of our subsidiaries are subject to pending litigation raising various environmental and human health and safety claims, including certain asbestos-related claims. While our costs to defend and settle these claims in the past have not been material, we cannot assure you that this will remain so in the future. For more information about our environmental compliance and potential environmental liabilities, see "Business—Environmental matters" and "Business—Legal proceedings."

Increasing costs for manufactured components and raw materials may adversely affect our profitability.

We use a broad range of manufactured components and raw materials in our products, including castings, electronic components, finished sub-components, molded plastic parts, fabricated metal, aluminum, steel, resins, leather and wood. It is generally difficult to pass increased prices for manufactured components and raw materials through to our customers in the form of price increases. Therefore, a significant increase in the price of these items could materially increase our operating costs and materially and adversely affect our profit margins.

Non-performance by our suppliers may adversely affect our operations.

Because we purchase from suppliers various types of equipment and component parts, we may be materially and adversely affected by the failure of those suppliers to perform as expected. This non-performance may consist of delivery delays or failures caused by production issues or delivery of non-conforming products. The risk of non-performance may also result from the insolvency or bankruptcy of one or more of our suppliers. Our efforts to protect against and to minimize these risks may not always be effective.

Work stoppages at our customers' facilities or at our facilities could adversely affect our operations.

Work stoppages occur relatively frequently in the automotive industry. If any of our customers experience a material work stoppage, that customer may halt or limit the purchase of our products. This could cause us to shut down production facilities relating to those products, which could have a material adverse effect on our business, results of operations and financial condition.

As of June 27, 2003, approximately 22% of our United States workforce and approximately 73% of our hourly workforce outside of the United States were represented by 39 unions. It is likely that a significant portion of our workforce will remain unionized for the foreseeable future. In the United States, four of our union agreements, covering approximately 600 employees and representing 8% of our hourly workforce in the U.S., expire in the next two years. We will engage in labor negotiations with respect to seventy-six of our 146 non-U.S. locations during the next two years. Most of our non-U.S. locations that are covered by labor agreements have agreements that are required to be re-negotiated every two years, with the balance being covered by three-year agreements or four-year agreements. While historically negotiations at our non-U.S. locations have rarely resulted in work stoppages, we cannot assure you that we will be able to negotiate acceptable contracts with these unions or that our failure to do so will not result in work stoppages. A work stoppage at one or more of our plants may have a material adverse effect on our business.

Our ability to operate our company effectively could be impaired if we fail to attract and retain key personnel.

Our ability to operate our business and implement our strategies effectively depends, in part, on the efforts of our executive officers and other key employees. In addition, our future success will depend on, among other factors, our ability to attract and retain other qualified personnel, particularly engineers and other employees with electronics and software expertise. The loss of the services of any of our key employees or the failure to attract or retain other qualified personnel could have a material adverse effect on our business.

We may be unable to successfully implement our business strategy.

Our ability to achieve our business and financial objectives is subject to a variety of factors, many of which are beyond our control. For example, we may not be successful in implementing our strategy if unforeseen competing and/or alternative technologies emerge that render our technologies less desirable or obsolete, customer markets for our new technologies do not develop as expected, or we experience increased pressure on our margins. In addition, our ability to increase operating efficiencies by moving to lower wage countries may lead to resource constraints at our joint ventures and strategic alliances which could have a negative impact on their ability to meet customers' demands in local markets, thereby adversely affecting our relationships with those customers globally. As a result of such business or competitive factors, we may decide to alter or discontinue aspects of our business strategy and may adopt alternative or additional strategies. Any failure to successfully implement our business strategy could adversely affect our business, results of operations and growth potential.

Risks related to the exchange notes

There may be adverse consequences if you do not exchange your outstanding notes.

If you do not exchange your outstanding notes for exchange notes in the applicable exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to "Summary—The Exchange offers" and "The Exchange offers" for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offers will reduce the outstanding amount of each series of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to a reduction in liquidity.

We may not be able to generate sufficient cash to service all of our indebtedness, including the exchange notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. See "Management's discussion and analysis of financial condition and results of operations—Liquidity and capital resources."

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or seek to restructure or refinance our indebtedness, including the exchange notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to sell material assets or operations to attempt to meet our debt service and other obligations. The senior credit facilities and the indentures under which the exchange notes will be issued will restrict our ability to sell assets and use the proceeds from the sales. We may not be able to consummate those sales or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. See "Description of other indebtedness—Senior credit facilities," "Description of senior notes" and "Description of senior subordinated notes."

We are a holding company with substantially all of our operations being conducted by our subsidiaries. Our ability to repay our debt depends upon the performance of our subsidiaries and their ability to make distributions to us.

Substantially all of our operations are conducted by our subsidiaries and, therefore, our cash flow and our ability to service our indebtedness, including our ability to pay the interest on and principal of the exchange notes when due, are dependent upon cash dividends and distributions or other transfers from our subsidiaries. Any payment of dividends, distributions, loans or advances to us by our subsidiaries could be subject to restrictions on dividends or repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. In addition, payments to us by our subsidiaries are contingent upon our subsidiaries' earnings.

Our subsidiaries are separate and distinct legal entities and, except for our subsidiary guarantors, they will have no obligation, contingent or otherwise, to pay amounts due under the exchange notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments.

Your right to receive payments on each issue of exchange notes is junior to those lenders who have a security interest in our assets.

Our obligations under the exchange notes and our guarantors' obligations under their guarantees of the exchange notes are unsecured, but our obligations under our senior credit facilities and each guarantor's obligations under their respective guarantees of the senior credit facilities are secured by a security interest in substantially all of our domestic tangible and intangible assets (other than receivables sold to our receivables subsidiaries in connection with our receivables facility) and the assets and a portion of the stock of certain of our foreign subsidiaries. If we are declared bankrupt or insolvent, or if we default under our senior credit facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the exchange notes, even if an event of default exists under the indentures under which the exchange notes will be issued at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the exchange notes, then that guarantor will be released from its guarantee of the exchange notes automatically and immediately upon such sale. In any such event, because the exchange notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. Additionally, to the extent our subsidiaries sell receivables pursuant to our receivables facility, payments made in respect of those interests will not be available to make payments in respect of the exchange notes. See "Description of other indebtedness."

As of June 27, 2003, as a result of the Transactions, we had approximately $1,520 million of senior secured indebtedness (all of which is indebtedness under our senior credit facilities and which does not include availability of approximately $449 million under the revolving credit facility, after giving effect to $51 million in outstanding letters of credit), and our guarantors had approximately $7 million of senior secured indebtedness (other than their guarantees of our indebtedness under the senior credit facilities). The indentures permit the incurrence of substantial additional indebtedness by us and our restricted subsidiaries in the future, including secured indebtedness and issuance of additional notes under the indentures. Additionally, as of June 27, 2003, our non-guarantor receivables subsidiaries had no advances outstanding under our receivables facility.

Claims of noteholders will be structurally subordinate to claims of creditors of our non-U.S. subsidiaries (other than TRW Automotive Luxembourg) and our receivables subsidiaries because they will not guarantee the exchange notes.

The exchange notes will not be guaranteed by any of our less than wholly-owned domestic subsidiaries, non-U.S. subsidiaries (other than TRW Automotive Luxembourg) or our receivables subsidiaries. Accordingly, claims of holders of the exchange notes will be structurally subordinate to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. Without limiting the generality of the foregoing, claims of holders of the exchange notes will also be structurally subordinate to claims of the lenders under our senior credit facilities to the extent of the guarantees by non-U.S. subsidiaries of the senior credit facilities. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the exchange notes.

As of June 27, 2003, as a result of the Transactions, our non-guarantor subsidiaries had total indebtedness of approximately $232 million (excluding intercompany liabilities and guarantees of our non-U.S. indebtedness under our senior credit facilities), representing approximately 7% of our total indebtedness. Our non-guarantor subsidiaries accounted for approximately $6.4 billion, or 60%, of our sales (excluding intercompany sales of approximately $426 million) and approximately $370 million in net earnings (of our total net earnings of $164 million) for the year ended December 31, 2002 and approximately $1.2 billion, or 64%, of our sales (excluding intercompany sales of approximately $61 million) and approximately $38 million in net earnings (of our total net earnings of $31 million) for the two months ended February 28, 2003 and approximately $2.5 billion , or 65%, of our sales (excluding intercompany sales of approximately $124 million) and approximately $5 million in net earnings (of our total net loss of $51 million) for the four months ended June 27, 2003. In addition, our non-guarantor subsidiaries accounted for approximately $5.6 billion, or 57%, of our assets and approximately $2.7 billion, or 32%, of our liabilities (excluding net intercompany payables of approximately $2.5 billion) as of June 27, 2003.

We also have joint ventures and subsidiaries in which we own less than 100% of the equity so that, in addition to the structurally senior claims of creditors of those entities, the equity interests of our joint venture partners or other shareholders in any dividend or other distribution made by these entities would need to be satisfied on a proportionate basis with us. These joint ventures and less than wholly-owned subsidiaries may also be subject to restrictions on their ability to distribute cash to us in their financing or other agreements and, as a result, we may not be able to access their cash flow to service our debt obligations, including in respect of the exchange notes.

Your right to receive payments on the exchange senior subordinated notes will be junior to all of our and our guarantors' senior indebtedness, including our and our guarantors' obligations under the exchange senior notes and other existing and future senior debt.

The exchange senior subordinated notes will be general unsecured obligations that will be junior in right of payment to all our existing and future senior indebtedness. The exchange senior subordinated guarantees will be general unsecured obligations of the guarantors that will be junior in right of payment to all of the applicable guarantor's existing and future senior indebtedness.

We and the guarantors may not pay principal, premium, if any, interest or other amounts on account of the exchange senior subordinated notes or the exchange senior subordinated guarantees in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including debt under the senior credit facilities and exchange senior notes, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to the exchange senior indebtedness, we or the guarantors may not be permitted to pay any amount on account of the exchange senior subordinated notes or the exchange senior subordinated guarantees for a designated period of time.

Because of the subordination provisions in the exchange senior subordinated notes and the exchange senior subordinated guarantees, in the event of a bankruptcy, liquidation or dissolution of us or any guarantor, our or the guarantor's assets will not be available to pay obligations under the exchange senior subordinated notes or the applicable exchange senior subordinated guarantee until we or the guarantor has made all payments on our or its senior indebtedness, respectively. We cannot assure you that sufficient assets will remain after all these payments have been made to make any payments on the exchange senior subordinated notes or the applicable exchange senior subordinated guarantee, including payments of principal or interest when due.

As of June 27, 2003, as a result of the Transactions, we had approximately $2,848 million of senior indebtedness, and our guarantors had approximately $7 million of senior indebtedness relating to industrial revenue bonds and capital leases in addition to their guarantees of our borrowings under the senior credit facilities and the outstanding senior notes. The senior subordinated note indenture will permit the incurrence of substantial additional indebtedness, including senior debt, by us and our restricted subsidiaries in the future. Additionally, to the extent our subsidiaries sell receivables in connection with our receivables facility, payments made in respect of those interests will not be available to make payments in respect of the exchange senior subordinated notes. As of June 27, 2003, we had no advances outstanding under our receivables facility.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the exchange notes.

Any default under the agreements governing our indebtedness, including a default under our senior credit facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the exchange notes and substantially decrease the market value of the exchange notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our senior credit facilities), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under our senior credit facilities to avoid being in default. If we breach our covenants under our senior credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior credit facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See "Description of other indebtedness—Senior credit facilities," "Description of senior notes" and "Description of senior subordinated notes."

We may not be able to repurchase the exchange notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding exchange notes at 101% of their principal amount, plus accrued and unpaid interest, unless such notes have been previously called for redemption. We may not have sufficient financial resources to purchase all of the exchange notes that are tendered upon a change of control offer. The occurrence of a change of control could also constitute an event of default under our senior credit facilities. Our bank lenders may have the right to prohibit any such purchase or redemption, in which event we will seek to obtain waivers from the required lenders under the senior credit facilities, but may not be able to do so. See "Description of senior notes—Change of control" and "Description of senior subordinated notes—Change of control."

Despite our current leverage, we may still be able to incur substantially more debt. This could further exacerbate the risks described above.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indentures do not fully prohibit us or our subsidiaries from doing so. Our revolving credit facility provides commitments of up to $500 million, $449 million of which were available for future borrowings as of June 27, 2003, after giving effect to $51 million in outstanding letters of credit. Our receivables facility provides for advances of up to $600 million, based on availability of eligible receivables. As of June 27, 2003, we had no advances outstanding under our receivables facility. All of those borrowings are secured, and as a result, effectively senior to the exchange notes and the guarantees of the exchange notes by our subsidiary guarantors. If we incur any additional indebtedness that ranks equally with the exchange senior notes or exchange senior subordinated notes, the holders of that debt will be entitled to share ratably with the holders of the exchange senior notes or the holders of the exchange senior subordinated notes, respectively, in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If new debt, including the issuance of additional notes under the indentures, is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

You may face foreign exchange risks or tax consequences by investing in the exchange euro notes.

A portion of each of the exchange senior notes and the exchange senior subordinated notes will be denominated and payable in euros. If you are a U.S. investor, an investment in the exchange euro notes will entail foreign exchange-related risks due to, among other factors, possible significant changes in the value of the euro relative to the U.S. dollar because of economic, political and other factors over which we have no control. Depreciation of the euro against the U.S. dollar could cause a decrease in the effective yield of the exchange euro notes below their stated coupon rates and could result in a loss to you on a U.S. dollar basis. Investing in the exchange euro notes by U.S. investors may also have important tax consequences. See "Certain United States federal income tax consequences—Consequences to U.S. holders—Euro notes."

Federal and state fraudulent transfer laws permit a court to void the exchange notes and the guarantees, and, if that occurs, you may not receive any payments on the exchange notes.

The issuance of the exchange notes and the exchange guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the exchange notes or an exchange guarantee, and, in the case of (2) only, one of the following is also true:

•	we were or any of our guarantors was insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or
•	payment of the consideration left us or any of our guarantors with an unreasonably small amount of capital to carry on the business; or
•	we or any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair salable value of all its assets; or
•	the present fair salable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or
•	it could not pay its debts as they become due.

We believe that immediately after the issuance of the exchange notes and the exchange guarantees, we and each of the guarantors will be solvent, will have sufficient capital to carry on our respective businesses and will be able to pay our respective debts as they mature. However, we cannot be certain as to the standards a court would apply in making these determinations or that a court would reach the same conclusions with regard to these issues.

If a court were to find that the issuance of the exchange notes or an exchange guarantee was a fraudulent conveyance, the court could void the payment obligations under the exchange notes or such guarantee or further subordinate the exchange notes or such guarantee to presently existing and future indebtedness of ours or such guarantor, or require the holders of the exchange notes to repay any amounts received with respect to the exchange notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the exchange notes. Further, the voidance of the exchange notes could result in an event of default with respect to our and our subsidiaries' other debt that could result in acceleration of such debt.

If the exchange guarantees were legally challenged, any exchange guarantee could also be subject to the claim that, since the exchange guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the exchange guarantees, subordinate them to the applicable guarantor's other debt or take other action detrimental to the holders of the notes.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and we cannot assure you that any active trading market will develop for the exchange notes.

The exchange notes are new issues of securities for which there is no established public market. We expect the exchange notes to be listed on the Luxembourg Stock Exchange. The initial purchasers of the outstanding notes have advised us that they intend to make a market in the exchange notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the exchange notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the exchange notes will develop or, if developed, that it will continue. Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market, if any, for the exchange notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your exchange notes. In addition, the exchange notes may trade at discounts from their initial offering prices, depending upon prevailing interest rates, the market for similar notes, our financial and operating performance, whether additional notes are issued and other factors.

The Acquisition

The following contains summaries of the material terms of certain agreements between Northrop Grumman and affiliates of Blackstone that were entered into in contemplation of the Acquisition. The descriptions of such agreements do not purport to be complete. For more information, please review the agreements filed as exhibits to the registration statement of which this prospectus is a part.

General

On November 18, 2002, Northrop Grumman and BCP Acquisition Company L.L.C., a Delaware limited liability company and an affiliate of Blackstone, signed a master purchase agreement providing for the acquisition by us of substantially all the assets and the assumption by us of substantially all of the liabilities (other than certain indebtedness) associated with TRW's automotive business, for which we paid a purchase price of $4,443 million (excluding assumed debt of $210 million), subject to post-closing adjustments, of which $3,533 million was paid in cash at closing. These assets and liabilities owned directly by TRW have been transferred to and assumed by one or more newly-formed TRW entities (referred to as the "New Auto Entities") prior to the Acquisition. We acquired 100% of the equity interests of the New Auto Entities and certain other subsidiaries of TRW that held automotive assets and liabilities from TRW and its affiliates upon consummation of the Acquisition. On December 20, 2002, after completion of the Merger, TRW and the former TRW Automotive Inc. became signatories to the master purchase agreement.

In connection with the Acquisition, TRW Automotive Holdings received a cash equity contribution of $698 million primarily from affiliates of Blackstone in exchange for shares of its common stock. Our management group also contributed cash in exchange for shares of TRW Automotive Holdings' common stock. TRW Automotive Holdings made a cash equity contribution of $698 million and contributed newly issued shares of its common stock having an implied value of $170 million to TRW Automotive Intermediate Holdings and thereby acquired all of the equity interests in it. TRW Automotive Intermediate Holdings issued a $600 million face amount subordinated 8% pay-in-kind note due 2018 to an affiliate of Northrop Grumman to acquire the stock of certain subsidiaries, and contributed such stock together with a cash equity contribution of $698 million and the $170 million of TRW Automotive Holdings common stock to our company, TRW Automotive, and thereby acquired all of the equity interests in us. We used (1) the $698 million cash equity contribution, (2) borrowings under our new senior secured term loan A facility, (3) borrowings under our new senior secured term loan B facilities, (4) proceeds from the offering of the outstanding dollar senior notes and the outstanding euro senior notes, (5) proceeds from the offering of the outstanding dollar senior subordinated notes and the outstanding euro senior subordinated notes and (6) proceeds from sales by certain of our subsidiaries of receivables in connection with our new receivables facility, to fund the cash portion of the purchase price and to repay the $35 million promissory note issued by an affiliate of Blackstone to an affiliate of Northrop Grumman to acquire one of the Korean subsidiaries of our predecessor company, and we used the $170 million of TRW Automotive Holdings common stock to fund the stock portion of the purchase price. The purchase price also included a short-term note payable to Northrop Grumman reflecting estimated post-closing adjustments, subject to final negotiations. As described in "Use of proceeds," we assumed $210 million of indebtedness of TRW's automotive business, representing the outstanding amount of £95 million of Lucas Varity senior notes that were assumed by TRW in connection with its acquisition of Lucas Varity in 1999, plus accrued interest, and certain other indebtedness. At the closing of the Acquisition, we also drew down $12 million of borrowings under our new senior secured revolving credit facility. See "Use of proceeds," "Capitalization" and "Description of other indebtedness."

As a result of the Acquisition, currently affiliates of Blackstone hold approximately 78.5%, an affiliate of Northrop Grumman holds approximately 19.6% and our management group holds approximately 1.9% of the capital stock of TRW Automotive Holdings.

The master purchase agreement

The master purchase agreement contains customary seller representations and warranties of Northrop Grumman, TRW and the former TRW Automotive Inc. and customary buyer representations and warranties of BCP Acquisition Company L.L.C. and customary covenants and other agreements between Northrop Grumman, TRW and the former TRW Automotive Inc., on one hand, and BCP Acquisition Company L.L.C. and its affiliates, on the other hand. In addition, the Acquisition was conditioned upon the satisfaction or waiver of certain conditions.

The master purchase agreement provides for indemnification for losses relating to specified events, circumstances or matters. Northrop Grumman has agreed to indemnify TRW Automotive Holdings from certain liabilities, including:

•	any losses or damages arising from the inaccuracy or breach of any representation or warranty of Northrop Grumman, TRW or the former TRW Automotive Inc. contained in the master purchase agreement or any of the ancillary agreements described below;
•	50% of any environmental liabilities associated with the operation or ownership of TRW's automotive business on or prior to the Acquisition (subject to certain exceptions), regardless of whether the liabilities arise before or after the Acquisition;
•	specified tax losses or liabilities, including, among others, those associated with TRW's automotive business relating to specified tax amounts due on or prior to the Acquisition; and
•	certain cash OPEB payments, in excess of (1) $48 million up to $57 million for 2003; (2) $50 million up to $61 million for 2004; (3) $51 million up to $66 million for 2005; (4) $54 million up to $69 million for 2006; (5) $55 million up to $73 million for 2007; and (6) $56 million up to $74 million for 2008 and, unless an accelerated terminal value payment (as described below) was previously made, a cash payment in 2008 equal to the product of (i) the amount by which the OPEB payments made by us in 2008 exceeds $56 million, up to $74 million, multiplied by (ii) 6.5. Northrop Grumman will pay us an accelerated terminal value payment if a liquidity event occurs prior to 2008 equal to the product of (i) 6.5 multiplied by (ii) the amount by which our OPEB payments during the 12 months prior to the liquidity event exceeds the projected cash cost for such period, not to exceed the maximum payment for such period. A liquidity event is defined under the master purchase agreement as the sale or other transfer of 10% or more of the shares of capital stock of TRW Automotive Holdings held by Blackstone or any sale of all or substantially all of our assets. Following an accelerated terminal value payment, Northrop Grumman will no longer be required to make OPEB indemnification payments under the master purchase agreement.

The master purchase agreement provides that upon and following the occurrence of a registered initial public offering of TRW Automotive Holdings' equity securities, any payments otherwise payable to TRW Automotive Holdings with respect to the OPEB indemnity will instead be paid to the non-employee shareholders as of the closing of the Acquisition who remain shareholders as of the date of such payment, in proportion to their beneficial ownership of the voting securities of TRW Automotive Holdings as of such date of payment.

Northrop Grumman's indemnification obligation with respect to breaches of representations and warranties referred to above is subject to a $50 million deductible (other than losses from certain specified matters not subject to the deductible) and to a $500 million cap (other than losses from certain specified representations and warranties as to which this cap does not apply).

We are also required to indemnify Northrop Grumman, TRW and their respective affiliates from liabilities arising from certain specified matters, including the inaccuracy or breach of any representation or warranty of BCP Acquisition Company L.L.C., the liabilities designated as "Automotive Liabilities" under the master purchase agreement and specified tax losses or liabilities.

Ancillary agreements

In connection with the Acquisition, the parties have also entered into agreements governing certain relationships between and among the parties after the closing of the Acquisition. These agreements include two intellectual property license agreements, a transition services agreement, an employee matters agreement, an insurance allocation agreement, a stockholders' agreement and a transaction and monitoring fee agreement. See "Certain relationships and related transactions" for descriptions of these agreements.

Use of proceeds

There will be no proceeds to us from the exchange of outstanding notes for exchange notes pursuant to the exchange offers.

The proceeds received by us from the offering of outstanding notes, together with the borrowings under our new senior credit facilities and the advances under our receivables facility, the cash equity contribution made primarily by affiliates of Blackstone, the equity issued to an affiliate of Northrop Grumman, the short term note payable to Northrop Grumman and the borrowings under the note issued to an affiliate of Northrop Grumman by our direct parent, TRW Automotive Intermediate Holdings, which have been recorded by us as paid-in-capital at an amount based on the estimated fair value of $348 million, were used upon consummation of the Transactions to pay $4,443 million (excluding assumed debt of $210 million), subject to post-closing adjustments, for the purchase of TRW's automotive business and to pay approximately $193 million in transaction fees and expenses incurred in connection with the Transactions.

The following table sets forth the sources and uses of the funds for the Transactions consummated on February 28, 2003. Information presented in the following table has been calculated using exchange rates at February 28, 2003, as described below.

(Dollars in millions)
Sources		Uses
Revolving credit facility(1)	$—	Purchase price (excluding
Short-term note payable(2)	105	assumed debt)(10)	$4,443
Term loan A facility(3)	410	Assumed debt(8)	210
Term loan B facilities(3)(4)	1,100	Transaction fees and expenses	193
Receivables facility(5)	150	Cash(11)	174
Outstanding dollar senior notes	925
Outstanding euro senior notes(6)	217
Outstanding dollar senior subordinated notes	300
Outstanding euro senior subordinated notes(7)	135
Assumed debt(8)	210
Equity(9)	1,468
Total sources	$5,020	Total uses	$5,020

(1)	The revolving credit facility provides for borrowings of up to $500 million. At the closing of the Acquisition, we drew down $12 million from the revolving credit facility, which we repaid on March 4, 2003 with general corporate funds. At the closing of the Acquisition, JPMorgan Chase Bank (the "escrow agent"), acting for the benefit of management and employees of TRW Automotive, subscribed for and purchased $12 million of shares of common stock of TRW Automotive Holdings with the proceeds of a promissory note issued to TRW Automotive. On March 25, 2003, TRW Automotive Holdings repurchased a portion of such shares from the escrow agent (and affiliates of Blackstone purchased the balance of such shares from the escrow agent) and the note was repaid. On March 25, 2003, management and employees of TRW Automotive subscribed for and purchased the number of shares of common stock of TRW Automotive Holdings repurchased by TRW Automotive Holdings from the escrow agent.
(2)	Short-term note payable to Northrop Grumman reflecting certain estimated post-closing adjustments, subject to final negotiations.
(3)	On July 22, 2003, we refinanced $200 million of the borrowings under the term loan A facility and all of the borrowings under the term loan B facilities with the proceeds of new term loan C facilities, together with approximately $46 million of cash, in order to reduce our interest expense. See "Management's discussion and analysis of financial condition and results of operations—Liquidity and capital resources" and "Description of other indebtedness—Senior credit facilities."
(4)	Approximate U.S. dollar equivalent of the dollar and euro borrowings under the term loan B facilities, based on an exchange rate at February 28, 2003 of $1.0821= €1.00.

(5)	The receivables facility provides for advances of up to $600 million, based on availability of eligible receivables. Because advances under the receivables facility depend on the availability of eligible receivables, the amount available for advances under such facility fluctuates over time. See "Description of other indebtedness—Receivables facility."
(6)	Approximate U.S. dollar equivalent of the outstanding euro senior notes, based on an exchange rate at February 28, 2003 of $1.0821= €1.00.
(7)	Approximate U.S. dollar equivalent of the outstanding euro senior subordinated notes, based on an exchange rate at February 28, 2003 of $1.0821= €1.00.
(8)	Reflects the outstanding amount of £95 million Lucas Varity senior notes that were assumed by TRW in connection with the acquisition of Lucas Varity in 1999, plus accrued interest, based on an exchange rate at February 28, 2003 of $1.5782 = £1.00 and certain other indebtedness, which have been assumed by us as part of the Acquisition.
(9)	Equity consists of (a) a cash equity contribution of $698 million primarily from affiliates of Blackstone to our indirect parent, TRW Automotive Holdings, which has been contributed to TRW Automotive Intermediate Holdings and, in turn, to us, (b) $170 million of newly issued shares of TRW Automotive Holdings common stock, which has been contributed to TRW Automotive Intermediate Holdings and, in turn, to us and (c) the full face amount of the $600 million subordinated note issued by TRW Automotive Intermediate Holdings to an affiliate of Northrop Grumman to acquire the stock of certain subsidiaries. This stock has been contributed to us and recorded by us as paid-in-capital at an amount based on the estimated $348 million fair value of the note calculated by applying a 12% discount rate over the expected 15 year life of the note. See "Certain relationships and related transactions—Northrop Grumman subordinated note".
(10)	Purchase price (excluding assumed debt) consisted of (a) $3,533 million of cash paid at closing, (b) the short-term note payable to Northrop Grumman reflecting certain estimated post-closing adjustments, subject to final negotiations, (c) $170 million of newly issued shares of TRW Automotive Holdings common stock, (d) the full face amount of the $600 million subordinated note to be issued by TRW Automotive Intermediate Holdings to an affiliate of Northrop Grumman and (e) the $35 million promissory note issued by an affiliate of Blackstone to an affiliate of Northrop Grumman to acquire one of the Korean subsidiaries of our predecessor company in the Acquisition. This promissory note was repaid in full shortly after the closing of the Acquisition.
(11)	Reflects cash proceeds available to us for general working capital requirements subsequent to the completion of the Transactions.

Capitalization

The following table sets forth our capitalization as of June 27, 2003. You should read the information in this table in conjunction with "The Acquisition," "Unaudited pro forma combined and consolidated statements of operations," "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and the combined financial statements of our predecessor company included elsewhere in this prospectus.

(Dollars in millions)	As of June 27, 2003
(Unaudited)
Short term debt(1)	$125
Long-term debt:
Term loan A facility(2)	410
Term loan B facilities(3)	1,103
Revolving credit facility(4)	—
Outstanding senior notes(5)	1,153
Outstanding senior subordinated notes(6)	443
7.25% Series A Revenue Bonds due 2004(7)	6
10.875% Lucas Industries plc debentures due 2020(7)	175
Capitalized leases(7)	18
Other borrowings(7)	21
Receivables facility(8)	—
Total long-term debt	3,329
Total debt	3,454
Paid-in-capital(9)	1,216
Accumulated deficit	(51)
Accumulated other comprehensive earnings	50
Total stockholder's investment	1,215
Total capitalization	$4,669

(1)	Includes, among other things, the short-term note payable to Northrop Grumman reflecting certain estimated post-closing adjustments, subject to final negotiations.
(2)	As a result of the refinancing of a portion of the term loan A facility on July 22, 2003, we currently have $210 million of borrowings outstanding under the term loan A facility. See "Management's discussion and analysis of financial condition and results of operations—Liquidity and capital resources" and "Description of other indebtedness—Senior credit facilities."
(3)	Approximate U.S. dollar equivalent of the dollar and euro borrowings under the term loan B facilities, based on an exchange rate at June 27, 2003 of $1.1421 = €1.00. On July 22, 2003, the term loan B facilities and a portion of the term loan A facility were refinanced with the proceeds of new term loan C facilities, together with approximately $46 million of cash. As of August 29, 2003, we had $1,253 million of borrowings outstanding under the term loan C facilities which amount represents the approximate U.S. dollar equivalent of the dollar and euro borrowings based on the then exchange rate of $1.0869 = €1.00. See "Management's discussion and analysis of financial condition and results of operations—Liquidity and capital resources" and "Description of other indebtedness—Senior credit facilities."
(4)	The revolving credit facility provides for borrowings of up to $500 million. As of June 27, 2003, we had $449 million of borrowings available under our revolving credit facility, after giving effect to $51 million in outstanding letters of credit.
(5)	Approximate U.S. dollar equivalent of the outstanding dollar and euro senior notes, based on an exchange rate at June 27, 2003 of $1.1421 = €1.00.
(6)	Approximate U.S. dollar equivalent of the outstanding dollar and euro senior subordinated notes, based on an exchange rate at June 27, 2003 of $1.1421 = €1.00.
(7)	Reflects the outstanding amount of £95 million Lucas Varity senior notes due 2020 that were assumed by TRW in connection with the acquisition of Lucas Varity in 1999 based on an exchange rate at June 27, 2003 of $1.6609 = £1.00 and certain other indebtedness, which have been assumed by us as part of the Acquisition.

(8)	The receivables facility provides for advances of up to $600 million, based on availability of eligible receivables. Because advances under the receivables facility depend on the availability of eligible receivables, the amount available for advances under such facility fluctuates over time. See "Description of other indebtedness—Receivables facility."
(9)	Paid-in-capital at the closing of the Transactions consisted of (a) a cash equity contribution of $698 million primarily from affiliates of Blackstone to our indirect parent, TRW Automotive Holdings, which has been contributed to TRW Automotive Intermediate Holdings and, in turn, to us, (b) $170 million of newly issued shares of TRW Automotive Holdings common stock, which has been contributed to TRW Automotive Intermediate Holdings and, in turn, to us and (c) the full face amount of the $600 million subordinated note issued by TRW Automotive Intermediate Holdings to an affiliate of Northrop Grumman to acquire the stock of certain subsidiaries. This stock has been contributed to us and recorded by us as paid-in-capital at an amount based on the estimated $348 million fair value of the note calculated by applying a 12% discount rate over the expected 15 year life of the note. See "Certain relationships and related transactions—Northrop Grumman subordinated note".

Unaudited pro forma combined and consolidated
statements of operations

The following unaudited pro forma combined and consolidated statements of operations are based on the audited combined financial statements of our predecessor company and our unaudited consolidated financial statements appearing elsewhere in this prospectus as adjusted to illustrate the estimated pro forma effects of the Transactions. The historical financial statements of our predecessor company do not include any purchase accounting adjustments related to the Merger. The unaudited pro forma combined and consolidated statements of operations should be read in conjunction with the combined financial statements of our predecessor company, our consolidated financial statements and other financial information appearing elsewhere in this prospectus, including "Management's discussion and analysis of financial condition and results of operations."

The unaudited pro forma combined and consolidated statements of operations data give effect to the Transactions as if they had occurred on January 1 of each period presented.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. We have allocated the total purchase price to the assets and liabilities of our predecessor company based on preliminary estimates of their fair values, based on work performed to date by independent valuation specialists assisting us in determining the fair value of a significant portion of these assets and liabilities, including property, plant and equipment, retiree benefits assets and liabilities and intangible assets.

The amounts that we may record based on our final assessment and determination of fair values may differ from the information presented in this unaudited pro forma combined and consolidated statements of operations. Amounts allocated to net tangible assets and intangible assets may be revised, and depreciation and amortization methods and useful lives may differ from the assumptions we used in this unaudited pro forma combined and consolidated statements of operations, any of which could result in a change in depreciation and amortization expense. In addition, there could be further adjustments necessary to conform our predecessor company's historical accounting policies to ours. See note 2 to the unaudited combined and consolidated interim financial statements.

The unaudited pro forma combined and consolidated statements of operations data do not reflect any one-time charges that we have recorded following the closing of the Transactions. These one-time charges include: a non-cash charge for the manufacturing profit added to inventory under purchase accounting which has been charged to cost of sales as this inventory was sold; the one-time costs related to the set up of our off balance sheet receivables facility and the unused bridge commitment fees which have been charged to expense immediately upon the closing of the Transactions; the net interest expense incurred on the outstanding senior notes and the outstanding senior subordinated notes during the period they were held in escrow prior to the closing of the Transactions; and the immediate write-off of purchased in-process research and development.

The unaudited pro forma combined and consolidated statements of operations are for informational purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had the Transactions been completed as of the dates presented, and should not be taken as representative of our future consolidated results of operations or financial position.

TRW AUTOMOTIVE INC.
Unaudited pro forma combined statement of operations
for the year ended December 31, 2002

(Dollars in millions)	Predecessor Historical	Eliminate TKS(a)	Other Transaction Adjustments		TRW Automotive Inc. Pro forma
Sales	$10,630	$(246)	$—		$10,384
Cost of sales	9,315	(228)	(39)	(b)	9,048
Gross profit	1,315	(18)	39		1,336
Administrative and selling expenses	541	(3)	(37)	(c)	501
Research and development expenses	151	—	—		151
Amortization of intangibles	15	—	1	(d)	16
Other income – net	(6)	(8)	—		(14)
Operating income	614	(7)	75		682

Interest expense	316	—	(36	)(f)	280
Interest income	(7)	1	—		(6)
Loss on sale of receivables	7	—	3	(g)	10
Gain on retirement of debt	(4)	—	4	(h)	—
Earnings before income taxes	302	(8)	104		398
Income tax expense	138	(3)	35	(i)	170
Net earnings	$164	$(5)	$69		$228

See accompanying notes to unaudited pro forma combined and consolidated statements of operations.

TRW AUTOMOTIVE INC.
Unaudited pro forma combined statement of operations
for the six months ended June 28, 2002

(Dollars in millions)	Predecessor Historical	Eliminate TKS(a)	Other Transaction Adjustments		TRW Automotive Inc. Pro forma
Sales	$5,411	$(123)	$—		$5,288
Cost of sales	4,698	(114)	(20)	(b)	4,564
Gross profit	713	(9)	20		724
Administrative and selling expenses	263	(1)	(19)	(c)	243
Research and development expenses	74	—	—		74
Amortization of intangibles	8	—	1	(d)	9
Other expense – net	11	(4)	—		7

Operating income	357	(4)	38		391
Interest expense	148	—	(8)	(f)	140
Interest income	(2)	—	—		(2)
Loss on sale of receivables	4	—	1	(g)	5
Gain on retirement of debt	(4)	—	4	(h)	—
Earnings before income taxes	211	(4)	41		248
Income tax expense	71	(1)	13	(i)	83
Net earnings	$140	$(3)	$28		$165

See accompanying notes to unaudited pro forma combined and consolidated statements of operations.

TRW AUTOMOTIVE INC.
Unaudited pro forma combined and
consolidated statement of operations
for the six months ended June 27, 2003

	Predecessor Historical	Sucessor Historical
(Dollars in millions)	Two months ended February 28, 2003	Four months ended June 27, 2003	Eliminate TKS(a)	Other Transaction Adjustments		TRW Automotive Inc. Pro forma
Sales	$1,916	$3.917	$(43)	$—		$5,790
Cost of sales	1,686	3,488	(40)	(59)	(b)	5,075
Gross profit	230	429	(3)	59		715
Administrative and selling expenses	100	175	(1)	(1)	(c)	273
Research and development expenses	27	54	—	—		81
Purchased in-process research and development	—	85	—	(85)	(e)	—
Amortization of intangibles	2	5	—	1	(d)	8
Other (income) expense – net	4	(24)	(1)	—		(21)

Operating income	97	134	(1)	144		374

Interest expense	48	111	—	(17)	(f)	142
Interest income	(1)	(4)	—	1		(4)
Loss on sale of receivables	—	25	—	(16)	(g)	9
Earnings before income taxes	50	2	(1)	176		227
Income tax expense	19	53	—	15	(i)	87
Net earnings (losses)	$31	$(51)	$(1)	$161		$140

See accompanying notes to unaudited pro forma combined and consolidated statements of operations.

TRW AUTOMOTIVE INC.
Notes to unaudited pro forma combined and consolidated statements of operations

(a)	Eliminates the historical results of operations of our predecessor company's joint venture, TKS, which was not transferred to us as part of the Acquisition. See "Business—Legal proceedings" and note 2 to the combined financial statements.

(b)	Reflects the adjustment to cost of sales as follows:

(Dollars in millions)	Year ended December 31, 2002	Six months ended June 28, 2002	Six months ended June 27, 2003
Pension and OPEB income, net (1)	$(10)	$(5)	$(12)
Inventory fair value write-up (2)	—	—	(42)
Depreciation and amortization (3)	(29)	(15)	(5)
Net adjustment to cost of sales	$(39)	$(20)	$(59)

(1)	Reflects the estimated increase to pension and other postretirement benefits ("OPEB") income, net resulting from the elimination of amortization of unrecognized actuarial losses, prior service costs and transition obligations and assets. The valuation of employee benefit obligations is based on the estimated asset split of the former TRW U.S. salaried plan assumed by us at the closing of the Acquisition. The final asset split could differ from the preliminary allocation. Therefore, the amount ultimately allocated to pensions may differ.
(2)	The pro forma statements of operations reflect the elimination of the effect of a $42 million inventory write-up recorded as a result of the Acquisition. Total inventory write-up related to the Acquisition is $43 million. The remaining $1 million will be recorded in future quarters.
(3)	Reflects the net decrease in depreciation and amortization expense resulting from fair value adjustments to fixed assets and certain intangible assets.

(c)	Reflects the adjustment to administrative and selling expenses as follows:

(Dollars in millions)	Year ended December 31, 2002	Six months ended June 28, 2002	Six months ended June 27, 2003
Segment allocations (1)	$37	$18	$8
Estimated stand-alone costs (2)	48	24	8
Incremental stand-alone costs	11	6	—
Sponsor monitoring fee (3)	5	2	1
Elimination of other corporate allocations (4)	(44)	(23)	—
Depreciation and amortization (5)	(9)	(4)	(2)
Net adjustment to administrative and selling
expenses	$(37)	$(19)	$(1)

(1)	Represents the amount of corporate expenses that TRW or Northrop Grumman corporate allocated to us on a historical basis as a segment of TRW or Northrop Grumman for finance, information systems, legal, human resource administration, insurance and other corporate functions.
(2)	Represents our estimate of the costs to operate on a stand-alone basis. We derived these amounts by analyzing the services provided to the Predecessor by TRW or Northrop Grumman corporate and our 2002 functional cost center budgets.
(3)	Represents an annual monitoring fee we and our subsidiaries will pay to an affiliate of Blackstone.
(4)	Represents the additional allocation of corporate costs above the amount historically allocated to the Predecessor as a segment of TRW that we were required to record by the SEC's Staff Accounting Bulletin Topic 1B in preparing carve-out financial statements for our predecessor company. This additional allocation was based upon an internal allocation methodology that was developed for a proposed spin-off transaction that did not occur. The total of the segment and the additional corporate allocations is not necessarily representative of the operating expenses that we would have incurred had we operated on a stand-alone basis.

(5)	The pro forma statements of operations also reflect the net decrease in depreciation and amortization expense resulting from fair value adjustments to fixed assets and certain intangible assets.

(d)	Reflects the incremental increase in amortization expense resulting from assignment of fair value to certain intangible assets.

(e)	Reflects the elimination of the fair value of purchased in-process research and development expensed as a result of the Acquisition.

(f)	Reflects pro forma interest expense resulting from our new capital structure based on an assumed LIBOR rate of 1.335%, as follows:

(Dollars in millions)	Year ended December 31, 2002	Six months ended June 28, 2002	Two months ended February 28, 2003	Four months ended June 27, 2003
Revolving credit facility (1)	$5	$2	$1	$—
Letters of credit	4	2	1	1
Term loan A facility (2)	20	10	3	7
Term loan B facilities (3)	59	30	10	21
Outstanding senior notes (4)	109	54	18	36
Outstanding senior subordinated notes (5)	49	24	9	16
Lucas Varity senior notes and other debt (6)	21	10	3	8
Commitment fees (7)	2	2	—	1
Total cash interest expense	269	134	45	90
Amortization of capitalized debt issuance costs (8)	11	6	2	5
Total pro forma interest expense (9)	280	140	47	95
Less historical interest expense	(316)	(148)	(48)	(111)
Net adjustment to interest expense	$(36)	$(8)	$(1)	$(16)

(1)	Reflects interest expense on the revolving credit facility using an assumed average outstanding balance of $112 million and an effective interest rate of LIBOR plus 3.50%.
(2)	Reflects interest expense on the term loan A facility using an assumed initial outstanding balance of $410 million and an effective interest rate of LIBOR plus 3.50%.
(3)	Reflects interest expense on the term loan B facilities using an assumed initial outstanding balance of $1.10 billion, based on an exchange rate at February 28, 2003 of $1.0821 = €1.00, and an effective interest rate of LIBOR plus 4.00%. On July 22, 2003, we refinanced $200 million of the borrowings under the term loan A facility and all of the borrowings under the term loan B facilities with the proceeds of new term loan C facilities, together with approximately $46 million of cash, in order to reduce our interest expense. See "Management's discussion and analysis of financial condition and results of operations—Liquidity and capital resources" and "Description of other indebtedness— Senior credit facilities."
(4)	Reflects interest expense on $925 million of outstanding dollar senior notes using an interest rate of 9.375% and $217 million of outstanding euro senior notes, based on an exchange rate at February 28, 2003 of $1.0821 = €1.00 and using an interest rate of 10.125%.
(5)	Reflects interest expense on $300 million of outstanding dollar senior subordinated notes using an interest rate of 11.0% and $135 million of outstanding euro senior subordinated notes, based on an exchange rate at February 28, 2003 of $1.0821 = €1.00 and using an interest rate of 11.75%.
(6)	Reflects interest expense on the £95 million Lucas Varity senior notes using an assumed outstanding balance of $149 million, based on an exchange rate at February 28, 2003 of $1.5782 = £1.00 and a fixed interest rate of 10.875%, the short term note payable to Northrop Grumman at LIBOR and other assumed debt of approximately $50 million at an average interest rate of 8.532%.

(7)	Reflects commitment fees of 0.75% on the assumed $288 million average undrawn balance under the revolving credit facility. The commitment fee is 0.75% but will be reduced to 0.50% during the period (a) in which borrowings under the revolving credit facility exceed 50% of total revolving credit facility commitments or (b) that we maintain a total leverage ratio of less than 3.25 to 1.00.
(8)	Reflects non-cash amortization of capitalized debt issuance costs over the term of the related facility (6 years for the revolving credit facility and term loan A facility, 8 years for term loan B facilities and 10 years for the outstanding senior notes and the outstanding senior subordinated notes) and does not include $29 million of one-time costs related to the set up of the receivables facility and the bridge financing commitment fees that were expensed at the closing of the Transactions.
(9)	Pro forma interest expense for the four months ended June 27, 2003 represents actual interest expense applicable to each debt instrument excluding $5 million of non-recurring net interest expense that was incurred on the outstanding senior notes and the outstanding senior subordinated notes during the period they were held in escrow prior to the closing of the Transactions and the unused bridge commitment fees of $11 million which have been charged to expense immediately upon the closing of the Transactions.

A 1/8% change in interest rates would have the following effect on interest expense:

(Dollars in millions)	Year ended December 31, 2002	Six months ended June 28, 2002	Six months ended June 27, 2003
Senior credit facilities	$2	$1	$1

(g)	Represents loss on sale of receivables under our receivables facility based on an assumed LIBOR rate of 1.335% as follows:

(Dollars in millions)	Year ended December 31, 2002	Six months ended June 28, 2002	Six months ended June 27, 2003
Pro forma loss on sale of receivables (1)	$10	$5	$9
Less historical loss on sale (2)	7	4	25
Net adjustment	$3	$1	$(16)

(1)	Reflects pro forma loss on sale of receivables under our receivables facility using an assumed average outstanding balance of $250 million and an assumed cost of LIBOR plus 2.5% (to cover cost of funding, commitment fees and credit default swaps). Availability under the receivables facility is limited by the amount of our eligible receivables, as defined, and other customary factors.
(2)	Results for the six months ended June 27, 2003 include $18 million one-time fees related to the establishment of the receivables facility.

A 1/8% change in LIBOR rates would change loss on sale of receivables by $0.3 million for the twelve month period and $0.1 million for the six month periods.

Currently, our receivables facility is funded through commercial paper conduits. However, this may not always be the case. Our actual loss on sale of receivables will depend on whether we fund through commercial paper conduits.

•	If we fund through the commercial paper conduits, our cost will be based on amounts funded at the commercial paper conduits' quoted cost of funds for issuing commercial paper on a matched or pool-funded basis plus a usage fee.
•	If we do not fund through the commercial paper conduits (but directly through conduit sponsors), our costs will be at our then-current revolving credit facility spread plus either (1) the LIBOR rate, adjusted for statutory reserves or (2) the higher of JPMorgan Chase Bank's prime rate or the federal funds effective rate plus 0.50%.

In addition, we will pay a commitment fee based on the unfunded balance of the receivables facility and may incur costs related to credit default swaps.

Our pro forma loss on sale of receivables under the funding assumptions described above, including commitment fees but excluding the cost of any credit default swaps, would be as follows:

(Dollars in millions)	Year ended December 31, 2002	Six months ended June 28, 2002	Six months ended June 27, 2003
Funding through commercial paper conduits	$10	$5	$9
Funding directly through conduit sponsors (assumed to be LIBOR plus 3.50%)	12	6	6

The Financial Accounting Standards Board recently issued its Interpretation No. 46, which may affect the way in which sponsors account for their commercial paper conduits. This interpretation is effective immediately for new arrangements entered into after January 31, 2003 and for quarterly periods beginning after June 15, 2003 for older arrangements. Changes in accounting, if any, required of the conduit sponsors could result in increased regulatory capital or other costs for the sponsors of funding in the commercial paper conduit. We have agreed to reimburse the sponsors for these increased costs, up to an agreed upon maximum amount such that our total funding costs will not exceed the cost of funding directly through conduit sponsors. It is also possible that as a result of these accounting changes one or more of the commercial paper conduit lenders may elect to discontinue funding, requiring our receivables subsidiaries to finance a portion of the receivables facility directly with the conduit sponsors at the rates described above. Consequently, the receivables facility could become more expensive to us.

(h)	Reflects the elimination of the gain on the repurchase of £5.4 million of Lucas Varity senior notes in the first quarter of 2002. The gain was reclassified from "extraordinary items" to "earnings before income taxes" pursuant to SFAS 145 as of January 1, 2003.

(i)	Reflects the pro forma tax effect of the above adjustments at the applicable tax rate.

Selected historical combined and
consolidated financial data

The selected historical combined financial data of the Predecessor as of December 31, 2000, 2001 and 2002 and for each of the four years in the period ended December 31, 2002 have been derived from the audited combined financial statements of our predecessor company. The selected historical combined financial data of the Predecessor as of December 31, 1998 and 1999, for the year ended December 31, 1998 and for the six months ended June 28, 2002 and for the four months ended June 27, 2003 have been derived from the unaudited combined financial statements of our predecessor company, which, in each case, have been prepared on a basis consistent with the Predecessor's audited annual combined financial statements. The selected historical consolidated financial data of the Successor as of June 27, 2003 and for the four months ended June 27, 2003 have been derived from our unaudited consolidated financial statements and have been prepared on a different basis from the Predecessor's annual combined financial statements under the purchase method of accounting as a result of the consummation of the Acquisition on February 28, 2003. In the opinion of management, such unaudited financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period. The combined financial statements of the Predecessor as of December 31, 2001 and 2002, for each of the three years in the period ended December 31, 2002 and for the six-month period ended June 28, 2002 and for the two month period ended February 28, 2003 and the consolidated financial statements of the Successor as of and for the four-month period ended June 27, 2003 are included elsewhere in this prospectus.

Comparisons of certain items below are affected by the acquisition of Lucas Varity in March 1999 and divestitures during the three-year period ended December 31, 2001. The table should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations" and the combined financial statements of our predecessor company and our consolidated financial statements included elsewhere in this prospectus. The following financial information for the periods prior to the Transactions may not reflect what our results of operations, financial position and cash flows would have been had we operated as a separate, stand-alone entity during the periods presented, or what our results of operations, financial position and cash flows will be in the future.

	Predecessor													Successor
	Year ended December 31,									Six months ended June 28, 2002		Two months ended February 28, 2003		Four months ended June 27, 2003
(Dollars in millions)	1998(1)		1999		2000		2001	2002
	(unaudited)									(unaudited)		(unaudited)		(unaudited)
Statements of operations data:
Sales	$7,201		$10,472		$10,920		$10,091	$10,630		$5,411		$1,916		$3,917
Cost of sales	6,153		8,829		9,437		8,989	9,315		4,698		1,686		3,488
Gross profit	1,048		1,643		1,483		1,102	1,315		713		230		429
Administrative and selling expenses	469		704		670		597	541		263		100		175
Research and development expenses	150		178		167		131	151		74		27		54
Amortization of goodwill and intangible assets	18		68		76		78	15		8		2		5
Purchased-in-process research and development(2)	—		67		—		—	—		—		—		85
Other (income) expense – net(3)	(40)		43		—		(2)	(6)		11		4		(24)
Operating income	451		583		570		298	614		357		97		134
Interest expense	91		405		387		373	316		148		48		111
Interest income	(3)		(21)		(13)		(10)	(7)		(2)		(1)		(4)
Loss on sale of receivables	—		—		—		1	7		4		—		25
Gain on retirement of debt	—		—		—		—	(4)		(4)		—		—
Income tax expense (benefit)	130		134		102		(30)	138		71		19		53
Earnings (losses) from continuing operations	233		65		94		(36)	164		140		31		(51)
Discontinued operations, net of income taxes	—		54		3		11	—		—		—		—
Net earnings (losses)	$233		$119		$97		$(25)	$164		$140		$31		$(51)
Statements of cash flows data:
Net cash provided by (used in) operating activities	N/A		$964		$751		$828	$526		$332		$(73)		$303
Net cash provided by (used in) investing activities	N/A		(5,089)		641		(409)	(414)		(135)		(68)		(3,377)
Net cash provided by (used in) financing activities	N/A		4,296		(1,452)		(464)	5		(126)		242		3,679
Capital expenditures	N/A		665		501		475	427		148		66		65
Other financial data (unaudited):
EBITDA(4)	$850		$1,213		$1,147		$846	$1,123		$602		$181		$290
Unusual items (included in EBITDA)(5)	24		240		222		280	88		8		9		3
Ratio of earnings to fixed charges(6)	4.4	x	1.5	x	1.5	x	—	1.9	x	2.4	x	2.0	x	—

	Predecessor					Successor
	As of December 31,					As of June 27, 2003
(Dollars in millions)	1998(1)	1999	2000	2001	2002
	(unaudited)	(unaudited)				(unaudited)
Balance sheet data:
Cash and cash equivalents	$43	$223	$151	$118	$188	$617
Marketable securities	—	66	43	32	26	25
Accounts receivable and interest in securitized receivables(7)	984	1,640	1,429	1,015	1,348	1,906
Inventories	574	799	676	552	608	623
Total assets	4,877	12,638	11,293	10,287	10,948	9,744
Total liabilities	3,427	10,732	9,457	8,712	8,476	8,477
Total debt (including current portion of long-term debt)(8)	1,737	6,521	5,053	4,597	3,925	3,454
Off balance sheet borrowings under receivables facility(9)	—	—	—	327	—	—
Total stockholders' investment	1,360	1,795	1,716	1,504	2,391	1,215

(1)	Certain supplemental financial data for 1998 is not available.

(2)	Represents the fair value of the purchased in-process research and development associated with the acquisition of Lucas Varity in March 1999 and the Acquisition. Under GAAP, the purchase price allocation includes the fair value of purchased in-process research and development, which is immediately expensed to the extent it has not reached technological feasibility or has no future alternative use.

(3)	Includes miscellaneous income and expense items from operations. See note 9 to the combined financial statements and note 8 to the unaudited combined and consolidated interim financial statements for further detail.

(4)	EBITDA, a measure used by management to measure performance, is reconciled to net earnings (losses) in the following table. Our management believes EBITDA is useful to the investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings (losses) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in our debt instruments. The definition of EBITDA used in our debt instruments is further adjusted for certain cash and non-cash charges and is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making certain payments.

Following is a reconciliation of EBITDA to net earnings (losses) (unaudited):

	Predecessor							Successor
	Year ended December 31,					Six months ended June 28, 2002	Two months ended February 28, 2003	Four months ended June 27, 2003
(Dollars in millions)	1998	1999	2000	2001	2002
						(unaudited)	(unaudited)	(unaudited)
Net earnings (losses)	$233	$119	$97	$(25)	$164	$140	$31	$(51)
Depreciation and amortization	399	630	577	548	509	245	84	156
Interest expense	91	405	387	373	316	148	48	111
Interest income	(3)	(21)	(13)	(10)	(7)	(2)	(1)	(4)
Loss on sale of receivables	—	—	—	1	7	4	—	25
Gain on retirement of debt	—	—	—	—	(4)	(4)	—	—
Income tax expense (benefit)	130	134	102	(30)	138	71	19	53
Discontinued operations (net of taxes)	—	(54)	(3)	(11)	—	—	—	—
EBITDA	$850	$1,213	$1,147	$846	$1,123	$602	$181	$290

(5)	Our net earnings (losses) were negatively impacted by the effects of unusual items (pre-tax) as presented in the following table:

	Predecessor							Successor
	Year ended December 31,					Six months ended June 28, 2002	Two months ended February 28, 2003	Four months ended June 27, 2003
(Dollars in millions)	1998	1999	2000	2001	2002
						(unaudited)	(unaudited)	(unaudited)
Restructuring charges(a): Severance and other (cash)	$(24)	$(62)	$(77)	$(189)	$(27)	$(7)	$(3)	$(3)
Asset impairments (non-cash)	—	(18)	(8)	(24)	(32)	(2)	—	—
Total restructuring charges	(24)	(80)	(85)	(213)	(59)	(9)	(3)	(3)
Asset impairment charges other than restructuring	—	—	(67)	(50)	(17)	(4)	—	—
Pending and threatened litigation and claims, including certain warranty claims in 2000	—	—	(65)	(36)	(2)	—	—	—
Net gain from the sale of assets	—	—	21	18	12	5	—	—
Unrealized losses on foreign currency hedges and expenses related to the acquisition of Lucas Varity	—	(93)	(9)	—	—	—	—	—
Write-off of purchased in-process research and development	—	(67)	—	—	—	—	—	—
Northrop Grumman/TRW Merger-related transaction costs	—	—	—	—	(23)	—	(6)	—
Other charges	—	—	(17)	—	—	—	—	—
	(24)	(240)	(222)	(281)	(89)	(8)	(9)	(3)
Less unusual items in amortization of goodwill and intangible assets		—	—	1	1	—	—	—
	$(24)	$(240)	$(222)	$(280)	$(88)	$(8)	$(9)	$(3)

(a)	Significant restructuring actions were taken over the last several years as described more fully in the "Management's discussion and analysis of financial condition and results of operations" section of this prospectus. While we continuously evaluate whether additional restructuring opportunities exist to increase our operating efficiencies, we do not have any current plans that would result in additional restructuring charges of the magnitude we incurred in 1999, 2000 and 2001.

(6)	For purposes of calculating the ratio of earnings to fixed charges, earnings represents earnings from continuing operations before income taxes, less income from equity method investments and capitalized interest plus minority interest expense, income distributions from equity method investments, amortization of capitalized interest and fixed charges. Fixed charges include interest expense (including amortization of debt issuance costs), capitalized interest, and the portion of operating rental expense which management believes is representative of the interest component of rent expense.

For the year ended December 31, 2001, the Predecessor's earnings were insufficient to cover fixed charges by $52 million due principally to restructuring and asset impairment charges taken in the fourth quarter of 2001, and for the four months ended June 27, 2003, our earnings were insufficient to cover fixed charges by $48 million due to charges related to the Acquisition and application of purchase accounting.

(7)	Receivables include trade receivables and residual interests in receivables sold pursuant to the off balance sheet receivables facilities of the Predecessor and the Successor.

(8)	Total debt excludes any off balance sheet borrowings under our receivables facility.

(9)	The Predecessor's receivables facility was an off balance sheet arrangement. Our receivables facility can be treated as a general financing agreement or as an off balance sheet arrangement depending on the level of loans to the borrower as further described in "Management's discussion and analysis of financial condition and results of operations — Off-balance sheet arrangements" and "Description of other indebtedness — Receivables facility."

Management's discussion and analysis of
financial condition and results of operations

The following discussion and analysis of our financial condition and results of operations covers periods prior and subsequent to the Transactions. Accordingly, the discussion and analysis of historical operations of the Predecessor during the periods prior to the consummation of the Transactions do not reflect the significant impact that the Transactions will have on us. In addition, the statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in the "Risk factors" section. Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled "Risk factors," "Unaudited pro forma combined and consolidated statements of operations," "Selected historical combined and consolidated financial data" and the historical combined financial statements of our predecessor and our consolidated financial statements included elsewhere in this prospectus.

Basis of presentation

The Predecessor did not historically operate as a stand-alone business, but as part of TRW, which became a subsidiary of Northrop Grumman on December 11, 2002. Prior to the completion of the Acquisition, TRW contributed substantially all of the assets and liabilities of its automotive business owned directly by TRW (other than certain indebtedness) to one or more newly-formed entities, which have been acquired by us in the Acquisition. We acquired 100% of the equity interests of such newly formed entities and certain other subsidiaries of TRW that held automotive assets and liabilities from TRW and its affiliates upon consummation of the Acquisition.

Due to a change in ownership, and the resultant application of purchase accounting, the historical financial statements of the Predecessor and the Successor included in this prospectus have been prepared on different bases for the periods presented and are not comparable.

The following provides a description of the basis of presentation during all periods presented:

Successor – Represents our consolidated financial position as of June 27, 2003 and our consolidated results of operations and cash flows for the four month period ended June 27, 2003 following the Acquisition. The financial position as of June 27, 2003 and results of operations and cash flows for the four month period ended June 27, 2003 reflect the preliminary application of purchase accounting, described below, relating to the Acquisition.

Predecessor – Represents the combined financial position of the automotive business of TRW for all periods prior to the Acquisition on February 28, 2003. This presentation is on the historical basis of accounting without the application of purchase accounting related to the Merger.

The combined financial statements of the Predecessor for each of the three years in the period ended December 31, 2002 and the unaudited pro forma information included in the results of operations for the six months ended June 27, 2003 and June 28, 2002 are based on the historical assets, liabilities, sales and expenses of the Predecessor for the periods prior to the Acquisition, including the allocation of a portion of TRW's general and administrative corporate expenses, debt, interest expense and income taxes for periods prior to March 1, 2003 and the historical assets, liabilities, sales and expenses of the Successor for the four month period ended June 27, 2003. The pro forma adjustments reflect the effect of the Acquisition as if it had occurred on January 1 of each period.

The financial position, results of operations and cash flows of the Successor exclude, while those of the Predecessor include, for all periods presented, the assets, liabilities, results of operations and cash flows of the joint venture, TKS, which was not transferred to us as part of the Acquisition.

As a result, the historical and other financial information of the Predecessor included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we operated as a separate, stand-alone company for the periods presented.

Company overview

We are among the world's largest and most diversified suppliers of automotive systems, modules and components to global VMs and related aftermarkets. We operate our business along three operating segments: Chassis Systems, Occupant Safety Systems and Other Automotive. Our cost of sales consists of variable and fixed components. Our variable and fixed costs approximate 83% and 17% of cost of sales, respectively. Variable costs are proportional to volume and mix and consist principally of materials and labor to manufacture our products. Our fixed costs are not significantly influenced by production volume, in the short term, and consist principally of administrative salaries, benefits and depreciation and other facility-related costs.

Our business is moderately seasonal because our largest North American customers typically halt operations for approximately two weeks in July and one week in December. Additionally, customers in Europe historically shut down vehicle production during a portion of August. Third quarter automotive production traditionally is also lower as new models enter production. Accordingly, our third and fourth quarter sales tend to be lower than our first and second quarter sales.

Contract durations for automotive parts generally range from one year to the entire life of the vehicle model, generally three to seven years for cars and four to ten years for light trucks. Tier-1 suppliers generally compete for new VM business at the beginning of the development of new vehicle models and upon the redesign of existing vehicle models. New vehicle model development generally begins at least two to five years before the marketing of such models to consumers. As a result, a significant portion of a supplier's annual sales are generated pursuant to arrangements begun about two to five years before the revenues related to the arrangements begin to be realized. The Tier-1 sourcing process for vehicle programs, which varies according to VM, is typically initiated when a VM seeks requests for quotations from several suppliers at least three to six years before anticipated vehicle production. Based on these quotations, VMs in many cases then select and work with a supplier on specific component design and development projects related to the new vehicle program. At varying points during this process, VMs may issue "nomination letters," letters of intent or other representations to the supplier that, based on the supplier's quotation and subject to a number of conditions established by the VM, the VM intends to award specific business relating to the vehicle program to the supplier. By the time the design and development of the vehicle program is nearly complete, the VM will typically have evaluated the supplier's performance to date and its ability to meet the VM's specific production and service requirements. The VM will then develop a proposed production timetable, including current vehicle volume and option mix estimates based on its own assumptions, and then source business with the supplier pursuant to written contracts, purchase orders or other firm commitments, provided that the supplier can meet the VM's designated conditions and remain competitive in terms of price, quality, technology and delivery. In general, these contracts, purchase orders and commitments provide that the VM can terminate for convenience, and in some cases, they provide that the price will decrease over the proposed production timetable. Awarded business generally covers the supply of all or a portion of a VM's production and service requirements of a particular product program rather than the supply of a specific quantity of products. Accordingly, in estimating awarded business over the life of a contract or other commitment, a supplier must make various assumptions as to the estimated number of vehicles expected to be produced, the timing of that production, the mix of options on the vehicles produced and pricing of the products being supplied. The realization of sales based on awarded business is subject in all cases to a number of important risks and uncertainties. In addition, the actual production volumes and option mix of vehicles produced by VMs depend on a number of factors that are beyond a supplier's control.

Automotive environment

Our business is greatly affected by the automotive build rates in North America and Europe. The automobile industry is characterized by short-term volatility, but long-term growth of light vehicle sales and production. New vehicle demand is driven by macro-economic and other factors such as interest-rates, manufacturer and dealer sales incentives, fuel prices, consumer confidence and employment and income growth trends. These factors ultimately determine longer-term vehicle production and sales rates. See "Industry overview—Automobile and light truck markets."

One of the current trends in the automotive industry is for VMs to shift research and development, design and testing responsibility to suppliers. VMs have also been reducing the number of their suppliers, preferring strong relationships with fewer suppliers. We operate in a difficult pricing environment and our goal is to mitigate the pricing pressure imposed by VMs by continuing cost reduction efforts and restructuring our business. In 2001, we positioned our business for improved competitiveness by consolidating our businesses, engaging in supply chain management and streamlining our management structure. In addition, we began to implement Six Sigma, a leading quality improvement program, throughout our operations and functions during 2001.

Acquisitions and divestitures

In 2000 and 2001, the Predecessor disposed of 15 non-core businesses, four of which were accounted for as discontinued operations and 11 of which were not accounted for as discontinued operations. The principal businesses included in discontinued operations were Lucas Varity's diesel and wiring businesses. Proceeds from the sales of the discontinued operations were $853 million and $29 million in 2000 and 2001, respectively. There were no gains or losses on the sales of former Lucas Varity businesses in 2000 because the businesses had been recorded at fair value under purchase accounting in connection with the purchase of such businesses from Lucas Varity. In 2001, the Predecessor recorded a $10 million gain on the sale of discontinued operations which is included in the net results of discontinued operations.

The most significant of the 11 businesses divested that were not accounted for as discontinued operations were Lucas Varity India electrical businesses, certain sensor and related components businesses, Man Machine Interface and TRW's Nelson Stud Welding business. The revenues of these businesses were included in sales of the combined statements of operations and were $273 million and $69 million for the years ended December 31, 2000 and 2001, respectively. Proceeds from the sales of these divested businesses were $258 million and $17 million for 2000 and 2001, respectively. The gain on the sales of these businesses was $21 million and $18 million, respectively, for the same periods.

On April 8, 2003, we sold our 21.8% equity interest in TOYODA TRW Automotive, Inc. ("Toyoda") to our joint venture partner, Toyoda Machine Works, Ltd. We had previously accounted for our interest in Toyoda under the equity method, and classified this investment in "Other assets" (long-term) in our combined and consolidated balance sheets.

On June 27, 2003, we sold our 60% partnership interest in Quality Safety Systems Company ("QSS"), a Canadian seatbelt joint venture, to a subsidiary of our partner, Tokai Rika Co., Ltd. Through the sale date, QSS's financial position and results of operations were included in our consolidated and combined financial statements. Proceeds from the Toyoda and QSS sales aggregated approximately $31 million, net of cash retained in the QSS business.

On June 26, 2003, we acquired sole ownership of the immediate parent of Autocruise, S.A. ("Autocruise") by acquiring for nominal consideration the equity interest held by our former joint venture partner, Thales Group. Autocruise, operating a custom-built facility in Brest, France, designs and manufactures radar-based adaptive cruise control systems, principally sold in certain European markets.

Restructuring

Since 2000, the Predecessor has taken several restructuring and other actions to reduce overhead costs and increase operating efficiency by reorganizing and downsizing its operations and shifting production capacity from high wage areas to low wage areas. In 2000, the Predecessor recorded charges of $85 million for actions that resulted in employee reductions of approximately 3,700, the closing of two plants and the reorganization and downsizing of its aftermarket business. In 2001, the Predecessor recorded charges of $213 million related to the closing of two facilities and various headcount reduction activities including the integration of the former Chassis, Occupant Safety Systems and Automotive Electronics segments under one management team. The combination of these activities in 2001 were expected to result in a reduction of approximately 6,100 employees, of which approximately 6,000 were terminated as of June 27, 2003. In 2002, the Predecessor recorded charges of $59 million for actions that resulted in the closing of three plants and expected employee reductions of approximately 1,100. Approximately 928 employees were terminated as a result of these actions as of June 27, 2003. During the six months ended June 28, 2002, the Predecessor recorded charges of $9 million before tax primarily for severance costs and the closing of one manufacturing facility. During the two months ended February 28, 2003, the Predecessor recorded charges of $3 million for severance and costs related to the consolidation of certain facilities.

In connection with the Acquisition, we assumed liabilities (subject to certain exceptions) totaling approximately $51 million for various restructuring activities, primarily related to involuntary severance obligations and costs to exit certain activities. For the four months ended June 27, 2003, we recorded charges of $3 million for severance and costs related to the consolidation of certain facilities. Additionally, we recorded a $37 million reserve primarily for severance related to strategic restructurings, plant closings and involuntary employee termination arrangements outside of the United States to be paid over the next several years in accordance with local laws. The charges described above include both cash and non-cash items. For the periods ended December 31, 2000, 2001 and 2002, the cash charges were $77 million, $189 million and $27 million, respectively, and the non-cash charges were $8 million, $24 million and $32 million, respectively. For the six months ended June 28, 2002 the cash charges were $7 million and the non-cash charges were $2 million. For the two months ended February 28, 2003, and the four months ended June 27, 2003, only cash charges were recorded totaling $3 million and $3 million, respectively.

In addition to the restructuring charges described above, in 2000, the Predecessor initiated restructuring actions to dispose of several nonstrategic or inefficient facilities, discontinue production of low-margin products and relocate certain facilities related to the integration of the Lucas Varity automotive businesses. These actions were recorded through purchase price allocation of Lucas Varity in the amount of $18 million and thus are not included in the combined statement of operations for 2000. All applicable payments have been made under this program, and there is no remaining reserve as of June 27, 2003. While we continuously evaluate whether additional restructuring opportunities exist to increase our operating efficiencies, we do not have any current plans that would result in additional restructuring charges of the magnitude that the Predecessor incurred in 2000, 2001 and 2002.

The following table sets forth a summary of the activity in the balance sheet accounts related to the restructuring reserves:

		Provision
(Dollars in millions)	Beginning balance	Administrative and selling	Cost of sales	Purchase price allocation	Used for purposes intended	Ending balance
Four months ended June 27, 2003	$51	$3	$—	$37	$(11)	$80
Two months ended February 28, 2003	61	1	2	—	(13)	51
Six months ended June 28, 2002	145	—	9	—	(51)	103
Year ended December 31, 2002	145	17	42	—	(143)	61
Year ended December 31, 2001	63	87	126	—	(131)	145
Year ended December 31, 2000	48	42	43	18	(88)	63

Of the $80 million restructuring reserve accrued at June 27, 2003, approximately $34 million is expected to be paid through 2004, and approximately $27 million relates to involuntary employee termination arrangements outside the United States to be paid over the next several years in accordance with local law.

Asset impairments other than restructuring

In 2000, as a result of a plan to consolidate two of our Mesa air bag manufacturing facilities into one, the Predecessor recorded an asset impairment charge of $52 million in cost of sales. The Predecessor completed the consolidation plan during the first half of 2002. Property, plant and equipment were written down to fair value on the basis of discounted estimated future cash flows and future salvage values. Additionally in 2000, the Other Automotive segment recorded an asset impairment charge of $15 million in cost of sales as a result of a reduction of volume at one site that allowed the Predecessor to consolidate production. Assets were written down to fair value based upon current market values of the assets. In 2001, asset impairment charges of $28 million, $10 million and $12 million were recorded by Chassis Systems, Occupant Safety Systems and Other Automotive segments, respectively. These charges, related primarily to the write-down of property, plant and equipment, were recorded as $38 million in cost of sales, $11 million in other (income) expense-net and $1 million in goodwill amortization. Of these charges, $49 million was a result of the reduction of volume, consolidation of production and outsourcing at certain facilities. In 2002, Occupant Safety Systems and Other Automotive segments recorded asset impairment charges of $11 million and $6 million, respectively. Of these charges, $10 million related to the write-down of the investment in two affiliates to fair market value. The remaining $7 million related primarily to the write-down of property, plant and equipment to fair value. Of these charges, $9 million was recorded in other income-net, $7 million in cost of sales and $1 million in amortization of intangible assets.

Pension plans

During the periods presented, substantially all our employees participated in defined benefit pension plans or retirement/termination indemnity plans. Net pension income included in earnings from continuing operations of the Predecessor for the years ended December 31, 2000, 2001 and 2002 and the two months ended February 28, 2003 was $205 million, $209 million, $222 million and $23 million, respectively. Generally, pension income is required to be retained by the applicable pension plan and is not available for general corporate use. The net pension income during these periods is principally due to the over funded status of the U.K. defined benefit plan. The fair value of plan assets in excess of the projected benefit obligation for the U.K. plan was $2.4 billion, $1.8 billion, $1.2 billion and $155 million at January 1, 2000, 2001, 2002 and 2003, respectively. The projected benefit obligations in excess of the fair value of plan assets for the U.S. and other plans was $21 million, $174 million, $327 million and $563 million on January 1, 2000, 2001, 2002 and 2003, respectively. For the four months ended June 27, 2003, net pension expense of the Successor was $9 million. The pension expense reflects the application of purchase accounting related to the Acquisition, including the recognition of all unamortized gains and losses in the opening balance sheet, and changes in actuarial assumptions at March 1, 2003. The fair value of plan assets in excess of the projected benefit obligations for the U.K. plan was $55 million at March 1, 2003 and the projected benefit obligations in excess of the fair value of plan assets for the U.S. and other plans was $801 million at March 1, 2003. See "—Critical accounting estimates—Employee benefit plans", note 14 to the financial statements and "Unaudited pro forma combined and consolidated statements of operations" for further discussion.

As a result of declines in pension asset values, different actuarial assumptions and the application of purchase accounting, the Successor's financial statements for the four months ended June 27, 2003 reflect net pension expense. However, we do not expect that we will be required to make cash contributions to fund the U.K. plan in 2003.

Critical accounting estimates

The critical accounting estimates that affect our financial statements and that use judgments and assumptions are listed below. In addition, the likelihood that materially different amounts could be reported under varied conditions and assumptions is noted.

Product recalls

We are at risk for product recall costs. Recall costs are costs incurred when the customer or we decide to recall a product through a formal campaign soliciting the return of specific products due to a known or suspected safety concern. Product recall costs typically include the cost of the product being replaced, customer cost of the recall and labor to remove and replace the defective part. When a decision to recall a product has been made for which we bear some responsibility, we record the estimated cost to us of the recall as a charge to net earnings in that period in accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 5, "Accounting for Contingencies." In making estimates relating to product recalls, judgment is required as to the number of units to be returned, the total cost of the recall campaign, the ultimate negotiated sharing of the cost between us and the customer and, in some cases, the extent to which our supplier will share in the recall cost. As a result, our actual recall costs could be significantly different from our estimated costs.

Impairment of long-lived assets other than intangibles

Long-lived assets other than intangibles are evaluated for impairment when events and circumstances indicate that the assets may be impaired and the undiscounted cash flows to be generated by those assets are less than their carrying value. If the undiscounted cash flows are less than the carrying value of the assets, the assets are written down to their fair value. The determination of undiscounted cash flows is based on the businesses' strategic plans and long-range planning forecasts. The revenue growth rates included in the plans are based on industry specific data. We use external vehicle build assumptions published by widely used external sources and market share data by customer based on known and targeted awards over a five-year period. The projected profit margin assumptions included in the plans are based on the current cost structure and anticipated cost reductions. If different assumptions were used in these plans, the related undiscounted cash flows used in measuring impairment could be different and additional impairment of assets might be required to be recorded.

Goodwill and other intangible assets

We adopted SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") effective January 1, 2002. SFAS No. 142 sets forth the accounting for goodwill and intangible assets already recorded. Commencing January 1, 2002, goodwill is no longer being amortized, but is subject to annual impairment analysis. Goodwill impairment testing is required to be performed at the reporting unit level (defined as an operating segment, as that term is used in SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"), or one level below the operating segment, depending on whether certain criteria are met). The carrying value of assets, including goodwill, and liabilities are assigned to each reporting unit. The fair value of each reporting unit is then determined and compared to the carrying value. If carrying value exceeds fair value, then a possible impairment of goodwill exists and requires further evaluation. Goodwill was tested for impairment as of January 1, 2002 by comparing the fair values of our three reporting units to their carrying values. The Predecessor determined estimated fair values of its reporting units based on the present value of the estimated future cash flows using a 9% discount rate and concluded there was no impairment of goodwill. With the adoption of SFAS 142, the Predecessor reassessed the useful lives and residual values of all acquired intangible assets to make any necessary amortization period adjustments, which resulted in no adjustments being made. In accordance with SFAS 142, carrying amounts in 2001 have not been restated.

We have applied the provisions of SFAS No. 141, "Business Combinations" ("SFAS 141") in determining the preliminary purchase price allocation and resulting fair values of assets acquired and liabilities assumed. See note 2 to the unaudited combined and consolidated interim financial statements. After the application of purchase accounting reflecting the preliminary results of the valuation studies necessary to estimate certain fair values, we have recorded approximately $3.1 billion in goodwill resulting from the Acquisition. In accordance with SFAS 142, future changes in our businesses or the markets for our products could result in impairments of such goodwill or other intangible assets recorded in connection with the Acquisition.

Employee benefit plans

Assumptions used in determining projected benefit obligations and the fair values of plan assets for our pension plans and other post-retirement benefits are evaluated periodically by management in consultation with an outside actuary. Changes in assumptions are based on relevant company data, such as the rate of increases in compensation levels and the long-term rate of return on plan assets. Critical assumptions such as the expected long-term rate of return on plan assets, the discount rate used to measure our benefit obligations and health care cost projections are evaluated and updated annually. Based on our assumptions as of February 28, 2003, as discussed below, a change in these assumptions, holding all other assumptions constant, would have the following effect on our costs on an annual basis:

	One-fourth-percentage-point change
(Dollars in millions)	Cost increase	Cost decrease

Discount rate	$(4)	$4
Expected long-term rate of return	(11)	11

	One-percentage-point change
(Dollars in millions)	Cost increase	Cost decrease

Health care cost trend rate	$11	$(9)

Pensions

We account for our defined benefit pension plans in accordance with SFAS No. 87, "Employers' Accounting for Pensions" ("SFAS 87"), which requires that amounts recognized in financial statements be determined on an actuarial basis. This determination involves the selection of an expected rate of return on plan assets and a discount rate. SFAS 87 and the policies we have used, notably the use of a calculated value of plan assets for pensions (which is further described below), generally reduced the volatility of pension income and expense that would have otherwise resulted from changes in the value of the pension plan assets and pension liability discount rates. A substantial portion of our pension benefits relate to our plans in the United States and the United Kingdom. As discussed in "—Pension plans", the Predecessor's results of operations for the periods presented through February 28, 2003 reflect net pension income due to the overfunded status of our U.K. plan, net of pension expense for our U.S. and other plans. As of June 27, 2003, our results will reflect net pension expense due to the combination of a decreased long-term rate of return assumption on the assets, decreased discount rate and use of fair value of plan assets in our purchase accounting, as opposed to the 5-year market related value used historically.

One key assumption in determining our net pension income/expense in accordance with SFAS 87 is the expected long-term rate of return on plan assets. The expected long-term rate of return on pension assets for 2001 and 2002 were assumed to be 9.5% and 9.0%, respectively, in the U.S. and 8.75% in the U.K. The actual returns on pension assets were a negative 1.0% in 2000, a negative 4.3% in 2001 and a negative 2.5% in 2002 for the U.S. plans and a negative 0.9% in 2000, a negative 8.6% in 2001 and a negative 14.4% in 2002 for the U.K. Over the last eleven years through December 31, 2002, our U.S. and U.K. plans have averaged returns of 8.4% and 8.2%, respectively. As of December 31, 2002, the Predecessor assumed long-term rates of return on pension assets of 9.0% in the U.S. and 8.75% in the U.K. These rates were used for the two month period ended February 28, 2003. Beginning March 1, 2003, we are using assumed long-term rates of return on pension assets of 8.5% in the U.S. and 7.75% in the UK. We review our long-term rate of return assumptions annually through comparison of our historical actual rates of return with our expectations, consultation with our actuaries regarding the assumptions used by other large companies and consultation with our investment managers regarding their expectations for future returns. While we believe our assumptions of future returns are reasonable and appropriate, significant differences in our actual experience or significant changes in our assumptions may materially affect our pension obligations and our future pension income (expense). The expected long-term rate of return on assets is applied to a calculated value of plan assets, which recognizes changes in the fair value of plan assets in a systematic manner over five years. This produces the expected return on plan assets that is included in pension income (expense). The difference between this expected return and the actual return on plan assets is deferred and amortized over the average remaining working life of the employees in each plan. While there were unrecognized losses that existed in the Predecessor's pension plans historically, the Predecessor amortized the asset gains and losses over five years for determining the market related value of assets used to calculate the expected return component of pension income. The fair value of the plan assets as of February 28, 2003, was used to compute the expected return on plan assets that was included in the pension expense of the Successor for the four month period ended June 27, 2003.

Another key assumption in determining our net pension income/expense is the determination of the discount rate to be used to discount plan liabilities. The discount rate reflects the current rate at which the pension liabilities could be effectively settled at the end of the year. In estimating this rate, we look to rates of return on high quality, fixed-income investments that receive one of the two highest ratings given by a recognized ratings agency, and we review the assumption with our actuary. As of December 31, 2001, the Predecessor determined its pension discount rates to be 7.25% for the U.S. plans and 5.75% for the U.K. plan. As of December 31, 2002, the Predecessor assumed discount rates of 6.5% and 5.5% for the U.S. plans and the U.K. plan, respectively. These rates were used for the two month period ended February 28, 2003. Beginning March 1, 2003, we are using discount rates of 6.25% and 5.5% for the U.S. plans and the U.K. plan respectively. Changes in discount rates over the past three years have not materially affected pension income (expense), and the net effect of changes in the discount rate, as well as the net effect of other changes in actuarial assumptions and experience, have been deferred historically as allowed by SFAS 87. As a result of the Acquisition and the application of purchase accounting, all unamortized historical changes were immediately recognized in the opening balance sheet.

Other post-retirement benefits

We account for our other post-retirement benefits ("OPEB") in accordance with SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions" ("SFAS 106"),_which requires that amounts recognized in financial statements be determined on an actuarial basis. This determination requires the selection of a discount rate and health care cost trend rates used to value benefit obligations. The discount rate reflects the current rate at which the OPEB liabilities could be effectively settled at the end of the year. In estimating this rate, we look to rates of return on high quality, fixed-income investments that receive one of the two highest ratings given by a recognized ratings agency and we review the assumption with our actuary. As of December 31, 2001, the Predecessor determined its discount rate for OPEB to be 7.25%. The Predecessor used a discount rate for OPEB of 6.5% for the two month period ended February 28, 2003, based on information available as of December 31, 2002. Beginning March 1, 2003, we are using a discount rate for OPEB of 6.25%. We develop our estimate of the health care cost trend rates used to value benefit obligations through review of our recent health care cost trend experience and through discussions with our actuary regarding the experience of similar companies. At December 31, 2001, the Predecessor assumed a 6.4% annual rate of increase in the per capita cost of covered health care benefits for the U.S. plan (representing substantially all of the OPEB benefits) which was assumed to gradually decrease to 5.1% in the year 2009 and remain at that level thereafter. At December 31, 2002, the Predecessor assumed a 10.0% annual rate of increase in the per capita cost of covered health care benefits for the U.S. plan, which was assumed to decrease gradually to 5.0% over eight years and remain at that level thereafter. This assumption was not changed upon the Acquisition. We fund our OPEB obligation on a pay-as-you-go basis and have no plan assets. Changes in the assumed discount rate or health care cost trend rate can have a significant impact on our actuarially determined liability and related OPEB expense.

Environmental

Governmental regulations relating to the discharge of materials into the environment, or otherwise relating to the protection of the environment, have had, and will continue to have, an effect on our operations and us. We have made and continue to make expenditures for projects relating to the environment, including pollution control devices for new and existing facilities. We are conducting a number of environmental investigations and remedial actions at current and former locations to comply with applicable requirements and, along with other companies, have been named a potentially responsible party for certain waste management sites.

A reserve estimate for each matter is established using standard engineering cost estimating techniques on an undiscounted basis. In the determination of such costs, consideration is given to the professional judgment of our environmental engineers, in consultation with outside environmental specialists, when necessary. At multi-party sites, the reserve estimate also reflects the expected allocation of total project costs among the various potentially responsible parties. Each of the environmental matters is subject to various uncertainties, and some of these matters may be resolved unfavorably to us. We believe that any liability, in excess of amounts accrued in our consolidated financial statements, that may result from the resolution of these matters for which sufficient information is available to support cost estimates, will not have a material adverse affect on our financial position, result of operations or cash flows. However, we cannot predict the effect on our financial position, results of operations or cash flows for aspects of certain matters for which there is insufficient information. In addition, we cannot predict the effect of compliance with environmental laws and regulations with respect to unknown environmental matters.

Total company results of operations

The historical and pro forma results of operations of the Predecessor and the Successor reflect the impact of various unusual items during the periods discussed. Earnings (losses) from continuing operations before income taxes and extraordinary item for the years ended December 31, 2000, 2001 and 2002 and the six months ended June 28, 2002, two months ended February 28, 2003 and four months ended June 27, 2003 were negatively impacted by the effects of these unusual items as presented in the following table:

	Predecessor					Successor
	Year ended December 31,			Six months ended June 28, 2002	Two months ended February 28, 2003	Four months ended June 27, 2003
(Dollars in millions)	2000	2001	2002
				(unaudited)	(unaudited)	(unaudited)
Restructuring charges:
Severance and other (cash)	$(77)	$(189)	$(27)	$(7)	$(3)	$(3)
Asset impairments (non-cash)	(8)	(24)	(32)	(2)	—	—
Total restructuring charges	(85)	(213)	(59)	(9)	(3)	(3)
Asset impairment charges other than restructuring	(67)	(50)	(17)	(4)	—	—
Pending and threatened litigation and claims, including certain warranty claims in 2000	(65)	(36)	(2)	—	—	—
Net gain from the sale of assets	21	18	12	5	—	—
Unrealized losses on foreign currency hedges and expenses related to the acquisition of Lucas Varity	(9)	—	—	—	—	—
Northrop Grumman/TRW merger-related transaction costs	—	—	(23)	—	(6)	—
Other charges	(17)	—	—	—	—	—
	$(222)	$(281)	$(89)	$(8)	$(9)	$(3)

These unusual items are classified in the statements of operations as follows:

	Predecessor					Successor
	Year ended December 31,			Six months ended June 28, 2002	Two months ended February 28, 2003	Four months ended June 27, 2003
(Dollars in millions)	2000	2001	2002
				(unaudited)	(unaudited)	(unaudited)
Cost of sales	$147	$169	$61	$10	$3	$—
Administrative and selling expenses	42	87	35	—	5	3
Amortization of goodwill and intangible assets	—	1	1	—	—	—
Other (income) expense—net	33	24	(8)	(2)	1	—
Interest expense	—	—	—	—	—	—
Loss from continuing operations before income taxes	222	281	89	8	9	3
Income tax benefit	65	98	24	4	3	—
Loss from continuing operations	$157	$183	$65	$4	$6	$3

In addition, the Predecessor's statement of operations for the six months ended June 28, 2002 includes a $4 million gain on the retirement of debt ($2 million after tax) reclassified as such as of January 1, 2003 per SFAS 145.

Pro forma results of operations for the six months ended June 27, 2003 and for the six months ended June 28, 2002.

The following unaudited pro forma combined and consolidated statements of operations for the six months ended June 27, 2003 and June 28, 2002 include adjustments to reflect the effect of the Acquisition as if it had occurred on January 1 of each period. These unaudited pro forma combined and consolidated statements of operations and related notes are provided for informational purposes only and do not purport to be indicative of the results which would have actually been attained had the Acquisition occurred at the beginning of each period presented or that may be attained in the future.

Pro forma combined and consolidated statements of operations

For the six months ended June 27, 2003
(Unaudited)

(Dollars in millions)	Predecessor Historical Two months ended February 28, 2003	Successor Historical Four months ended June 27, 2003	Pro forma Adjustments		Pro forma
Sales	$1,916	$3,917	$(43	)(a)	$5,790
Cost of sales	1,686	3,488	(99)	(b)	5,075
Gross profit	230	429	56		715
Administrative and selling expenses	100	175	(2)	(c)	273
Research and development expenses	27	54	—		81
Purchased in-process research and development	—	85	(85	)(d)	—
Amortization of intangible assets	2	5	1	(e)	8
Other (income) expense—net	4	(24)	(1	)(f)	(21)
Operating income	97	134	143		374
Interest expense	48	111	(17	)(g)	142
Interest income	(1)	(4)	1	(g)	(4)
Loss on sale of receivables	—	25	(16	)(g)	9
Earnings before income taxes	50	2	175		227
Income tax expense	19	53	15	(h)	87
Net earnings (losses)	$31	$(51)	$160		$140

(a)	Reflects the elimination of the sales of TKS which was not transferred to us as part of the Acquisition. See note 1 to the unaudited combined and consolidated interim financial statements.
(b)	Reflects the elimination of $40 million of cost of sales of TKS, $12 million in pension and OPEB adjustments as a result of purchase accounting, the elimination of the effects of a $42 million inventory write-up recorded as a result of the Acquisition and $5 million net decrease in depreciation and amortization from fair value adjustments to fixed assets and certain intangibles.
(c)	Reflects the elimination of $1 million administrative and selling expense of TKS, the addition of $1 million in sponsor monitoring fee payable to an affiliate of Blackstone and $2 million decrease in depreciation and amortization from fair value adjustments to fixed assets and certain intangibles.
(d)	Reflects the elimination of the fair value of purchased in-process research and development expensed as a result of the Acquisition.
(e)	Reflects the incremental increase in amortization expense resulting from assignment of fair value to certain intangibles.
(f)	Reflects the elimination of $1 million other expense related to TKS.
(g)	Reflects adjustments to show pro forma net financing costs based upon our new capital structure and the initiation of our receivables facility.
(h)	Reflects the tax effect of the above adjustments at the applicable tax rate.

Pro forma combined statements of operations

For the six months ended June 28, 2002
(Unaudited)

(Dollars in millions)	Predecessor Historical	Pro forma Adjustments		Pro forma
Sales	$5,411	$(123	)(a)	$5,288
Cost of sales	4,698	(134	)(b)	4,564
Gross profit	713	11		724
Administrative and selling expenses	263	(20	)(c)	243
Research and development expenses	74	—		74
Amortization of intangible assets	8	1	(d)	9
Other expense, net	11	(4	)(e)	7
Operating income	357	34		391
Interest expense	148	(8	)(f)	140
Interest income	(2)	—		(2)
Loss on sale of receivables	4	1	(f)	5
Gain on retirement of debt	(4)	4	(g)	—
Earnings before income taxes	211	37		248
Income tax expense	71	12	(h)	83
Net earnings	$140	$25		$165

(a)	Reflects the elimination of sales of TKS which was not transferred to us as part of the Acquisition. See note 1 to the unaudited combined and consolidated interim financial statements.
(b)	Reflects the elimination of $114 million of cost of sales of TKS, $5 million in pension adjustments as a result of purchase accounting and $15 million net decrease in depreciation and amortization from fair value adjustments to fixed assets and certain intangibles.
(c)	Reflects the elimination of $1 million in administrative and selling expenses for TKS, $15 million net reduction in historical corporate allocations compared to estimated stand alone costs including the sponsor monitoring fee and $4 million net decrease in depreciation and amortization from fair value adjustments to fixed assets and certain intangibles.
(d)	Reflects the incremental increase in amortization expense resulting from fair value adjustments to certain intangibles.
(e)	Reflects the elimination of $4 million of other expense related to TKS.
(f)	Reflects adjustments to show pro forma interest expense based upon our new capital structure.
(g)	Reflects the elimination of the gain on the repurchase of £5.4 million Lucas Varity senior notes in the first quarter of 2002. Gain was reclassified from "extraordinary items" to "earnings before income taxes" under SFAS 145 as of January 1, 2003.
(h)	Reflects the tax effect of the above adjustments at the applicable tax rate.

Pro forma six months ended June 27, 2003 compared to pro forma six months ended June 28, 2002

Sales for the six months ended June 27, 2003 of $5,790 million increased $502 million from $5,288 million for the six months ended June 28, 2002. Higher sales resulted primarily from the favorable impact of foreign currency exchange of $507 million partially offset by $5 million for the unfavorable impact of price reductions in excess of higher volume from new product growth. Globally our sales volume is up nearly 2% year on year. In North America where production was down 3% (5% within the "Big Three" VMs) our sales were 3% down. In Europe where production was slightly down, our sales were up 5% year on year due to our strong business base in that marketplace. Significant volume growth in the Asia Pacific region was achieved during the period.

Gross profit for the six months ended June 27, 2003 of $715 million declined $9 million from $724 million for the six months ended June 28, 2002. The decrease primarily resulted from a decline in net pension and OPEB income of $88 million, and the net unfavorable impact of negative product mix and higher volume of $39 million in the prior year period, partially offset by the favorable impact of foreign currency exchange of $70 million, cost reduction savings in excess of inflation and lower pricing of $43 million, and lower charges for unusual items of $7 million. Gross profit for the six months ended June 27, 2003 was reduced by unusual items of $3 million, which were primarily restructuring costs for severance. Net pension and OPEB income included in gross profit for the six months ended June 27, 2003 was approximately $2 million compared to $90 million for the six months ended June 28, 2002. Gross profit for the six months ended June 28, 2002 was reduced by unusual items of $10 million, consisting of restructuring expense primarily for severance of $7 million, restructuring expense for asset impairments of $2 million, and asset impairment charges other than restructuring of $1 million. Gross profit as a percentage of sales for the six months ended June 27, 2003 was 12.3% compared to 13.7% for the six months ended June 28, 2002.

Administrative and selling expenses for the six months ended June 27, 2003 of $273 million increased $30 million from $243 million for the six months ended June 28, 2002. Higher costs resulted primarily from the unfavorable impact of foreign currency exchange of $15 million, an increase in charges for unusual items of $8 million, and an increase in advertising and professional fees of $5 million. Administrative and selling expenses for the six months ended June 27, 2003 included $8 million of charges for unusual items, which consisted of approximately $5 million for costs associated with our separation from Northrop Grumman and $3 million of restructuring costs. Net pension and OPEB expense included in administrative and selling expenses for the six months ended June 27, 2003 and June 28, 2002 was approximately $13 million and $11 million, respectively. Administrative and selling expenses as a percentage of sales were 4.7% for the six months ended June 27, 2003 compared to 4.6% for the six months ended June 28, 2002.

Research and development expenses were $81 million for the six months ended June 27, 2003 compared to $74 million for the six months ended June 28, 2002. Expenses increased primarily due to the unfavorable impact of foreign currency exchange of $9 million, partially offset by lower spending and cost reductions. Research and development expenses as a percentage of sales were 1.4% for the six months ended June 27, 2003 and for the six months ended June 28, 2002.

Other (income) expense – net for the six months ended June 27, 2003 was income of $21 million compared to expense of $7 million for the six months ended June 28, 2002. Other income for the six months ended June 27, 2003 consisted of unrealized foreign currency exchange gains of $16 million, earnings of affiliates of $4 million, asset impairment expense of $1 million and other miscellaneous income of $2 million. Other expense for the six months ended June 28, 2002 consisted of earnings of affiliates of $2 million, net gains on sales of assets of $5 million, asset impairment expense of $3 million and other expenses of $11 million.

Interest expense for the six months ended June 27, 2003 was $142 million compared to $140 million for the six months ended June 28, 2002.

The effective tax rate for the six months ended June 27, 2003 was higher than the statutory rate due primarily to tax losses in the U.S., where tax benefits were being fully reserved. These tax losses were primarily being generated by interest expense. The blended rate used for the four months ended June 27, 2003 was 61%. For the two months ended February 28, 2003 the combined statement of operations includes an allocation to the Predecessor of TRW's and Northrop Grumman's income taxes (credits) in amounts generally equivalent to the provisions that would have resulted had these entities filed separate income tax returns for the period presented.

EBITDA for the six months ended June 27, 2003 was $607 million compared to $614 million for the six months ended June 28, 2002. The decrease resulted primarily from a decline in net pension and OPEB income of $90 million and the impact of negative product mix, partially offset by higher volume of $39 million, an increase in charges for unusual items of $4 million and other net costs of $5 million. These decreases were largely offset by the favorable impact of foreign currency of $79 million, and savings from cost reduction activities in excess of inflation and lower pricing of $52 million. Net pension and OPEB expense for the six months ended June 27, 2003 was $10 million compared to income of $79 million for the six months ended June 28, 2002. EBITDA for the six months ended June 27, 2003 was reduced by unusual items of $12 million, which consisted of restructuring expenses (principally for severance) of $6 million and $6 million for costs associated with our separation from Northrop Grumman. EBITDA for the six months ended June 28, 2002 was reduced by unusual items totaling $8 million, which consisted of restructuring expense (mainly for severance) of $7 million, restructuring expense for asset impairments of $2 million, asset impairment charges other than restructuring of $4 million, and net gain on sale of assets of $5 million.

EBITDA, a measure used by management to measure performance, is reconciled to net earnings (losses) in the following table. Our management believes EBITDA is useful to the investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings (losses) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA, as presented herein, differ from the amounts calculated under the definition of EBITDA used in our debt instruments. The definition of EBITDA used in our debt instruments is further adjusted for certain cash and non-cash charges and is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making certain payments.

The following table provides a reconciliation of net earnings to EBITDA:

	Pro forma six months ended
	June 28, 2002	June 27, 2003
Net earnings	$165	$140
Depreciation and amortization	223	233
Interest expense	140	142
Interest income	(2)	(4)
Loss on sale of receivables	5	9
Income tax expense (benefit)	83	87
EBITDA	$614	$607

Short period discussions on a historical basis

As a result of the Acquisition, our historical results of operations for the four months ended June 27, 2003 are reported on a different basis under the purchase method of accounting and thus are not comparable to previous periods of the Predecessor. Following is a discussion of the results of operations of the Predecessor for the two months ended February 28, 2003 and of the Successor for the four months ended June 27, 2003 on a historical basis.

Two months ended February 28, 2003

For the two months ended February 28, 2003, the Predecessor generated sales of $1,916 million, with cost of sales of $1,686 million, resulting in a gross profit of $230 million and a gross profit margin of 12.0%. Administrative and selling expenses were $100 million or 5.2% of sales. Research and development expenses were $27 million or 1.4% of sales. Amortization of intangible assets was $2 million, other expense was $4 million and operating income was $97 million or 5.1% of sales. Interest expense was $48 million, interest income was $1 million and income tax expense was $19 million. Net earnings were $31 million or 1.6% of sales.

Four months ended June 27, 2003

For the four months ended June 27, 2003, the Successor generated sales of $3,917 million, with cost of sales of $3,488 million, resulting in a gross profit of $429 million and a gross profit margin of 11.0%. Administrative and selling expenses were $175 million or 4.5% of sales. Research and development expenses were $54 million or 1.4% of sales. Purchased in-process research and development expenses were $85 million or 2.2% of sales. Amortization of intangible assets was $5 million, other income was $24 million and operating income was $134 million or 3.4% of sales. Interest expense was $111 million, interest income was $4 million, loss on sale of receivables was $25 million and income tax expense was $53 million. Net losses were $51 million or 1.3% of sales. Included in cost of sales for the four months ended June 27, 2003 is a $42 million charge for the reversal of inventory fair value write-up recorded as of the Acquisition date, relating to acquired inventory sold during the period. Included in interest expense was $11 million related to bridge commitment fees and $5 million of net interest expense on borrowed funds held in escrow prior to the closing of the Acquisition. Included in loss on sale of receivables was $18 million of one-time fees related to the establishment of the receivables facility.

Historical 2002 compared to 2001

Sales for 2002 of $10.6 billion increased $539 million from $10.1 billion in 2001. The increase resulted from higher volume, net of price reductions, of $384 million, and the positive impact of foreign currency exchange of $224 million, partially offset by the effect of divestitures completed in 2001 of $69 million. Higher volume primarily reflected higher customer vehicle production in North America and sales growth in the Asia Pacific region.

Gross profit for 2002 of $1,315 million increased $213 million from $1,102 million in 2001. The increase was primarily due to a decrease in unusual items of $108 million, the combined effect of savings from cost reduction activities and a seat belt recall in the third quarter of 2001, net of price reductions and inflation, of $104 million, the net positive impact of higher sales volume and product mix of $24 million, higher UK pension income of $16 million, and the favorable effect of foreign currency exchange of $13 million. This increase was partially offset by a combination of higher costs due to a product launch in Europe, a temporary increase in costs following the closing of a facility in Europe and asset write-offs totaling $32 million, and the impact of divestitures completed in 2001 of $23 million. Gross profit in 2002 was reduced by unusual items totaling $61 million, consisting of restructuring charges of $43 million, principally for asset impairments and severance related expenses, asset impairment charges other than restructuring of $14 million and other charges related to employee compensation arising from the Northrop Grumman acquisition of TRW of $4 million. Gross profit in 2001 was reduced by unusual items totaling $169 million, consisting of $126 million in restructuring expenses, asset impairment charges other than restructuring of $38 million and other charges of $5 million. Gross profit margin for 2002 increased to 12.4% from 10.9% in 2001.

Administrative and selling expenses for 2002 of $541 million decreased $56 million from $597 million in 2001. Lower expenses resulted primarily from a decrease in unusual items of $52 million, the effect of divestitures completed in 2001 of $10 million and net cost reductions of $6 million, partially offset by the unfavorable effect of foreign currency exchange of $6 million and higher costs associated with increased volume of $4 million. Administrative and selling expenses in 2002 included charges for unusual items of $35 million, consisting of restructuring expenses primarily for severance of $16 million and other charges of $19 million related to employee compensation arising from the Northrop Grumman acquisition of TRW. Administrative and selling expenses in 2001 included unusual items related to restructuring charges of $87 million. Administrative and selling expenses as a percentage of sales were 5.1% in 2002 compared to 5.9 % in 2001.

Research and development expenses were $151 million in 2002 and $131 million in 2001. The increase in expenses is primarily due to additional engineering costs on next generation vehicle control systems and the unfavorable effect of foreign currency exchange.

Interest expense for 2002 of $316 million decreased $57 million from $373 million in 2001. The decrease resulted from lower average debt outstanding and lower short-term interest rates in the United States.

Amortization of intangible assets and goodwill was $15 million in 2002 compared to $78 million in 2001. The decrease resulted primarily from the adoption of SFAS 142 on January 1, 2002, in accordance with which goodwill is no longer amortized.

Other (income) expense – net was income of $6 million and $2 million for 2002 and 2001, respectively. Other income for 2002 consisted of net gain on sale of assets of $12 million, earnings of affiliates of $6 million and miscellaneous other income of $4 million, partially offset by asset impairment charges of $9 million and foreign currency exchange losses of $7 million. Other income for 2001 consisted of a net gain on the sale of assets of $18 million, primarily from the disposition of electrical products and aftermarket businesses in India and Turkey, earnings of affiliate of $9 million and other income of $15 million, partially offset by pending and threatened litigation expenses of $29 million and asset impairment charges of $11 million.

The effective tax rate was 45.9% in both 2002 and 2001.

EBITDA for 2002 of $1,123 million increased $277 million from $846 million for 2001. The increase resulted primarily from a reduction in unusual items of $192 million, the combined positive impact of a seatbelt recall in 2001 and cost reductions in excess of lower pricing and inflation of $102 million, the favorable impact of foreign currency exchange of $16 million, the net positive impact of higher volume partially reduced by a shift to lower margin products of $11 million, and an increase in net pension and OPEB income of $10 million. The increase was partially reduced by higher costs related to a product launch in Europe, a temporary increase in costs following the closure of a facility in Europe and asset write-offs totaling $32 million, and the unfavorable impact of divestitures completed in 2001 of $10 million. EBITDA for 2002 included unusual items totaling $88 million, consisting of restructuring charges of $58 million, asset impairment charges other than restructuring of $17 million, charges related to the acquisition of TRW by Northrop Grumman of $23 million, litigation charges of $2 million and gains on asset sales of $12 million. EBITDA for 2001 included unusual items aggregating $280 million, consisting of restructuring charges of $213 million, asset impairment charges other than restructuring of $49 million, charges for pending and threatened litigation and claims of $36 million, and gains on the sale of assets of $18 million. EBITDA included net pension and OPEB income of $153 million in 2002 and $143 million in 2001.

Historical 2001 compared to 2000

Sales for 2001 of $10.1 billion decreased approximately $830 million from $10.9 billion in 2000. The decrease resulted primarily from $282 million of reduced sales due to the effects of a decline in vehicle production by our customers, primarily in North America, the negative effect of foreign currency exchange of $211 million, business divestitures of $198 million and lower pricing of $150 million.

Gross profit for 2001 of $1,102 million decreased $381 million from $1,483 million in 2000. The decrease was primarily due to lower volume and lower margin on new products of $207 million, lower pricing of $150 million, increased warranty and recall charges of $29 million, the effect of foreign currency exchange of $39 million, divestitures of $58 million and an increase in unusual items of $22 million, partially offset by net cost reductions of $146 million. Gross profit for 2001 was negatively impacted by unusual items totaling $169 million, consisting of $126 million in restructuring expenses, asset impairment charges of $38 million and other charges of $5 million. Gross profit for 2000 was reduced by unusual items totaling $147 million, consisting of restructuring charges of $43 million, charges for the impairment of assets of $67 million and other charges of $37 million, primarily for certain warranty costs. Gross profit margin for 2001 decreased to 10.9% from 13.6% in 2000.

Administrative and selling expenses for 2001 of $597 million decreased $73 million from $670 million in 2000, primarily due to the effects of divestitures of $35 million, cost reductions and lower general and administrative corporate expenses allocated to us of $61 million and the effect of foreign currency exchange of $10 million, which were partially offset by an increase in restructuring charges of $45 million. Administrative and selling expenses included unusual items related to restructuring charges of $87 million in 2001 and $42 million in 2000. Administrative and selling expenses as a percentage of sales improved to 5.9% in 2001 from 6.1% in 2000.

Research and development expenses for 2001 were $131 million and $167 million in 2000. Lower spending on research and development was primarily the result of cost reductions of $17 million and a shift in resources to applications engineering, which relates to applying products to fit customers' needs, of $13 million.

Interest expense for 2001 of $373 million decreased $14 million from $387 million in 2000 as a result of lower short-term interest rates in the United States and lower average debt balances, including debt allocated from TRW.

Other (income) expense—net was income of $2 million and zero in 2001 and 2000, respectively. Included in 2001 were net gains on sales of assets of $18 million, primarily from the disposition of electrical products and aftermarket businesses in India and Turkey, asset impairment charges of $11 million, pending and threatened litigation expenses of $29 million, earnings of affiliates of $9 million and other income of $15 million. Included in 2000 were net gains on sales of assets of $22 million, primarily from the disposition of Nelson Stud Welding and Australian Steering, offset by $9 million of unrealized losses on foreign currency hedges associated with the Lucas Varity acquisition, pending and threatened litigation charges of $25 million, earnings of affiliates of $7 million and other income of $5 million.

The effective tax rate in 2001 was 45.9% compared to 51.9% in 2000. The decrease in the effective tax rate resulted primarily from the loss position in 2001, lower foreign taxes in 2001 and non-deductible penalties in 2000.

EBITDA for 2001 of $846 million decreased $301 million from $1,147 million for 2000. The decrease resulted primarily from the combined impact of lower sales volume and lower margin on new products of $207 million, an increase in charges for unusual items of $58 million, the impact of unfavorable foreign currency exchange of $42 million, increased warranty and recall charges of $29 million, and divestitures of $23 million, partially offset by cost reductions in excess of lower pricing and inflation of $70 million. EBITDA for 2001 included unusual items aggregating $280 million, consisting of restructuring charges of $213 million, asset impairment charges other than restructuring of $49 million, and pending and threatened litigation and claims of $36 million, partially offset by gains on the sale of assets of $18 million. EBITDA for 2000 included unusual items totaling $222 million, consisting of restructuring charges of $85, asset impairment charges other than restructuring of $67 million, pending and threatened litigation charges of $65 million, unrealized losses on foreign currency hedges and expenses related to the acquisition of Lucas Varity of $9 million, and other charges of $17 million, partially offset by gains on the sale of assets of $21 million. EBITDA included net pension and OPEB income of $143 million in 2001 and $146 million in 2000.

Segment results of operations

The following table reconciles pro forma segment sales and profit before taxes to pro forma consolidated sales and profit before taxes for the six month periods ended June 27, 2003 and June 28, 2002. See note 9 to the unaudited combined and consolidated interim financial statements for the reconciliation of historical segment sales and profit before taxes to historical consolidated amounts for the periods presented.

	Pro forma
(Dollars in millions)	Six months ended June 28, 2002	Six months ended June 27, 2003
Sales:
Chassis Systems	$2,944	$3,309
Occupant Safety Systems	1,614	1,701
Other Automotive	730	780
	$5,288	$5,790
Profit before taxes:
Chassis Systems	$172	$166
Occupant Safety Systems	115	170
Other Automovtive	67	74
Segment profit before taxes	354	410
Corporate expense and other	(54)	(58)
Financing costs	(148)	(150)
Net employee benefits income	96	25
Profit before taxes	$248	$227

Chassis Systems

For the six months ended June 27, 2003

(Dollars in millions)	Predecessor Historical Two months ended February 28, 2003	Successor Historical Four months ended June 27, 2003	Pro forma adjustments	Pro forma
Sales	$1,110	$2,242	$(43)	$3,309
Profit before taxes	46	30	90	166
Unusual items—expense included in profit before taxes	(2)	(3)	—	(5)

For the six months ended June 28, 2002

(Dollars in millions)	Predecessor Historical	Pro forma Adjustments	Pro forma
Sales	$3,067	$(123)	$2,944
Profit before taxes	159	13	172
Unusual items—expense included in profit before taxes	(3)	—	(3)

For the three years ended December 31, 2002

	Year ended December 31,
(Dollars in millions)	2000	2001	2002
Sales	$5,970	$5,617	$6,078
Profit before taxes	371	228	256
Unusual items—expense included in profit before taxes	(101)	(110)	(26)

Pro forma six months ended June 27, 2003 compared to pro forma six months ended June 28, 2002

Sales for the six months ended June 27, 2003 of $3,309 million increased $365 million from $2,944 million for the six months ended June 28, 2002. The increase resulted from the favorable impact of foreign currency exchange of $270 million and $95 million for the combined favorable impact of higher customer volume and new product growth, net of lower pricing.

Profit before taxes for the six months ended June 27, 2003 of $166 million declined $6 million from $172 million for the six months June 28, 2002. The decrease primarily resulted from an unfavorable product mix that was partly offset by the favorable effect of higher volume of $19 million, and an increase in net pension and OPEB expense of $15 million, partially offset by the favorable impact of foreign currency exchange of $15 million and savings from cost reduction activities in excess of inflation and lower pricing of $14 million. Unusual items for the six months ended June 27, 2003 included restructuring expense of $5 million, primarily severance due to workforce reductions. Unusual items for the six months ended June 28, 2002 included restructuring expense of $3 million, primarily for severance and an asset impairment charge.

Historical 2002 compared to 2001

Sales for 2002 of $6,078 million increased $461 million from $5,617 million in 2001. The increase in 2002 sales resulted primarily from higher volume, net of price reductions, of $346 million and the favorable impact of foreign currency exchange of $114 million. Higher volume was mainly due to increased vehicle customer production in North America and sales growth in the Asia Pacific region.

Profit before taxes for 2002 of $256 million increased $28 million from $228 million in 2001. The increase resulted primarily from a decrease of $84 million in unusual items and the positive impact of higher volume and product mix of $8 million, partially offset by the negative impact of lower pricing and inflation in excess of cost reductions of $27 million, a combination of higher costs due to a product launch in Europe, temporary cost increases following the closing of a facility in Europe and asset write-offs totaling $25 million, and the unfavorable effect of foreign currency exchange of $5 million. Unusual items in 2002 included restructuring charges of $20 million, primarily for severance and asset impairments, and asset impairment charges other than restructuring of $6 million. Unusual items in 2001 included several restructuring program charges aggregating $86 million, asset impairment charges of $28 million and other charges of $5 million, partially offset by gains on asset sales of $9 million.

Historical 2001 compared to 2000

Sales for 2001 of $5,617 million decreased $353 million from $5,970 million in 2000. The decrease in 2001 sales resulted primarily from lower volume of $178 million due to lower vehicle production in North America partially offset by higher vehicle production in Europe, the effect of foreign currency exchange of $134 million and lower pricing of $32 million.

Profit before taxes for 2001 of $228 million decreased $143 million from $371 million in 2000. The decrease resulted primarily from lower sales volume and lower margin on new products totaling $159 million, lower pricing of $32 million, the effect of foreign currency exchange of $17 million and a $9 million increase in unusual items, partially offset by net cost reductions of $77 million. Unusual items in 2001 included several restructuring program charges aggregating $86 million, asset impairment charges of $28 million and other charges of $5 million, partially offset by gains on asset sales of $9 million. Unusual items included in profit before taxes in 2000 included restructuring charges of $45 million, a charge for certain warranty and other costs of $47 million and losses incurred on business disposals of $9 million.

Occupant Safety Systems

For the six months ended June 27, 2003

(Dollars in millions)	Predecessor Historical Two months ended February 28, 2003	Successor Historical Four months ended June 27, 2003	Pro forma adjustments	Pro forma
Sales	$555	$1,146	$—	$1,701
Profit before taxes	53	83	34	170
Unusual items—expense included in profit before taxes	(1)	—	—	(1)

For the six months ended June 28, 2002

(Dollars in millions)	Predecessor Historical	Pro forma Adjustments	Pro forma
Sales	$1,614	$—	$1,614
Profit before taxes	116	(1)	115
Unusual items—expense included in profit before taxes	(9)	—	(9)

For the three years ended December 31, 2002

	Year ended December 31,
(Dollars in millions)	2000	2001	2002
Sales	$3,182	$2,997	$3,143
Profit before taxes	134	110	224
Unusual items—expense included in profit before taxes	(105)	(57)	(47)

Pro forma six months ended June 27, 2003 compared to pro forma six months ended June 28, 2002

Sales for the six months ended June 27, 2003 of $1,701 million increased $87 million from $1,614 million for the six months ended June 28, 2002. The increase resulted from the favorable impact of foreign currency exchange of $162 million that was partially offset by a combination of lower volume and price reductions totaling $75 million.

Profit before taxes for the six months ended June 27, 2003 of $170 million increased $55 million from $115 million for the six months ended June 28, 2002. The increase primarily reflected savings from cost reductions in excess of inflation and price givebacks of $43 million, the favorable impact of foreign currency exchange of $21 million and a decrease in charges for unusual items of $8 million, partially offset by the unfavorable impact of lower volume and negative product mix of $15 million. Unusual items for the six months ended June 27, 2003 consisted of restructuring expense of $1 million, primarily severance. Unusual items for the six months ended June 28, 2002 included restructuring charges of $6 million and a write-down of an investment in an affiliate of $3 million.

Historical 2002 compared to 2001

Sales for 2002 of $3,143 million increased $146 million from $2,997 million in 2001. Increased sales resulted from the favorable impact of foreign currency exchange of $74 million and the positive impact of higher volume, net of lower pricing, of $72 million.

Profit before taxes for 2002 of $224 million increased $114 million compared to $110 million in 2001. The increase primarily reflected the net combined effect of a seat belt recall in 2001 and cost reductions in excess of lower pricing and inflation of $93 million, the net positive impact of higher volume and product mix of $9 million, the favorable effect of foreign currency exchange of $9 million and a decrease in unusual items of $10 million, partially offset by asset write-offs totaling $6 million. Unusual items in 2002 totaled $47 million, consisting primarily of restructuring charges for asset impairments of $21 million, restructuring charges primarily for severance of $13 million, and asset impairment charges other than restructuring of $12 million. Unusual items in 2001 included several restructuring program charges aggregating $47 million and asset impairment charges of $10 million.

Historical 2001 compared to 2000

Sales for 2001 of $2,997 million decreased $185 million from $3,182 million in 2000. The decrease in 2001 sales resulted primarily from lower pricing of $107 million, the effect of foreign currency exchange of $59 million and lower volume of $26 million due to lower production in North America slightly offset by higher vehicle production in Europe.

Profit before taxes for 2001 of $110 million decreased $24 million from $134 million in 2000. The decrease resulted primarily from lower pricing of $107 million, lower sales volume and lower margin on new products of $31 million, increased charges from the effect of a seat belt recall of $17 million, the effect of foreign currency exchange of $6 million, partially offset by cost reductions of $93 million and a decrease of $48 million in unusual items. Unusual items in 2001 included several restructuring program charges aggregating $47 million and asset impairment charges of $10 million. Unusual items included in profit before taxes in 2000 included restructuring charges of $17 million, an asset impairment charge of $52 million, and claims, pending litigation and other charges of $36 million.

Other Automotive

For the six months ended June 27, 2003

(Dollars in millions)	Predecessor Historical Two months ended February 28, 2003	Successor Historical Four months ended June 27, 2003	Pro forma adjustments	Pro forma
Sales	$251	$529	$—	$780
Profit before taxes	26	43	5	74
Unusual items—income (expense) included in profit before taxes	—	—	—	—

For the six months ended June 28, 2002

(Dollars in millions)	Predecessor Historical	Pro forma Adjustments	Pro forma
Sales	$730	$—	$730
Profit before taxes	73	(6)	67
Unusual items—income (expense) included in profit before taxes	—	—	—

For the three years ended December 31, 2002

	Year ended December 31,
(Dollars in millions)	2000	2001	2002
Sales	$1,768	$1,477	$1,409
Profit before taxes	156	40	148
Unusual items—income (expense) included in profit before taxes	(7)	(84)	2

Pro forma six months ended June 27, 2003 compared to pro forma six months ended June 28, 2002

Sales for the six months June 27, 2003 of $780 million increased $50 million from $730 million for the six months ended June 28, 2002. The increase was primarily due to the favorable impact of foreign currency exchange of $75 million, which was partially offset by unfavorable impact of lower volume and price reductions of $25 million.

Profit before taxes for the six months ended June 27, 2003 of $74 million improved $7 million from $67 million for the six months ended June 28, 2002. The improvement primarily resulted from savings from cost reductions in excess of inflation and lower customer pricing totaling $11 million and the favorable impact of foreign currency exchange of $7 million, partially offset by the unfavorable impact of lower volume and adverse product mix of $5 million and higher net pension and OPEB expense of $4 million.

Historical 2002 compared to 2001

Sales for 2002 of $1,409 million declined $68 million compared to $1,477 million in 2001. The decline in sales resulted from the effect of divestitures completed in 2001 of $69 million, and the combination of lower volume and price reductions totaling $35 million, partially offset by the favorable effect of foreign currency exchange of $36 million.

Profit before taxes for 2002 of $148 million increased $108 million compared to $40 million in 2001. The increase was primarily due to lower unusual items of $86 million, cost reductions in excess of lower pricing and inflation of $35 million, and the favorable impact of foreign currency exchange of $4 million, partially offset by the effect of divestitures completed in 2001 of $10 million and negative impact of lower volume of $5 million. Unusual items in 2002 included restructuring charges of $4 million, primarily for severance, and asset impairment charges of $6 million, offset by gains on asset sales of $7 million and other income of $5 million.

Historical 2001 compared to 2000

Sales for 2001 of $1,477 million decreased $291 million from $1,768 million in 2000. The decrease in 2001 sales resulted primarily from lower volume of $78 million due to lower vehicle production in North America partially offset by higher vehicle production in Europe, divestitures of several businesses in 2001 and in 2000 of $198 million, the effect of foreign currency exchange of $18 million and lower pricing of $11 million.

Profit before taxes for 2001 of $40 million decreased $116 million from $156 million in 2000. The decrease resulted primarily from higher unusual items of $77 million, lower sales volume and lower margin on new products totaling $17 million, the effect of divestitures of $21 million and lower pricing of $11 million, partially offset by cost reductions of $16 million. Unusual items in 2001 included several restructuring programs aggregating approximately $80 million, asset impairment charges of $12 million and other charges of $2 million, which were partially offset by net gains on the sale of assets of $10 million. Unusual items included in profit before taxes in 2000 were $23 million related to restructuring actions and $15 million for asset impairment charges, which were partially offset by a gain on sale of a business of $31 million.

Liquidity and capital resources

Debt and commitments

Historically, prior to the Acquisition, the principal source of liquidity for the Predecessor was cash flow generated from operations, and principal liquidity requirements were for working capital and capital expenditures. In the United States, the Predecessor historically participated in a consolidated cash management system operated by TRW. Under this arrangement, the Predecessor's short-term financing was obtained from TRW rather than from external sources. Following the Acquisition, we have been operating using our own consolidated cash management system.

Our primary source of liquidity continues to be cash flow generated from operations. We also have availability under our new revolving credit facility and new receivables facility, subject to certain conditions, described below. See "—Off-balance sheet arrangements." Our primary liquidity requirements are expected to be for debt service, working capital, capital expenditures and research and development.

We are significantly leveraged. In connection with the Acquisition, we issued the outstanding senior notes and the outstanding senior subordinated notes in a private offering, entered into new senior credit facilities, consisting of a revolving credit facility and term loan facilities, and initiated a trade accounts receivable securitization program, or the receivables facility. As of June 27, 2003, we had outstanding $3,454 million in aggregate indebtedness, with an additional $449 million of borrowing capacity available under our revolving credit facility, after giving effect to $51 million in outstanding letters of credit, which reduces the amount available. At June 27, 2003, we had no advances outstanding under our receivables facility. Our liquidity requirements will be significant, primarily due to debt service requirements and costs incurred in connection with our receivables facility.

We subsequently refinanced $200 million of the borrowings under our term loan A facility and all of the borrowings under our term loan B facilities with the proceeds of new term loan C facilities, together with approximately $46 million of cash, on July 22, 2003 in order to reduce our interest expense. As a result of this refinancing, while our liquidity requirements will continue to be significant, we expect a reduction in our annual cash interest expense of approximately $10 million.

The senior credit facilities, as amended, consist of a secured revolving credit facility and various senior secured term loan facilities. The revolving credit facility, through a syndication of banks, provides for borrowings of up to $500 million including the availability of letters of credit, and is available in U.S. dollars, euros, pounds sterling and other currencies. The revolving credit facility matures on February 28, 2009. The term loan facilities consist of a $210 million term loan A facility that matures on February 28, 2009 and term loan C facilities that mature on February 28, 2011 consisting of a $1,150 million dollar-denominated facility and €95 million euro-denominated facility. The senior credit facilities are unconditionally guaranteed on a senior secured basis, in each case, by substantially all existing and future wholly owned domestic subsidiaries and by TRW Automotive Luxembourg. In addition, all obligations under the senior credit facilities, and the guarantees of those obligations, are secured by substantially all the assets of TRW Automotive Holdings, the Company and each U.S. guarantor, subject to certain exceptions. The obligations of the foreign subsidiary borrowers under the senior credit facilities, and foreign guarantees of such obligations are, subject to certain exceptions and only to the extent permitted by applicable legal and contractual provisions and to the extent that it does not result in adverse tax consequences, secured by substantially all of the assets of the foreign subsidiary borrowers and foreign subsidiary guarantors.

Borrowings under the senior credit facilities, as amended, bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) JPMorgan Chase Bank's prime rate and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBOR or a eurocurrency rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. At June 27, 2003, the margin for borrowings under the revolving credit facility and the term loan A facility was 2.50% with respect to base rate borrowings and 3.50% with respect to eurocurrency borrowings. The applicable margin for such borrowings may be reduced or increased based on our attaining certain leverage ratios. At June 27, 2003, the applicable margin for borrowings under the term loan B facilities was 3.00% with respect to base rate borrowings and 4.00% with respect to eurocurrency borrowings. Assuming the same leverage ratio, at June 27, 2003, on a pro forma basis, the applicable margin for borrowings under the term loan C facilities would have been 2.00% with respect to base rate borrowings and 3.00% with respect to eurocurrency borrowings. The applicable margin for the borrowings under term loan C facilities is not subject to reduction.

In addition to paying interest on outstanding principal under the senior credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.75% per annum (to be reduced to 0.50% per annum during the period (a) in which borrowings under the revolving facility exceed 50% of total revolving facility commitments or (b) that we maintain a total leverage ratio of less than 3.25 to 1.00 but greater than 2.00 to 1.00, and to be further reduced to 0.375% per annum during the period in which we maintain a total leverage ratio of less than or equal to 2.00 to 1.00). We also pay customary letter of credit fees.

The term loans amortize each year generally in equal quarterly amounts (or in the case of the period after December 31, 2009 with respect to term loan C facilities, in quarterly amounts until the maturity date) in the following approximate aggregate principal amounts (in millions) for each year set forth below:

Years ending December 31,	Term loan A facility	Term loan C dollar denominated facility	Term loan C euro denominated facility
2003	$—	$—	€—
2004	—	8.62	0.71
2005	—	11.50	0.95
2006	—	11.50	0.95
2007	84.44	11.50	0.95
2008	99.94	11.50	0.95
2009	25.62	11.50	0.95
Thereafter	—	1,083.88	89.54
Total	$210.00	$1,150.00	€95.00

Our outstanding senior notes consist of $925 million principal amount of 9 3/8% Senior Notes due 2013 and €200 million principal amount of 10 1/8% Senior Notes due 2013. Our outstanding senior subordinated notes consist of $300 million principal amount of 11% Senior Subordinated Notes due 2013 and €125 million principal amount of 11¾% Senior Subordinated Notes due 2013. Interest is payable semi-annually on February 15 and August 15, with the first payment having been made on August 15, 2003. Our outstanding senior notes are unconditionally guaranteed on a senior unsecured basis and our outstanding senior subordinated notes are unconditionally guaranteed on a senior subordinated unsecured basis, in each case, by substantially all existing and future wholly owned domestic subsidiaries and by TRW Automotive Luxembourg, our restricted Luxembourg subsidiary.

The senior credit facilities, outstanding senior notes and outstanding senior subordinated notes contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability and the ability of our subsidiaries, to sell assets, incur additional indebtedness or issue preferred stock, repay other indebtedness (including, in the case of the senior credit facilities, the outstanding senior notes and outstanding senior subordinated notes), pay certain dividends and distributions or repurchase capital stock, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, enter into sale and leaseback transactions, engage in certain transactions with affiliates, amend certain material agreements governing our indebtedness (including, in the case of the senior credit facilities, the outstanding senior notes, outstanding senior subordinated notes and the receivables facility), and change the business conducted by us and our subsidiaries. In addition, the senior credit facilities contain the following financial covenants: a maximum total leverage ratio, a minimum interest coverage ratio, and a maximum capital expenditures limitation and require certain prepayments from excess cash flows, as defined.

Included in short term debt is a short-term note payable to Northrop Grumman reflecting certain estimated post-closing adjustments, subject to final negotiations. The obligation accrues interest at LIBOR and is payable after the final determination of the purchase price is agreed.

We believe that funds generated from operations and planned borrowing capacity will be adequate to fund debt service requirements, capital expenditures, working capital requirements and company-sponsored research and development programs. Our ability to continue to fund these items and continue to reduce debt may be affected by general economic, financial, competitive, legislative and regulatory factors, and the cost of warranty and recall and litigation claims, among other things.

We believe that our current financial position and financing plans will provide flexibility in worldwide financing activities and permit us to respond to changing conditions in credit markets. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new revolving credit facility or receivables facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

Cash flows

Cash provided by operating activities for the six months ended June 27, 2003 was $230 million as compared to $332 million for the six months ended June 28, 2002. The $102 million decrease was due primarily to higher earnings in the prior year period and higher net working capital requirements in 2003, due to uncollected receivables given the quarter end date of June 27.

Cash used in investing activities increased from $135 million in the first six months of 2002 to approximately $3,445 million in the six months ended June 27, 2003 principally due to the use of borrowed funds to consummate the Acquisition. Capital expenditures in the six months ended June 27, 2003 were $131 million compared to $148 million in the comparable prior year period.

Cash provided by financing activities was $3,921 million for the six months ended June 27, 2003 compared to approximately $126 million used in financing activities for the same period in 2002. The increase was due to new borrowings used to finance the Acquisition, as well as net amounts received from TRW to settle intercompany accounts.

Capital expenditures

We expect to spend approximately $420 million in capital expenditures in 2003, primarily in connection with the continuation of new product launches started in 2002, upgrading existing products, additional new product launches in 2003 and providing for incremental capacity, infrastructure and equipment at our facilities to support our manufacturing and cost reduction efforts. Our capital expenditures for the six months ended June 27, 2003 were $131 million.

Contractual obligations and commitments

The following table reflects our contractual obligations as of December 31, 2002, on a pro forma basis, after giving effect to the Transactions.

	Payments due by period
(Dollars in millions)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Long-term debt obligations	$3,294	$38	$146	$209	$2,901
Capital lease obligations	18	2	5	4	7
Operating lease obligations	204	53	75	45	31
Unconditional purchase obligations*	––	––	––	—	—
Other long-term liabilities	2,097	118	406	417	1,156
Total	$5,613	$211	$632	$675	$4,095

*	There were no unconditional purchase obligations other than those related to inventory, services, tooling and property, plant and equipment purchases in the ordinary course of business.

Off-balance sheet arrangements

We do not have guarantees related to unconsolidated entities which have, or are reasonably likely to have, a material current or future effect on our financial position, results of operations or cash flows.

In connection with the Acquisition, we entered into a receivables facility which provides up to $600 million in funding from commercial paper conduits sponsored by several of the lenders under our senior credit facilities, based on availability of eligible receivables and other customary factors. At the closing of the Acquisition, certain of our subsidiaries (the "sellers") signed a receivables purchase agreement and began selling trade accounts receivables (the "receivables") originated by them in the United States through the receivables facility. Receivables are sold to TRW Automotive Receivables LLC (the "transferor") at a discount. The transferor is a bankruptcy-remote special purpose limited liability company that is our wholly-owned consolidated subsidiary. The transferor's purchase of receivables is financed through a transfer agreement with TRW Automotive Global Receivables LLC (the "borrower"). Under the terms of the transfer agreement, the borrower purchases all receivables sold to the transferor. The borrower is a bankruptcy-remote qualifying special purpose limited liability company that is wholly-owned by the transferor and is not consolidated when certain requirements are met as further described below.

Multi-seller commercial paper conduits supported by committed liquidity facilities are available to provide cash funding for the borrowers' purchase of receivables through secured loans/tranches to the extent desired and permitted under the receivables loan agreement. A note is issued by the borrower to the transferor for the difference between the purchase price for the receivables purchased and cash available to be borrowed through the facility. The sellers of the receivables act as servicing agents per the servicing agreement and continue to service the transferred receivables for which they receive a monthly servicing fee at a rate of 1% per annum of the average daily outstanding balance of receivables. The usage fee under the facility is 1.50% of outstanding borrowings. In addition, we are required to pay a fee of 0.50% on the unused portion of the receivables facility. These rates are per annum and payments of these fees are made to the lenders on the monthly settlement date.

Availability of funding under the receivables facility depends primarily upon the outstanding trade accounts receivable balance for the week as of Friday of the previous week. This balance is reported no later than the third business day of the subsequent week to the lenders. Availability is determined by reducing the receivables balance by outstanding borrowings under the program, the historical rate of collection on those receivables and other characteristics of those receivables that affect their eligibility (such as bankruptcy or downgrading below investment grade of the obligor, delinquency and excessive concentration.) Based on the terms of this facillity and on the criteria described above, as of June 27, 2003, approximately $433 million of the Company's accounts receivable balance, was considered eligible for borrowings under the program, of which approximately $360 million would have been available for funding. We had no outstanding borrowings under this facility as of June 27, 2003.

This facility can be treated as a general financing agreement or as an off balance sheet financing arrangement. Whether the funding and related receivables are shown as liabilities and assets, respectively, on our consolidated balance sheet, or, conversely, are removed from the consolidated balance sheet depends on the level of the multi-seller conduits' loans to the borrower. When such level is at least 10% of the fair value of all of the borrower's assets (consisting principally of receivables sold by the sellers), the securitization transactions are accounted for as a sale of the receivables under the provisions of SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," and are removed from the consolidated balance sheet. The proceeds received are included in cash flows from operating activities in the statements of cash flows. Costs associated with the receivables facility are recorded as loss on sale of receivables in the Company's consolidated statement of operations. The book value of the Company's retained interest in the receivables approximates fair market value due to the current nature of the receivables.

However, at such time as the fair value of the multi-seller commercial paper conduits' loans are less than 10% of the fair value of all of the borrower's assets, we are required to consolidate the borrower, resulting in the funding and related receivables being shown as liabilities and assets, respectively, on our consolidated balance sheet and the costs associated with the receivables facility being recorded as interest expense. As there were no borrowings outstanding under the receivables facility on June 27, 2003, the fair value of the multi-seller conduits' loans was less than 10% of the fair value of all of the borrower's assets and, therefore, the financial position and results of operations of the borrower were included in our consolidated financial statements as of June 27, 2003.

Quantitative and qualitative disclosures about market risk

We are subject to inherent risks attributed to operating in a global economy. Our practice is to utilize derivative financial instruments to manage foreign currency exchange rate risks. Historically, the Predecessor managed cash flow transactional foreign currency exchange risk pursuant to TRW's written corporate policy. Forward contracts and, to a lesser extent, options are utilized to protect our cash flow from adverse movements in exchange rates. Forward contracts and options are only used to hedge transaction exposures and are accounted for according to SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". Risk associated with translation exposures are not hedged. Transactional currency exposures are reviewed every four months and any natural offsets are considered prior to entering into a derivative financial instrument. Following the Acquisition, we are operating in accordance with written policies regarding the use of derivative financial instruments that are similar to those historically maintained by TRW, but we are continuing to evaluate these policies.

We are exposed to credit loss in the event of nonperformance by the other party to the derivative financial instruments. We limit this exposure by entering into agreements directly with a number of major financial institutions that meet our credit standards and that are expected to satisfy fully their obligations under the contracts. We view derivative financial instruments as a risk management tool and do not use them for speculative or trading purposes.

Based on our exposure to foreign currency exchange rate risk relating to derivative foreign currency instruments outstanding at June 27, 2003, a 10% uniform strengthening in the value of the U.S. dollar relative to the currencies in which those derivative foreign currency instruments are denominated would result in an increase in fair value of approximately $2 million.

Fluctuations in foreign currency exchange rates affect the reported amounts of the Company's assets, liabilities and operations. For purposes of quantifying the risk associated with fluctuations in the foreign exchange rate as shown below, a hypothetical 10% detrimental change in foreign exchange rates on assets, liabilities and sales denominated in foreign currencies was assumed for all exchange rates as of and for the four months ended June 27, 2003. The Company's material exposures to foreign exchange rate fluctuations primarily relate to the Euro and British Pound, among other currencies. Based on sales volume, approximately 15% and 46% of the Company's international operations were conducted in the U.K. and countries that have adopted the Euro as their transactional currency, respectively.

The table below presents the hypothetical impact of an assumed 10% unfavorable change in all exchange rates to which we are exposed on total assets, total liabilities and sales:

(Dollars in millions)	Balance as of and for the four months ended June 27, 2003	10% decrease in value of local currencies vs. the U.S. dollar
Total Assets	$9,744	$8,337
Total Liabilities	$8,477	$8,024
Sales	$3,917	$3,652

At June 27, 2003, approximately 46% of our total debt was at variable interest rates. We are required under our senior credit facilities to maintain appropriate interest protection and other hedging arrangements so that at least 50% of our consolidated indebtedness will effectively bear interest at a fixed rate for a period of three years. Exclusive of the effects of these hedging arrangements, based on our interest rate exposure on variable rate borrowings outstanding at June 27, 2003, a one-percentage-point increase in the average interest rate would increase future interest expense by approximately $16 million per year.

Our sensitivity analyses of the effects of changes in interest rates and foreign currency exchange rates do not reflect the effect of such changes on the related hedged transactions or on other operating transactions. The analyses also do not factor in a potential change in the level of variable rate borrowings or derivative instruments outstanding that could take place if these hypothetical conditions prevailed.

Environmental matters

A reserve estimate for each environmental matter is established using standard engineering cost estimating techniques on an undiscounted basis. In the determination of such costs, consideration is given to the professional judgment of our environmental engineers, in consultation with outside environmental specialists, when necessary. At multi-party sites, the reserve estimate also reflects the expected allocation of total project costs among the various potentially responsible parties. At June 27, 2003, we had reserves for environmental matters of $101 million.

We do not believe that compliance with environmental protection laws and regulations will have a material effect upon our capital expenditures, results of operations or competitive position. Our capital expenditures for environmental control facilities during 2003 and 2004 are not expected to be material to us. We believe that any liability that may result from the resolution of environmental matters for which sufficient information is available to support cost estimates will not have a material adverse effect on our financial position or results of operations. However, we cannot predict the effect on our financial position of expenditures for aspects of certain matters for which there is insufficient information. In addition, we cannot predict the effect of compliance with environmental laws and regulations with respect to unknown environmental matters on our financial position or results of operations or the possible effect of compliance with environmental requirements imposed in the future. In connection with the Acquisition, Northrop Grumman has agreed to indemnify us for 50% of any environmental liabilities associated with the operation or ownership of TRW's automotive business existing at or prior to the Acquisition, subject to certain exceptions. See "The Acquisition."

Contingencies

Various claims, lawsuits and administrative proceedings are pending or threatened against us or our subsidiaries, covering a wide range of matters that arise in the ordinary course of our business activities with respect to commercial, product liability and environmental matters.

In October 2000, Kelsey-Hayes Company (formerly known as Fruehauf Corporation) was served with a grand jury subpoena relating to a criminal investigation being conducted by the U.S. Attorney for the Southern District of Illinois. The U.S. Attorney has informed us that the investigation relates to possible wrongdoing by Kelsey-Hayes Company and others involving certain loans made by Kelsey-Hayes Company's then parent corporation to Fruehauf Trailer Corporation, the handling of the trailing liabilities of Fruehauf Corporation and actions in connection with the 1996 bankruptcy of Fruehauf Trailer Corporation.

Kelsey-Hayes Company became a wholly owned subsidiary of TRW upon TRW's acquisition of Lucas Varity in 1999 and became our wholly-owned subsidiary in connection with the Acquisition. We have cooperated with the investigation and are unable to predict the outcome of the investigation at this time.

On May 6, 2002, ArvinMeritor Inc. filed suit against TRW in the United States District Court for the Eastern District of Michigan, claiming breach of contract and breach of warranty in connection with certain tie rod ends that TRW supplied to ArvinMeritor and the voluntary recall of some of these tie rod ends. ArvinMeritor subsequently recalled all of the tie rod ends, and claims that it is entitled to reimbursement from TRW for the costs associated with both the products recalled by TRW and those recalled by ArvinMeritor on its own. ArvinMeritor is seeking $18.3 million in damages plus legal fees, administrative expenses and interest. We believe that we have meritorious defenses and intend to defend vigorously the claims asserted against us, but cannot predict the outcome of this lawsuit.

On October 1, 2002, International Truck & Engine Corporation notified the National Highway Traffic Safety Administration, or NHTSA, of a program to affect a voluntary safety recall of hydraulic anti-lock brake systems electronic control units manufactured by Kelsey-Hayes Company. On October 1, 2002, International Truck's parent company filed a current report on Form 8-K in which it disclosed that it seeks to recover costs associated with its voluntary recall from the manufacturer of the electronic control units and indicated that it expects to record a pre-tax charge of approximately $51 million for estimated recall costs. On October 3, 2002, Kelsey-Hayes Company filed a declaratory judgment action against International Truck in the Circuit Court for the County of Oakland, Michigan seeking a judgment declaring that International Truck has no right to recover any of the costs associated with the voluntary recall. On November 22, 2002, International Truck filed an answer and counterclaim. On December 20, 2002, Kelsey-Hayes Company filed an answer to the counterclaims of International Truck & Engine Corporation. The parties reached an agreement to settle this dispute on September 10, 2003, and the settlement does not have a material effect on our financial condition, results of operations or cash flows.

On December 30, 2002, Koyo Seiko Co., Ltd. and Koyo Delaware, Inc. filed a complaint against TRW and its then wholly-owned subsidiary, TRW Automotive Holding Company, in the Circuit Court for Monroe County, Tennessee, alleging that TRW violated certain nonassignment and other provisions of a 1988 partnership agreement with Koyo, under which the parties formed TKS, by agreeing to be merged into Northrop Grumman and by cooperating with Northrop Grumman in preparing for the spin-off of TRW's automotive business or the sale of that business to BCP Acquisition Company L.L.C., an entity controlled by Blackstone. The complaint included claims for breach of contract, breach of fiduciary duty and breach of good faith and fair dealing. It sought declaratory relief consisting of an injunction prohibiting the defendants from including the partnership interest held by TRW Automotive Holding Company in any sale or transfer to Blackstone and from disclosing Koyo trade secrets to third parties, orders terminating defendants' participation in the partnership and requiring defendants to sell their partnership interest to Koyo and damages. On January 21, 2003, TRW and TRW Automotive Holding Company filed a motion to dismiss or for summary judgment. On February 21, 2003, the Circuit Court for Monroe County, Tennessee, issued a temporary injunction prohibiting the sale to any entity controlled by Blackstone, of the partnership interest held by TRW Automotive Holding Company, in TKS, pending the final hearing of the matter. On March 7, 2003, Koyo Seiko filed a cross motion for partial summary judgment seeking a permanent injunction and other relief. On July 30, 2003, the court issued an order, which enjoined TRW and its subsidiaries and affiliates from: (i) selling or transferring all or any part of its partnership interest in TKS to Blackstone; (ii) assigning all or part of its rights under the TKS Partnership Agreement to Blackstone; and (iii) delegating all or part of its obligations under the TKS Partnership Agreement to Blackstone. We have been informed that Northrop Grumman has reached an agreement with Koyo Seiko to sell the 51% interest in TKS to Koyo Seiko.

While certain of our subsidiaries have been subject in recent years to asbestos-related claims, we believe that such claims will not have a material adverse effect on our financial condition or results of operations. In general, these claims seek damages for illnesses alleged to have resulted from exposure to asbestos used in certain components sold by our subsidiaries. We believe that the majority of the claimants were assembly workers at the major U.S. automobile manufacturers. The vast majority of these claims name as defendants numerous manufacturers and suppliers of a wide variety of products allegedly containing asbestos. We believe that, to the extent any of the products sold by our subsidiaries and at issue in these cases contained asbestos, the asbestos was encapsulated. Based upon several years of experience with such claims, we believe that only a small proportion of the claimants has or will ever develop any asbestos-related impairment.

Neither our settlement costs in connection with asbestos claims nor our average annual legal fees to defend these claims have been material in the past. These claims are strongly disputed by us and it has been our policy to defend against them aggressively. We have been successful in obtaining the dismissal of many cases without any payment whatsoever. Moreover, there is significant insurance coverage with solvent carriers with respect to these claims. However, while our costs to defend and settle these claims in the past have not been material, we cannot assure you that this will remain so in the future.

We believe that the ultimate resolution of the foregoing matters will not have a material effect on our financial condition or results of operations.

Recent accounting pronouncements

The FASB recently issued the following accounting pronouncements applicable to us:

•	SFAS No. 141, "Business Combinations" ("SFAS 141");
•	SFAS No. 142, "Goodwill and Intangible Assets" ("SFAS 142");
•	SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143");
•	SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144");
•	SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145");
•	SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146");
•	SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149");
•	SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150");
•	FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"); and
•	FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46").

SFAS 141 requires that acquisitions entered into after June 30, 2001 be accounted for using the purchase method and establishes criteria to be used in determining whether acquired intangible assets are to be recorded separately from goodwill. SFAS 142 sets forth the accounting for goodwill and intangible assets after the completion of a business acquisition and for goodwill and intangible assets already recorded. Beginning January 1, 2002, goodwill is no longer amortized. Rather, goodwill is tested for impairment by comparing the asset's fair value to its carrying value. In addition, the value of workforce of approximately $15 million was reclassified from intangible assets to goodwill. We adopted SFAS 142 on January 1, 2002. The following table reflects the reconciliation of reported net earnings (losses) to adjusted net earnings for the exclusion of goodwill amortization.

	Predecessor					Successor
	Year ended December 31,			Six months ended June 28,	Two months ended February 28,	Four months ended June 27,
(Dollars in millions)	2000	2001	2002	2002	2003	2003
				(unaudited)	(unaudited)	(unaudited)
Reported net earnings (losses)	$97	$(25)	$164	$140	$31	$(51)
Add back: Goodwill amortization, net of tax	47	53	—	—	—	—
Adjusted net earnings (losses)	$144	$28	$164	$140	$31	$(51)

SFAS 143 requires the fair value of a liability for asset retirement obligations to be recorded in the period in which it is incurred. The statement applies to a company's legal or contractual obligation associated with the retirement of a tangible long-lived asset that resulted from the acquisition, construction or development or through the normal operation of a long-lived asset. The statement was effective as of January 1, 2003. The Predecessor adopted SFAS 143 on January 1, 2003 and the adoption did not have a material impact on the combined financial statements.

SFAS 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets. The statement provides a consistent method to value long-lived assets to be disposed of. New criteria must be met to classify the asset as an asset held-for-sale. This statement also changes the rules for reporting the effects of a disposal of a segment of a business. The Predecessor adopted SFAS 144 on January 1, 2002. Adoption of this statement did not have a material impact on its or our financial position, results of operations or cash flows.

In April 2002, the FASB issued SFAS No. 145 which requires gains and losses on extinguishments of debt to be reclassified as income or loss from continuing operations rather than as extraordinary items as previously required by SFAS 4, "Reporting Gains and Losses from Extinguishment of Debt." SFAS 145 also amends SFAS 13 requiring certain modifications to capital leases to be treated as sale-leaseback transactions and to subleases when the original lessee remains a secondary obligor, or guarantor. The Predecessor adopted the provisions of SFAS 145 related to the rescission of SFAS 4 on January 1, 2003. In the first quarter of 2002, the Predecessor completed an unsolicited repurchase of £5.4 million (approximately $8 million) of the 10.875% debentures issued by a subsidiary due 2020. The repurchase resulted in an extraordinary gain of $4 million before taxes and $2 million after taxes. The extraordinary gain recorded for the extinguishment of debt in the first quarter of 2002 has been reclassified into earnings in the accompanying financial statements. The remaining provisions of SFAS 145 were effective for transactions and reporting subsequent to May 15, 2002 and were adopted by the Predecessor as of that date. The adoption of these provisions did not have a material impact on the Predecessor's financial position, results of operations or cash flows.

In June 2002, the FASB issued SFAS 146, which requires that a liability for costs associated with exit or disposal activities be recognized when the liability is incurred rather than when an entity commits to an exit plan. SFAS 146 also provides that the liability be initially measured at fair value. The Predecessor adopted SFAS 146 on January 1, 2003, and we believe the adoption of this statement did not have a material impact on our financial position, results of operations or cash flows.

In November 2002, the FASB issued FIN 45, which expands the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and initial measurement provisions of FIN 45 apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of these provisions did not have a material impact on the Predecessor's financial position, results of operations or cash flows.

In January 2003, the FASB issued FIN 46, which addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. FIN 46 requires consolidation of a variable interest entity if the reporting entity is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the variable interest entity's residual returns or both. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain disclosure requirements apply in all financial statements initially issued after January 31, 2003. The adoption of FIN 46 is not expected to have a material impact on the Predecessor's or our financial position, results of operations or cash flows.

In April 2003, the FASB issued SFAS 149, which requires contracts with comparable characteristics to be accounted for similarly, and is effective for contracts entered into or modified after June 30, 2003, as well as for hedging relationships designated after that date. We will adopt SFAS 149 as of the beginning of the fiscal quarter ending September 26, 2003, and do not expect the adoption of this standard to have a material impact on our reported financial position of results of operations.

In May 2003, the FASB issued SFAS 150, which clarifies the accounting for certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those financial instruments were classified as equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and other provisions are effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 had no impact on the Successor's financial position.

Industry overview

The statements regarding industry outlook, trends, the future development of certain automotive systems and other non-historical statements contained in this section are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, all of which are out of our control, and some of which are described in the "Risk factors" section.

Industry trends

Focus on safety.

Consumers, and therefore VMs, are increasingly focused on, and governments are increasingly requiring, improved safety in vehicles. Advances in technology by us and others have led to a number of innovations in our product portfolio, such as electronic vehicle stability control systems, tire pressure monitoring systems, occupant sensing systems, rollover sensing and curtain air bag systems.

Globalization of suppliers.

To serve multiple markets more cost effectively, many VMs are manufacturing global vehicle platforms, which typically are designed in one location but are produced and sold in many different geographic markets around the world. Having operations in the geographic markets in which VMs produce global platforms enables suppliers to meet VMs' needs more economically and efficiently. Few suppliers have this global coverage, and it is a source of significant competitive advantage for those suppliers that do.

Shift of engineering to suppliers.

Increasingly, VMs are focusing their efforts on consumer brand development and overall vehicle design, as opposed to the design of individual vehicle systems. In order to simplify the vehicle design and assembly processes and reduce their costs, VMs increasingly look to their suppliers to provide fully engineered, pre-assembled combinations of components in systems and modules rather than individual components. As a result, Tier-1 suppliers are gaining increased access to confidential planning information regarding VMs' future vehicle designs and manufacturing processes. Systems and modules increase the importance of Tier-1 suppliers because they generally increase the Tier-1 suppliers' percentage of vehicle content.

Increased electronic content and electronics integration.

The electronic content of vehicles has been increasing and, we believe, will continue to increase in the future. The increase in electronic content is largely driven by consumer and regulatory requirements in Europe and the United States for improved automotive safety and environmental performance, as well as consumer demand for increased vehicle performance and functionality at lower cost. Electronics integration, which generally refers to replacing mechanical with electronic components and integration of mechanical and electrical functions within the vehicle, allows VMs to achieve a reduction in the weight of vehicles and the number of mechanical parts, resulting in easier assembly, enhanced fuel economy, improved emissions control, increased safety and better vehicle performance. As consumers seek more competitively-priced ride and handling performance, safety, security and convenience options in vehicles, such as electronic stability control, active cruise control, air bags, keyless entry and tire pressure monitoring, we believe that electronic content per vehicle will continue to increase.

Increased emphasis on speed-to-market.

As VMs are under increasing pressure to adjust to changing consumer preferences and to incorporate technological advances, they are shortening product development times. Shorter product development times also generally reduce product development costs. Suppliers that are able to deliver new products to VMs in a timely fashion to accommodate the VMs' needs will be well positioned to succeed in this evolving marketplace.

Ongoing automotive supplier consolidation.

The worldwide automotive parts industry is consolidating as suppliers seek to achieve operating synergies through business combinations, shift production to locations with more flexible work rules and practices, acquire complementary technologies, build stronger customer relationships and follow their customers as they expand globally. The need for suppliers to provide VMs with single-point sourcing of integrated systems and modules on a global basis has helped drive industry consolidation. Furthermore, the cost focus of most major VMs has forced suppliers to reduce costs and improve productivity on an ongoing basis, including by achieving economies of scale through consolidation.

Automobile and light truck markets

The automobile industry is characterized by short-term volatility, but long-term growth of light vehicle sales and production. New vehicle demand is driven by macro-economic and other factors such as interest-rates, manufacturer and dealer sales incentives, fuel prices, consumer confidence and employment and income growth trends. These factors ultimately determine longer-term vehicle production and sales rates.

The table below shows recent light vehicle production trends in both North America and Europe based on data complied by J.D. Powers & Associates for 1998 through 2002:

	1999	2000	2001	2001	2002
North American light vehicle production (in millions)	15.5	17.0	17.1	15.5	16.4
% Growth	(0.4)%	10.0%	0.9%	(9.7)%	5.6%
European light vehicle production (in millions)	18.8	19.1	19.5	19.5	19.2
% Growth	6.3%	1.8%	2.3%	(0.4)%	(1.2)%

As shown in the table above, production levels in 2002 in both North America and Europe were below record levels which were achieved in 2000 in both North America and Europe. The growth trends of North America and Europe are not always correlated. For instance, from 2000 to 2001, light vehicle production fell by 9.7% in North America but was flat in Europe. Conversely, from 2001 to 2002, light vehicle production rose by 5.6% in North America but declined in Europe by 1.2%.

Braking systems

Foundation brakes

Automotive foundation braking systems today are hydraulically actuated. The most common brake configuration today is a front disk brake, paired with a rear drum brake or a rear disc brake. Currently, there are three basic types of braking systems under consideration for the foreseeable future. These are conventional hydraulic brake systems, hybrid electro-hydraulic brake systems and fully electronic braking systems (also known as "brake-by-wire"). Currently, hydraulic brake systems make up substantially all of the market, with hybrid electro-hydraulic brake systems just beginning to be used on vehicles.

Traditional hydraulic brake systems use a master cylinder consisting of a piston, fluid reservoir and most often a vacuum assist booster mounted on an assembly that is directly connected to the brake pedal of the vehicle. When the driver pushes on the pedal, the piston is actuated, and hydraulic brake fluid is delivered under high pressure to each wheel brake via a series of tubes and hoses under the vehicle. VMs and brake suppliers are pursuing the development of electronic braking systems in which hydraulic components would be replaced with electronic devices that would apply the brakes as required for whatever control is necessary. Due to the wide range of mass of vehicles, as well as cost and performance demands of a fully electronic system, a practical fully-electronic alternative is not yet available.

ABS

Approximately 70% to 75% of braking systems in new vehicles in North America and Europe are fitted with ABS, which adds electronically-controlled inlet- and outlet-valves, a pump, a low pressure accumulator and an electronic controller to provide added safety by preventing wheel lock-up during heavy braking or slippery conditions. Cars equipped with ABS have the ABS installed between the master cylinder and the wheel brakes. Studies are currently underway in Europe and the United States to determine whether to require mandatory installation of ABS.

VSC is a relatively new advanced safety feature which builds on the technology of ABS. VSC monitors steering angles, transverse acceleration, yaw, wheel speed and brake pressure to detect loss of traction. When wheels begin to lose traction causing the vehicle to become less stable, VSC can reduce engine power or apply brake pressure as required to maintain the vehicle's intended path. The installation rate for VSC is increasing significantly, and VSC systems carry significantly higher content per vehicle.

Steering systems

The power steering market is undergoing a similar technological transition from a hydraulic-based system towards a fully electronic system (also known as "steer-by-wire"). A primary driver behind this evolution is an attempt to reduce reliance on the engine in order to improve fuel economy and emissions performance.

Power steering systems are transitioning from hydraulic-based systems into a combination of electrically powered hydraulic steering systems (EPHS) and electrically assisted power steering systems (EPS), the application of which on particular vehicles will depend on a number of factors including vehicle size and weight and VM preferences. VMs and steering suppliers are pursuing the development of electronic steering systems where no mechanical connection between the steering wheel and wheel exists. Like brake-by-wire, due to the wide range of mass of vehicles, as well as cost and performance demands of a fully-electronic system, a practical fully-electronic alternative is not yet available.

EPHS applications simply use a hydraulically assisted rack and pinion design where the hydraulic assist comes from an electric motor driven pump, rather than a pump driven by the vehicle's engine. EPHS eliminates belts, pulleys and all direct connection with the engine, combining an advanced brushless motor, hydraulic power steering pump, electronic unit and reservoir into a single module. This system offers enhanced fuel efficiency because it consumes power only when steering assist is required.

In the case of EPS, the electric-motor power assist provides direct response to steering and hydraulics are eliminated. EPS systems come in several varieties. Currently, the majority of EPS applications have utilized the column drive approach, in which the motor is part of the steering column assembly and is housed in the vehicle's passenger compartment behind the instrument panel. Alternatives utilize rack-drives and pinon-drives. In the rack-drive approach, the motor is housed under the vehicle on or near the rack itself. In the pinion-drive approach, the motor is housed outside the passenger compartment, but on the pinion.

Most of the movement away from hydraulic power steering systems to EPHS and EPS has been taking place in Europe and Japan, driven by demand for lower emissions and improved fuel economy. The competitive pressures imposed by the introduction of these vehicles to the market are beginning to be felt in North America and the rest of the world as well, as some of the benefits from these systems are beginning to be realized.

Occupant safety

Vehicle occupant safety systems are continuing to evolve and become more technically sophisticated, driven by consumer pressure for increased occupant safety in vehicles, as well as newly legislated standards defining smarter air bag and occupant safety systems. Currently, seat belts, along with driver and passenger airbags, are standard equipment on substantially all new passenger cars and light trucks. Additional features are being added to make the air bags and seat belts smarter in how they deploy and protect the occupants. These developments are creating additional demand for technology to manage this complexity.

Current and expected market trends in the occupant safety market include the increasing demand for, and application of, seat belt pretensioners; side impact air bags; curtain airbags (which improve head protection in side impact and roll-over situations); specialty air bags; multi-stage frontal air bags (which require dual stage inflators and multi-threshold crash sensors) and occupant sensing systems.

Business

Overview

We are among the world's largest and most diversified suppliers of automotive systems, modules and components to global VMs and related aftermarkets. We conduct substantially all of our operations through our subsidiaries. We believe we have leading market positions in our primary business lines, which encompass the design, manufacture and sale of active and passive safety related products. Active safety related products principally refer to vehicle dynamic controls (primarily braking and steering), and passive safety related products principally refer to occupant restraints (primarily air bags and seat belts) and crash sensors. We are primarily a "Tier-1" supplier, with over 85% of our sales in 2002 made directly to VMs and approximately 7% sold in the worldwide aftermarket for VM service and replacement parts and the balance sold primarily to other parts suppliers for use in their systems. Our products are primarily used in the manufacture of light vehicles, consisting of passenger cars and light trucks (which includes vans and sport-utility vehicles (SUVs)). Our products were on all of the ten highest volume light vehicle automotive platforms in the world in 2002. Our pro forma sales and pro forma EBITDA, as defined, and pro forma net earnings were approximately $10.4 billion, $1.1 billion and $0.2 billion, respectively, for the year ended December 31, 2002 and approximately $5.8 billion and $0.6 billion and $0.1 billion, respectively, for the six months ended June 27, 2003. See note (2) in "Summary––Summary historical and pro forma financial data" for a reconciliation of EBITDA to net earnings and "Unaudited pro forma combined and consolidated statements of operations."

We have become a leader in the global automotive parts industry by capitalizing on the strength of our products, technological capabilities and systems integration skills. We believe that we have a top three market position in each of the following product lines: foundation brakes, ABS, steering gears and systems, seat belts, air bags and engine valves. In the aggregate, these product lines accounted for approximately 61% of our 2002 sales. Over the last decade, we have experienced substantial sales growth in many of these product lines due to an increasing focus by both governments and consumers on safety and fuel efficiency. We believe that this trend is continuing, as evidenced by ongoing regulatory activities, and will enable us to experience significant growth in the most recent generation of advanced safety and fuel efficient products, such as VSC, curtain air bags, occupant sensing systems and electrically assisted power steering systems. See "—Regulatory environment." Throughout our long history as a leading supplier to major VMs, we have focused on products where we believe we have a technological advantage. We have extensive technical experience in a broad range of product lines and strong systems integration skills, which enable us to provide comprehensive, systems-based solutions for our VM customers.

We have established a broad global presence, with a workforce of approximately 62,000 employees and a network of manufacturing facilities, technical centers, sales offices and joint ventures located in every major vehicle producing region of the world. We have 145 wholly-owned manufacturing facilities and 20 joint-venture facilities in 22 countries. We sell to all the major VMs across the world's major vehicle producing regions. Among our largest customers are Ford Motor Company, DaimlerChrysler AG, General Motors Corporation, Volkswagen AG and Renault-Nissan BV. Our geographic breakdown of sales is among the most diverse in the industry, with approximately 49% of our 2002 sales derived from North America, 43% from Europe and 8% from the rest of the world. No single customer accounted for more than 20% of our 2002 sales, which, we believe, is among the lowest customer concentration levels of major global Tier-1 suppliers. The following charts illustrate our diversity by providing a breakdown of our 2002 sales by product lines and by VM groups.*

Product lines – Percentage of 2002 sales	VM groups – Percentage of 2002 sales

*	Our 2002 sales include sales of our predecessor company's joint venture, TKS, which was not transferred to us as part of the Acquisition. See "Unaudited pro forma combined and consolidated statements of operations" and "Business-Legal proceedings." TKS produced steering gears, and the majority of TKS sales were to Toyota.

The following table summarizes our three operating segments (Chassis Systems, Occupant Safety Systems and Other Automotive), their principal product lines and their actual and pro forma sales and segment profit before taxes for the year ended December 31, 2002 and their pro forma sales and segment profit before taxes for the six months ended June 27, 2003. The table also provides a reconciliation of segment profit before taxes to earnings before income taxes.

				Pro forma (1)
				(unaudited)
		Year ended December 31, 2002		Year ended December 31, 2002		Six months ended June 27, 2003
Operating segment	Principal product lines	Sales	Profit before taxes(2)	Sales	Profit before taxes(2)	Sales	Profit before taxes(2)
		(Dollars in millions)
Chassis Systems	Foundation brakes, ABS and other brake control (including electronic vehicle stability control) and steering gears and systems	$6,078	$256	$5,832	$283	$3,309	$ 166
Occupant Safety Systems	Air bags, seat belts and crash sensors and other safety and security electronics	3,143	224	3,143	222	1,701	170
Other Automotive	Engine valves, engineered fasteners and plastic components and body controls	1,409	148	1,409	137	780	74
	Total segment	$10,630	628	$10,384	642	$5,790	410
	Corporate expense and other		(186)		(147)		(58)
	Financing cost		(319)		(286)		(150)
	Net employee benefits income		179		189		25
	Earnings before		$302		$398		$227
	income taxes

(1)	Pro forma amounts reflect the elimination of sales and profit before taxes of TKS, which was not transferred to us as part of the Acquisition, the elimination of the amortization of unrecognized pension and OPEB losses, pro forma interest expense based on our new capital structure, elimination of purchased in-process research and development expense, adjustments to depreciation and amortization to reflect fair value of fixed assets and certain intangibles, restatement of administrative and selling expenses on a stand alone basis and the elimination of the effects of an inventory write-up recorded as a result of the Acquisition. The inventory was sold during the four months ended June 27, 2003. See "Unaudited pro forma combined and consolidated statements of operations" for a discussion of pro forma adjustments.

(2)	See "Management's discussion and analysis of financial condition and results of operation" and note 10 to the combined financial statements and note 9 to the unaudited combined and consolidated interim financial statements for a discussion of segment profit before taxes.

Our competitive strengths

We intend to leverage our leading market positions, global presence, strong customer relationships and diverse product capabilities to increase our presence in the global automotive parts industry.

•	Leading market positions. We are one of the world's largest suppliers of automotive chassis and occupant safety products. We believe that our leading supply position across a number of product lines increases our importance to our VM customers and allows us to compete effectively in each of the markets that we serve. We believe that we have leading market positions in North America and Europe for substantially all of our principal product lines.
•	Global presence with diversified businesses. As VMs increasingly become more global, they favor suppliers that can deliver products with consistent technology and quality for vehicles which are manufactured and sold in markets around the world. We believe our geographically diverse global manufacturing base offers us an advantage over many of our competitors in meeting the global needs of our VM customers. We also believe that our global presence allows us to leverage sales to a customer in one location, or for one product, into sales to that customer in other locations and for other products. For example, building upon our prior relationship of selling steering products, foundation brakes and other products to Volkswagen AG, we were recently awarded our first Volkswagen ABS contract. Additionally, our presence in markets such as South America, Eastern Europe and the Asia Pacific region presents a long-term growth opportunity as demand for automotive vehicles increases, and automotive manufacturers expand production, in these markets. Approximately 49% of our 2002 sales were derived from sales in North America, 43% from sales in Europe and 8% from sales in the rest of the world. No single product line accounted for more than 14% of our 2002 sales, and no single customer accounted for more than 20% of our 2002 sales, which, we believe, is among the lowest customer concentration levels of major global Tier-1 suppliers. We believe our diversified business limits our exposure to the risks of any one geographic economy, product line or major customer.
•	Strong relationships with customers. As a result of our focus on providing high quality products and service at competitive prices, we maintain long-standing relationships with our customers, which include every major VM in the world. Our roots in the automotive supply business stretch back to the early 1900s, when our predecessor companies began manufacturing valves, wheels and electrical components and selling them to the burgeoning automobile industry. We believe that we have an excellent reputation with our customers for providing top quality components and systems, as well as for timely delivery and customer service. As a result of our service and performance record, since the beginning of 2001, we have won a number of awards from our customers, including Ford's Q1 and Q1 Plus World Excellence, DaimlerChrysler's Gold Pentastar, GM's Supplier of the Year, Renault's Trophe OPTIMA, Toyota's Quality Certification Achievement and Fiat's Targa Qualitas.
•	Well positioned for convergence of active and passive safety technologies. We believe that we are the only supplier that combines a broad customer base and geographic diversity with leading positions in both key active safety technologies, such as braking and steering, and key passive safety technologies, such as air bags and seat belts. We believe that there are significant opportunities to enhance automotive safety through technology that uses information from active safety systems to optimize the performance of passive safety systems, and that our leading positions in both active and passive safety technologies will allow us to benefit from this convergence. An example of this trend is our Active Control Retractor (ACR) seat belt technology, which is used in the 2003 model year Mercedes S-Class. The ACR system uses information from braking sensors and stability control sensors to react quickly to potentially hazardous driving situations. If the sensors detect a potential crash, the system automatically tightens the seat belts in order to improve the occupants' positions, which can significantly enhance the overall performance of the vehicle restraint system.
•	Strong base of awarded business. Based on the existing platforms for which we currently produce products and business awarded to us over the past several years, we believe we will be able to grow our sales over the next several years at a rate higher than the growth rate in global light vehicle production over the same period of time due to an increase in our market shares and/or an increase in the content per vehicle of certain product lines in our portfolio. Our ability to realize future sales, however, is subject to a number of factors, including the actual volume and timing of vehicle production, option mix and product pricing.

Our strategy

We intend to increase our sales and improve our profitability and operating cash flow by leveraging our position as a leading Tier-1 global automotive parts supplier focused primarily in the areas of active and passive safety technologies. Key elements of our strategy, which we expect will help increase our product content per vehicle, include the following:

•	Expand our leading technological capabilities. We believe that our leading market positions are largely based on the strength of our technological capabilities. We continue to provide technologically advanced products by regularly updating and enhancing our product lines and introducing new products, such as electrically powered hydraulic steering systems, electrically assisted power steering systems, electronic vehicle stability control systems, side and curtain air bag systems and occupant sensing systems. For example, in the case of electrically powered hydraulic steering systems and electrically assisted power steering systems, we believe that our technological capabilities have helped us achieve a higher market share of these new technologies than we have in traditional hydraulic-based power steering systems. We expect to continue to make significant investments in technology and our design capabilities in an effort to develop innovative, value-added safety technologies with a focus on the development of next generation safety systems.
•	Focus on operating efficiency. We continue to focus on opportunities to optimize our resources and reduce manufacturing costs by, among other things, executing strategic initiatives aimed at improving our operating performance and shifting production capacity from high wage areas such as North America and Western Europe to low wage areas such as Latin America, Eastern Europe and certain parts of Asia. For example, in 2001, we began to implement Six Sigma, a leading quality improvement program, throughout our operations and functions. In addition, we focus on realizing cost savings in the purchase of manufactured components and raw materials and achieving benefits from our restructuring activities to help us offset the impact of price decreases to our VM customers.
•	Capitalize on the continued trend toward system and module supply. VMs are increasingly purchasing integrated systems and modules from suppliers rather than purchasing and assembling the separate components that are included in those systems and modules. In order to capitalize on this trend, we have developed, and continue to develop, significant system and module capabilities in a number of key product areas including air bag systems, seat belt systems, ride and handling systems, electrically assisted power steering systems and safety electronics systems. An example of our systems capabilities is the occupant restraint system we designed for the Mercedes M-Class, which consists of the driver air bag, passenger air bag, side air bags, curtain air bags, seat belts and steering wheel. As an example of our module capabilities, we serve as module integrator for the Jeep Liberty. In this role, we assemble braking, steering and axle modules incorporating product content manufactured both by us and other component suppliers and deliver them to DaimlerChrysler for installation in a just-in-time fashion, enabling it to reduce production costs. We intend to focus on manufacturing those systems and modules where we enjoy a competitive advantage and can add the most value, while reducing our participation and capital spending in those areas that are non-essential to our growth and profitability.
•	Pursue joint ventures and other alliances. Joint ventures and other alliances represent an important element of our business plan. We intend to continue pursuing joint ventures and other alliances in order to expand our geographic and customer diversity. These relationships have enabled us to enter into new geographic markets, such as China, Korea, India and Turkey, to acquire new customers and to develop new technologies. We currently have 20 joint ventures in 10 countries. We are disciplined, financially and strategically, in our approach to evaluating joint ventures and other alliance opportunities.

In addition to those risks described in the section entitled "Risk factors," our ability to execute our strategies described above is subject to certain risks that are generally associated with being a Tier-1 automotive supplier. For example, as we continue to invest time and resources to expand and advance our leading technologies, unforeseen competing and/or alternative technologies could emerge that render our technologies less desirable or obsolete. In addition, customer markets for our new technologies might not develop as expected, making it difficult for us to recover our development costs. Inherent in the trend toward increasing systems and modules is the difficulty in effectively identifying and recovering from customers the value associated with the systems and modules that we provide to them. This difficulty, together with the growing trend among VMs to look to their suppliers for contribution when VMs are faced with product liability, warranty and recall claims, could place higher pressure on our margins. Increasing operating efficiencies by moving to lower wage countries has the potential to stretch and thus put strain on regional and global supply chains, especially if infrastructures in these countries are not fully developed. Joint ventures and strategic alliances have been and will continue to be important to achieving our growth objectives, but without sufficient resources to support their development and growth, these joint ventures and strategic alliances could fall short of meeting customers' demands in local markets, thereby adversely affecting our relationships with those customers globally.

Based on data compiled by CSM Worldwide, the following table lists the automotive industry's largest platforms based on 2002 unit volumes and the products we produced for those platforms.

VM	Platform Name	Vehicle Nameplates	Our Products
General Motors	GMT800 Series	Sierra, Silverado, Tahoe, Yukon, Escalade	Antilock brake systems/vehicle stability control, drum-in-hat brakes, hubs, side air bag
Volkswagen (including Seat, Skoda, Audi)	PQ34	Golf, Bora, Octavia, Toledo, Leon, Audi A3	Modules, rear calipers, linkage and suspension, driver, curtain and side air bag, seat belt, steering wheel
Volkswagen (including Seat, Skoda, Audi)	PQ24	Polo, Cordoba, Fabia, Audi A2	Front and rear calipers, electric power hydraulic steering, manual rack and pinion steering, driver/passenger/curtain and side air bag, seat belt, steering wheel system, safety and security electronics
Toyota	140N, 330N, 340N, 560T	Corolla	Actuation systems, foundation brakes, rotors, power rack and pinion steering, driver air bag, seat belt, steering wheel system, safety and security electronics
Ford	C170	Focus	Rear calipers and drum brakes, power rack and pinion steering, passenger air bag, seat belt, steering wheel
General Motors (including Opel)	GME T3000	Astra, Zafira	Actuation systems, rear calipers, rotors, modules, electric power hydraulic steering, side and curtain air bag, seat belt
Peugeot/Citroen	T1	206	Drum brakes, linkage and suspension

VM	Platform Name	Vehicle Nameplates	Our Products
Toyota	300N, 301N, 415T, 700T	Camry	Power rack and pinion steering, passenger air bag, safety and security electronics
Volkswagen (including Audi)	PL45	Passat, Audi A6	Actuation systems, foundation
brakes, linkage and suspension, driver, passenger and curtain air bag, seat belt, steering wheel
General Motors (including Opel)	GME S4300	Corsa	Front and rear calipers, curtain and side air bag

Operating segments and principal product categories

The following discussion describes each of our operating segments, as well as the major product lines within each segment.

Chassis Systems

Our Chassis Systems segment focuses on the design, manufacture and sale of product lines relating to steering, foundation brakes, brake control, modules and suspension. Chassis Systems accounted for approximately $6.1 billion, or 57.2%, of our total sales and $256 million, or 40.8%, of our segment profit before taxes and approximately $5.8 million, or 56.2%, of our total pro forma sales and $283 million, or 44.1%, of our pro forma segment profit before taxes for the year ended December 31, 2002 and approximately $3.3 billion, or 57.1%, of our total pro forma sales and $166 million, or 40.5%, of our pro forma segment profit before taxes for the six months ended June 27, 2003.

We believe our Chassis Systems segment is well positioned to capitalize on growth trends toward increasing active safety systems, particularly in the areas of electric steering, electronic vehicle stability control and other advanced braking systems and integrated vehicle control systems.

The following table describes the principal product lines in order of 2002 sales in our Chassis Systems segment:

Product Line	Description
Steering	Electrically assisted power steering systems (column-drive, pinion-drive, rack-drive type), electrically powered hydraulic steering systems, hydraulic power and manual rack and pinion steering gears, hydraulic steering pumps and hoses, fully integral commercial steering systems, commercial steering columns and pumps
Foundation brakes	Front and rear disc brake calipers, drum brake and drum-in-hat parking brake assemblies, rotors, drums
Brake control	Two-wheel and four-wheel ABS, electronic vehicle stability control systems, electro-hydraulic braking systems, active cruise control systems, actuation boosters and master cylinders, electronically controlled actuation

Product Line	Description
Modules	Brake modules, corner modules, pedal box modules, strut modules, front cross-member modules, rear axle modules
Suspension	Forged steel and aluminum control arms, suspension ball joints, rack and pinion linkage assemblies, conventional linkages, commercial steering linkages and suspension ball joints, active roll control systems

We sell our Chassis Systems products primarily to VMs and also to other Tier-1 suppliers. We also sell these products to VM service organizations and to independent distributors for the automotive aftermarket. The following table lists in order of sales volume the platforms that generated the largest sales for our Chassis Systems segment in 2002 and the products that our Chassis Systems segment produced for those platforms.

VM	Platform Name	Vehicle Nameplates	Our Products
General Motors	GMT800 Series	Sierra, Silverado, Tahoe, Yukon, Escalade	Antilock brake systems/ vehicle stability control, drum-in-hat brakes, hubs
DaimlerChrysler	KJ	Jeep Liberty	Actuation, modules
DaimlerChrysler	DR/DE	Ram Pickups	Actuation, foundation brakes, front and rear rotors, power rack and pinion steering (hydraulic), linkage and suspension
General Motors (including Opel)	GME T3000	Astra, Zafira	Actuation, rear calipers, rotors, modules, electric power hydraulic steering
Ford	P131	F250/F350 Pickups	Antilock brake systems, corner modules, drum-in-hat brakes, hubs, rotors, linkage and suspension
Volkswagen (including Seat, Skoda, Audi)	PQ34	Golf, Bora, Octavia, Toledo, Leon, Audi A3	Modules, rear calipers, linkage and suspension
Volkswagen (including Seat, Skoda, Audi)	PQ24	Polo, Cordoba, Fabia, Audi A2	Front and rear calipers, electric power hydraulic steering, manual rack and pinion steering
Ford	VN127	Econoline Vans	Antilock brake systems, corner modules, rear calipers, drum-in-hat brakes, hubs, rotors, linkage and suspension

VM	Platform Name	Vehicle Nameplates	Our Products
Ford	WIN126	Windstar	Actuation, antilock brake systems/vehicle stability control, corner modules, rotors, linkage and suspension
DaimlerChrysler	RS	Caravan, Voyager, Town & Country	Foundation brakes, front rotors and rear drums, power rack and pinion steering (hydraulic)

Occupant Safety Systems

Our Occupant Safety Systems segment focuses on the design, manufacture and sale of air bags, seat belts, safety electronics, steering wheels and security electronic systems. Occupant Safety Systems accounted for approximately $3.1 billion, or 29.6%, of our total sales and $224 million, or 35.7%, of our segment profit before taxes and approximately $3.1 billion, or 30.2%, of our total pro forma sales and $222 million, or 34.6%, of our pro forma segment profit before taxes for the year ended December 31, 2002 and $1.7 billion, or 29.4%, of our total pro forma sales and $170 million, or 41.5%, of our pro forma segment profit before taxes for the six months ended June 27, 2003.

We believe our Occupant Safety Systems segment is well positioned to capitalize on growth trends toward increasing passive safety systems, particularly in the areas of side and curtain air bag systems, occupant sensing systems and active seat belt pretensioning and retractor systems.

The following table describes the principal product lines in order of 2002 sales in our Occupant Safety Systems segment:

Product Line	Description
Air bags	Driver air bag modules, passenger air bag modules, side air bag modules, curtain air bag modules, single- and dual-stage air bag inflators
Seat belts	Retractor and buckle assemblies, pyrotechnic retractor assemblies, pretensioning systems, height adjusters, active control retractor systems
Safety electronics	Front and side crash sensors, vehicle rollover sensors, air bag diagnostic modules, weight sensing and vision systems for occupant detection
Steering wheels	Full range of steering wheels from base designs to leather, wood, heated designs, including multifunctional switches and integral air bag modules
Security electronics	Remote keyless entry systems, advanced theft deterrent systems, direct tire pressure monitoring systems

We sell our Occupant Safety Systems products primarily to VMs and also to other Tier-1 suppliers. We also sell these products to VM service organizations for service parts. The following table lists in order of sales volume the platforms that generated the largest sales for our Occupant Safety Systems segment in 2002 and the products that our Occupant Safety Systems segment produced for those platforms.

VM	Platform Name	Vehicle Nameplates	Our Products
Volkswagen (including Seat, Skoda, Audi)	PQ34	Golf, Bora, Octavia, Toledo, Leon, Audi A3	Driver, curtain and side air bag, seat belt, steering wheel system
Volkswagen (including Audi)	PL45	Passat, Audi A6	Driver, passenger and curtain air bag, seat belt, steering wheel system
Ford	C170	Focus	Passenger air bag, seat belt, steering wheel system
DaimlerChrysler	KJ	Jeep Liberty	Driver, passenger and curtain air bag, seat belt, safety and security electronics
Fiat	188	Punto	Driver, passenger, curtain and side air bag, seat belt, steering wheel system, safety and security electronics
Volkswagen (including Seat, Skoda, Audi)	PQ24	Polo, Cordoba, Fabis, Audi A2	Driver, passenger, curtain and side air bag, seat belt, steering wheel system, safety and security electronics
Ford	U152	Explorer	Driver, passenger and curtain air bag, steering wheel system
DaimlerChrysler	W203	Mercedes C Class	Curtain and side air bag, seat belt
Ford	PN96	F150 Pickup	Driver and passenger air bag, seat belt, steering wheel system, safety and security electronics
Ford	P131	F250/F350 Pickups	Driver and passenger air bag, seat belt, safety and security electronics

Other Automotive

Our Other Automotive segment focuses on the design, manufacture and sale of body controls, engine valves and engineered fasteners and components. Other Automotive segment accounted for approximately $1.4 billion, or 13.3%, of our total sales and $148 million, or 23.6%, of our segment profit before taxes and approximately $1.4 billion, or 13.6% of our total pro forma sales and approximately $137 million, or 21.3%, of our pro forma segment profit before taxes for the year ended December 31, 2002 and $780 million, or 13.5%, of our total pro forma sales and $74 million, or 18.0%, of our pro forma segment profit before taxes for the six months ended June 27, 2003.

We believe our Other Automotive segment is well positioned to capitalize on growth trends toward multi-valve engines and increasing electronic content per vehicle.

The following table describes in order of 2002 sales our principal product lines in our Other Automotive segment:

Product Line	Description
Body controls	Display and heating, ventilating and air conditioning electronics, controls and actuators; motors; power management controls; man/machine interface controls and switches, including a wide array of automotive ergonomic applications such as steering column and wheel switches, rotary connectors, climate controls, seat controls, window lift switches, air bag disable switches; rain sensors
Engine valves	Engine valves, valve train components, electro-magnetic valve actuation
Engineered fasteners and components	Engineered and plastic fasteners and precision plastic moldings and assemblies

We sell our Other Automotive products primarily to VMs and also to other Tier-1 suppliers. We also sell these products to VM service organizations. In addition, we sell some engine valve and body control products to independent distributors for the automotive aftermarket.

Joint ventures

Joint ventures represent an important part of our business, both operationally and strategically. We have often used joint ventures to enter into new geographic markets such as China, Korea and India, or to acquire new customers, such as Japanese VMs, or to develop new technologies, such as electro-hydraulic steering pumps and radar sensors.

In the case of entering new geographic markets, where we have not previously established substantial local experience and infrastructure, teaming with a local partner can reduce capital investment by leveraging pre-existing infrastructure. In addition, local partners in these markets can provide knowledge and insight into local customs and practices and access to local suppliers of raw materials and components. All of these advantages can reduce the risk, and thereby enhance the prospects for the success, of an entry into a new geographic market.

Joint ventures can also be an effective means to acquire new customers. Joint venture arrangements can allow partners access to technology they would otherwise have to develop independently, thereby reducing the time and cost of development. More importantly, they can provide the opportunity to create synergies and applications of the technology that would not otherwise be possible.

The following table shows our joint ventures in which we have a greater than 25% interest and that generated sales in excess of $15 million in 2002:

Country	Name	Our % Ownership		Products	2002 Sales**
					(in millions)
Brazil	SM-Sistemas Modulares Ltd.	50	%*	Brake modules	$23
China	FAW Kelsey-Hayes Automobile Chassis System, Co. Ltd.	60%		Chassis modules and brake components	$189
	Lucas Varity Langzhong Brake Company Limited	70%		Foundation brakes, actuation, and front corner modules	$45
	Shanghai TRW Automotive Safety Systems Co., Ltd.	50	%*	Seat belt systems	$21

Country	Name	Our % Ownership		Products	2002 Sales**
					(in millions)
India	Brakes India Limited	49	%*	Foundation brakes, actuation valves and hoses	$118
	Rane TRW Steering Systems Limited	50	%*	Steering gears	$33
Korea	TRW Steering Co. Ltd.	71%		Steering gears and linkage components	$88
United States	TRW Fuji Valve Inc.	80%		Engine valves	$62
	Methode Lucas Controls, Inc.	50	%*	Multi-functional column-mounted controls (pressed parts and key moldings for column switchgear)	$31

*	These entities are not consolidated in our financial statements.

**	On June 27, 2003, we sold our 60% partnership interest in Quality Safety Systems Company ("QSS"), a Canadian joint venture, to Tokai Rika Canada Limited, an affiliate of Tokai Rika Co., Ltd. of Japan, our former partner in QSS. QSS had sales of $123 million in 2002 and manufactured seat belt systems.

Our partnership interest in TKS, in which we had a 51% interest, was not transferred to us as part of the Acquisition. TKS had sales of $246 million in 2002 and produced steering gears. Therefore, while our predecessor company's historical financial statements include the results of TKS, our pro forma financial data reflects the elimination of the results of TKS. See "Unaudited pro forma combined and consolidated statements of operations" and "—Legal proceedings."

Regulatory environment

There are numerous regulatory activities in the areas of safety and fuel efficiency that we believe will create additional demand for products that we sell or are developing. Among these are the following:

•	Occupant sensing. United States Federal Motor Vehicle Safety Standard 208 requires vehicle manufacturers to install occupant weight and position sensing systems on vehicles starting in model year 2004. We have developed occupant sensing systems based on both weight sensing and vision systems.
•	Tire pressure monitoring. Regulations enacted under the Transportation Recall Enhancement, Accountability and Documentation ("TREAD") Act require installation of tire pressure monitoring systems starting in model year 2004. We have developed both direct and indirect tire pressure monitoring systems. Direct systems measure tire pressure through sensors located on the wheels, whereas indirect systems estimate tire pressure differences based on data from the wheel speed sensors used in ABS systems.
•	Rollover testing. As required by the TREAD Act, the National Highway Traffic Safety Administration is considering whether to require dynamic rollover testing for passenger cars and light trucks. We have developed roll control systems and vehicle stability control systems that reduce the likelihood of vehicle rollover. We have also developed curtain air bags that can reduce the severity of injury in the event of rollover.
•	Fuel economy. The Bush administration has proposed increases in standards for fuel economy for light trucks for model years 2005-2007. If enacted, this could increase demand for our electrically-powered hydraulic steering systems, which require less power from an engine, and consequently less fuel, than today's conventional hydraulic systems.
•	ABS installation. Studies are underway in Europe and the United States to determine whether to require mandatory installation of ABS. At present, approximately 75% of new vehicles in North America and 70% of new vehicles in Europe are installed with ABS.

•	Pedestrian protection. Legislation is under consideration in Europe and Japan to make cars less dangerous to pedestrians in the event of collisions. We are investigating actuator products which lift the hood in the case of a crash to meet the pedestrian in a manner which would cushion the pedestrian's impact with the vehicle.

Legislative activities are subject to political processes that may result in legislation being delayed, modified, withdrawn or overturned at any time. As a result, there is no assurance that any of the foregoing will be enacted or where legislation has been enacted, will not be subsequently modified or rescinded in the future.

Competition

The automotive parts industry is extremely competitive. VMs rigorously evaluate us and other suppliers based on many criteria such as quality, price/cost competitiveness, system and product performance, reliability and timeliness of delivery, new product and technology development capability, excellence and flexibility in operations, degree of global and local presence, effectiveness of customer service and overall management capability. Within each of our product segments, we face significant competition. Our principal competitors include Delphi, Bosch, Conti-Teves, Visteon, Koyo Seiko, ZF, and Advics in the Chassis Systems segment; Autoliv, Delphi, Breed, Takata, and Bosch in the Occupant Safety Systems segment; and ITW, Raymond, Nifco, Textron, Kostal, Delphi, Valeo, Tokai Riki and Eaton in the Other Automotive segment.

Customers

We sell to all the major VM customers across all the world's major vehicle producing regions. Among our largest customers are Ford Motor Company, DaimlerChrysler AG, General Motors Corporation, Volkswagen AG and Renault-Nissan BV. Our ten largest customers accounted for approximately 80% of our total sales in 2002. We believe that, among major automotive parts suppliers, the breadth of our customer mix is among the industry leaders. Our long-standing relationships with our customers have enabled us to understand global customer needs and business opportunities. We believe that we will continue to be able to compete effectively for our customers' business because of the high quality of our products, our ongoing cost reduction efforts, our strong global presence and our product and technology innovations. The chart below indicates our ten largest customers by VM group, the VMs within each group and the percentage of total 2002 sales represented by each of these VM groups.

VM Group	VMs	Percentage of total 2002 Sales
Ford	Ford, Land Rover, Jaguar, Aston-Martin, Volvo, Mazda	20.0%
DaimlerChrysler	Chrysler, Mercedes, Smart, Mitsubishi	18.2%
General Motors	General Motors, Opel, Saab, Isuzu, Subaru	14.0%
Volkswagen	Volkswagen, Audi, Seat, Skoda, Bentley	13.1%
Renault-Nissan	Renault, Nissan	6.1%
Toyota*	Toyota, NUMMI, Daihatsu	5.0%
Fiat	Fiat, Lancia, Alfa-Romeo, Ducato	4.0%
PSA	Peugeot, Citroen	2.8%
BMW	BMW	1.8%
Hyundai	Hyundai, Kia	1.4%

*	Our 2002 sales to Toyota included sales of TKS, which was not transferred to us as part of the Acquisition. See "Unaudited pro forma combined and consolidated statements of operations" and "—Legal proceedings."

We also sell products to the global aftermarket as replacement parts for current production and older vehicles. In 2002, sales to the aftermarket represented approximately 7% of our total sales. We sell these products through both VM service organizations and independent distribution networks.

Sales and marketing

We have a sales and marketing organization of dedicated customer teams that provide a consistent interface with our key customers. These teams are located in all major vehicle producing regions to best represent their respective customers' interests within our organization, to promote customer programs and to coordinate global customer strategies with the goal of enhancing overall customer service and satisfaction. Our ability to support our customers globally is further enhanced by our broad global presence in terms of sales offices, manufacturing facilities, engineering/technical centers and joint ventures.

Our sales and marketing organization and activities are designed to create overall awareness and consideration of, and to increase purchases of, our systems, modules and components. To further this objective, we participate in international trade shows in Paris, Frankfurt and Detroit, as well as international aftermarket-focused events in Las Vegas and Frankfurt. We also provide on-site technology demonstrations at our major VM customers on a regular basis. We publish the quarterly technology journal Advances.

Customer support

Our engineering, sales and production facilities are located in 22 countries. With approximately 213 sites or offices and approximately 530 dedicated sales/customer development employees, we provide effective customer solutions, products and service in any region in which these facilities operate or manufacture.

Intellectual property

We own significant intellectual property, including a large number of patents, trademarks, copyrights and trade secrets, and are involved in numerous licensing arrangements. Although our intellectual property plays an important role in maintaining our competitive position in a number of the markets that we serve, no single patent, copyright, trade secret or license, or group of related patents, copyrights, trade secrets or licenses, is, in our opinion, of such value to us that our business would be materially affected by the expiration or termination thereof. However, we view the name TRW Automotive and primary mark "TRW" (which has been transferred to us as part of the Acquisition) as material to our business as a whole. Our general policy is to apply for patents on an ongoing basis in the United States, Germany and appropriate other countries to protect our patentable developments.

Our patent portfolio of nearly 10,000 patents and pending patent applications reflects our commitment to invest in technology and covers many aspects of our products and the processes for making those products. In addition, we have developed a substantial body of manufacturing know-how that we believe provides a significant competitive advantage in the marketplace.

We have entered into several hundred technology license agreements that either strategically exploit our intellectual property rights or provide a conduit for us into third party intellectual property rights useful in our businesses. In many of these agreements, we license technology to our suppliers, joint venture companies and other local manufacturers in support of product production for us and our customers. In other agreements, we license the technology to other companies to obtain royalty income.

We own a number of secondary trade names and marks applicable to certain of our businesses and products that we view as important to such businesses and products as well.

As part of the Acquisition, we have entered into intellectual property license agreements with TRW. These agreements are described under "Certain relationships and related transactions."

Seasonality

Our business is moderately seasonal because our largest North American customers typically halt operations for approximately two weeks in July and one week in December. Additionally, customers in Europe historically shut down vehicle production during a portion of August. In addition, third quarter automotive production traditionally is lower as new models enter production. Accordingly, our third and fourth quarter results may reflect these trends.

Research and development

We operate a global network of technical centers worldwide where we employ approximately 4,200 engineers, researchers, designers, technicians and their supporting functions. This global network allows us to develop automotive active and passive technologies while improving existing products and systems. We utilize sophisticated testing and computer simulation equipment, including computer aided engineering, noise-vibration-harshness, crash sled, math modeling and vehicle simulations. We have advanced engineering and research and development programs for next-generation components and systems in our chassis, occupant safety and other automotive product areas. We are disciplined in our approach to research and development, employing various tools to improve efficiency and reduce cost, such as Six Sigma, "follow-the-sun," a 24-hour a day engineering program that utilizes our global network, and other e-Engineering programs, and outsourcing non-core activities.

Company-funded research and development costs totaled:

•	$54 million for the four months ended June 27, 2003;
•	$27 million for the two months ended February 28, 2003;
•	$74 million for the six months ended June 28, 2002;
•	$151 million in 2002;
•	$131 million in 2001; and
•	$167 million in 2000.

In addition, in the four months ended June 27, 2003, we expensed $85 million of purchased in-process research and development. The decline in the company-funded research and development costs from 2000 through 2001 is primarily as a result of (1) our increased focus and discipline as to the research and development activities we undertake, (2) cost reduction actions that we have taken in recent years to reduce overhead costs and (3) a shift in resources to applications engineering, which relates to applying products to fit customers' needs. See "Management's discussion and analysis of financial condition and results of operations."

We believe that continued research and development activities are critical to maintaining our leadership position in the industry and will provide us with a competitive advantage as we seek additional business with new and existing customers.

Manufactured components and raw materials

We purchase various manufactured components and raw materials for use in our manufacturing processes. The principal components and raw materials we purchase include castings, electronic parts, molded plastic parts, finished subcomponents, fabricated metal, aluminum, steel, resins, leather and wood. All of these components and raw materials are available from numerous sources. We have not, in recent years, experienced any significant shortages of manufactured components or raw materials and normally do not carry inventories of these items in excess of those reasonably required to meet our production and shipping schedule.

Properties

Our principal executive offices are located in Livonia, Michigan. Our operations include numerous manufacturing, research and development and warehousing facilities and offices. We own or lease principal facilities located in 18 states in the United States and in 21 other countries as follows: Austria, Brazil, Canada, China, the Czech Republic, France, Germany, Italy, Japan, Malaysia, Mexico, Poland, Portugal, Singapore, South Africa, South Korea, Spain, Sweden, Thailand, Turkey and the United Kingdom. Approximately 56% of our principal domestic facilities are used by the Chassis Systems segment, 19% by the Occupant Safety Systems segment and 25% by the Other Automotive segment. Our corporate headquarters are contained within the Chassis Systems numbers below.

Of the total number of principal facilities operated by us, approximately 57% of such facilities are owned, 38% are leased, and 5% are held by joint ventures in which we have a majority interest.

A summary of our principal facilities, by segment, type of facility and geographic region, as of August 31, 2003 is set forth in the following tables. Additionally, where more than one segment utilizes a single facility, that facility is categorized by the purposes for which it is primarily used.

Chassis Systems
Principal Use Of Facility	North America	Europe	Asia Pacific	Other	Total
Research and Development	4	4	0	1	9
Manufacturing	24	38	9	6	77
Warehouse	4	5	2	1	12
Office	3	7	10	0	20
Total	35	54	21	8	118

Occupant Safety Systems
Principal Use Of Facility	North America	Europe	Asia Pacific	Other	Total
Research and Development	3	0	0	0	3
Manufacturing	9	17	0	3	29
Warehouse	1	3	0	0	4
Office	2	1	0	0	3
Total	15	21	0	3	39

Other Automotive
Principal Use Of Facility	North America	Europe	Asia Pacific	Other	Total
Research and Development	1	0	0	0	1
Manufacturing	9	25	8	3	45
Warehouse	2	1	0	0	3
Office	3	0	0	0	3
Total	15	26	8	3	52

Additional information concerning our long-term rental obligations under operating leases is set forth in the note 17 to the financial statements included in this prospectus.

Employees

As of June 27, 2003, we had approximately 62,000 employees (including employees of our majority owned joint ventures but excluding temporary employees and employees who are on approved forms of leave), of whom approximately 23,500 were employed in North America, approximately 32,000 were employed in Europe, approximately 4,000 were employed in South America and approximately 2,500 were employed in Asia. Approximately 16,000 of our employees are salaried and approximately 46,000 are hourly. As of June 27, 2003, approximately 22% of our United States workforce and approximately 73% of our hourly workforce outside of the United States were represented by 39 unions. We consider relations with our employees to be good.

Environmental matters

Governmental requirements relating to the discharge of materials into the environment, or otherwise relating to the protection of the environment, have had, and will continue to have, an effect on us and our operations. We have made and continue to make expenditures for projects relating to the environment, including pollution control devices for new and existing facilities. We are conducting a number of environmental investigations and remedial actions at current and former locations to comply with applicable requirements and, along with other companies, have been named a potentially responsible party for certain waste management sites. Each of these matters is subject to various uncertainties, and some of these matters may be resolved unfavorably to us.

A reserve estimate for each matter is established using standard engineering cost estimating techniques on an undiscounted basis. In the determination of such costs, consideration is given to the professional judgment of our environmental engineers, in consultation with outside environmental specialists, when necessary. At multi-party sites, the reserve estimate also reflects the expected allocation of total project costs among the various potentially responsible parties. At June 27, 2003, we had reserves for environmental matters of $101 million.

We do not believe that compliance with environmental protection laws and regulations will have a material effect upon our capital expenditures, results of operations or competitive position. Our capital expenditures for environmental control facilities during 2003 and 2004 are not expected to be material to us. We believe that any liability that may result from the resolution of environmental matters for which sufficient information is available to support cost estimates will not have a material adverse effect on our financial position or results of operations. However, we cannot predict the effect on our financial position of expenditures for aspects of certain matters for which there is insufficient information. In addition, we cannot predict the effect of compliance with environmental laws and regulations with respect to unknown environmental matters on our financial position or results of operations or the possible effect of compliance with environmental requirements imposed in the future. Under the master purchase agreement, Northrop Grumman will indemnify us for 50% of any environmental liabilities associated with the operation or ownership of TRW's automotive business on or prior to the Acquisition (subject to certain exceptions), regardless of whether the liabilities arise before or after the Acquisition. See "The Acquisition."

Legal proceedings

Various claims, lawsuits and administrative proceedings are pending or threatened against us or our subsidiaries, covering a wide range of matters that arise in the ordinary course of our business activities with respect to commercial, product liability and environmental matters.

In October 2000, Kelsey-Hayes Company (formerly known as Fruehauf Corporation) was served with a grand jury subpoena relating to a criminal investigation being conducted by the U.S. Attorney for the Southern District of Illinois. The U.S. Attorney has informed us that the investigation relates to possible wrongdoing by Kelsey-Hayes Company and others involving certain loans made by Kelsey-Hayes Company's then parent corporation to Fruehauf Trailer Corporation, the handling of the trailing liabilities of Fruehauf Corporation and actions in connection with the 1996 bankruptcy of Fruehauf Trailer Corporation.

Kelsey-Hayes Company became a wholly owned subsidiary of TRW upon TRW's acquisition of Lucas Varity in 1999 and became our wholly-owned subsidiary in connection with the Acquisition. We have cooperated with the investigation and are unable to predict the outcome of the investigation at this time.

On May 6, 2002, ArvinMeritor Inc. filed suit against TRW in the United States District Court for the Eastern District of Michigan, claiming breach of contract and breach of warranty in connection with certain tie rod ends that TRW supplied to ArvinMeritor and the voluntary recall of some of these tie rod ends. ArvinMeritor subsequently recalled all of the tie rod ends, and claims that it is entitled to reimbursement from TRW for the costs associated with both the products recalled by TRW and those recalled by ArvinMeritor on its own. ArvinMeritor is seeking $18.3 million in damages plus legal fees, administrative expenses and interest. We believe that we have meritorious defenses and intend to defend vigorously the claims asserted against us, but cannot predict the outcome of this lawsuit.

On October 1, 2002, International Truck & Engine Corporation notified the National Highway Traffic Safety Administration, or NHTSA, of a program to affect a voluntary safety recall of hydraulic anti-lock brake systems electronic control units manufactured by Kelsey-Hayes Company. On October 1, 2002, International Truck's parent company filed a current report on Form 8-K in which it disclosed that it seeks to recover costs associated with its voluntary recall from the manufacturer of the electronic control units and indicated that it expects to record a pre-tax charge of approximately $51 million for estimated recall costs. On October 3, 2002, Kelsey-Hayes Company filed a declaratory judgment action against International Truck in the Circuit Court for the County of Oakland, Michigan seeking a judgment declaring that International Truck has no right to recover any of the costs associated with the voluntary recall. On November 22, 2002, International Truck filed an answer and counterclaim.

On December 20, 2002, Kelsey-Hayes Company filed an answer to the counterclaims of International Truck & Engine Corporation. The parties reached an agreement to settle this dispute on September 10, 2003 and the settlement does not have a material effect on our financial condition, results of operations or cash flows.

On December 30, 2002, Koyo Seiko Co., Ltd. and Koyo Delaware, Inc. filed a complaint against TRW and its then wholly-owned subsidiary, TRW Automotive Holding Company, in the Circuit Court for Monroe County, Tennessee, alleging that TRW violated certain nonassignment and other provisions of a 1988 partnership agreement with Koyo, under which the parties formed TKS, by agreeing to be merged into Northrop Grumman and by cooperating with Northrop Grumman in preparing for the spin-off of TRW's automotive business or the sale of that business to BCP Acquisition Company L.L.C., an entity controlled by Blackstone. The complaint included claims for breach of contract, breach of fiduciary duty and breach of good faith and fair dealing. It sought declaratory relief consisting of an injunction prohibiting the defendants from including the partnership interest held by TRW Automotive Holding Company in any sale or transfer to Blackstone and from disclosing Koyo trade secrets to third parties, orders terminating defendants' participation in the partnership and requiring defendants to sell their partnership interest to Koyo and damages. On January 21, 2003, TRW and TRW Automotive Holding Company filed a motion to dismiss or for summary judgment. On February 21, 2003, the Circuit Court for Monroe County, Tennessee, issued a temporary injunction prohibiting the sale to any entity controlled by Blackstone, of the partnership interest held by TRW Automotive Holding Company, in TKS, pending the final hearing of the matter. On March 7, 2003, Koyo Seiko filed a cross motion for partial summary judgment seeking a permanent injunction and other relief. On July 30, 2003, the court issued an order, which enjoined TRW and its subsidiaries and affiliates from: (i) selling or transferring all or any part of its partnership interest in TKS to Blackstone; (ii) assigning all or part of its rights under the TKS Partnership Agreement to Blackstone; and (iii) delegating all or part of its obligations under the TKS Partnership Agreement to Blackstone. We have been informed that Northrop Grumman has reached an agreement with Koyo Seiko to sell the 51% interest in TKS to Koyo Seiko.

While certain of our subsidiaries have been subject in recent years to asbestos-related claims, we believe that such claims will not have a material adverse effect on our financial condition or results of operations. In general, these claims seek damages for illnesses alleged to have resulted from exposure to asbestos used in certain components sold by our subsidiaries. We believe that the majority of the claimants were assembly workers at the major U.S. automobile manufacturers. The vast majority of these claims name as defendants numerous manufacturers and suppliers of a wide variety of products allegedly containing asbestos. We believe that, to the extent any of the products sold by our subsidiaries and at issue in these cases contained asbestos, the asbestos was encapsulated. Based upon several years of experience with such claims, we believe that only a small proportion of the claimants has or will ever develop any asbestos-related impairment.

Neither our settlement costs in connection with asbestos claims nor our average annual legal fees to defend these claims have been material in the past. These claims are strongly disputed by us and it has been our policy to defend against them aggressively. We have been successful in obtaining the dismissal of many cases without any payment whatsoever. Moreover, there is significant insurance coverage with solvent carriers with respect to these claims. However, while our costs to defend and settle these claims in the past have not been material, there can be no assurances that this will remain so in the future.

We believe that the ultimate resolution of the foregoing matters will not have a material effect on our financial condition or results of operations.

Management

Set forth below are the names, ages as of August 31, 2003 and current positions of our executive officers and directors.

Name	Age	Position
John C. Plant	50	President, Chief Executive Officer and Director
Steven Lunn	54	Executive Vice President and Chief Operating Officer
Robert A. Alberico	54	Vice President, Human Resources
David L. Bialosky	45	Vice President and General Counsel
Joseph S. Cantie	39	Vice President and Chief Financial Officer
Peter J. Lake	47	Vice President, Sales and Business Development
Neil P. Simpkins	37	Chairman of the Board of Directors and Director
Joshua H. Astrof	31	Director
Robert L. Friedman	60	Director
Mark J. Johnson	29	Director
Michael J. O'Neill	47	Director
Paul H. O'Neill	67	Director

John C. Plant is our President and Chief Executive Officer as well as a member of our board of directors. Prior to the Transactions, Mr. Plant had been a member of the TRW Chief Executive Office and had been President and Chief Executive Officer of TRW's automotive business since 2001. Mr. Plant had been an Executive Vice President of TRW since TRW's acquisition of Lucas Varity in 1999. He was President and Chief Executive Officer, TRW Chassis Systems in 2001; General Manager, TRW Chassis Systems from 1999 to 2001 and General Manager of TRW's automotive business in 1999. Mr. Plant was President, Lucas Varity Automotive in 1998 to 1999, and Managing Director, Electrical and Electronic Division, Lucas Automotive from 1991 until 1998. He currently serves on the board of directors of Martin Currie Portfolio Investment Trust plc.

Steven Lunn is our Executive Vice President and Chief Operating Officer. Prior to the Transactions, Mr. Lunn had been Executive Vice President, Automotive Operations of TRW since 2001 and had served prior to that as Senior Vice President, Operations, of TRW Chassis Systems since May 1999. Mr. Lunn was Deputy President and Chief Operating Officer of Lucas Varity Automotive from August 1998 until April 1999. Prior to this position, he was Managing Director for Lucas Varity's Light Vehicle Braking Systems Division.

Robert A. Alberico is our Vice President, Human Resources. Prior to the Transactions, Mr. Alberico had been Vice President, Human Resources for TRW's automotive business since November 2001. Prior to that, since September 1992, Mr. Alberico held a number of positions throughout TRW's automotive business units as Vice President, Human Resources, most recently with TRW Chassis Systems.

David L. Bialosky is our Vice President and General Counsel. Prior to the Transactions, Mr. Bialosky had been a Vice President and an Assistant General Counsel of TRW since 1997. Since November 2001, he had been responsible for the legal function at TRW's automotive business. He was Vice President and Assistant General Counsel of TRW Chassis Systems from October 1999 to November 2001 and of TRW's automotive business from January to October 1999. From April 1997 to December 1998, Mr. Bialosky served as Vice President and Assistant General Counsel, TRW Automotive Electronics.

Joseph S. Cantie is our Vice President and Chief Financial Officer. Prior to the Transactions, Mr. Cantie had served as Vice President, Finance for TRW's automotive business since November 2001.

Prior to that, Mr. Cantie served as Vice President, Investor Relations for TRW from October 1999 to November 2001. From November 1996 to September 1999, Mr. Cantie served in several executive positions with Lucas Varity plc, including serving as Vice President and Controller from July 1998 to September 1999. Prior to joining Lucas Varity, Mr. Cantie, a certified public accountant, spent ten years with KPMG Peat Marwick.

Peter J. Lake is our Vice President, Sales and Business Development. Prior to the Transactions, Mr. Lake had been Vice President, Sales and Business Development for TRW's automotive business since February 2002. From October 2001 to February 2002, Mr. Lake held the position of Vice President, Planning and Business Development and Vice President and General Manager, Parts and Services for TRW's automotive business. From October 2000 to November 2001, he held the same position for TRW Chassis Systems. From October 1999 to October 2000, Mr. Lake served as Vice President, Planning and Business Development for TRW Chassis Systems. From 1996 to October 1999, Mr. Lake served in various executive positions with Lucas Varity.

Neil P. Simpkins is a member of our board of directors and has been Chairman of our board of directors since April 2003. Mr. Simpkins has served as a senior managing director of The Blackstone Group L.P. since December 1999. From 1993 until the time he joined Blackstone, Mr. Simpkins was a principal at Bain Capital. Prior to joining Bain Capital, Mr. Simpkins was a consultant at Bain & Company in London and the Asia Pacific region. He currently serves on the board of directors of Universal Orlando.

Joshua H. Astrof is a member of our board of directors. Mr. Astrof has been a principal at The Blackstone Group L.P. since January 2002 and an associate from 1998 to 2001. Prior to that he was an associate at Donaldson, Lufkin & Jenrette Securities Corporation, where he worked from 1993 to 1996. He currently also serves on the board of directors of Utilicom Networks LLC and formerly served on the board of directors of Bresnan Communications Group LLC.

Robert L. Friedman is a member of our board of directors. Mr. Friedman has served as a senior managing director of The Blackstone Group L.P. since February 1999. From 1974 until the time he joined Blackstone, Mr. Friedman was a partner with Simpson Thacher & Bartlett LLP, a New York law firm. He currently also serves on the board of directors of American Axle & Manufacturing, Inc., Axis Capital Holdings Limited, Corp Group, Crowley Data LLC, Houghton Mifflin Holdings, Inc., Northwest Airlines, Inc. and Premcor Inc.

Mark J. Johnson is a member of our board of directors. Mr. Johnson has been an associate at The Blackstone Group L.P. since 2001. Prior to that, he was an associate at J.H. Whitney & Co. from 1997 to 1999. Prior to joining Whitney, Mr. Johnson was an investment banker with Merrill Lynch & Co. He is also actively involved in Blackstone's investments in Columbia House and Corp Group.

Michael J. O'Neill is a member of our board of directors. Mr. O'Neill has served as a partner with the law firm of Howrey Simon Arnold & White since October 2001. From 1984 to 2000, Mr. O'Neill held various positions with Honeywell, Inc., including serving as Vice President and General Counsel – Europe, Middle East & Africa from 1995 to 2000.

Paul H. O'Neill has been a member of our board of directors since August 12, 2003. Mr. O'Neill has been a Special Advisor at The Blackstone Group L.P. since March 2003. Prior to that he served as U.S. Secretary of the Treasury during 2001 and 2002 and was Chairman and Chief Executive Officer of Alcoa from 1987 to 1999. He currently also serves on the board of directors of Eastman Kodak Company.

Each officer serves at the discretion of our board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Director compensation

We do not pay any compensation to any of our directors for serving as a director or as a member or chair of a committee of the board of directors.

Committees of the board of directors

Our board of directors has an audit committee and a compensation committee.

Audit committee

The audit committee is comprised of Neil P. Simpkins and Joshua H. Astrof. The audit committee is responsible for (1) selecting the independent auditors, (2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of our financial statements, the independent accountant's qualifications and independence, the performance of the independent accountants and our internal audit function and our compliance with legal and regulatory requirements and (4) handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time.

Mr. Simpkins has been determined by the board of directors to be an audit committee financial expert. Mr. Simpkins, due to his affiliation with Blackstone, is not "independent" as such term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

Compensation committee

The compensation committee is comprised of Neil P. Simpkins and Mark J. Johnson. The compensation committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the compensation committee by the board of directors from time to time.

Executive compensation

As an independent company, we have established executive compensation practices that link compensation with our performance as a company. We will continually review our executive compensation programs to ensure that they are competitive.

Summary compensation table

The following table shows 2003 compensation information on an annual basis, to the extent that it is currently determinable, for our Chief Executive Officer and four other most highly compensated executive officers based on salary, whom we refer to as the "named executive officers". The amounts shown for Salary and All Other Compensation represent the pro forma amounts that would have been payable by us to the named executive officers as if the Acquisition had occurred on January 1, 2003, as well as certain payments made or expected to be made by Northrop Grumman in 2003 for services rendered to us, as described below. Other Annual Compensation represents our estimate of perquisites payable to the named executive officers for 2003, and Long Term Compensation represents the options that have actually been awarded to the named executive officers to date in 2003.

	Annual Compensation					Long-Term Compensation
Name and Principal Position(1)	Salary		Bonus	Other Annual Compensation		Securities Underlying Options(#)(5)	All Other Compensation(6)
John C. Plant President and Chief Executive Officer	$1,350,000		(2)	$1,694,890	(3)	20,000	$5,425,862
Steven Lunn Executive Vice President and Chief Operating Officer	$696,957	(7)	(2)		(4)	10,000	$800,000
Peter J. Lake Vice President, Sales and Business Development	$450,000		(2)		(4)	6,000	$448,150
Joseph S. Cantie Vice President and Chief Financial Officer	$325,000		(2)		(4)	5,000	$457,750
David L. Bialosky Vice President and General Counsel	$325,000		(2)		(4)	4,000	$457,750

(1)	We have provided compensation information as to 2003 for the named executive officers because 2003 is the first year in which we, as a newly established company following the Acquisition, are paying compensation to our named executive officers.
(2)	Under employment agreements we entered into with each of the named executive officers, such officers are eligible to earn an annual bonus of up to a certain percentage of their base salary (200% for Mr. Plant, 130% for Mr. Lunn and 90% for the other officers) based upon the achievement of annual net income, EBITDA and cash flow targets established by the board of directors within the first three months of each fiscal year during the employment term. Such bonus would be payable no later than April 15 of the year following the year in which it was earned. See "— Employment agreements."
(3)	This represents our estimate of known perquisites which we believe would be payable to Mr. Plant for 2003 and includes a car allowance of $36,000 for all of 2003, estimated financial planning of $25,000 and a gross-up in the amount of $1,605,209 paid by Northrop Grumman for taxes relating to the change of control payments made to Mr. Plant in March 2003. There may be additional perquisites that may be paid to him after the date hereof.
(4)	Total perquisites for each of these executive officers are expected to be less than the lesser of $50,000 or 10% of their respective annual salary and bonus, and accordingly the dollar value of such estimated perquisites is not shown. However, there may be additional perquisites that may be paid after the date hereof, causing the amount of total perquisites to exceed our current estimate. Perquisites for an executive officer may, but do not necessarily, include reimbursement for any of the following expenses: car; financial planning; income tax preparation; personal use of aircraft; and relocation.
(5)	All grants were made pursuant to the TRW Automotive Holdings Corp. 2003 Stock Incentive Plan and represent options to purchase shares of common stock of our indirect parent, TRW Automotive Holdings. The grant date for all options was February 28, 2003, except for a grant of options for 500 shares to Mr. Plant and 400 shares to Mr. Lunn made on April 29, 2003. The options vest 20% on the first anniversary of the grant date and 20% on each anniversary thereafter.
(6)	Includes:
•	the following amounts payable by Northrop Grumman under the retention agreements entered into with the named executive officers within fifteen days following the six month anniversary of the Acquisition if certain conditions are satisfied: $1.8 million (Mr. Plant); $800,000 (Mr. Lunn); and $420,000 (each of the other named executive officers); pursuant to an agreement between us and Northrop Grumman, we made those payments on behalf of Northrop Grumman based on Northrop Grumman's agreement to reimburse us;
•	payments made by Northrop Grumman to Mr. Plant in March 2003 in the amount of $3,556,162 relating to a change in control of TRW and Mr. Plant's continued employment through the Acquisition;
•	company-paid premium of $27,600 for executive medical coverage for each of Messrs. Plant, Lake, Cantie and Bialosky;

•	matching contributions under the Retirement Savings Plan for all of 2003 in the amount of $2,800 (Mr. Plant), $3,300 (Mr. Cantie) and $2,650 (Mr. Bialosky);
•	the values of certain credits for all of 2003 provided under the Benefit Equalization Plan in the amount of $37,700 (Mr. Plant), $6,450 (Mr. Cantie) and $7,100 (Mr. Bialosky) under which Plan we provide benefits substantially equal to benefits that could not be provided under the Retirement Savings Plan because of limitations under the Internal Revenue Code of 1986, as amended (the "Code"); and
•	imputed income on group life insurance in the amount of $1,600 (Mr. Plant), $550 (Mr. Lake), $400 (Mr. Cantie) and $400 (Mr. Bialosky).
(7)	U.S. dollar equivalent of £433,000, based on the exchange rate at January 1, 2003 of $1.60960 = £1.00.

Option grants table

The following table shows options for shares of common stock of our indirect parent, TRW Automotive Holdings, granted to the named executive officers in 2003 following the Acquisition.

	Individual Grants (1)
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year		Exercise of Base Price ($/Sh)	Expiration Date	Grant Date Present Value $(2)
John C. Plant	9,750	11.3		$1,000	2/28/13	$5,596,500
	7,800	9.1		$2,000	2/28/13	$3,065,400
	1,950	2.3		$3,000	2/28/13	$567,450
	250		*	$1,000	4/29/13	$145,000
	200		*	$2,000	4/29/13	$79,600
	50		*	$3,000	4/29/13	$14,800

Steven Lunn	4,800	5.6		$1,000	2/28/13	$2,755,200
	3,840	4.5		$2,000	2/28/13	$1,509,120
	960	1.1		$3,000	2/28/13	$279,360
	200		*	$1,000	4/29/13	$116,000
	160		*	$2,000	4/29/13	$63,680
	40		*	$3,000	4/29/13	$11,840

Peter J. Lake	3,000	3.5		$1,000	2/28/13	$1,722,000
	2,400	2.8		$2,000	2/28/13	$943,200
	600		*	$3,000	2/28/13	$174,600

Joseph S. Cantie	2,500	2.9		$1,000	2/28/13	$1,435,000
	2,000	2.3		$2,000	2/28/13	$786,000
	500		*	$3,000	2/28/13	$145,500

David L. Bialosky	2,000	2.3		$1,000	2/28/13	$1,148,000
	1,600	1.9		$2,000	2/28/13	$628,800
	400		*	$3,000	2/28/13	$116,400

*	Less than one percent
(1)	Effective as of the closing of the Acquisition, our indirect parent established the TRW Automotive Holdings Corp. 2003 Stock Incentive Plan, which permits us to grant key employees, directors and consultants various equity-based awards, including non-qualified and incentive stock options, stock appreciation rights and other stock-based awards. 120,000 shares of TRW Automotive Holdings' common stock are reserved for issuance under the plan. Executive officers have received grants of options to purchase shares that will vest in 20% equal annual installments over a five-year period from the date of grant pursuant to the plan. Fifty percent of the shares subject to the options have an exercise price per share equal to the per share acquisition price paid by Blackstone, forty percent have an exercise price at two times the acquisition price and ten percent have an exercise price at three times the acquisition price. If the executive officer's employment is terminated due to his death or "disability", or, in the case of Messrs. Lunn, Lake, Cantie and Bialosky, if the executive officer's employment is terminated by us without "cause" or by the executive for "good reason," as such terms are defined in the applicable option agreement, the unvested portion of each option grant will become vested and exercisable with respect to the number of shares that otherwise would have become vested and exercisable on the next scheduled vesting date following such termination. If, in the case of Mr. Plant, the executive officer's employment is terminated by us without "cause" or by the executive for "good reason", as such terms are defined in the applicable option grant agreement, and, in the case of all the named executive officers, upon the occurrence of a "change of control" as defined in the plan, the unvested portion of any option granted to an executive officer will immediately become vested and exercisable.
(2)	These values were determined based on the Black-Scholes option pricing model. Calculation of the Grant Date Present Value was based on the following assumptions: Stock price at grant of $1,000; exercise of an option in the tenth year after its grant; price volatility of 39.730%; a dividend yield of 0.000% and a risk free rate of return of 4.037% for those options granted on February 28, 2003 and 4.258% for those options granted on April 29, 2003. We looked to our peer group for the volatility index as our common stock is not publicly traded. No adjustments were made for non-transferability and the lack of liquidity. Our use of this model does not necessarily mean that we believe that this model accurately determines the value of options. The ultimate value of the options in this table depends upon each holder's individual investment decisions and the actual performance of our common stock.

Pension plan information

The following table shows the approximate annual pension benefits payable under our qualified and nonqualified supplemental plans to Messrs. Plant, Cantie and Bialosky.

	Years of Service
Average Compensation	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years

$200,000	$45,000	$60,000	$75,000	$90,000	$105,000	$120,000
400,000	90,000	120,000	150,000	180,000	210,000	240,000
600,000	135,000	180,000	225,000	270,000	315,000	355,000
800,000	180,000	240,000	300,000	360,000	420,000	475,000
1,000,000	225,000	300,000	375,000	450,000	525,000	595,000
1,200,000	270,000	360,000	450,000	540,000	630,000	710,000
1,400,000	315,000	420,000	525,000	630,000	735,000	830,000
1,600,000	360,000	480,000	600,000	720,000	840,000	950,000
1,800,000	405,000	540,000	675,000	810,000	945,000	1,065,000
2,000,000	450,000	600,000	750,000	900,000	1,050,000	1,185,000
2,200,000	495,000	660,000	825,000	990,000	1,155,000	1,305,000
2,400,000	540,000	720,000	900,000	1,080,000	1,260,000	1,420,000
2,600,000	585,000	780,000	975,000	1,170,000	1,365,000	1,540,000
2,800,000	630,000	840,000	1,050,000	1,260,000	1,470,000	1,660,000
3,000,000	675,000	900,000	1,125,000	1,350,000	1,575,000	1,775,000
3,200,000	720,000	960,000	1,200,000	1,440,000	1,680,000	1,895,000
3,400,000	765,000	1,020,000	1,275,000	1,530,000	1,785,000	2,015,000
3,600,000	810,000	1,080,000	1,350,000	1,620,000	1,890,000	2,130,000
3,800,000	855,000	1,140,000	1,425,000	1,710,000	1,995,000	2,250,000

Average compensation for Mr. Plant is the actual amount of salary for the preceding year (but not less than $1,350,000), plus the greater of (i) $650,000 or (ii) the average of annual performance bonuses earned under Mr. Plant's employment agreement (not to exceed the previous three years). Average compensation for Messrs. Cantie and Bialosky is the average of the highest five consecutive calendar years of covered compensation, where covered compensation for a given year is the total of actual salary and performance bonus for the preceding year. The estimated pension benefits shown in the table above assume payments in the form of a single life annuity following retirement on or after age 60. Retiree benefits are reduced after the retiree reaches age 62 to reflect Social Security benefits. Benefits payable to Mr. Plant are offset by benefits payable from our plan in the United Kingdom and may commence on an unreduced basis as early as age 57½.

Our nonqualified supplemental plans consist of two supplemental retirement income plans under which we have undertaken to pay any retirement benefits otherwise payable to certain individuals, including the named executive officers, under the terms of our qualified retirement plan but for the provisions of the Code limiting amounts payable under tax-qualified retirement plans in certain circumstances. The supplemental retirement income plan covering Messrs. Cantie and Bialosky is unfunded. We have established a so-called "rabbi trust" to provide a source of payment for benefits under the supplemental retirement income plan covering Mr. Plant. Amounts are deposited in this trust from time to time to provide a source of payments to Mr. Plant when he retires.

The following table shows the approximate annual pension benefits payable under our qualified and nonqualified supplemental plans to Messrs. Plant, Lunn and Lake, participants in our plans applicable to senior management employees located in the United Kingdom.

	Years of Service
Final Compensation	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years

$ 200,000	$100,000	$133,000	$133,000	$133,000	$133,000	$133,000
400,000	200,000	266,667	266,667	266,667	266,667	266,667
600,000	300,000	400,000	400,000	400,000	400,000	400,000
800,000	400,000	533,333	533,333	533,333	533,333	533,333
1,000,000	500,000	666,667	666,667	666,667	666,667	666,667
1,200,000	600,000	800,000	800,000	800,000	800,000	800,000
1,400,000	700,000	933,333	933,333	933,333	933,333	933,333
1,600,000	800,000	1,066,667	1,066,667	1,066,667	1,066,667	1,066,667
1,800,000	900,000	1,200,000	1,200,000	1,200,000	1,200,000	1,200,000
2,000,000	1,000,000	1,333,333	1,333,333	1,333,333	1,333,333	1,333,333

Final compensation is salary over the 12 months prior to retirement plus the average of pensionable bonus for the last five years prior to retirement. The pensionable bonus in any year is the actual bonus paid for the year, subject to a cap of 10% of the year's salary.

The estimated benefits reflect an annual payment assuming payments are made to Mr. Plant on a monthly basis following retirement on or after age 57½ and to Messrs. Lunn and Lake on or after age 62½. The benefits of Messrs. Plant, Lunn and Lake will not be reduced as a result of any state benefits to which they may otherwise be entitled.

The years of service completed by the named executive officers are as follows: Mr. Plant – 25 years of service; Mr. Lunn – 6 years of service; Mr. Lake – 28 years of service; Mr. Cantie – 8 years of service; and Mr. Bialosky – 14 years of service.

Employment agreements

In connection with the consummation of the Transactions, employment agreements between certain executives and TRW and its affiliates were terminated. We entered into new employment agreements with each of Messrs. Plant, Lunn, Alberico, Bialosky, Cantie and Lake.

The employment agreement of Mr. Plant extends for an indefinite term, subject to termination of his employment by either Mr. Plant or us pursuant to the terms of the agreement, and provides for the payment of a base salary and a bonus opportunity equal to 200% of Mr. Plant's base salary. The agreement includes a confidentiality provision and a noncompetition and nonsolicitation provision for a term of two years following Mr. Plant's termination of employment with us for any reason.

Mr. Plant's employment agreement also provides that if he is terminated by us without "cause" (other than due to his death or "disability") or he resigns with "good reason" prior to a "change in control"

(as such terms are defined in the agreement), he will be entitled to receive: (1) continued payment of his base salary and a monthly payment equal to the average of his annual bonuses received prior to termination divided by 12 for a period of two years; (2) continued welfare benefit coverage and certain perquisites for a period of 24 months; (3) a pro rata bonus for the year of termination; and (4) a supplemental retirement benefit equal to the excess of (A) the benefit Mr. Plant would have earned under our defined benefit pension plan had Mr. Plant participated and was credited with two additional years of service over (B) the benefit he would have earned under our defined benefit pension plan had he participated, without the benefit of the additional two years of service, payable monthly for a period of 24 months following his termination of employment.

The agreement additionally provides that if Mr. Plant is terminated by us without cause (other than due to his death or disability) or resigns with good reason prior to a change in control, but during a period of discussion in anticipation of a change in control, and such change in control subsequently occurs, he shall also be entitled to a lump sum payment, upon the change in control, equal to (1) the remainder of the cash severance benefits payable in clause (1) in the preceding paragraph, and (2) the sum of his base salary and average annual bonuses received prior to termination.

Mr. Plant's employment agreement also provides that if Mr. Plant is terminated by us without cause (other than due to his death or disability) or resigns with good reason following a change in control but prior to the first anniversary of such change in control, he will be entitled to receive: (1) a lump sum payment equal to the sum of (A) two times his base salary and average annual bonus and (B) the sum of his base salary and average annual bonus multiplied by a fraction, the numerator of which is the number of months from the date of termination until the first anniversary of the change in control and the denominator of which is 12; (2) continued welfare benefit coverage and certain perquisites for a period of 24 months; (3) a pro rata bonus for the year of termination; and (4) the supplemental retirement benefit described above. In addition, Mr. Plant may resign for any reason during the sixty-day period following the first anniversary of such change in control and will be entitled to receive severance benefits he would be entitled to receive if he was terminated without cause or resigned with good reason prior to a change in control as described above; provided that he would receive his base salary and average annual bonus severance benefit in a lump sum.

The employment agreement of Mr. Lunn extends for an indefinite term, subject to termination of his employment by either Mr. Lunn or us pursuant to the terms of the agreement. The employment agreements of Messrs. Alberico, Bialosky, Cantie and Lake extend for a three-year term followed by automatic additional one-year terms unless notice of termination of the executive's employment is provided by us or the executive prior the expiration of the term. The agreements provide for the payment of a base salary and a bonus opportunity equal to a specified percentage of the executives' base salary. Each agreement includes a confidentiality provision and a noncompetition and nonsolicitation provision for a term of 18 months (24 months for Mr. Lunn) following the termination of the executive's employment with us for any reason other than a termination upon or following the expiration of the employment agreement. The agreements also provide that if the executive is terminated by us without "cause" or the executive resigns with "good reason" prior to a "change in control" (as such terms are defined in the agreements), such executive will be entitled to receive (1) continued payment of his base salary and a monthly payment equal to the average of his annual bonuses received prior to termination divided by 12 for a period of time equal to (A) two years for Mr. Lunn and (B) 18 months for Messrs. Alberico, Bialosky, Cantie and Lake; (2) continued welfare benefits coverage for a period of 18 months (two years for Mr. Lunn); and (3) a pro rata bonus for the year of termination. In addition, upon such termination of employment, Mr. Lunn will be entitled to (1) a supplemental retirement benefit equal to the excess of (A) the benefit Mr. Lunn would have earned under our UK defined benefit pension plan had Mr. Lunn participated and was credited with two additional years of service over (B) the benefit he would have earned under our UK defined benefit pension plan had he participated, without the benefit of the additional two years of service, payable monthly for a period of 24 months following his termination of employment and (2) two additional years of credited service under the Lucas Funded Executive Pension Scheme No. 4.

The agreements additionally provide that if the executive is terminated by us without cause (other than due to his death or disability) or resigns with good reason prior to a change in control, but during a period of discussion in anticipation of a change in control, and such change in control subsequently occurs, he shall also be entitled to a lump sum payment, upon the change in control, equal to (1) the remainder of the cash severance benefits payable in clause (1) in the preceding paragraph, and (2) the sum of his base salary and average annual bonuses received prior to termination.

The employment agreements also provide that if the executive is terminated by us without cause (other than due to his death or disability) or resigns with good reason following a change in control but prior to the first anniversary of such change in control, he will be entitled to receive: (1) a lump sum payment equal to the sum of (A) 1.5 times his base salary and average annual bonus (two times for Mr. Lunn) and (B) the sum of his base salary and average annual bonus multiplied by a fraction, the numerator of which is the number of months from the date of termination until the first anniversary of the change in control and the denominator of which is 12; (2) continued welfare benefit coverage and certain perquisites for a period of 18 months (24 months for Mr. Lunn); and (3) a pro rata bonus for the year of termination.

In addition, in the case of the employment agreements for Messrs. Alberico, Bialosky, Cantie and Lake, if we terminate the executive upon or following the expiration of his employment term, he will be entitled to a lump sum payment equal to his base salary and annual bonus, continued welfare benefits coverage for a period of one year and a pro rata bonus for the year of termination.

Principal stockholders

TRW Automotive Holdings owns 100% of the issued and outstanding common stock of TRW Intermediate Holdings, which owns 100% of the issued and outstanding common stock of TRW Automotive.

The following table and accompanying footnotes show information regarding the beneficial ownership, as of August 31, 2003, of the common stock of TRW Automotive Holdings by:

•	each person who is known by us to own beneficially more than 5% of TRW Automotive Holdings' common stock;
•	each member of the board of directors and each of the named executive officers of TRW Automotive Holdings; and
•	all members of the board of directors and the executive officers of TRW Automotive Holdings as a group.

Name of Beneficial Owner	Number	Percent
Blackstone (1)	681,292.5	78.5%
Northrop Grumman (2)	170,000.0	19.6%
Joshua H. Astrof(3)	—	—
Peter G. Peterson (1)	681,292.5	78.5%
Stephen A. Schwarzman (1)	681,292.5	78.5%
Robert L. Friedman (1)	681,292.5	78.5%
Neil P. Simpkins (1)	681,292.5	78.5%
Mark J. Johnson(3)	—	—
Michael J. O'Neill	—	—
Paul H. O'Neill	—	—
John C. Plant	2,000.0	*
Steven Lunn	1,100.0	*
Peter J. Lake	1,000.0	*
Joseph S. Cantie	500.0	*
David L. Bialosky	400.0	*
All directors and executive officers as a group (11 persons)	5,500.0	*

*	Less than 1% of shares of common stock outstanding (excluding, in the case of all directors and executive officers as a group, shares beneficially owned by Blackstone).
(1)	Shares shown as beneficially owned by Blackstone are held directly by Automotive Investors L.L.C. Blackstone Family Investment Partnership IV-A L.P., Blackstone Capital Partners IV-A L.P., Blackstone Capital Partners IV L.P. and Blackstone Automotive Co-Invest Capital Partners L.P. are members of Automotive Investors L.L.C. and collectively have investment and voting control over the shares of TRW Automotive Holdings held by Automotive Investors LLC. Blackstone Management Associates IV L.L.C. is the sole general partner of each of these entities. Messrs. Friedman and Simpkins are members of Blackstone Management Associates IV L.L.C., which has investment and voting control over the shares controlled by each of these entities, and may be deemed to be beneficial owners of such shares. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of Blackstone and, as such may also be deemed to share beneficial ownership of the shares controlled by these entities. Each of Blackstone Management Associates IV L.L.C. and Messrs. Friedman, Simpkins, Peterson and Schwarzman disclaims beneficial ownership of such shares. The address of each of the Blackstone entities is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.
(2)	Northrop Grumman owns its shares indirectly through one or more of its subsidiaries. The address of Northrop Grumman is 1840 Century Park East, Los Angeles, California 90067.
(3)	Messrs. Astrof and Johnson are employees of Blackstone, but do not have investment or voting control over the shares beneficially owned by Blackstone.

Certain relationships and related transactions

Ancillary agreements to the master purchase agreement

Pursuant to the master purchase agreement, described under "The Acquisition," we entered into the following ancillary agreements with Northrop Grumman or certain of its affiliates on or prior to the closing of the Acquisition.

Intellectual property license agreements. Under the intellectual property license agreements, (1) TRW granted to us, subject to certain restrictions, a perpetual, non-exclusive, royalty-free, worldwide license to use certain intellectual property rights owned by TRW that are necessary to conduct our business in its current form, and (2) we granted to TRW, subject to certain restrictions, a perpetual, non-exclusive, royalty-free, worldwide license to use certain intellectual property rights, including trademark rights, that we own after the Acquisition in all fields outside of the automotive field.

Transition services agreement. The transition services agreement provides for certain administrative, treasury, risk management and other services and support (1) that are provided by TRW to us, and (2) that are provided by us to TRW, in each case for specified terms of up to one year after the Acquisition.

Employee matters agreement. The employee matters agreement provides for the allocation between TRW and us of certain assets and liabilities and certain other matters relating to employees, employee benefit plans and compensation agreements. For a period of one year following the closing of the Acquisition, all individuals who become our employees as a result of the Acquisition, referred to as the "Transferred Employees," are provided compensation and employee benefits that are no less favorable, in the aggregate, than the compensation and employee benefits provided by TRW and its affiliates. Pursuant to the employee matters agreement or by operation of law upon the closing date of the Acquisition, we assumed sponsorship of certain employee benefit plans and arrangements previously maintained by affiliates of TRW for the Transferred Employees prior to the Acquisition, and we received a transfer of assets from TRW and its affiliates from funding arrangements maintained attendant to such employee benefit plans and arrangements.

Insurance allocation agreement. The insurance allocation agreement allocates between TRW and us certain rights and obligations with respect to insurance policies of TRW that were in effect prior to the closing of the Acquisition. Generally, insurance coverages related to TRW liabilities were retained by TRW, and insurance coverages related to our liabilities were assigned to us. We agreed to relinquish any claims to future payments from TRW's captive insurance companies, and to indemnify TRW against future claims brought against the captive insurance companies with respect to our liabilities. Similarly, we agreed to bear the cost of reinsurance provided by TRW's captive insurance company to commercial insurers with respect to our liabilities. TRW is obligated to assist us, if requested, in carrying out certain risk-management-related tasks, and we are obligated to reimburse TRW for its out-of-pocket costs and expenses reasonably incurred in providing such assistance.

Stockholders' agreement. TRW Automotive Holdings, Automotive Investors L.L.C., a Blackstone controlled entity, and Northrop Grumman or an affiliate of Northrop Grumman have entered into a stockholders' agreement on the closing of the Acquisition. Blackstone and each other equity investor hold their equity interests in TRW Automotive Holdings indirectly through equity interests in Automotive Investors L.L.C. The stockholders' agreement provides for our governance and the governance of TRW Automotive Holdings, and provides specific stockholder rights, such as registration rights and co-sale rights, with respect to certain sales of capital stock of TRW Automotive Holdings.

All significant decisions involving TRW Automotive Holdings or its direct or indirect subsidiaries require the approval of the board of directors of TRW Automotive Holdings, acting by a simple majority vote. The board of directors of TRW Automotive Holdings consists of seven members, the majority of whom have been designated by the holder of a majority of the outstanding stock of TRW Automotive Holdings and one of whom has been designated by an affiliate of Northrop Grumman. Our chief executive officer is represented on the board of directors of TRW Automotive Holdings.

Any stockholders transferring at least a majority of the outstanding stock of TRW Automotive Holdings in a transaction has the right to drag along the other stockholders in such transaction and is subject to the right of such other stockholders to tag along in such transaction. The holder of a majority of the outstanding stock of TRW Automotive Holdings has the right to initiate any demand registration right until the later of the fifth anniversary of the closing date of the Acquisition and 180 days after an initial public offering. Thereafter, other stockholders having at least a specified minimum amount of stock may have demand rights. Stockholders are entitled to piggyback registration rights exercisable in connection with registrations initiated by TRW Automotive Holdings or other stockholders' demand registrations.

Transaction and monitoring fee agreement. In connection with the Acquisition, Blackstone entered into a transaction and monitoring fee agreement whereby Blackstone agreed to provide us monitoring, advisory and consulting services, including advice regarding (i) structure, terms and negotiation of debt and equity offerings; (ii) relationships with the Company and its subsidiaries' lenders and bankers; (iii) corporate strategy; (iv) acquisitions or disposals and (v) other financial advisory services as more fully described in the agreement. For these services, we paid an upfront transaction and advisory fee of $49 million upon closing of the Acquisition, and have agreed to pay an annual monitoring fee of $5 million. Blackstone may elect under certain circumstances to receive, in lieu of annual payments of the monitoring fee, a single lump sum cash payment equal to the then-present value of all then-current and future monitoring fees payable under this agreement, assuming the termination date to be the tenth anniversary of the closing date of the Acquisition. We agreed to indemnify Blackstone and its affiliates, directors, officers and representatives for losses relating to the services contemplated by the transaction and monitoring fee agreement and the engagement of Blackstone pursuant to, and the performance by Blackstone of the services contemplated by, the transaction and monitoring fee agreement.

Northrop Grumman subordinated note

As part of the consideration for the Acquisition, TRW Automotive Intermediate Holdings issued a $600 million face amount subordinated 8% pay-in-kind note due 2018 to an affiliate of Northrop Grumman.

The pay-in-kind note will mature on the fifteenth anniversary of the issue date, or the twelfth anniversary if, on or at any date after the fifth anniversary of the closing date of the Acquisition, the debt rating on our lowest rated securities is investment grade. The pay-in-kind note bears interest at 8% per year initially, payable in kind at the option of TRW Automotive Intermediate Holdings until maturity, with an increase to 10% per year from the first date on or after the fifth anniversary of the closing date of the Acquisition that the debt rating on our lowest rated securities is investment grade. We do not expect that the debt rating on our lowest rated securities will be investment grade on the fifth anniversary of the closing date of the Acquisition. Therefore, we have valued the note based on the 15 year life and 8% pay-in-kind interest and determined that the fair value of this note is $348 million using a 12% discount rate. Notwithstanding TRW Automotive Intermediate Holdings' option to make cash interest payments, our senior credit facilities and the indentures governing the notes prohibit the payment of dividends by us to TRW Automotive Intermediate Holdings for the purpose of making any payments in respect of, or otherwise servicing the obligations represented by, the Northrop Grumman note. If TRW Automotive Intermediate Holdings declares and pays a dividend (other than a stock dividend and subject to certain other exceptions) to its stockholders, then commencing on the payment date for such dividend, interest on the note will thereafter be payable in cash, in quarterly installments.

Payments under the pay-in-kind note are structurally and contractually subordinated to the prior payment in full of our notes and all our other senior debt and any senior debt of TRW Automotive Intermediate Holdings.

The Exchange offers

Purpose and effect of the exchange offers

We have entered into registration rights agreements with the initial purchasers of the outstanding notes in which we agreed, under certain circumstances, to use our reasonable best efforts to file, not later than 180 days following the date of issuances of the outstanding notes a registration statement relating to offers to exchange the outstanding notes for exchange notes and thereafter cause the registration statement to become effective under the Securities Act no later than 260 days following the date of issuances of the outstanding notes and such exchange offers to be completed no later than 290 days following the date of issuances of the outstanding notes. The exchange notes will have terms identical in all material respects to the outstanding notes except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the applicable registration rights agreement. The outstanding notes were issued on February 18, 2003.

Under the circumstances set forth below, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes and keep the statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

•	if any changes in law, SEC rules or regulations or applicable interpretations thereof by the SEC do not permit us to effect the exchange offers as contemplated by the registration rights agreements;
•	if any outstanding notes validly tendered pursuant to the exchange offers are not exchanged for exchange notes within 290 days after the date of issuances of the outstanding notes;
•	if any initial purchaser so requests with respect to the outstanding notes not eligible to be exchanged for the exchange notes and held by it following the consummation of the exchange offers;
•	if any applicable law or interpretations do not permit any holder to participate in the exchange offers;
•	if any holder that participates in the exchange offers does not receive freely transferable exchange notes in exchange for tendered outstanding notes; or
•	if we so elect to file a shelf registration statement with respect to the resale of the outstanding notes.

Under each registration rights agreement, if we fail to complete the applicable exchange offer (other than in the event we file a shelf registration statement) or the shelf registration statement, if required thereby, is not declared effective, in either case on or prior to 290 days after the issue date (the "target registration date"), the interest rate on the outstanding notes will be increased by (x) 0.25% per annum for the first 90-day period immediately following the target registration date and (y) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case, until the applicable exchange offer is completed or the shelf registration statement, if required, is declared effective by the SEC or the outstanding notes cease to constitute transfer restricted notes, up to a maximum of 1.00% per annum of additional interest. Copies of the registration rights agreements have been filed as exhibits to the registration statement of which this prospectus is a part.

If you wish to exchange your outstanding notes for exchange notes in the exchange offers, you will be required to make the following written representations:

•	you are not our affiliate within the meaning of Rule 405 of the Securities Act, or if you are an affiliate, you will comply with applicable registration and prospectus delivery requirements of the Securities Act.
•	you have no arrangement or understanding with any person to participate in a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see "Plan of distribution".

Resale of exchange notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offers without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not our affiliate within the meaning of Rule 405 under the Securities Act;
•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes; and
•	you are acquiring the exchange notes in the ordinary course of your business.

If you are our affiliate, or have any arrangement or understanding with any person to participate in a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•	You cannot rely on the position of the SEC set forth in Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), and Shearman & Sterling (available July 2, 1993) or similar no-action letters; and
•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offers. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read "Plan of distribution" for more details regarding the transfer of exchange notes.

Terms of the exchange offers

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange in the applicable exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the applicable expiration date. Outstanding notes may only be tendered in multiples of $1,000 in the case of dollar notes and €1,000 in the case of euro notes. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered in the applicable exchange offer in the case of dollar notes and €1,000 principal amount of exchange notes in exchange for each €1,000 principal amount of outstanding notes surrendered in the applicable exchange offer in the case of euro notes.

The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the applicable registration rights agreements to complete the applicable exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange 9 3/8% Senior Notes due 2013 will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding 9 3/8% Senior Notes due 2013.

The exchange 10 1/8% Senior Notes due 2013 will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding 10 1/8% Senior Notes due 2013. The exchange 11% Senior Subordinated Notes due 2013 will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding 11% Senior Subordinated Notes due 2013. The exchange 11¾% Senior Subordinated Notes due 2013 will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding 11¾% Senior Subordinated Notes due 2013. Consequently, in each case, both series of notes will be treated as a single class of debt securities under the applicable indenture. For a description of each indenture, see "Description of senior notes" and "Description of senior subordinated notes".

The exchange offers are not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

We intend to conduct the exchange offers in accordance with the provisions of the registration rights agreements, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offers will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indentures relating to such holders' series of outstanding notes and the applicable registration rights agreement except we will not have any further obligation to you to provide for the registration of the outstanding notes under the applicable registration rights agreement.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the applicable registration rights agreement, we expressly reserve the right to amend or terminate the applicable exchange offer and to refuse to accept the occurrence of any of the conditions specified below under "—Conditions to the exchange offers."

If you tender your outstanding notes in the exchange offers, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offers. It is important that you read "—Fees and expenses" below for more details regarding fees and expenses incurred in the exchange offers.

Expiration date; extensions, amendments

As used in this prospectus, the term "expiration date" means 12:00 a.m. midnight, New York City time, on    , 2003. However, if we, in our sole discretion, extend the period of time for which the applicable exchange offer is open, the term "expiration date" will mean the latest time and date to which we shall have extended the expiration of the applicable exchange offer.

To extend the period of time during which an exchange offer is open, we will notify the exchange agent of any extension by oral or written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right in our reasonable judgment:

•	to delay accepting for exchange any outstanding notes (if we amend or extend the applicable exchange offer);
•	to extend any of the exchange offers or to terminate any of the exchange offers and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under "Conditions to the exchange offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and
•	subject to the terms of the applicable registration rights agreement, to amend the terms of any of the exchange offers in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of outstanding notes of that amendment.

Conditions to the exchange offers

Despite any other term of the exchange offers, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and we may terminate or amend any of the exchange offers as provided in this prospectus before accepting any outstanding notes for exchange if in our reasonable judgment:

•	the exchange notes to be received will not be tradeable by the holder, without restriction under the Securities Act or the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;
•	the exchange offers or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or
•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offers that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offers.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us

•	the representations described under "—Procedures for tendering" and "Plan of distribution"; or
•	any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offers are open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the applicable exchange offer and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the applicable exchange offer.

We expressly reserve the right to amend or terminate any of the exchange offers and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offers specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration date. All conditions to the exchange offers, other than those conditions subject to receipt of necessary government approvals, will be satisfied or waived prior to the expiration of the applicable exchange offer.

In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indentures under the Trust Indenture Act of 1939 (the "TIA").

Procedures for tendering

To tender your outstanding notes in the applicable exchange offer, you must comply with either of the following:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under "—Exchange agent" prior to the expiration date; or
•	comply with DTC's Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for outstanding notes along with the applicable letter of transmittal prior to the expiration date;
•	the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message prior to the expiration date; or
•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the applicable letter of transmittal.

The method of delivery of outstanding notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or
•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on the applicable letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the applicable letter of transmittal; or
•	for the account of an eligible guarantor institution.

If the applicable letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the applicable letter of transmittal or any certificates representing outstanding notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;
•	the participant has received and agrees to be bound by the terms of the applicable letter of transmittal, or in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and
•	we may enforce that agreement against such participant.

In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the applicable exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at DTC; and
•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

By tendering outstanding notes pursuant to the applicable exchange offer, you will represent to us that, among other things:

•	you are not our affiliate within the meaning of Rule 405 under the Securities Act, or if you are our affiliate, you will comply with applicable registration and prospectus delivery requirements of the Securities Act;
•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and
•	you are acquiring the exchange notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The applicable letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of distribution".

We will interpret the terms and conditions of the exchange offers, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in our or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date. All conditions to the exchange offers, other than those conditions subject to the receipt of necessary government approvals, will be satisfied or waived prior to the expiration of the applicable exchange offer.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the applicable letter of transmittal, promptly after the expiration date.

Book-entry delivery procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC for purposes of the exchange offers. Any financial institution that is a participant in DTC's systems may make book-entry delivery of the outstanding notes by causing DTC to transfer those outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a "book-entry confirmation", prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at DTC, the applicable letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an "agent's message", as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the applicable letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed delivery procedures

If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automatic Tender Offer Program prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;
•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made by that notice of guaranteed delivery; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent's account at DTC, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your notes according to the guaranteed delivery procedures.

Withdrawal rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 12:00 a.m. midnight, New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under "—Exchange agent"; or
•	you must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;
•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and
•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and
•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless your are an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offers. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in account at DTC according to the procedures described above, such outstanding notes will be credited to an account maintained with DTC for outstanding notes, as soon as practicable after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under "—Procedures for tendering" above at any time on or prior to the expiration date.

Exchange agent

The Bank of New York has been appointed as the exchange agent for the exchange offers. The Bank of New York also acts as trustee under each of the indentures governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Overnight Carrier:	By Hand Delivery:	By Facsimile Transmission: (212)-298-1915
The Bank of New York Reorganization Section 101 Barclay Street-7E New York, New York 10286 Attention: Diane Amoroso	The Bank of New York 101 Barclay Street Corporate Trust Services Window Ground level New York, New York 10286 Attention: Diane Amoroso, Reorganization Section	Confirm By Telephone: (212)-815-3738 For Information: (212)-815-3738

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and expenses

We will bear the expenses of soliciting tenders. We are making the principal solicitation by mail. We may make additional solicitation by facsimile, telephone or in person by our officers and regular employees and our affiliates.

We have not retained any dealer-manager in connection with the exchange offers and will not make any payment to broker-dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related, reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offers, which are estimated in the aggregate to be approximately $550,000. They include: SEC registration fees; fees and expenses of the exchange agent and trustee; accounting and legal fees and printing costs; and related fees and expenses.

Accounting treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchanges. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offers. We will record the expenses of the exchange offers as incurred.

Transfer taxes

We will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offers. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;
•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or
•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offers.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Consequences of failure to exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offers, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•	as set forth in the legend printed on the notes as a consequence of the issuances of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and
•	as otherwise set forth in the offering memorandum distributed in connection with the private offerings of the outstanding notes.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the applicable registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the applicable exchange offer is voluntary and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered outstanding notes.

Description of other indebtedness

Senior credit facilities

The senior credit facilities are provided by a syndicate of banks and other financial institutions led by JPMorgan Chase Bank, as exclusive administrative agent and collateral agent and lead arranger, Credit Suisse First Boston, acting through its Cayman Islands branch, as co-syndication agent and lead arranger, Lehman Commercial Paper Inc., as co-syndication agent and lead arranger, Deutsche Bank Securities Inc., as co-syndication agent and arranger, and Bank of America, N.A., as documentation agent and arranger.

We amended our senior credit facilities on July 22, 2003 (as amended, the "senior credit facilities") by entering into new term loan C facilities in order to refinance the term loan B facilities and a portion of the term loan A facility and thereby reduce our annual cash interest expense.

The senior credit facilities provide senior secured financing of $2.01 billion, consisting of:

•	a $210 million term loan A facility with a maturity of six years;
•	term loan C facilities with a maturity of eight years consisting of a $1,150 million dollar denominated facility and €95 million euro denominated facility; and
•	a $500 million revolving credit facility with a maturity of six years.

We are borrowers under the term loan facilities and the revolving credit facility, and certain of our foreign subsidiaries are additional borrowers under the revolving credit facility. A portion of the revolving credit facility is available to our foreign subsidiary borrowers in euros, pounds sterling and certain other local currencies. The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as the swingline loans.

Interest rate and fees

Borrowings under the senior credit facilities bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) JPMorgan Chase Bank's prime rate and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBOR or eurocurrency rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. At June 27, 2003, the margin for borrowings under the revolving credit facility and the term loan A facility was 2.50% with respect to base rate borrowings and 3.50% with respect to eurocurrency borrowings. The applicable margin for such borrowings may be reduced or increased based on our attaining certain leverage ratios. At June 27, 2003, the applicable margin for borrowings under the term loan B facilities was 3.00% with respect to base rate borrowings and 4.00% with respect to eurocurrency borrowings. Assuming the same leverage ratio, at June 27, 2003, on a pro forma basis, the applicable margin for borrowings under the term loan C facilities would have been 2.00% with respect to base rate borrowings and 3.00% with respect to eurocurrency borrowings. The applicable margin for the borrowings under term loan C facilities is not subject to reduction.

In addition to paying interest on outstanding principal under the senior credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.75% per annum (to be reduced to 0.50% per annum during the period (a) in which borrowings under the revolving facility exceed 50% of total revolving facility commitments or (b) that we maintain a total leverage ratio of less than 3.25 to 1.00 but greater than 2.00 to 1.00, and to be further reduced to 0.375% per annum during the period in which we maintain a total leverage ratio of less than or equal to 2.00 to 1.00). We also pay customary letter of credit fees.

Prepayments

The senior credit facilities require us to prepay outstanding term loans, subject to certain exceptions, with:

•	75% (which percentage will be reduced to 50% if our leverage ratio is less than 3.25 to 1.00 and to 25% if our leverage ratio is less than 2.00 to 1.00) of our excess cash flow;
•	100% of the net cash proceeds of asset sales and casualty and condemnation events, if we do not reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 12 months, subject to certain limitations; and
•	100% of the net proceeds of any incurrence of debt other than debt permitted under the senior credit facilities.

We may voluntarily repay outstanding loans under the senior credit facilities at any time without premium or penalty, other than customary "breakage" costs with respect to eurocurrency or LIBOR loans.

Amortization

The term loans amortize each year generally in equal quarterly amounts (or in the case of the period after December 31, 2009 with respect to term loan C facilities, in quarterly amounts until the maturity date) in the following approximate aggregate principal amounts (in millions) for each year set forth below:

Years ending December 31,	Term loan A facility	Term loan C dollar denominated facility	Term loan C euro denominated facility
2003	$—	$—	€—
2004	—	8.62	0.71
2005	—	11.50	0.95
2006	—	11.50	0.95
2007	84.44	11.50	0.95
2008	99.94	11.50	0.95
2009	25.62	11.50	0.95
Thereafter	—	1,083.88	89.54
Total	$210.00	$1,150.00	€95.00

Principal amounts outstanding under the revolving credit facility will be due and payable in full at maturity, six years from the date of the closing of the senior credit facilities.

Guarantee and security

All obligations under the senior credit facilities are (1) unconditionally guaranteed by TRW Automotive Holdings and, subject to certain exceptions, each existing and future domestic subsidiary of TRW Automotive Holdings, including TRW Automotive Intermediate Holdings (other than our receivables subsidiaries), referred to collectively, as U.S. Guarantors and (2) guaranteed by TRW Automotive Luxembourg to the fullest extent permitted under applicable Luxembourg law. In addition, the borrowings of our foreign subsidiary borrowers under the revolving credit facility are unconditionally guaranteed (referred to as the foreign guarantees) by certain of our foreign subsidiaries.

In addition, all obligations under the senior credit facilities, and the guarantees of those obligations, are secured by substantially all the assets of TRW Automotive Holdings, us and each U.S. Guarantor, including, but not limited to, the following, and subject to certain exceptions:

•	a pledge of 100% of our capital stock, 100% of the capital stock of each U.S. Guarantor, 100% of the capital stock of TRW Automotive Luxembourg directly owned by us and 65% of the capital stock of each of our foreign subsidiaries (other than TRW Automotive Luxembourg) that are directly owned by us or one of the U.S. Guarantors;
•	a security interest in substantially all tangible and intangible assets of TRW Automotive Holdings, us and each U.S. Guarantor (but excluding receivables sold to the receivables subsidiaries under the receivables facility); and
•	a security interest in the notes evidencing our loan to TRW Automotive Luxembourg and its loans to certain of our foreign subsidiaries in connection with the Acquisition.

In addition, the obligations of the foreign subsidiary borrowers under the senior credit facilities, and foreign guarantees of such obligations, are, subject to certain exceptions and only to the extent permitted by applicable legal and contractual provisions and to the extent that it does not result in adverse tax consequences, are secured by the following:

•	a pledge of the capital stock of each foreign borrower and each foreign guarantor; and
•	a lien on substantially all tangible and intangible assets of each foreign borrower and each foreign guarantor (but excluding receivables sold to the receivables subsidiaries under the receivables facility).

Certain covenants and events of default

The senior credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to:

•	sell assets;
•	incur additional indebtedness or issue preferred stock;
•	repay other indebtedness (including the notes);
•	pay dividends and distributions or repurchase our capital stock;
•	create liens on assets;
•	make investments, loans or advances;
•	make certain acquisitions;
•	engage in mergers or consolidations;
•	enter into sale and leaseback transactions;
•	engage in certain transactions with affiliates;
•	amend certain material agreements governing our indebtedness, including the notes and the receivables facility;
•	change the business conducted by us and our subsidiaries;
•	enter into agreements that restrict dividends from subsidiaries; and
•	enter into hedging agreements.

In addition, the senior credit facilities require us to maintain the following financial covenants:

•	a maximum total leverage ratio;
•	a minimum interest coverage ratio; and
•	a maximum capital expenditures limitation.

The senior credit facilities also contain certain customary affirmative covenants and events of default.

Receivables facility

Our receivables facility provides up to $600 million in funding from commercial paper conduits sponsored by several of the lenders under our senior credit facilities, based on availability of eligible receivables and other customary factors.

On February 28, 2003, certain of our subsidiaries (the "sellers") signed a receivables purchase agreement and began selling trade account receivables (the "receivables") originated by them in the United States through the receivables facility. Receivables are sold to TRW Automotive Receivables LLC (the "transferor") at a discount. The transferor is a bankruptcy-remote special purpose limited liability company that is our wholly-owned consolidated subsidiary. The transferor's purchase of receivables is financed through a transfer agreement with TRW Automotive Global Receivables LLC (the "borrower"). Under the terms of the transfer agreement, the borrower purchases all receivables sold to the transferor. The borrower is a bankruptcy-remote qualifying special purpose limited liability company that is wholly-owned by the transferor and is not consolidated when certain requirements are met as further described below.

Multi-seller commercial paper conduits supported by committed liquidity facilities are available to provide cash funding for the borrower's purchase of receivables through secured loans/tranches to the extent desired and permitted under a receivables loan agreement. A note is issued by the borrowers to the transferor for the difference between the purchase price for the receivables purchased and cash available to be borrowed through the facility. The sellers of the receivables act as servicing agents under the servicing agreement and continue to service the transferred receivables for which they receive a monthly servicing fee at a rate of 1% per annum of the average daily outstanding balance of receivables.

Availability of funding under the receivables facility depends primarily upon the outstanding trade accounts receivable balance for the week as of Friday of the previous week. This balance is reported no later than the third business day of the subsequent week to the lenders. Availability is determined by reducing the receivables balance by outstanding borrowings under the program, the historical rate of collection on those receivables and other characteristics of those receivables that effect their eligibility (such as bankruptcy or downgrading below investment grade of the obligor, delinquency and excessive concentration).

The receivables facility lenders have recourse for amounts borrowed under the receivables facility only to the borrower and the receivables held by it, including receivables in excess of amounts funded. Recourse to the sellers and the transferor are limited to breaches of representations, warranties and covenants and as described below. We irrevocably and unconditionally guarantee the servicing and certain other performance obligations of the sellers under the receivables purchase agreement.

The commercial paper conduits may discontinue funding the receivables facility at any time for any reason. If they do, affiliates or other entities associated with the commercial paper conduits that have short-term debt ratings of a least A-1 by Standard & Poor's Ratings Group, Inc. and P-1 by Moody's Investors Service, Inc. are obligated to fund the receivables facility.

Advances under the receivables facility are currently available in U.S. dollars and may be available in the future in euros and pounds sterling. A portion of the underlying receivables may be denominated in currencies other than U.S. dollars, primarily euros.

Interest

The commercial paper conduits provide funding at their quoted cost of funds for issuing commercial paper. When not funded by the commercial paper conduits (but directly through conduit sponsors), the receivables facility will provide funding at our then-current revolving credit facility spread plus either (1) the LIBOR rate, adjusted for statutory reserves or (2) the higher of JPMorgan Chase Bank's prime rate or the federal funds effective rate plus 0.50%.

Fees

The receivables facility fees include a usage fee based on the borrower's leverage ratio, which fee is currently 1.50%, payable to the commercial paper conduits based upon the amount funded and a commitment fee of 0.50% based on the unused portion of the commitments. These rates are per annum and payments of these fees are made to the lenders on the monthly settlement date.

Early termination events

The receivables facility may be terminated for material breaches of representations and warranties, bankruptcies of the sellers or a receivables subsidiary, a deficiency in the amount of receivables lasting longer than three days, unsatisfactory performance of the receivables portfolio, cross-defaults to our other debt, or breach of specified financial covenants, among other reasons. The receivables facility contains the same financial covenants as our senior credit facilities.

Accounting matters

This facility can be treated as a general financing agreement or as an off balance sheet financing arrangement. Whether the funding and related receivables are shown as liabilities and assets, respectively, on our consolidated balance sheet, or, conversely, are removed from the consolidated balance sheet depends on the level of the multi-seller conduits' loans to the borrower. When such level is at least 10% of the fair value of all of the borrower's assets (consisting principally of receivables sold by the sellers), the securitization transactions are accounted for as a sale of the receivables under the provisions of SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," and are removed from the consolidated balance sheet. The proceeds received are included in cash flows from operating activities in the statements of cash flows. Costs associated with the receivables facility are recorded as loss on sale of receivables in the Company's consolidated statement of operations. The book value of the Company's retained interest in the receivables approximates fair market value due to the current nature of the receivables.

However, at such time as the fair value of the multi-seller commercial paper conduits' loans are less than 10% of the fair value of all of the borrower's assets, we are required to consolidate the borrower, resulting in the funding and related receivables being shown as liabilities and assets, respectively, on our consolidated balance sheet and the costs associated with the receivables facility being recorded as interest expense. As there were no borrowings outstanding under the receivables facility on June 27, 2003, the fair value of the multi-seller conduits' loans was less than 10% of the fair value of all of the borrower's assets and, therefore, the financial position and results of operations of the borrower were included in our consolidated financial statements as of June 27, 2003.

The Financial Accounting Standards Board recently issued its Interpretation No. 46, which may affect the way in which sponsors account for their sponsored commercial paper conduits. This interpretation is effective immediately for new arrangements entered into after January 31, 2003 and for quarterly periods beginning after June 15, 2003 for older arrangements. Changes in accounting, if any, required of the conduit sponsors could result in increased regulatory capital or other costs for the sponsors of funding in the commercial paper conduit. We have agreed to reimburse the sponsors for these increased costs up to an agreed upon maximum amount such that our total funding costs will not exceed the cost of funding directly through conduit sponsors. It is also possible that as a result of these accounting changes one or more of our commercial paper conduit lenders may elect to discontinue funding, requiring our receivables subsidiaries to finance a portion of the receivables facility directly with the conduit sponsors at the rates described above. Consequently, the cost of the receivables facility to us could increase as a result of these accounting changes. We do not currently expect the new guidance to alter our accounting treatment for the receivables facility.

Lucas Varity senior notes

One of our foreign subsidiaries, Lucas Industries plc, has £95 million in principal amount of 10.875% senior notes due 2020 outstanding. We assumed this indebtedness in the Acquisition. The trust deed governing the Lucas Varity senior notes contains limitations on borrowings and disposals of assets by Lucas Industries and its subsidiaries. The Lucas Varity senior notes also contain customary events of default.

Description of senior notes

General

The outstanding dollar senior notes were issued and the exchange dollar senior notes will be issued under an indenture (the "dollar senior indenture"), dated as of February 18, 2003 between the Company and The Bank of New York, as Trustee, as supplemented by a supplemental indenture, dated as of February 28, 2003 (the "dollar senior supplemental indenture"), among the Company, each of the Company's direct and indirect Wholly Owned Restricted Subsidiaries that are Domestic Subsidiaries and TRW Automotive Finance (Luxembourg), S.à.r.l. ("TRW Automotive Luxembourg"), a Luxembourg Restricted Subsidiary, as Subsidiary Senior Guarantors, and the Trustee. Copies of the dollar senior indenture and the dollar senior supplemental indenture have been filed as exhibits to the registration statement of which this prospectus is a part. The outstanding euro senior notes were issued and the exchange euro senior notes will be issued under an indenture (the "euro senior indenture," and together with the dollar senior indenture, the "senior indentures"), dated as of February 18, 2003, between the Company, and The Bank of New York, as Trustee, as supplemented by a supplemental indenture, dated as of February 28, 2003 (the "euro senior supplemental indenture"), among the Company, each of the Company's direct and indirect Wholly Owned Restricted Subsidiaries that are Domestic Subsidiaries and TRW Automotive Luxembourg, as Subsidiary Senior Guarantors, and the Trustee. Copies of the euro senior indenture and the euro senior supplemental indenture have been filed as exhibits to the registration statement of which this prospectus is a part. The outstanding dollar senior notes and the exchange dollar senior notes are collectively referred to as the "dollar senior notes." The outstanding euro senior notes and the exchange euro senior notes are collectively referred to as the "euro senior notes." The dollar senior notes and the euro senior notes are collectively referred to as the "senior notes."

The following summary of material provisions of the senior indentures and the senior notes does not purport to be complete. For more information, including the definitions of certain terms in the senior indentures and those terms made a part thereof by the TIA, please review the senior indentures filed as exhibits to the registration statement of which this prospectus is a part. Capitalized terms used in this "Description of senior notes" section and not otherwise defined have the meanings set forth in the section "—Certain definitions." As used in this "Description of senior notes" section, the "Company," "we," "us" and "our" means TRW Automotive Inc. and not any of its Subsidiaries, "TRW Automotive Holdings" means TRW Automotive Holdings Corp., and "TRW Automotive Intermediate Holdings" means TRW Automotive Intermediate Holdings Corp.

On February 18, 2003, we issued dollar senior notes with an initial aggregate principal amount of $925 million and we issued euro senior notes with an initial aggregate principal amount of €200 million. We may issue additional senior notes from time to time after the exchange offers. Any offering of additional senior notes is subject to the covenant described below under the caption "Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock." The dollar senior notes and any additional dollar senior notes subsequently issued under the dollar senior indenture will be treated as a single class for all purposes under the dollar senior indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The euro senior notes and any additional euro senior notes subsequently issued under the euro senior indenture will be treated as a single class for all purposes under the euro senior indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Principal of, premium, if any, and interest on the senior notes are payable, and the senior notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the principal corporate trust office of the Trustee, at 101 Barclay Street, New York, New York 10286), and, so long as the senior notes are listed on the Luxembourg Stock Exchange, payment of principal, premium, if any, and interest on the senior notes will be payable, and the senior notes may be exchanged or transferred, at the office of the paying agent in Luxembourg, except that, at the option of the Company, payment of interest may be made by check mailed to the holders at their registered addresses.

The exchange senior notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000 in the case of the exchange dollar senior notes, and in denominations of €1,000 and any integral multiple of €1,000 in the case of the exchange euro senior notes. No service charge will be made for any registration of transfer or exchange of senior notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the senior notes

The senior notes are unsecured senior obligations of the Company and will mature on February 15, 2013. Each senior note bears interest at a rate per annum shown on the front cover of this prospectus from February 18, 2003 or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date on February 15 and August 15 of each year, commencing August 15, 2003.

Additional interest is payable with respect to the outstanding senior notes in certain circumstances if the exchange offers are not completed on or prior to 290 days after the Issue Date or if certain other conditions are not satisfied.

Optional redemption

Except as set forth in the following paragraph, the senior notes will not be redeemable at the option of the Company prior to February 15, 2008. Thereafter, the senior notes will be redeemable, at the Company's option, in whole or in part, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 15 of the years set forth below:

Dollar senior notes
Period	Redemption price
2008	104.688%
2009	103.125%
2010	101.563%
2011 and thereafter	100.000%

Euro senior notes
Period	Redemption price
2008	105.063%
2009	103.375%
2010	101.688%
2011 and thereafter	100.000%

In addition, at any time and from time to time prior to February 15, 2006, the Company may redeem in the aggregate up to 35% of the original aggregate principal amount of the dollar senior notes (calculated after giving effect to any issuance of additional dollar senior notes) with the net cash proceeds of one or more Equity Offerings (1) by the Company or (2) by TRW Automotive Holdings or TRW Automotive Intermediate Holdings, in each case, to the extent the net cash proceeds thereof are contributed to the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from it, at a redemption price (expressed as a percentage of principal amount thereof)

of 109.375% plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the dollar senior notes (calculated after giving effect to any issuance of additional dollar senior notes) must remain outstanding after each such redemption and provided further that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days' notice mailed to each holder of dollar senior notes being redeemed and otherwise in accordance with the procedures set forth in the dollar senior indenture. Additionally, at any time and from time to time prior to February 15, 2006, the Company may redeem in the aggregate up to 35% of the original aggregate principal amount of the euro senior notes (calculated after giving effect to any issuance of additional euro senior notes) with the net cash proceeds of one or more Equity Offerings (1) by the Company or (2) by TRW Automotive Holdings or TRW Automotive Intermediate Holdings, in each case, to the extent the net cash proceeds thereof are contributed to the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from it, at a redemption price (expressed as a percentage of principal amount thereof) of 110.125% plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the euro senior notes (calculated after giving effect to any issuance of additional euro senior notes) must remain outstanding after each such redemption and provided further that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days' notice mailed to each holder of euro senior notes being redeemed and otherwise in accordance with the procedures set forth in the euro senior indenture.

Selection

In the case of any partial redemption, selection of the senior notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such senior notes are listed, or if such senior notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no dollar senior notes of $1,000 or less, or euro senior notes of €1,000 or less, shall be redeemed in part. If any senior note is to be redeemed in part only, the notice of redemption relating to such senior note shall state the portion of the principal amount thereof to be redeemed. A new senior note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original senior note. On and after the redemption date, interest will cease to accrue on senior notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the senior notes to be redeemed.

Ranking

The indebtedness evidenced by the senior notes are unsecured Senior Indebtedness of the Company, rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company and are senior in right of payment to all existing and future Subordinated Indebtedness of the Company. The senior notes are also effectively subordinated to any Secured Indebtedness of the Company to the extent of the value of the assets securing such Secured Indebtedness.

The indebtedness evidenced by the Senior Guarantees are unsecured Senior Indebtedness of the applicable Guarantor, rank pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor and are senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor. The Senior Guarantees are also effectively subordinated to any Secured Indebtedness of the applicable Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

At June 27, 2003, as a result of the Transactions,

(1)	the Company had $2,848 million aggregate principal amount of Senior Indebtedness, including the senior notes, outstanding (excluding unused commitments), $1,520 million of which was Secured Indebtedness;
(2)	the Company had $443 million aggregate principal amount of Subordinated Indebtedness outstanding, consisting of the Senior Subordinated Notes;
(3)	the Company's Subsidiaries had total indebtedness (excluding intercompany liabilities and guarantees under the Credit Agreement) of $239 million;
(4)	the Company had a short-term note payable to Northrop Grumman reflecting certain estimated post-closing adjustments, subject to final negotiations; and
(5)	there were no advances outstanding under the Company's receivables facility.

Although the senior indentures contain limitations on the amount of additional Indebtedness which the Company and its Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Secured Indebtedness. See "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" below.

Substantially all of the operations of the Company are conducted through its Subsidiaries. Unless the Subsidiary is a Guarantor, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the senior notes. The senior notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Company that are not Guarantors. Although the senior indentures limit the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of the Company's Subsidiaries, such limitation is subject to a number of significant qualifications.

Senior guarantees

Each of the Company's direct and indirect Wholly Owned Restricted Subsidiaries that were Domestic Subsidiaries (other than Receivables Subsidiaries) on the Acquisition Date and all future Wholly Owned Restricted Subsidiaries of the Company that are Domestic Subsidiaries and all non-wholly owned Domestic Subsidiaries that are Significant Subsidiaries, in each case that guarantee Indebtedness under the Credit Agreement jointly and severally irrevocably and unconditionally guarantee on an unsecured senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the senior indentures and the senior notes, whether for payment of principal of, premium, if any, or interest or additional interest on the senior notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the "Guaranteed Obligations"). Such Guarantors agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Senior Guarantees. Additionally, (1) if, and so long as, TRW Automotive Luxembourg provides a guarantee under the Credit Agreement, TRW Automotive Luxembourg will, to the fullest extent permitted under applicable Luxembourg law, provide a Senior Guarantee of the Guaranteed Obligations and (2) if TRW Automotive Holdings or TRW Automotive Intermediate Holdings is engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Company or TRW Automotive Intermediate Holdings, as applicable, or acquires any assets that are material, other than capital stock of the Company or TRW Automotive Intermediate Holdings, as applicable, TRW Automotive Holdings or TRW Automotive Intermediate Holdings, as applicable, will execute and deliver to the Trustee a Senior Guarantee pursuant to which TRW Automotive Holdings or TRW Automotive Intermediate Holdings, as applicable, will guarantee payment of the senior notes. Upon the release of TRW Automotive Luxembourg's guarantee under the Credit Agreement, TRW Automotive Luxembourg's Senior

Guarantee will be released and discharged at such time. In the event that TRW Automotive Luxembourg thereafter guarantees Indebtedness of the Company under the Credit Agreement, TRW Automotive Luxembourg will again provide a Senior Guarantee of the Guaranteed Obligations.

Each Senior Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the Senior Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Acquisition Date, the Company will cause (1) each Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that Incurs or guarantees certain Indebtedness or issues shares of Disqualified Stock or Preferred Stock and (2) each non-wholly owned Domestic Subsidiary that is a Significant Subsidiary that guarantees Indebtedness under the Credit Agreement to execute and deliver to the Trustee supplemental indentures pursuant to which such Restricted Subsidiary will guarantee payment of the senior notes on the same unsecured senior basis. See "—Future guarantors" below.

Each Senior Guarantee is a continuing guarantee and shall:

(1)	remain in full force and effect until payment in full of all the Guaranteed Obligations;
(2)	subject to the next succeeding paragraph, be binding upon each such Guarantor and its successors; and
(3)	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Senior Guarantee will be automatically released upon the sale (including through merger or consolidation) of the Capital Stock, or all or substantially all the assets, of the applicable Guarantor if:

(1)	such sale is made in compliance with the covenant described under "—Certain covenants—Assets Sales;" and
(2)	such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Company or any Subsidiary of the Company.

A Senior Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof or if such Subsidiary is released from its guarantees of, and all pledges and security interests granted in connection with, the Credit Agreement. In addition, a Senior Guarantee made by any Restricted Subsidiary will be automatically released if the Company designates such Guarantor as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the applicable senior indenture.

Change of control

Upon the occurrence of any of the following events (each, a "Change of Control"), each holder will have the right to require the Company to repurchase all or any part of such holder's senior notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Company has previously elected to redeem senior notes as described under "—Optional redemption":

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a Person other than the Permitted Holders; or
(2)	(A) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section

14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of 35% or more of the total voting power of the Voting Stock of the Company or TRW Automotive Holdings and (B) the Permitted Holders beneficially own (as defined above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company or TRW Automotive Holdings, as applicable, than such other Person or group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company or TRW Automotive Holdings, as applicable.

In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of senior notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall:

(1)	repay in full all Bank Indebtedness; or
(2)	obtain the requisite consent, if required, under the agreements governing the Bank Indebtedness to permit the repurchase of the senior notes as provided for in the immediately following paragraph.

Within 30 days following any Change of Control, except to the extent that the Company has exercised its right to redeem the senior notes as described under "—Optional redemption," the Company shall mail a notice (a "Change of Control Offer") to each holder with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's senior notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);
(2)	the circumstances and relevant facts and financial information regarding such Change of Control;
(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and
(4)	the instructions determined by the Company, consistent with this covenant, that a holder must follow in order to have its senior notes purchased.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the senior indentures applicable to a Change of Control Offer made by the Company and purchases all senior notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of senior notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Company and the Initial Purchasers. The Company has no present intention to engage in a transaction involving a

Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the senior indentures, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Company may contain prohibitions on certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the senior notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of "all or substantially all" the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of senior notes to require the Company to repurchase such senior notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain covenants

The senior indentures contain covenants including, among others, the following:

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The senior indentures provide that:

(1)	the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and
(2)	the Company will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that the Company and any Restricted Subsidiary that is a Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary that is a Guarantor may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a)	the Incurrence by the Company or its Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $2.0 billion outstanding at any one time;
(b)	the Incurrence by the Company and the Guarantors of Indebtedness represented by (1) the senior notes (not including any additional senior notes) and the Senior Guarantees, as applicable, and (2) the Senior Subordinated Notes and the related guarantees, as applicable;

(c)	Indebtedness existing on the Acquisition Date (other than Indebtedness described in clauses (a) and (b));
(d)	Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (d), does not exceed 5% of Total Assets at the time of Incurrence;
(e)	Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;
(f)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the senior indentures, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;
(g)	Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness is subordinated in right of payment to the senior notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Company or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case to be an Incurrence of such Indebtedness;
(h)	shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary of the Company; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary, or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;
(i)	Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that (i) any such Indebtedness is made pursuant to an intercompany note and (ii) if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Senior Guarantee of such Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j)	Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the senior indentures to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;
(k)	obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;
(l)	Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (l), does not exceed $250 million at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Company, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));
(m)	any guarantee by the Company or a Guarantor of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Company or such Restricted Subsidiary is permitted under the terms of the senior indentures; provided that if such Indebtedness is by its express terms subordinated in right of payment to the senior notes or the Senior Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor's Senior Guarantee with respect to the senior notes substantially to the same extent as such Indebtedness is subordinated to the senior notes or the Senior Guarantee of such Restricted Subsidiary, as applicable;
(n)	the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness which serves to refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (b), (c), (d) and (o) of this paragraph or any Indebtedness issued to so refund or refinance such Indebtedness (subject to the following proviso, "Refinancing Indebtedness") prior to its respective maturity; provided, however, that such Refinancing Indebtedness:
(1)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced;
(2)	has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded or refinanced;
(3)	to the extent such Refinancing Indebtedness refinances Indebtedness junior to the senior notes or the Senior Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the senior notes or the Senior Guarantee of such Restricted Subsidiary, as applicable;
(4)	is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing; and
(5)	shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of the Company, or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

provided further that subclauses (1) and (2) of this clause (n) will not apply to any refunding or refinancing of any Secured Indebtedness; and provided further that Indebtedness Incurred to refinance, directly or indirectly, the Lucas Bonds, shall be deemed to satisfy the requirements of this clause (n), provided that (A) such Indebtedness has a Stated Maturity no earlier than February 15, 2013, in the case of Indebtedness Incurred by the Company, and no earlier than August 15, 2013, in the case of Indebtedness Incurred by any Restricted Subsidiary, (B) the principal amount of such Indebtedness does not exceed the then outstanding principal amount of the Lucas Bonds, unless such excess could otherwise be incurred under this "Limitation on the Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" covenant and (C) in the event that such Indebtedness is issued upon the drawing of a Qualified Letter of Credit, the proceeds of such drawing are either used to repay the Lucas Bonds or are held in an escrow account pending such application.

(o)	Indebtedness or Disqualified Stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the senior indentures; provided, however, that such Indebtedness or Disqualified Stock is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided further, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:
(1)	the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or
(2)	the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;
(p)	Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Company or any Restricted Subsidiary of the Company other than a Receivables Subsidiary (except for Standard Securitization Undertakings);
(q)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its Incurrence;
(r)	Indebtedness of the Company or any Restricted Subsidiary of the Company supported by a letter of credit issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;
(s)	Contribution Indebtedness; and
(t)	(a) if the Company could Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Foreign Subsidiaries not otherwise permitted hereunder or (b) if the Company could not Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Foreign Subsidiaries Incurred for working capital purposes, in either case in an aggregate principal amount, which when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of (x) $400 million and (y) 10% of the consolidated assets of the Foreign Subsidiaries.

Notwithstanding the foregoing, neither the Company nor any Guarantor may Incur any Indebtedness pursuant to the immediately preceding paragraph if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Indebtedness unless such Indebtedness will be subordinated to the senior notes or such Guarantor's Senior Guarantee, as applicable, to at least the same extent as such Subordinated Indebtedness. For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (t) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

Limitation on Restricted Payments.    The senior indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests, including any payment made in connection with any merger or consolidation involving the Company (other than (A) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);
(2)	purchase or otherwise acquire or retire for value any Equity Interests of TRW Automotive Holdings, TRW Automotive Intermediate Holdings or the Company;
(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"); or
(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

(a)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;
(b)	immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;" and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6) and (8) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication;
(1)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from January 1, 2003 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit); plus
(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Company since the Issue Date from the issue or sale of Equity Interests of the Company (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries); plus
(3)	100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash since the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount); plus
(4)	100% of the aggregate amount received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received from:
(A)	the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments;
(B)	the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary; or
(C)	a distribution or dividend from an Unrestricted Subsidiary; plus
(5)	in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of the Company in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed.

The Fair Market Value of property other than cash covered by clauses (c)(2), (3), (4) and (5) above shall be determined in good faith by the Company and

(A)	in the event of property with a Fair Market Value in excess of $15 million, shall be set forth in an Officers' Certificate or
(B)	in the event of property with a Fair Market Value in excess of $30 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Company.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the senior indentures;
(2) (a)	the repurchase, retirement or other acquisition of any Equity Interests ("Retired Capital Stock") or Subordinated Indebtedness of the Company, TRW Automotive Holdings or TRW Automotive Intermediate Holdings in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company or contributions to the equity capital of the Company (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) (collectively, including any such contributions, "Refunding Capital Stock")); and
(b)	the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;
(3)	the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company which is Incurred in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" so long as:
(a)	the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith);
(b)	such Indebtedness is subordinated to the senior notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;
(c)	such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and
(d)	such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;
(4)	the repurchase, retirement or other acquisition (or dividends to TRW Automotive Holdings or TRW Automotive Intermediate Holdings to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Company, TRW Automotive Holdings, or TRW Automotive Intermediate Holdings held by any future, present or former employee, director or consultant of the Company, TRW Automotive Holdings, or TRW Automotive Intermediate Holdings or any Subsidiary of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $30 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:
(a)	the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Company, TRW Automotive Holdings or TRW Automotive Intermediate Holdings (to the extent contributed to the Company) to members of management, directors or consultants of the Company and its Restricted Subsidiaries, TRW Automotive Holdings or TRW Automotive Intermediate Holdings that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus
(b)	the cash proceeds of key man life insurance policies received by TRW Automotive Holdings, TRW Automotive Intermediate Holdings (in each case, to the extent contributed to the Company), the Company and its Restricted Subsidiaries after the Issue Date;

(provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any single calendar year);

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant entitled "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;"
(6)	the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends to TRW Automotive Holdings and TRW Automotive Intermediate Holdings, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of TRW Automotive Holdings or TRW Automotive Intermediate Holdings issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.25 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Company either directly or as a contribution from TRW Automotive Holdings or TRW Automotive Intermediate Holdings from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;
(7)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $100 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(8)	the payment of dividends on the Company's common stock (or the payment of dividends to TRW Automotive Holdings and TRW Automotive Intermediate Holdings to fund the payment by TRW Automotive Holdings and TRW Automotive Intermediate Holdings of dividends on TRW Automotive Holdings' and TRW Automotive Intermediate Holdings'

common stock) of up to 6.0% per annum of the net proceeds received by the Company from any public offering of common stock or contributed to the Company by TRW Automotive Holdings and TRW Automotive Intermediate Holdings from any public offering of common stock;
(9)	Investments that are made with Excluded Contributions;
(10)	other Restricted Payments in an aggregate amount not to exceed $100 million;
(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries;
(12)	the payment of dividends, other distributions or other amounts by the Company:
(a)	to TRW Automotive Holdings and TRW Automotive Intermediate Holdings in amounts equal to the amounts required for TRW Automotive Holdings and TRW Automotive Intermediate Holdings to pay fees and expenses required to maintain its corporate existence, customary salary, bonus and other benefits payable to officers and employees of TRW Automotive Holdings and TRW Automotive Intermediate Holdings and general corporate overhead expenses of TRW Automotive Holdings and TRW Automotive Intermediate Holdings, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Company and its Subsidiaries;
(b)	to TRW Automotive Holdings and TRW Automotive Intermediate Holdings in amounts equal to amounts required for TRW Automotive Holdings and TRW Automotive Intermediate Holdings to pay franchise taxes and Federal, state, local and foreign income taxes (including the Michigan Single Business Tax and similar taxes) to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries (and, to the extent of amounts actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries); or
(c)	dividends paid to TRW Automotive Holdings and TRW Automotive Intermediate Holdings in amounts equal to amounts required for TRW Automotive Holdings and TRW Automotive Intermediate Holdings to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company incurred in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;"
(13)	cash dividends or other distributions on the Company's Capital Stock used to, or the making of loans to TRW Automotive Holdings and TRW Automotive Intermediate Holdings the proceeds of which will be used to, fund the payment of fees and expenses incurred in connection with this offering or owed by TRW Automotive Holdings, TRW Automotive Intermediate Holdings, the Company or its Restricted Subsidiaries to Affiliates, in each case to the extent permitted by the covenant described under "—Transactions with Affiliates;"
(14)	repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;
(15)	purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing; and
(16)	the repurchase, redemption or other acquisition or retirement for value of the Senior Subordinated Notes pursuant to the provisions described under the captions "Description of senior subordinated notes—Change of Control" and "Description of senior subordinated notes—Certain Covenants—Assets Sales;" provided that, all Senior Notes tendered by holders of the Senior Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10), (11) and (16), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof. Notwithstanding anything to the contrary in the foregoing, in no event shall any of the foregoing clauses (1) through (16) or any other Restricted Payment permitted under this covenant be used or relied upon for purposes of (x) making any payment in respect of, or otherwise servicing the obligations represented by, the Seller Note or (y) making any payment to fund, or otherwise in respect of, an Accelerated Monitoring Fee Payment, unless in the case of clause (y), prior to such payment either (i) a public Equity Offering by the Company, TRW Automotive Holdings or TRW Automotive Intermediate Holdings has occurred and the net cash proceeds thereof have been contributed to the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from it or (ii) a Change of Control has occurred and all senior notes held by holders that have exercised their right to require the Company to purchase such holders' notes in accordance with the covenant described under "—Change of Control" have been purchased prior to such payment being made.

As of the Acquisition Date, all of the Company's Subsidiaries were Restricted Subsidiaries and are currently Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investments." Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries.    The senior indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	(i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or by, its profits; or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;
(b)	make loans or advances to the Company or any of its Restricted Subsidiaries; or
(c)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Acquisition Date, including pursuant to the Credit Agreement and the other Senior Credit Documents;
(2)	the senior indentures, the senior notes, the Senior Subordinated Notes and the indentures relating to the Senior Subordinated Notes;
(3)	applicable law or any applicable rule, regulation or order;
(4)	any agreement or other instrument relating to Indebtedness of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5)	any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;
(6)	Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "—Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;
(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(8)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;
(9)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;
(10)	customary provisions contained in leases and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above;
(11)	any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;
(12)	other Indebtedness of Restricted Subsidiaries (i) that are Guarantors that is Incurred subsequent to the Acquisition Date pursuant to the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" or (ii) that is Incurred subsequent to the Acquisition Date pursuant to clauses (d), (l) or (t) of the second paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" by Foreign Subsidiaries; or
(13)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Asset Sales.    The senior indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Company, or its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Company) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Company, or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the senior notes) that are assumed by the transferee of any such assets;

(b)	any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and
(c)	any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 2.5% of Total Assets or $100 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the Company's or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

(1)	to permanently reduce Obligations under the Credit Agreement (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto) or other Senior Indebtedness (provided that if the Company shall so reduce Obligations under Senior Indebtedness, it will equally and ratably reduce Obligations under the senior notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of senior notes) or Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to the Company or an Affiliate of the Company;
(2)	to an investment in any one or more businesses (provided that such investment in any business may be in the form of the acquisition of Capital Stock so long as it results in the Company or a Restricted Subsidiary, as the case may be, owning substantially all the Capital Stock of such business), or capital expenditures, in each case used or useful in a Similar Business; and/or
(3)	to make an investment in any one or more businesses (provided that such investment in any business may be in the form of the acquisition of Capital Stock so long as it results in the Company or a Restricted Subsidiary, as the case may be, owning substantially all the Capital Stock of such business), properties or assets that replace the properties and assets that are the subject of such Asset Sale.

Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. The senior indentures will provide that any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase senior notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company shall make an offer to all holders of senior notes (an "Asset Sale Offer") to purchase the maximum principal amount of senior notes, that is an integral multiple of $1,000 or €1,000, as applicable, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the senior indentures. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds

$20.0 million by mailing the notice required pursuant to the terms of the senior indentures, with a copy to the Trustee. To the extent that the aggregate amount of senior notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of senior notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the senior notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the senior notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the senior indentures, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the senior indentures by virtue thereof.

If more senior notes are tendered pursuant to an Asset Sale Offer than the Company is required to purchase, selection of such senior notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such senior notes are listed, or if such senior notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no senior notes of $1,000 or less or €1,000 or less, as applicable, shall be purchased in part.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of senior notes at such holder's registered address. If any senior note is to be purchased in part only, any notice of purchase that relates to such senior note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new senior note in principal amount equal to the unpurchased portion of any senior note purchased in part will be issued in the name of the holder thereof upon cancellation of the original senior note. On and after the purchase date, unless the Company defaults in payment of the purchase price, interest shall cease to accrue on senior notes or portions thereof purchased.

Transactions with Affiliates.    The senior indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an "Affiliate Transaction") involving aggregate consideration in excess of $15 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and
(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company, approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)	transactions between or among the Company and/or any of its Restricted Subsidiaries;
(2)	Restricted Payments permitted by the provisions of the senior indentures described above under the covenant "—Limitation on Restricted Payments;"

(3)	the payment of annual management, consulting, monitoring and advisory fees and expenses to Blackstone and its Affiliates in an amount in any fiscal year not to exceed $7.5 million, or the payment of, or in respect of, an Accelerated Monitoring Fee Payment in accordance with the covenant "—Limitation on Restricted Payments;"
(4)	the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company, TRW Automotive Holdings, TRW Automotive Intermediate Holdings or any Restricted Subsidiary;
(5)	payments by the Company or any of its Restricted Subsidiaries to Blackstone made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Company in good faith;
(6)	transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;
(7)	payments or loans to employees or consultants in the ordinary course of business which are approved by a majority of the Board of Directors of the Company in good faith;
(8)	any agreement (other than with Blackstone or its Affiliates) as in effect as of the Acquisition Date or any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the senior notes in any material respect) or any transaction contemplated thereby;
(9)	the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, Acquisition Documents, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Acquisition Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Acquisition Date shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the holders of the senior notes in any material respect;
(10)	the payment of all fees and expenses related to the Transactions, including fees to Blackstone, which are described in this prospectus;
(11)	(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the senior indentures, which are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Company, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with Unrestricted Subsidiaries and joint ventures for the purchase or sale of automotive goods, products, parts and services entered into in the ordinary course of business and in a manner consistent with past practice;
(12)	any transaction effected as part of a Qualified Receivables Financing; and
(13)	the issuance of Equity Interests (other than Disqualified Stock) of the Company, TRW Automotive Holdings or TRW Automotive Intermediate Holdings to any Permitted Holder.

Liens.    The senior indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of the Company or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any obligations of the Company or any of its Subsidiaries unless the senior notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the senior notes) the obligations so secured or until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require the Company or any Restricted Subsidiary to secure the senior notes if the Lien consists of a Permitted Lien.

The senior indentures provide that no Restricted Subsidiary that is a Guarantor will directly or indirectly create, Incur or suffer to exist any Lien on any asset or property of such Guarantor or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any obligation of such Guarantor unless the Senior Guarantee of such Guarantor is equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated on right of payment to such Guarantor's Senior Guarantee) the obligations so secured or until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require any Restricted Subsidiary that is a Guarantor to secure its Senior Guarantee if the Lien consists of a Permitted Lien.

Reports and other information.    The senior indentures provide that notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will, beginning August 15, 2003, file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC):

(1)	within 90 days after the end of each fiscal year (or such shorter period as may be required by the SEC), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form);
(2)	within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as may be required by the SEC), reports on Form 10-Q (or any successor or comparable form);
(3)	promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the SEC), such other reports on Form 8-K (or any successor or comparable form); and
(4)	any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will make available such information to prospective purchasers of senior notes, in addition to providing such information to the Trustees and the holders, in each case within 15 days after the time the Company would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act. Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the Exchange Offer (as defined) or the effectiveness of the Shelf Registration Statement (as defined) by the filing with the SEC of the Exchange Offer Registration Statement (as defined) and/or Shelf Registration Statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act. In the event that:

(a)	the rules and regulations of the SEC permit the Company and TRW Automotive Holdings or TRW Automotive Intermediate Holdings to report at the TRW Automotive Holdings' or TRW Automotive Intermediate Holdings' level on a consolidated basis and
(b)	TRW Automotive Holdings or TRW Automotive Intermediate Holdings', as applicable, is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Company, such consolidated reporting at the TRW Automotive Holdings' or TRW Automotive Intermediate Holdings' level, as applicable, in a manner consistent with that described in this covenant for the Company will satisfy this covenant.

Future guarantors.    The senior indentures will provide that the Company will cause each Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that:

(a)	guarantees any Indebtedness of TRW Automotive Holdings, the Company or any of its Restricted Subsidiaries; or
(b)	Incurs any Indebtedness or issues any shares of Disqualified Stock or Preferred Stock permitted to be Incurred or issued pursuant to the first paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" or clauses (a), (l) or (s) of the second paragraph thereof or not permitted to be Incurred by such covenant:

to execute and deliver to the Trustee supplemental indentures pursuant to which such Subsidiary will guarantee payment of the senior notes. In addition, the senior indentures will provide that the Company will cause each non-wholly owned Domestic Subsidiary that is a Significant Subsidiary that guarantees any Indebtedness under the Credit Agreement to execute and deliver to the Trustee supplemental indentures pursuant to which such Subsidiary will guarantee payment of the senior notes. Each Senior Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Senior Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

The indentures will also provide that if TRW Automotive Holdings or TRW Automotive Intermediate Holdings is engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Company or TRW Automotive Intermediate Holdings, as applicable, or acquires any assets that are material, other than capital stock of the Company or TRW Automotive Intermediate Holdings, as applicable, TRW Automotive Holdings or TRW Automotive Intermediate Holdings, as applicable, will execute and deliver to the Trustee a supplemental indenture pursuant to which TRW Automotive Holdings or TRW Automotive Intermediate Holdings, as applicable, will guarantee payment of the senior notes.

Merger, consolidation or sale of all or substantially all assets

The senior indentures provide that the Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)	the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called the "Successor Company");
(2)	the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under the senior indentures and the senior notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;
(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either
(a)	the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" or
(b)	the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;
(5)	each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indentures confirmed that its Senior Guarantee shall apply to such Person's obligations under the senior indentures and the senior notes; and
(6)	the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the senior indentures.

The Successor Company will succeed to, and be substituted for, the Company under the senior indentures and the senior notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or to another Restricted Subsidiary, and (b) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another state of the United States so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

The senior indentures further provide that subject to certain limitations in the senior indentures governing release of a Senior Guarantee upon the sale or disposition of a Restricted Subsidiary that is a Guarantor, each such Guarantor will not, and the Company will not permit such a Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)	such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "Successor Guarantor");
(2)	the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the senior indentures and such Guarantors's Senior Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;
(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing; and
(4)	such Guarantor shall have delivered or caused to be delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the senior indentures.

The senior indentures also contain similar provisions governing the release of the Senior Guarantees, if any, by TRW Automotive Holdings and TRW Automotive Intermediate Holdings. Subject to certain limitations described in the senior indentures, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the senior indentures and such Guarantor's Senior Guarantee. Notwithstanding the foregoing, a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States so long as the amount of Indebtedness of the Guarantor is not increased thereby.

Defaults

An Event of Default is defined in the senior indentures as:

(1)	a default in any payment of interest on any senior note when due continued for 30 days;
(2)	a default in the payment of principal or premium, if any, of any senior note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "—Ranking" above;
(3)	the failure by the Company to comply with its obligations under the covenant described under "—Merger, consolidation or sale of all or substantially all assets" above;
(4)	the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under "—Change of Control" or "—Certain covenants" above (in each case, other than a failure to purchase senior notes);
(5)	the failure by the Company to comply for 60 days after notice with its other agreements contained in the senior notes or the senior indentures;
(6)	the failure by the Company or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $50.0 million or its foreign currency equivalent (the "cross acceleration provision"); provided, however, that no Event of Default shall be deemed to arise under the senior indentures with respect to the acceleration of the Lucas Bonds so long as not later than two Business Days after the date of any such acceleration and at all times thereafter until the Lucas Bonds have been repaid in full or such acceleration has been withdrawn, revoked or annulled, a Qualified Letter of Credit has been issued and remains in effect;
(7)	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions");
(8)	failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the "judgment default provision"); or
(9)	any Senior Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor denies or disaffirms its obligations under the senior indentures or any Senior Guarantee and such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) or (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of either issue of outstanding senior notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (4) and (5) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of either issue of outstanding senior notes by notice to the Company may declare the principal of, premium, if any, and accrued but unpaid interest on all the senior notes of such issue to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of, premium, if any, and interest on all the senior notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of either issue of outstanding senior notes may rescind any such acceleration with respect to such senior notes and its consequences.

Subject to the provisions of the senior indentures relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the senior indentures at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the senior indentures or the senior notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing;
(2)	holders of at least 25% in principal amount of the outstanding senior notes of the applicable issue have requested the Trustee to pursue the remedy;
(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;
(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and
(5)	the holders of a majority in principal amount of the outstanding senior notes of such issue have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of either issue of outstanding senior notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the senior indentures or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the senior indentures, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The senior indentures provide that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of dollar senior notes or euro senior notes, as applicable, notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any senior note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and waivers

Subject to certain exceptions, the senior indentures may be amended with the consent of the holders of a majority in principal amount of the dollar senior notes or the euro senior notes, as applicable, then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the dollar senior notes or the euro senior notes, as applicable, then outstanding. However, without the consent of each holder of an outstanding senior note affected, no amendment may, among other things:

(1)	reduce the amount of senior notes whose holders must consent to an amendment;
(2)	reduce the rate of or extend the time for payment of interest on any senior note;
(3)	reduce the principal of or extend the Stated Maturity of any senior note;
(4)	reduce the premium payable upon the redemption of any senior note or change the time at which any senior note may be redeemed as described under "Optional redemption" above;
(5)	make any senior note payable in money other than that stated in such senior note;
(6)	impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder's senior notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's senior notes;
(7)	make any change in the amendment provisions which require each holder's consent or in the waiver provisions; or
(8)	modify the Senior Guarantees in any manner adverse to the holders.

Without the consent of any holder, the Company and Trustee may amend the senior indentures to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Company under the senior indentures, to provide for uncertificated senior notes in addition to or in place of certificated senior notes (provided that the uncertificated senior notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated senior notes are described in Section 163(f)(2)(B) of the Code), to add Senior Guarantees with respect to the senior notes, to secure the senior notes, to add to the covenants of the Company for the benefit of the holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the senior indentures under the TIA or to make certain changes to the senior indentures to provide for the issuance of additional senior notes.

The consent of the noteholders is not necessary under the senior indentures to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the senior indentures becomes effective, the Company is required to mail to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and exchange

A noteholder may transfer or exchange senior notes in accordance with the senior indentures. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a noteholder to pay any taxes required by law or permitted by the senior indentures. The Company is not required to transfer or exchange any senior note selected for redemption or to transfer or exchange any senior note for a period of 15 days prior to a selection of senior notes to be redeemed. The senior notes will be issued in registered form and the registered holder of senior note will be treated as the owner of such senior note for all purposes.

Defeasance

The Company at any time may terminate all its obligations under the exchange senior notes and the senior indentures ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the senior notes, to replace mutilated, destroyed, lost or stolen senior notes and to maintain a registrar and paying agent in respect of the senior notes. The Company at any time may terminate its obligations under the provisions described under "Change of Control," under the covenants described under "Certain covenants," the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "—Defaults" above and the limitations contained under "Merger, consolidation or sale of all or substantially all assets" above ("covenant defeasance"). If the Company exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Senior Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the senior notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the senior notes may not be accelerated because of an Event of Default specified in clause (3), (4), (6), (7) with respect only to Significant Subsidiaries, (8) with respect only to Significant Subsidiaries or (9) under "—Defaults" above or because of the failure of the Company to comply with "—Merger, consolidation or sale of all or substantially all assets" above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the applicable issue of senior notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the senior notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law).

Concerning the Trustee

The Bank of New York is the Trustee under both senior indentures and has been appointed by the Company as Registrar and a Paying Agent with regard to the senior notes.

Governing law

The senior indentures provide that they and the senior notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

"Accelerated Monitoring Fee Payment" means a cash payment equal to the then-present value of all then-current and future monitoring fees payable under the Transaction and Monitoring Fee Agreement referred to in the definition of Acquisition Documents.

"Acquired Indebtedness" means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, and
(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such person, as applicable.

"Acquisition" means the acquisition by the Company of substantially all of the assets and assumption of certain liabilities associated with TRW Inc.'s automotive business from Northrop Grumman Corporation.

"Acquisition Date" means the date on which Acquisition was consummated.

"Acquisition Documents" means the Master Purchase Agreement and any other document entered into in connection therewith, including (i) the Intellectual Property License Agreements entered into in connection with, and on or prior to, the consummation of the Acquisition, (ii) the Transition Services Agreement entered into in connection with, and on or prior to, the consummation of the Acquisition, (iii) the Employee Matters Agreement entered into in connection with, and on or prior to, the consummation of the Acquisition, (iv) the Insurance Allocation Agreement entered into in connection with, and on or prior to, the consummation of the Acquisition, (v) the Stockholders' Agreement entered into in connection with, and on or prior to, the consummation of the Acquisition and (vi) the Transaction and Monitoring Fee Agreement entered into in connection with, and on or prior to, the consummation of the Acquisition, in each case as amended, supplemented or modified from time to time.

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

"Asset Sale" means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Company or any Restricted Subsidiary (each referred to in this definition as a "disposition") or
(2)	the issuance or sale of Equity Interests of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

(a)	a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business;
(b)	the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under "—Merger, consolidation or sale of all or substantially all assets" or any disposition that constitutes a Change of Control;
(c)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under "—Limitation on Restricted Payments;"
(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value of less than $15 million;
(e)	any disposition of property or assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(f)	any exchange of assets for assets related to a Similar Business of comparable market value, as determined in good faith by the Company, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $15 million shall be evidenced by an Officer's Certificate, and (2) $30 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Company;
(g)	sales of assets received by the Company upon the foreclosure on a Lien;
(h)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(i)	sales of inventory in the ordinary course of business;
(j)	the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;
(k)	a sale of accounts receivable and related assets of the type specified in the definition of "Receivables Financing" to a Receivables Subsidiary in a Qualified Receivables Financing; and
(l)	a transfer of accounts receivable and related assets of the type specified in the definition of "Receivables Financing" (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing.

"Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement, the other Senior Credit Documents and any Refinancing Indebtedness with respect thereto, as amended, supplemented or otherwise modified from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof. It is understood and agreed that Refinancing Indebtedness in respect of the Credit Agreement may be incurred from time to time after termination of the Credit Agreement.

"Blackstone" means Blackstone Capital Partners IV Merchant Banking Fund L.P. and its Affiliates.

"Board of Directors" means as to any Person, the board of directors of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

"Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York State and, in the case of the euro senior notes, Amsterdam, London or Luxembourg.

"Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

"Capital Stock" means:

(1)	in the case of a corporation, corporate stock;
(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Cash Contribution Amount" means the aggregate amount of cash contributions made to the capital of the Company described in the definition of "Contribution Indebtedness."

"Cash Equivalents" means:

(1)	U.S. dollars, pounds sterling, euros, or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;
(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof;
(3)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million and whose long-term debt is rated "A" or the equivalent thereof by Moody's or S&P;
(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5)	commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least "A-2" or the equivalent thereof by Moody's or S&P and in each case maturing within one year after the date of acquisition;
(6)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (5) above;
(7)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P; and
(8)	Indebtedness or preferred stock issued by Persons (other than Blackstone or its Affiliates) with a rating of "A" or higher from S&P or "A-2" or higher from Moody's.

"Code" means the Internal Revenue Code of 1986, as amended.

"Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

"Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees);
(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;
(3)	one-third of the obligations of such Person and its Restricted Subsidiaries for rental payments made during such period under operating leases as part of Sale/Leaseback Transactions; and
(4)	commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Company and its Restricted Subsidiaries.

"Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)	any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto) shall be excluded;
(2)	any increase in amortization or depreciation or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting or any one-time cash or non-cash charges resulting from the financing, in each case relating to the Transactions or any acquisition that is consummated after the Issue Date and any non-recurring cash or non-cash fees, expenses or charges related to or arising from the acquisition by Northrop Grumman Corporation of TRW Inc., net of taxes, shall be excluded;
(3)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;
(4)	any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;
(5)	any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) shall be excluded;
(6)	the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period; and
(7)	the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the net loss of any such Restricted Subsidiary shall be included.

Notwithstanding the foregoing, for the purpose of the covenant described under "—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (c)(4) and (5) of the first paragraph thereof.

"Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;
(2)	to advance or supply funds:
(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

"Contribution Indebtedness" means Indebtedness of the Company in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company, provided that:

(1)	if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of the Company, the amount in excess shall be Pari Passu Indebtedness or Subordinated Indebtedness with a Stated Maturity later than the Stated Maturity of the senior notes; and
(2)	such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers' Certificate on the Incurrence date thereof.

"Credit Agreement" means the credit agreement entered into in connection with, and on or prior to, the consummation of the Acquisition, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness under such agreement or increasing the amount loaned thereunder or altering the maturity thereof, among the Company, TRW Automotive Holdings, TRW Automotive Intermediate Holdings, certain Subsidiaries of the Company, the financial institutions named therein, and JPMorgan Chase Bank, as Administrative Agent and Collateral Agent.

"Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

"Designated Non-cash Consideration" means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

"Designated Preferred Stock" means Preferred Stock of the Company, TRW Automotive Holdings or TRW Automotive Intermediate Holdings (other than Disqualified Stock) that is issued for cash (other than to the Company, a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the covenant described under "—Limitation on Restricted Payments."

"Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale, provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the senior notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the senior notes (including the purchase of any notes tendered pursuant thereto);
(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock; or

(3)	is redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days after the maturity date of the senior notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability.

"Domestic Subsidiary" means a Restricted Subsidiary that is not a Foreign Subsidiary.

"EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	provision for taxes based on income or profits of such Person (including the Michigan Single Business Tax and similar taxes) for such period deducted in computing Consolidated Net Income; plus
(2)	Consolidated Interest Expense plus amortization of deferred financing fees of such Person for such period to the extent the same was deducted in computing Consolidated Net Income; plus
(3)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such Consolidated Depreciation and Amortization Expense was deducted in computing Consolidated Net Income; plus
(4)	any non-recurring fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the senior indentures (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Transactions or the acquisition by Northrop Grumman Corporation of TRW Inc., to the extent deducted in such period in computing Consolidated Net Income; plus
(5)	any (a) cash restructuring charges (calculated consistent with past practice) not to exceed $30 million per annum beginning in 2003 and (b) any one-time costs incurred in connection with acquisitions consummated after the Issue Date, in each case, to the extent deducted in such period in computing Consolidated Net Income; plus
(6)	any expense relating to defined benefit pension or post-retirement benefit plans to the extent deducted in such period in computing Consolidated Net Income; plus
(7)	any other non-cash charges reducing Consolidated Net Income for such period (including any non-cash charges arising from fair value accounting required by Statement of Financial Accounting Standards No. 133), but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period; plus
(8)	the amount of any minority interest expense deducted in calculating Consolidated Net Income; plus
(9)	the amount of management, monitoring, consulting and advisory fees and related expenses paid to Blackstone (or any accruals relating to such fees and related expenses) during such period, provided that such amount shall not exceed $7.5 million; less, without duplication,
(10)	non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period); less

(11)	any income relating to defined benefit pension or post-retirement benefit plans increasing Consolidated Net Income for such period; less
(12)	any cash payments relating to defined benefit pension or post-retirement benefit plans net of any amounts receivable from Northrop Grumman Corporation under the indemnity included in the Master Purchase Agreement for other post-retirement benefits (OPEB) obligations.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

"Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

"Equity Offering" means any public or private sale of common stock or Preferred Stock of the Company, TRW Automotive Holdings or TRW Automotive Intermediate Holdings (other than Disqualified Stock), other than:

(1)	public offerings with respect to the Company's common stock registered on Form S-8; and
(2)	any such public or private sale that constitutes an Excluded Contribution.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

"Excluded Contributions" means the net cash proceeds received by the Company after the Issue Date from:

(1)	contributions to its common equity capital; and
(2)	the sale (other than to a Subsidiary of the Company or to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed by an Officer of the Company, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the "—Limitation on Restricted Payments" covenant.

"Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

"Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, discontinued operations, mergers and consolidations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, discontinued operation, merger or consolidation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company as set forth in an Officers' Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

"Fixed Charges" means, with respect to any Person for any period, the sum of:

(1)	Consolidated Interest Expense of such Person for such period; and
(2)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Subsidiaries.

"Foreign Subsidiary" means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof and any subsidiary of such Restricted Subsidiary.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the senior indentures, the term "consolidated" with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

"Government Securities" means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or
(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

"guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

"Guarantor" means any Person that Incurs a Senior Guarantee; provided that upon the release or discharge of such Person from its Senior Guarantee in accordance with the senior indentures, such Person ceases to be a Guarantor.

"Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and
(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

"holder" or "noteholder" means the Person in whose name a senior note is registered on the Registrar's books.

"Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such person at the time it becomes a Subsidiary.

"Indebtedness" means, with respect to any Person:

(1)	the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);
(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and
(4)	to the extent not otherwise included, with respect to the Company and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Company or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Company or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

provided, that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness.

"Independent Financial Advisor" means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

"Initial Purchasers" means J.P. Morgan Securities Inc., Credit Suisse First Boston LLC, Lehman Brothers Inc., Deutsche Bank Securities Inc., Banc of America Securities LLC, Scotia Capital (USA) Inc., TD Securities (USA) Inc. and SunTrust Capital Markets, Inc. (in the case of the outstanding dollar senior notes), J.P. Morgan Securities Ltd., Credit Suisse First Boston Europe Ltd., Lehman Brothers International (Europe), Deutsche Bank AG London, Banc of America Securities Limited, Scotia Capital Inc., TD Securities (USA) Inc. and SunTrust Capital Markets, Inc. (in the case of the outstanding euro senior notes) and such other initial purchasers party to the purchase agreement entered into in connection with the offer and sale of the outstanding senior notes.

"Investment Grade Securities" means:

(1)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);
(2)	debt securities or debt instruments (other than those issued by Blackstone or its Affiliates) with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;
(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and
(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments.

"Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Limitation on Restricted Payments":

(1)	"Investments" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to:
(A)	the Company's "Investment" in such Subsidiary at the time of such redesignation; less
(B)	the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and
(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

"Issue Date" means the date on which the outstanding senior notes were originally issued.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

"Lucas" means Lucas Industries Limited (f/k/a Lucas Industries plc).

"Lucas Bonds" means the £100 million original principal amount of 10 7/8% bonds of Lucas due 2020.

"Management Group" means the group consisting of the directors, executive officers and other management personnel of the Company, TRW Automotive Holdings and TRW Automotive Intermediate Holdings on the Acquisition Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Company, TRW Automotive Holdings, or TRW Automotive Intermediate Holdings, as applicable, was approved by a vote of a majority of the directors of the Company, TRW Automotive Holdings or TRW Automotive Intermediate Holdings, as applicable, then still in office who were either directors on the Acquisition Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Company, TRW Automotive Holdings, or TRW Automotive Intermediate Holdings, as applicable, hired at a time when the directors on the Acquisition Date together with the directors so approved constituted a majority of the directors of the Company, TRW Automotive Holdings, or TRW Automotive Intermediate Holdings, as applicable.

"Master Purchase Agreement" means the Master Purchase Agreement, dated as of November 18, 2002, between Northrop Grumman Corporation and BCP Acquisition Company L.L.C., as amended by Amendment No. 1 to the Master Purchase Agreement, dated as of December 20, 2002, and Amendment No. 2 to the Master Purchase Agreement, dated as of February 28, 2003, in each case, among Northrop Grumman Corporation, BCP Acquisition Company L.L.C., TRW Inc. and TRW Automotive Inc., as further amended, supplemented or modified from time to time.

"Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

"Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

"Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under "—Asset Sales") to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

"Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers' acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the senior notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the senior notes.

"Officer" means the Chairman of the Board, Chief Executive Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

"Officers' Certificate" means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company that meets the requirements set forth in the senior indentures.

"Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

"Pari Passu Indebtedness" means:

(1)	with respect to the Company, the senior notes and any Indebtedness which ranks pari passu in right of payment to the senior notes;
(2)	with respect to any Guarantor that is a Subsidiary of the Company, its Senior Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor's Senior Guarantee; and
(3)	if TRW Automotive Holdings and/or TRW Automotive Intermediate Holdings, as applicable, provide a Senior Guarantee, the Senior Guarantee provided by TRW Automotive Holdings and/or the Senior Guarantee provided by TRW Automotive Intermediate Holdings and any Indebtedness which ranks pari passu in right of payment to such Guarantor's Senior Guarantee.

"Permitted Holders" means Blackstone, Northrop Grumman Corporation and the Management Group. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the senior indentures will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

"Permitted Investments" means:

(1)	any Investment in the Company or any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents or Investment Grade Securities;
(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;
(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "—Asset Sales" or any other disposition of assets not constituting an Asset Sale;
(5)	any Investment existing on the Acquisition Date;
(6)	advances to employees not in excess of $75 million outstanding at any one time in the aggregate;
(7)	any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(8)	Hedging Obligations permitted under clause (j) of the "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" covenant;
(9)	any Investment in a Similar Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9), not to exceed 5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided further, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;
(10)	additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10), not to exceed 5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(11)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;
(12)	Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock), TRW Automotive Holdings or of TRW Automotive Intermediate Holdings; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of the "—Limitation on Restricted Payments" covenant;

(13)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under "—Transactions with Affiliates" (except transactions described in clauses (2), (6) and (7) of such paragraph);
(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(15)	guarantees issued in accordance with "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "—Future Guarantors;"
(16)	any Investment by Restricted Subsidiaries in other Restricted Subsidiaries and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries;
(17)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business; and
(18)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest.

"Permitted Liens" means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;
(2)	Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;
(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;
(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(6)	Liens securing Indebtedness under the Credit Agreement incurred in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of

Disqualified Stock and Preferred Stock," and Liens securing Indebtedness permitted to be incurred pursuant to clause (d), (l) or (t) of the second paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;"
(7)	Liens existing on the Acquisition Date;
(8)	Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;
(9)	Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;
(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be Incurred in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";
(11)	Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the senior indentures, secured by a Lien on the same property securing such Hedging Obligations;
(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(13)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;
(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;
(15)	Liens in favor of the Company;
(16)	Liens on equipment of the Company granted in the ordinary course of business to the Company's client at which such equipment is located;
(17)	Liens on accounts receivable and related assets of the type specified in the definition of "Receivables Financing" Incurred in connection with a Qualified Receivables Financing; and
(18)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9),

(10), (11) and (15) at the time the original Lien became a Permitted Lien under the senior indentures, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"Preferred Stock" means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

"Purchase Money Note" means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

"Qualified Letter of Credit" means a letter of credit in favor of Lucas:

(1)	that is issued by a commercial bank whose long-term debt, or whose parent's long-term debt, is rated A (or such similar or equivalent or higher rating by as least one nationally recognized statistical rating agency) in a stated amount equal to the then outstanding principal amount of the Lucas Bonds;
(2)	under which funds will be made available to Lucas on demand upon the certification by a duly authorized officer of Lucas to the issuing bank that (a) pursuant to a judgment of a court of competent jurisdiction, Lucas is required to pay the principal due under the Lucas Bonds or (b) (i) the termination date of such letter of credit is within ten Business Days of such certification, (ii) the Lucas Bonds remain outstanding and (iii) such letter of credit has not been replaced with another letter of credit in substantially the same form as such letter of credit;
(3)	that is issued at the request and for the account of a Person other than the Company or any of its Subsidiaries; and
(4)	such Person for whose account the letter of credit is issued agrees that Lucas can satisfy any and all of its obligations to such Person in respect of a drawing made under such letter of credit through the issuance by Lucas of debt securities to such Person with no scheduled payments of principal prior to March 31, 2014 in a principal amount equal to the amount of the drawing made under such letter of credit.

"Qualified Receivables Financing" means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)	the Board of Directors of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary;
(2)	all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Company); and
(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness shall not be deemed a Qualified Receivables Financing. For purposes of the senior indentures, the receivables facility in existence on the Issue Date (and any replacement thereof with substantially similar terms in the aggregate) shall be deemed to be a Qualified Receivables Financing that is not recourse to the Company (except for Standard Securitization Undertakings).

"Receivables Financing" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

"Receivables Repurchase Obligation" means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

"Receivables Subsidiary" means a Wholly Owned Restricted Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
(b)	with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and
(c)	to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

"Restricted Investment" means an Investment other than a Permitted Investment.

"Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

"Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries.

"S&P" means Standard and Poor's Ratings Group or any successor to the rating agency business thereof.

"SEC" means the Securities and Exchange Commission.

"Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

"Seller Note" means the $600 million aggregate face amount subordinated 8% pay-in-kind note due 2018 of TRW Automotive Intermediate Holdings in favor of an affiliate of Northrop Grumman as described in this prospectus, as the same may be amended or refinanced from time to time.

"Senior Credit Documents" means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented or otherwise modified from time to time.

"Senior Credit Facilities" means the term loan facilities and revolving credit facility created and in effect pursuant to the Credit Agreement.

"Senior Guarantee" means any guarantee of the obligations of the Company under the senior indentures and the senior notes by any Person in accordance with the provisions of the senior indentures.

"Senior Indebtedness" with respect to the Company or any Guarantor means all Indebtedness and any Receivables Repurchase Obligation of the Company or such Guarantor, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Subsidiary of the Company at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior, or are subordinated, in right of payment to the senior notes or such Guarantor's Guarantee, as applicable; provided, however, that Senior Indebtedness shall not include, as applicable:

(1)	any obligation of the Company to any Subsidiary of the Company (other than any Receivables Repurchase Obligation), or of such Guarantor to the Company or any other Subsidiary of the Company;
(2)	any liability for Federal, state, local or other taxes owed or owing by the Company or such Guarantor;
(3)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);
(4)	any Indebtedness or obligation of the Company or such Guarantor which is subordinate or junior in any respect to any other Indebtedness or obligation of the Company or such Guarantor, as applicable, including any Subordinated Indebtedness;

(5)	any obligations with respect to any Capital Stock; or
(6)	any Indebtedness Incurred in violation of the senior indentures but, as to any such Indebtedness Incurred under the Credit Agreement, no such violation shall be deemed to exist for purposes of this clause (6) if the holders of such Indebtedness or their representative shall have received an Officer's Certificate to the effect that the Incurrence of such Indebtedness does not (or, in the case of a revolving credit facility thereunder, the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate the senior indentures.

If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Senior Indebtedness nevertheless will constitute Senior Indebtedness.

"Senior Subordinated Notes" mean the $300 million aggregate principal notes of 11% senior subordinated notes due 2013 and the €125 million aggregate principal amount of 11¾% senior subordinated notes due 2013, issued by the Company concurrently with the issuance of the outstanding senior notes.

"Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

"Similar Business" means a business, the majority of whose revenues are derived from the design and/or manufacture of automotive components, or the activities of the Company and its Subsidiaries as of the Acquisition Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

"Standard Securitization Undertakings" means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

"Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

"Subordinated Indebtedness" means (a) with respect to the Company, any Indebtedness, including the senior subordinated notes, of the Company which is by its terms subordinated in right of payment to the senior notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Senior Guarantee, including its guarantee of the senior subordinated notes.

"Subsidiary" means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

"TIA" means the Trust Indenture Act of 1939 (15 U.S.C. Section 77aaa-77bbbb) as in effect on the date of the senior indentures.

"Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

"Transactions" means the Acquisition and the transactions related thereto, the offering of senior notes being offered hereby, the concurrent offering of Senior Subordinated Notes, borrowings made pursuant to the Credit Agreement and funding in a Receivables Financing on the Issue Date.

"Trustee" means the respective parties named as such in the dollar senior indenture and the euro senior indenture until a successor replaces it and, thereafter, means the successor.

"Trust Officer" means:

(1)	any officer within the corporate trust department of a Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of that Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person's knowledge of and familiarity with the particular subject; and
(2)	who shall have direct responsibility for the administration of the dollar senior indentures or the euro senior indenture, as applicable.

"Unrestricted Subsidiary" means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and
(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries; provided further, however, that either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or
(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "—Limitation on Restricted Payments."

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

"U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

"Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

"Wholly Owned Restricted Subsidiary" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

"Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

Description of senior subordinated notes

General

The outstanding dollar senior subordinated notes were issued and the exchange dollar senior subordinated notes will be issued under an indenture (the "dollar senior subordinated indenture"), dated as of February 18, 2003, between the Company and The Bank of New York, as Trustee, as supplemented by a supplemental indenture (the "dollar senior subordinated supplemental indenture"), dated as of February 28, 2003 among the Company, each of the Company's direct and indirect Wholly Owned Restricted Subsidiaries that are Domestic Subsidiaries and TRW Automotive Finance (Luxembourg), S.à.r.l. ("TRW Automotive Luxembourg"), a Luxembourg Restricted Subsidiary, as Subsidiary Senior Subordinated Guarantors, and the Trustee. Copies of the dollar senior subordinated indenture and the dollar senior subordinated supplemental indenture have been filed as exhibits to the registration statement of which this prospectus is a part. The outstanding euro senior subordinated notes were issued and the exchange euro senior subordinated notes will be issued under an indenture (the "euro senior subordinated indenture," and together with the dollar senior subordinated indenture, the "senior subordinated indentures"), dated as of February 18, 2003, between the Company and The Bank of New York, as Trustee, as supplemented by a supplemental indenture (the "euro senior supplemental indenture"), dated as of February 28, 2003, among the Company, each of the Company's direct and indirect Wholly Owned Restricted Subsidiaries that are Domestic Subsidiaries and TRW Automotive Luxembourg, as Subsidiary Senior Subordinated Guarantors, and the Trustee. Copies of the euro senior subordinated indenture and the euro senior subordinated supplemental indenture have been filed as exhibits to the registration statement of which this prospectus is a part. The outstanding dollar senior subordinated notes and the exchange dollar senior subordinated notes are collectively referred to as the "dollar senior subordinated notes." The outstanding euro senior subordinated notes and the exchange euro senior subordinated notes are collectively referred to as the "euro senior subordinated notes." The dollar senior subordinated notes and the euro senior subordinated notes are collectively referred to as the "senior subordinated notes."

The following summary of material provisions of the senior subordinated indentures and the senior subordinated notes does not purport to be complete. For more information, including the definitions of certain terms in the senior subordinated indentures and those terms made a part thereof by the TIA, please review the senior subordinated indentures filed as exhibits to the registration statement of which this prospectus forms a part. Capitalized terms used in this "Description of senior subordinated notes" section and not otherwise defined have the meanings set forth in the section "—Certain definitions." As used in this "Description of senior subordinated notes" section, the "Company," "we," "us" and "our" means TRW Automotive Inc. and not any of its Subsidiaries, "TRW Automotive Holdings" means TRW Automotive Holdings Corp., and "TRW Automotive Intermediate Holdings" means TRW Automotive Intermediate Holdings Corp.

On February 18, 2003 we issued dollar senior subordinated notes with an initial aggregate principal amount of $300 million and we issued euro senior subordinated notes with an initial aggregate principal amount of €125 million. We may issue additional senior subordinated notes from time to time after the exchange offers. Any offering of additional senior subordinated notes is subject to the covenant described below under the caption "Certain covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock." The dollar senior subordinated notes and any additional dollar senior subordinated notes subsequently issued under the dollar senior subordinated indenture will be treated as a single class for all purposes under the dollar senior subordinated indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The euro senior subordinated notes and any additional euro senior subordinated notes subsequently issued under the euro senior subordinated indenture will be treated as a single class for all purposes under the euro senior subordinated indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Principal of, premium, if any, and interest on the senior subordinated notes are payable, and the senior subordinated notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the principal corporate trust office of the Trustee, at 101 Barclay Street, New York, New York 10286), and, so long as the senior subordinated notes are listed on the Luxembourg Stock Exchange, payment of principal, premium, if any, and interest on the senior subordinated notes will be payable, and the senior subordinated notes may be exchanged or transferred, at the office of the paying agent in Luxembourg, except that, at the option of the Company, payment of interest may be made by check mailed to the holders at their registered addresses.

The exchange senior subordinated notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000 in the case of the exchange dollar senior subordinated notes, and in denominations of €1,000 and any integral multiple of €1,000 in the case of the exchange euro senior subordinated notes. No service charge will be made for any registration of transfer or exchange of senior subordinated notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the senior subordinated notes

The senior subordinated notes are unsecured senior subordinated obligations of the Company and will mature on February 15, 2013. Each senior subordinated note bears interest at a rate per annum shown on the front cover of this prospectus from February 18, 2003 or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date on February 15 and August 15 of each year, commencing August 15, 2003.

Additional interest is payable with respect to the outstanding senior subordinated notes in certain circumstances if the exchange offers are not completed on or prior to 290 days after the Issue Date or if certain other conditions are not satisfied.

Optional redemption

Except as set forth in the following paragraph, the senior subordinated notes will not be redeemable at the option of the Company prior to February 15, 2008. Thereafter, the senior subordinated notes will be redeemable, at the Company's option, in whole or in part, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 15 of the years set forth below:

Dollar senior subordinated notes
Period	Redemption Price
2008	105.500%
2009	103.667%
2010	101.833%
2011 and thereafter	100.000%

Euro senior subordinated notes
Period	Redemption Price
2008	105.875%
2009	103.917%
2010	101.958%
2011 and thereafter	100.000%

In addition, at any time and from time to time prior to February 15, 2006, the Company may redeem in the aggregate up to 35% of the original aggregate principal amount of the dollar senior subordinated notes (calculated after giving effect to any issuance of additional dollar senior subordinated notes) with the net cash proceeds of one or more Equity Offerings (1) by the Company or (2) by TRW Automotive Holdings or TRW Automotive Intermediate Holdings, in each case, to the extent the net cash proceeds thereof are contributed to the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from it, at a redemption price (expressed as a percentage of principal amount thereof) of 111.00% plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the dollar senior subordinated notes (calculated after giving effect to any issuance of additional dollar senior subordinated notes) must remain outstanding after each such redemption and provided further that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days' notice mailed to each holder of dollar senior subordinated notes being redeemed and otherwise in accordance with the procedures set forth in the dollar senior subordinated indenture. Additionally, at any time and from time to time prior to February 15, 2006, the Company may redeem in the aggregate up to 35% of the original aggregate principal amount of the euro senior subordinated notes (calculated after giving effect to any issuance of additional euro senior subordinated notes) with the net cash proceeds of one or more Equity Offerings (1) by the Company or (2) by TRW Automotive Holdings or TRW Automotive Intermediate Holdings, in each case, to the extent the net cash proceeds thereof are contributed to the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from it, at a redemption price (expressed as a percentage of principal amount thereof) of 111.75% plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the euro senior subordinated notes (calculated after giving effect to any issuance of additional euro senior subordinated notes) must remain outstanding after each such redemption and provided further that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days' notice mailed to each holder of euro senior subordinated notes being redeemed and otherwise in accordance with the procedures set forth in the euro senior subordinated indenture.

Selection

In the case of any partial redemption, selection of the senior subordinated notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such senior subordinated notes are listed, or if such senior subordinated notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no dollar senior subordinated notes of $1,000 or less, or euro senior subordinated notes of €1,000 or less, shall be redeemed in part. If any senior subordinated note is to be redeemed in part only, the notice of redemption relating to such senior subordinated note shall state the portion of the principal amount thereof to be redeemed. A new senior subordinated note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original senior subordinated note. On and after the redemption date, interest will cease to accrue on senior subordinated notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the senior subordinated notes to be redeemed.

Ranking

The indebtedness evidenced by the senior subordinated notes are unsecured senior subordinated indebtedness of the Company, are subordinated in right of payment, as set forth in the senior subordinated indentures, to all existing and future Senior Indebtedness of the Company, rank pari passu in right of payment with all existing and future Pari Passu Indebtedness of the Company and are senior in right of payment to all existing and future Subordinated Indebtedness of the Company. The senior subordinated notes are also effectively subordinated to any Secured Indebtedness of the Company to the extent of the value of the assets securing such Secured Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "—Defeasance" below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein.

The indebtedness evidenced by the Senior Subordinated Guarantees are unsecured senior subordinated indebtedness of the applicable Guarantor, are subordinated in right of payment, as set forth in the senior subordinated indentures, to all existing and future Senior Indebtedness of such Guarantor, rank pari passu in right of payment with all existing and future Pari Passu Indebtedness of such Guarantor and are senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor. The Senior Subordinated Guarantees are also effectively subordinated to any Secured Indebtedness of the applicable Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

At June 27, 2003, as a result of the Transactions,

(1)	the Company had $2,848 million aggregate principal amount of Senior Indebtedness outstanding (excluding unused commitments), $1,520 million of which was Secured Indebtedness;
(2)	the Company had no Pari Passu Indebtedness outstanding (other than the senior subordinated notes) and no Subordinated Indebtedness outstanding;
(3)	the Company's Subsidiaries had total indebtedness (excluding intercompany liabilities and guarantees under the Credit Agreement) of $239 million;
(4)	the Company had a short-term note payable to Northrop Grumman reflecting certain estimated post-closing adjustments, subject to final negotiations; and
(5)	there were no advances outstanding under the Company's receivables facility.

Although the senior subordinated indentures contain limitations on the amount of additional Indebtedness which the Company and its Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" below.

Substantially all of the operations of the Company are conducted through its Subsidiaries. Unless the Subsidiary is a Guarantor, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the senior subordinated notes. The senior subordinated notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Company that are not Guarantors. Although the senior subordinated indentures limit the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of the Company's Subsidiaries, such limitation is subject to a number of significant qualifications.

"Senior Indebtedness" with respect to the Company or any Guarantor means all Indebtedness and any Receivables Repurchase Obligation of the Company or such Guarantor, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Subsidiary of the Company at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Acquisition Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior, or are subordinated, in right of payment to the senior subordinated notes or such Guarantor's Guarantee, as applicable; provided, however, that Senior Indebtedness shall not include, as applicable:

(1)	any obligation of the Company to any Subsidiary of the Company (other than any Receivables Repurchase Obligation), or of such Guarantor to the Company or any other Subsidiary of the Company;
(2)	any liability for Federal, state, local or other taxes owed or owing by the Company or such Guarantor;
(3)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);
(4)	any Indebtedness or obligation of the Company or such Guarantor which is subordinate or junior in any respect to any other Indebtedness or obligation of the Company or such Guarantor, as applicable, including any Pari Passu Indebtedness and any Subordinated Indebtedness;
(5)	any obligations with respect to any Capital Stock; or
(6)	any Indebtedness Incurred in violation of the senior subordinated indentures but, as to any such Indebtedness Incurred under the Credit Agreement, no such violation shall be deemed to exist for purposes of this clause (6) if the holders of such Indebtedness or their representative shall have received an Officer's Certificate to the effect that the Incurrence of such Indebtedness does not (or, in the case of a revolving credit facility thereunder, the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate the senior subordinated indentures.

If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Senior Indebtedness nevertheless will constitute Senior Indebtedness.

Only Indebtedness of the Company or a Guarantor that is Senior Indebtedness ranks senior to the senior subordinated notes or the relevant Senior Subordinated Guarantee in accordance with the provisions of the senior subordinated indentures. The senior subordinated notes and each Senior Subordinated Guarantee in all respects rank pari passu with all other Pari Passu Indebtedness of the Company and the relevant Guarantor, respectively.

The Company may not pay principal of, premium (if any) or interest on, the senior subordinated notes or make any deposit pursuant to the provisions described under "—Defeasance" below and may not otherwise purchase, redeem or otherwise retire any senior subordinated notes (except that holders may receive and retain (a) Permitted Junior Securities and (b) payments made from the trust described under "—Defeasance" below) (collectively, "pay the senior subordinated notes") if:

(1)	a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Indebtedness occurs and is continuing or any other amount owing in respect of any Designated Senior Indebtedness is not paid when due; or

(2)	any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash or Cash Equivalents.

However, the Company may pay the senior subordinated notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (1) or (2) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the senior subordinated notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (1) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice; (2) by repayment in full in cash or Cash Equivalents of such Designated Senior Indebtedness; or (3) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph and in the succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the senior subordinated notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give one additional Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents of the Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before the noteholders are entitled to receive any payment and until the Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution to which noteholders would be entitled but for the subordination provisions of the senior subordinated indentures will be made to holders of the Senior Indebtedness as their interests may appear (except that holders of senior subordinated notes may receive and retain (1) Permitted Junior Securities, and (2) payments made from the trust described under "—Defeasance" so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the senior subordinated notes without violating the subordination provisions described herein). If a distribution is made to noteholders that due to the subordination provisions of the senior subordinated indentures should not have been made to them, such noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

If payment of either issue of senior subordinated notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of the acceleration. If any Designated Senior Indebtedness is outstanding, the Company may not pay the relevant senior subordinated notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the relevant senior subordinated notes only if the subordination provisions of the applicable senior subordinated indenture otherwise permit payment at that time.

By reason of such subordination provisions contained in the senior subordinated indentures, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the noteholders, and creditors of the Company who are not holders of Senior Indebtedness or of Pari Passu Indebtedness (including the senior subordinated notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of Pari Passu Indebtedness.

The senior subordinated indentures contain substantially similar subordination provisions relating to each Guarantor's obligations under its Senior Subordinated Guarantee.

Senior subordinated guarantees

Each of the Company's direct and indirect Wholly Owned Restricted Subsidiaries that were Domestic Subsidiaries (other than Receivables Subsidiaries) on the Acquisition Date and all future Wholly Owned Restricted Subsidiaries of the Company that are Domestic Subsidiaries and all non-wholly owned Domestic Subsidiaries that are Significant Subsidiaries, in each case that guarantee Indebtedness under the Credit Agreement jointly and severally irrevocably and unconditionally guarantee on an unsecured senior subordinated basis (in the same manner and to the same extent that the senior subordinated notes are subordinated to Senior Indebtedness) the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the senior subordinated indentures and the senior subordinated notes, whether for payment of principal of, premium, if any, or interest or additional interest on the senior subordinated notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the "Guaranteed Obligations"). Such Guarantors agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders in enforcing any rights under the Senior Subordinated Guarantees. Additionally, (1) if, and so long as, TRW Automotive Luxembourg provides a guarantee under the Credit Agreement, TRW Automotive Luxembourg will, to the fullest extent permitted under applicable Luxembourg law, provide a Senior Subordinated Guarantee of the Guaranteed Obligations and (2) if TRW Automotive Holdings or TRW Automotive Intermediate Holdings is engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Company or TRW Automotive Intermediate Holdings, as applicable, or acquires any assets that are material, other than capital stock of the Company or TRW Automotive Intermediate Holdings, as applicable, TRW Automotive Holdings or TRW Automotive Intermediate Holdings, as applicable, will execute and deliver to the Trustee a Senior Subordinated Guarantee pursuant to which TRW Automotive Holdings or TRW Automotive Intermediate Holdings, as applicable, will guarantee payment of the senior subordinated notes. Upon the release of TRW Automotive Luxembourg's guarantee under the Credit Agreement, TRW Automotive Luxembourg's Senior Subordinated Guarantee will be released and discharged at such time. In the event that TRW Automotive Luxembourg thereafter guarantees Indebtedness of the Company under the Credit Agreement, TRW Automotive Luxembourg will again provide a Senior Subordinated Guarantee of the Guaranteed Obligations.

Each Senior Subordinated Guarantee is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the Senior

Subordinated Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Acquisition Date, the Company will cause (1) each Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that Incurs or guarantees certain Indebtedness or issues shares of Disqualified Stock or Preferred Stock and (2) each non-wholly owned Domestic Subsidiary that is a Significant Subsidiary that guarantees Indebtedness under the Credit Agreement to execute and deliver to the Trustee supplemental indentures pursuant to which such Restricted Subsidiary will guarantee payment of the senior subordinated notes on the same unsecured senior subordinated basis. See "—Future guarantors" below.

Each Senior Subordinated Guarantee is a continuing guarantee and shall:

(1)	remain in full force and effect until payment in full of all the Guaranteed Obligations;
(2)	subject to the next succeeding paragraph, be binding upon each such Guarantor and its successors; and
(3)	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Senior Subordinated Guarantee will be automatically released upon the sale (including through merger or consolidation) of the Capital Stock, or all or substantially all the assets, of the applicable Guarantor if:

(1)	such sale is made in compliance with the covenant described under "—Certain covenants—Assets Sales;" and
(2)	such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Company or any Subsidiary of the Company.

A Senior Subordinated Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof or if such Subsidiary is released from its guarantees of, and all pledges and security interests granted in connection with, the Credit Agreement. In addition, a Senior Subordinated Guarantee made by any Restricted Subsidiary will be automatically released if the Company designates such Guarantor as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the applicable senior subordinated indenture.

Change of control

Upon the occurrence of any of the following events (each, a "Change of Control"), each holder will have the right to require the Company to repurchase all or any part of such holder's senior subordinated notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Company has previously elected to redeem senior subordinated notes as described under "—Optional redemption":

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to a Person other than the Permitted Holders; or
(2)	(A) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of

Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of 35% or more of the total voting power of the Voting Stock of the Company or TRW Automotive Holdings and (B) the Permitted Holders beneficially own (as defined above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company or TRW Automotive Holdings, as applicable, than such other Person or group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company or TRW Automotive Holdings, as applicable.

In the event that at the time of such Change of Control the terms of the Bank Indebtedness or other Senior Indebtedness, including the Senior Notes, restrict or prohibit the repurchase of senior subordinated notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall:

(1)	repay in full all Bank Indebtedness and such Senior Indebtedness; or
(2)	obtain the requisite consent, if required, under the agreements governing the Bank Indebtedness and such Senior Indebtedness to permit the repurchase of the senior subordinated notes as provided for in the immediately following paragraph.

Within 30 days following any Change of Control, except to the extent that the Company has exercised its right to redeem the senior subordinated notes as described under "—Optional redemption," the Company shall mail a notice (a "Change of Control Offer") to each holder with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's senior subordinated notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);
(2)	the circumstances and relevant facts and financial information regarding such Change of Control;
(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and
(4)	the instructions determined by the Company, consistent with this covenant, that a holder must follow in order to have its senior subordinated notes purchased.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the senior subordinated indentures applicable to a Change of Control Offer made by the Company and purchases all senior subordinated notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of senior subordinated notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Company and the Initial Purchasers. The Company has no present intention to engage in a transaction involving a

Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the senior subordinated indentures, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement and would constitute a Change of Control under the Senior Notes. Future Senior Indebtedness of the Company may contain prohibitions on certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the senior subordinated notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of "all or substantially all" the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of senior subordinated notes to require the Company to repurchase such senior subordinated notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain covenants

The senior subordinated indentures contain covenants including, among others, the following:

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The senior subordinated indentures provide that:

(1)	the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and
(2)	the Company will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that the Company and any Restricted Subsidiary that is a Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary that is a Guarantor may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a)	the Incurrence by the Company or its Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $2.0 billion outstanding at any one time;

(b)	the Incurrence by the Company and the Guarantors of Indebtedness represented by (1) the senior subordinated notes (not including any additional senior subordinated notes) and the Senior Subordinated Guarantees, as applicable, and (2) the Senior Notes and the related guarantees, as applicable;
(c)	Indebtedness existing on the Acquisition Date (other than Indebtedness described in clauses (a) and (b));
(d)	Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (d), does not exceed 5% of Total Assets at the time of Incurrence;
(e)	Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;
(f)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the senior subordinated indentures, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;
(g)	Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness is subordinated in right of payment to the senior subordinated notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Company or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case to be an Incurrence of such Indebtedness;
(h)	shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary of the Company; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary, or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;
(i)	Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that (i) any such Indebtedness is made pursuant to an intercompany note and (ii) if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Senior Subordinated Guarantee of such Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;
(j)	Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the senior subordinated indentures to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;
(k)	obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;
(l)	Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (l), does not exceed $250 million at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Company, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));
(m)	any guarantee by the Company or a Guarantor of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Company or such Restricted Subsidiary is permitted under the terms of the senior subordinated indentures; provided that if such Indebtedness is by its express terms subordinated in right of payment to the senior subordinated notes or the Senior Subordinated Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor's Senior Subordinated Guarantee with respect to the senior subordinated notes substantially to the same extent as such Indebtedness is subordinated to the senior subordinated notes or the Senior Subordinated Guarantee of such Restricted Subsidiary, as applicable;
(n)	the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness which serves to refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (b), (c), (d) and (o) of this paragraph or any Indebtedness issued to so refund or refinance such Indebtedness (subject to the following proviso, "Refinancing Indebtedness") prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced;
(2)	has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded or refinanced;
(3)	to the extent such Refinancing Indebtedness refinances Indebtedness pari passu with, or junior to, the senior subordinated notes or the Senior Subordinated Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is pari passu with, or junior to, the senior subordinated notes or the Senior Subordinated Guarantee of such Restricted Subsidiary, as applicable;
(4)	is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing; and
(5)	shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of the Company, or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

provided further that subclauses (1) and (2) of this clause (n) will not apply to any refunding or refinancing of any Senior Indebtedness; and provided further that Indebtedness incurred to refinance, directly or indirectly, the Lucas Bonds, shall be deemed to satisfy the requirements of this clause (n), provided that (A) such Indebtedness has a Stated Maturity no earlier than February 15, 2013, in the case of Indebtedness Incurred by the Company, and no earlier than August 15, 2013, in the case of Indebtedness Incurred by any Restricted Subsidiary, (B) the principal amount of such Indebtedness does not exceed the then outstanding principal amount of the Lucas Bonds, unless such excess could otherwise be incurred under this "Limitation on the Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" covenant and (C) in the event that such Indebtedness is issued upon the drawing of a Qualified Letter of Credit, the proceeds of such drawing are either used to repay the Lucas Bonds or are held in an escrow account pending such application;

(o)	Indebtedness or Disqualified Stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the senior subordinated indentures; provided, however, that such Indebtedness or Disqualified Stock is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided further, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:
(1)	the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or
(2)	the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(p)	Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Company or any Restricted Subsidiary of the Company other than a Receivables Subsidiary (except for Standard Securitization Undertakings);
(q)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its Incurrence;
(r)	Indebtedness of the Company or any Restricted Subsidiary of the Company supported by a letter of credit issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;
(s)	Contribution Indebtedness; and
(t)	(a) if the Company could Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Foreign Subsidiaries not otherwise permitted hereunder or (b) if the Company could not Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Foreign Subsidiaries Incurred for working capital purposes, in either case in an aggregate principal amount, which when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of (x) $400 million and (y) 10% of the consolidated assets of the Foreign Subsidiaries.

Notwithstanding the foregoing, neither the Company nor any Guarantor may Incur any Indebtedness pursuant to the immediately preceding paragraph if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Indebtedness unless such Indebtedness will be subordinated to the senior subordinated notes or such Guarantor's Senior Subordinated Guarantee, as applicable, to at least the same extent as such Subordinated Indebtedness. For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (t) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

Limitation on Restricted Payments. The senior subordinated indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests, including any payment made in connection with any merger or consolidation involving the Company (other than (A) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);
(2)	purchase or otherwise acquire or retire for value any Equity Interests of TRW Automotive Holdings, TRW Automotive Intermediate Holdings or the Company;

(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"); or
(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

(a)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;
(b)	immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;" and
(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6) and (8) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication:
(1)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from January 1, 2003 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit); plus
(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Company since the Issue Date from the issue or sale of Equity Interests of the Company (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries); plus
(3)	100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash since the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount); plus

(4)	100% of the aggregate amount received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received from:
(A)	the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments,
(B)	the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or
(C)	a distribution or dividend from an Unrestricted Subsidiary, plus
(5)	in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of the Company in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed.

The Fair Market Value of property other than cash covered by clauses (c)(2), (3), (4) and (5) above shall be determined in good faith by the Company and

(A)	in the event of property with a Fair Market Value in excess of $15 million, shall be set forth in an Officers' Certificate or
(B)	in the event of property with a Fair Market Value in excess of $30 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Company.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the senior subordinated indentures;
(2) (a)	the repurchase, retirement or other acquisition of any Equity Interests ("Retired Capital Stock") or Subordinated Indebtedness of the Company, TRW Automotive Holdings or TRW Automotive Intermediate Holdings in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company or contributions to the equity capital of the Company (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) (collectively, including any such contributions, "Refunding Capital Stock")); and
(b)	the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

(3)	the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company which is Incurred in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" so long as
(a)	the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith);
(b)	such Indebtedness is subordinated to Senior Indebtedness and the senior subordinated notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;
(c)	such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and
(d)	such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;
(4)	the repurchase, retirement or other acquisition (or dividends to TRW Automotive Holdings or TRW Automotive Intermediate Holdings to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Company, TRW Automotive Holdings, or TRW Automotive Intermediate Holdings held by any future, present or former employee, director or consultant of the Company, TRW Automotive Holdings, or TRW Automotive Intermediate Holdings or any Subsidiary of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $30 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:
(a)	the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Company, TRW Automotive Holdings or TRW Automotive Intermediate Holdings (to the extent contributed to the Company) to members of management, directors or consultants of the Company and its Restricted Subsidiaries, TRW Automotive Holdings or TRW Automotive Intermediate Holdings that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus
(b)	the cash proceeds of key man life insurance policies received by TRW Automotive Holdings, TRW Automotive Intermediate Holdings (in each case, to the extent contributed to the Company), the Company and its Restricted Subsidiaries after the Issue Date;

(provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any single calendar year);

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant entitled "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;"
(6)	the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends to TRW Automotive Holdings and TRW Automotive Intermediate Holdings, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of TRW Automotive Holdings or TRW Automotive Intermediate Holdings issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.25 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Company either directly or as a contribution from TRW Automotive Holdings or TRW Automotive Intermediate Holdings from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;
(7)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $100 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(8)	the payment of dividends on the Company's common stock (or the payment of dividends to TRW Automotive Holdings and TRW Automotive Intermediate Holdings to fund the payment by TRW Automotive Holdings and TRW Automotive Intermediate Holdings of dividends on TRW Automotive Holdings' and TRW Automotive Intermediate Holdings' common stock) of up to 6.0% per annum of the net proceeds received by the Company from any public offering of common stock or contributed to the Company by TRW Automotive Holdings and TRW Automotive Intermediate Holdings from any public offering of common stock;
(9)	Investments that are made with Excluded Contributions;
(10)	other Restricted Payments in an aggregate amount not to exceed $100 million;
(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries;
(12)	the payment of dividends, other distributions or other amounts by the Company:
(a)	to TRW Automotive Holdings and TRW Automotive Intermediate Holdings in amounts equal to the amounts required for TRW Automotive Holdings and TRW Automotive Intermediate Holdings to pay fees and expenses required to maintain its corporate existence, customary salary, bonus and other benefits payable to officers and employees of TRW Automotive Holdings and TRW Automotive Intermediate Holdings and general corporate overhead expenses of TRW Automotive Holdings and TRW Automotive Intermediate Holdings, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Company and its Subsidiaries;

(b)	to TRW Automotive Holdings and TRW Automotive Intermediate Holdings in amounts equal to amounts required for TRW Automotive Holdings and TRW Automotive Intermediate Holdings to pay franchise taxes and Federal, state, local and foreign income taxes (including the Michigan Single Business Tax and similar taxes) to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries (and, to the extent of amounts actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries); or
(c)	dividends paid to TRW Automotive Holdings and TRW Automotive Intermediate Holdings in amounts equal to amounts required for TRW Automotive Holdings and TRW Automotive Intermediate Holdings to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company incurred in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;"
(13)	cash dividends or other distributions on the Company's Capital Stock used to, or the making of loans to TRW Automotive Holdings and TRW Automotive Intermediate Holdings the proceeds of which will be used to, fund the payment of fees and expenses incurred in connection with this offering or owed by TRW Automotive Holdings, TRW Automotive Intermediate Holdings, the Company or its Restricted Subsidiaries to Affiliates, in each case to the extent permitted by the covenant described under "—Transactions with Affiliates;"
(14)	repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; and
(15)	purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10) and (11), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof. Notwithstanding anything to the contrary in the foregoing, in no event shall any of the foregoing clauses (1) through (15) or any other Restricted Payment permitted under this covenant be used or relied upon for purposes of (x) making any payment in respect of, or otherwise servicing the obligations represented by, the Seller Note or (y) making any payment to fund, or otherwise in respect of, an Accelerated Monitoring Fee Payment, unless in the case of clause (y), prior to such payment either (i) a public Equity Offering by the Company, TRW Automotive Holdings or TRW Automotive Intermediate Holdings has occurred and the net cash proceeds thereof have been contributed to the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company from it or (ii) a Change of Control has occurred and all senior subordinated notes held by holders that have exercised their right to require the Company to purchase such holders' notes in accordance with the covenant described under "—Change of Control" have been purchased prior to such payment being made.

As of the Acquisition Date, all of the Company's Subsidiaries were Restricted Subsidiaries and are currently Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investments." Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The senior subordinated indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	(i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or by, its profits; or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;
(b)	make loans or advances to the Company or any of its Restricted Subsidiaries; or
(c)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Acquisition Date, including pursuant to the Credit Agreement and the other Senior Credit Documents;
(2)	the senior subordinated indentures, the senior subordinated notes, the Senior Notes and the indentures relating to the Senior Notes;
(3)	applicable law or any applicable rule, regulation or order;
(4)	any agreement or other instrument relating to Indebtedness of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;
(5)	any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;
(6)	Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "—Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;
(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(8)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;
(9)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;
(10)	customary provisions contained in leases and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above;
(11)	any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12)	other Indebtedness of Restricted Subsidiaries (i) that are Guarantors that is Incurred subsequent to the Acquisition Date pursuant to the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" or (ii) that is Incurred subsequent to the Acquisition Date pursuant to clauses (d), (l) or (t) of the second paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" by Foreign Subsidiaries; or
(13)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Asset Sales. The senior subordinated indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Company, or its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Company) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Company, or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the senior subordinated notes) that are assumed by the transferee of any such assets;
(b)	any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and
(c)	any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 2.5% of Total Assets or $100 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the Company's or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

(1)	to permanently reduce Obligations under the Credit Agreement (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto) or other Senior Indebtedness, including the Senior Notes, or Pari Passu Indebtedness (provided that if the Company shall so reduce Obligations under Pari Passu Indebtedness, it will equally and ratably reduce Obligations under the senior subordinated notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of senior subordinated notes) or Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to the Company or an Affiliate of the Company;
(2)	to an investment in any one or more businesses (provided that such investment in any business may be in the form of the acquisition of Capital Stock so long as it results in the Company or a Restricted Subsidiary, as the case may be, owning substantially all the Capital Stock of such business), or capital expenditures, in each case used or useful in a Similar Business; and/or
(3)	to make an investment in any one or more businesses (provided that such investment in any business may be in the form of the acquisition of Capital Stock so long as it results in the Company or a Restricted Subsidiary, as the case may be, owning substantially all the Capital Stock of such business), properties or assets that replace the properties and assets that are the subject of such Asset Sale.

Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. The senior subordinated indentures will provide that any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase senior subordinated notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company shall make an offer to all holders of senior subordinated notes (an "Asset Sale Offer") to purchase the maximum principal amount of senior subordinated notes, that is an integral multiple of $1,000 or €1,000, as applicable, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the senior subordinated indentures. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $20.0 million by mailing the notice required pursuant to the terms of the senior subordinated indentures, with a copy to the Trustee. To the extent that the aggregate amount of senior subordinated notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of senior subordinated notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the senior subordinated notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the senior subordinated notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the senior subordinated indentures, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the senior subordinated indentures by virtue thereof.

If more senior subordinated notes are tendered pursuant to an Asset Sale Offer than the Company is required to purchase, selection of such senior subordinated notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such senior subordinated notes are listed, or if such senior subordinated notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no senior subordinated notes of $1,000 or less or €1,000 or less, as applicable, shall be purchased in part.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of senior subordinated notes at such holder's registered address. If any senior subordinated note is to be purchased in part only, any notice of purchase that relates to such senior subordinated note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new senior subordinated note in principal amount equal to the unpurchased portion of any senior subordinated note purchased in part will be issued in the name of the holder thereof upon cancellation of the original senior subordinated note. On and after the purchase date, unless the Company defaults in payment of the purchase price, interest shall cease to accrue on senior subordinated notes or portions thereof purchased.

Transactions with Affiliates. The senior subordinated indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an "Affiliate Transaction") involving aggregate consideration in excess of $15 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and
(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company, approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)	transactions between or among the Company and/or any of its Restricted Subsidiaries;
(2)	Restricted Payments permitted by the provisions of the senior subordinated indentures described above under the covenant "—Limitation on Restricted Payments;"
(3)	the payment of annual management, consulting, monitoring and advisory fees and expenses to Blackstone and its Affiliates in an amount in any fiscal year not to exceed $7.5 million, or the payment of, or in respect of, an Accelerated Monitoring Fee Payment in accordance with the covenant "—Limitation on Restricted Payments;"
(4)	the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company, TRW Automotive Holdings, TRW Automotive Intermediate Holdings or any Restricted Subsidiary;
(5)	payments by the Company or any of its Restricted Subsidiaries to Blackstone made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Company in good faith;

(6)	transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;
(7)	payments or loans to employees or consultants in the ordinary course of business which are approved by a majority of the Board of Directors of the Company in good faith;
(8)	any agreement (other than with Blackstone or its Affiliates) as in effect as of the Acquisition Date or any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the senior subordinated notes in any material respect) or any transaction contemplated thereby;
(9)	the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, Acquisition Documents, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Acquisition Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Acquisition Date shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the holders of the senior subordinated notes in any material respect;
(10)	the payment of all fees and expenses related to the Transactions, including fees to Blackstone, which are described in this prospectus;
(11)	(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the senior subordinated indentures, which are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Company, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with Unrestricted Subsidiaries and joint ventures for the purchase or sale of automotive goods, products, parts and services entered into in the ordinary course of business and in a manner consistent with past practice;
(12)	any transaction effected as part of a Qualified Receivables Financing; and
(13)	the issuance of Equity Interests (other than Disqualified Stock) of the Company, TRW Automotive Holdings or TRW Automotive Intermediate Holdings to any Permitted Holder.

Liens. The senior subordinated indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of the Company or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any obligations of the Company or any of its Subsidiaries (other than Senior Indebtedness) unless the senior subordinated notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the senior subordinated notes) the obligations so secured or until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require the Company or any Restricted Subsidiary to secure the senior subordinated notes if the Lien consists of a Permitted Lien.

The senior subordinated indentures provide that no Restricted Subsidiary that is a Guarantor will directly or indirectly create, Incur or suffer to exist any Lien on any asset or property of such

Guarantor or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any obligation of such Guarantor (other than Senior Indebtedness of such Guarantor) unless the Senior Subordinated Guarantee of such Guarantor is equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated on right of payment to such Guarantor's Senior Subordinated Guarantee) the obligations so secured or until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require any Restricted Subsidiary that is a Guarantor to secure its Senior Subordinated Guarantee if the Lien consists of a Permitted Lien.

Limitation on other senior subordinated indebtedness. The senior subordinated indentures provide that the Company will not, and will not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, Incur any Indebtedness of the Company or any Indebtedness of any such Grantor, as the case may be, unless such Indebtedness is either:

(1)	pari passu in right of payment with the senior subordinated notes or such Guarantor's Senior Subordinated Guarantee, as the case may be, or
(2)	subordinate in right of payment to the senior subordinated notes or such Guarantor's Senior Subordinated Guarantee, as the case may be.

Reports and other information. The senior subordinated indentures provide that notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will, beginning August 15, 2003, file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1)	within 90 days after the end of each fiscal year (or such shorter period as may be required by the SEC), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form);
(2)	within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as may be required by the SEC), reports on Form 10-Q (or any successor or comparable form);
(3)	promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the SEC), such other reports on Form 8-K (or any successor or comparable form); and
(4)	any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will make available such information to prospective purchasers of senior subordinated notes, in addition to providing such information to the Trustees and the holders, in each case within 15 days after the time the Company would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act. Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the Exchange Offer (as defined) or the effectiveness of the Shelf Registration Statement (as defined) by the filing with the SEC of the Exchange Offer Registration Statement (as defined) and/or Shelf Registration Statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act. In the event that:

(a)	the rules and regulations of the SEC permit the Company and TRW Automotive Holdings or TRW Automotive Intermediate Holdings to report at the TRW Automotive Holdings' or TRW Automotive Intermediate Holdings' level on a consolidated basis and

(b)	TRW Automotive Holdings or TRW Automotive Intermediate Holdings', as applicable, is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Company, such consolidated reporting at the TRW Automotive Holdings' or TRW Automotive Intermediate Holdings' level, as applicable, in a manner consistent with that described in this covenant for the Company will satisfy this covenant.

Future guarantors. The senior subordinated indentures will provide that the Company will cause each Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that:

(a)	guarantees any Indebtedness of TRW Automotive Holdings, the Company or any of its Restricted Subsidiaries; or
(b)	Incurs any Indebtedness or issues any shares of Disqualified Stock or Preferred Stock permitted to be Incurred or issued pursuant to the first paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" or clauses (a), (l) or (s) of the second paragraph thereof or not permitted to be Incurred by such covenant:

to execute and deliver to the Trustee supplemental indentures pursuant to which such Subsidiary will guarantee payment of the senior subordinated notes. In addition, the senior subordinated indentures will provide that the Company will cause each non-wholly owned Domestic Subsidiary that is a Significant Subsidiary that guarantees any Indebtedness under the Credit Agreement to execute and deliver to the Trustee supplemental indentures pursuant to which such Subsidiary will guarantee payment of the senior subordinated notes. Each Senior Subordinated Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Senior Subordinated Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

The indentures will also provide that if TRW Automotive Holdings or TRW Automotive Intermediate Holdings is engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Company or TRW Automotive Intermediate Holdings, as applicable, or acquires any assets that are material, other than capital stock of the Company or TRW Automotive Intermediate Holdings, as applicable, TRW Automotive Holdings or TRW Automotive Intermediate Holdings, as applicable, will execute and deliver to the Trustee a supplemental indenture pursuant to which TRW Automotive Holdings or TRW Automotive Intermediate Holdings, as applicable, will guarantee payment of the senior subordinated notes.

Merger, consolidation or sale of all or substantially all assets

The senior subordinated indentures provide that the Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)	the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called the "Successor Company");

(2)	the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under the senior subordinated indentures and the senior subordinated notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;
(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;
(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either
(a)	the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" or
(b)	the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;
(5)	each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indentures confirmed that its Senior Subordinated Guarantee shall apply to such Person's obligations under the senior subordinated indentures and the senior subordinated notes; and
(6)	the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the senior subordinated indentures.

The Successor Company will succeed to, and be substituted for, the Company under the senior subordinated indentures and the senior subordinated notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or to another Restricted Subsidiary, and (b) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another state of the United States so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

The senior subordinated indentures further provide that subject to certain limitations in the senior subordinated indentures governing release of a Senior Subordinated Guarantee upon the sale or disposition of a Restricted Subsidiary that is a Guarantor, each such Guarantor will not, and the Company will not permit such a Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1)	such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "Successor Guarantor");

(2)	the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the senior subordinated indentures and such Guarantors's Senior Subordinated Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;
(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing; and
(4)	such Guarantor shall have delivered or caused to be delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the senior subordinated indentures.

The senior subordinated indentures also contain similar provisions governing the release of the Senior Subordinated Guarantees, if any, by TRW Automotive Holdings and TRW Automotive Intermediate Holdings. Subject to certain limitations described in the senior subordinated indentures, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the senior subordinated indentures and such Guarantor's Senior Subordinated Guarantee. Notwithstanding the foregoing, a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States so long as the amount of Indebtedness of the Guarantor is not increased thereby.

Defaults

An Event of Default is defined in the senior subordinated indentures as:

(1)	a default in any payment of interest on any senior subordinated note when due, whether or not prohibited by the provisions described under "—Ranking" above, continued for 30 days;
(2)	a default in the payment of principal or premium, if any, of any senior subordinated note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "—Ranking" above;
(3)	the failure by the Company to comply with its obligations under the covenant described under "—Merger, consolidation or sale of all or substantially all assets" above;
(4)	the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under "—Change of Control" or "—Certain covenants" above (in each case, other than a failure to purchase senior subordinated notes);
(5)	the failure by the Company to comply for 60 days after notice with its other agreements contained in the senior subordinated notes or the senior subordinated indentures;
(6)	the failure by the Company or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Company or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $50.0 million or its foreign currency equivalent (the "cross acceleration provision"); provided, however, that no Event of Default shall be deemed to arise under the senior subordinated indentures with respect to the acceleration of the Lucas Bonds so long as not later than two Business

Days after the date of any such acceleration and at all times thereafter until the Lucas Bonds have been repaid in full or such acceleration has been withdrawn, revoked or annulled, a Qualified Letter of Credit has been issued and remains in effect;
(7)	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions");
(8)	failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the "judgment default provision"); or
(9)	any Senior Subordinated Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor denies or disaffirms its obligations under the senior subordinated indentures or any Senior Subordinated Guarantee and such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) or (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of either issue of outstanding senior subordinated notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (4) and (5) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of either issue of outstanding senior subordinated notes by notice to the Company may declare the principal of, premium, if any, and accrued but unpaid interest on all the senior subordinated notes of such issue to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of, premium, if any, and interest on all the senior subordinated notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of either issue of outstanding senior subordinated notes may rescind any such acceleration with respect to such senior subordinated notes and its consequences.

Subject to the provisions of the senior subordinated indentures relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the senior subordinated indentures at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the senior subordinated indentures or the senior subordinated notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing;
(2)	holders of at least 25% in principal amount of the outstanding senior subordinated notes of the applicable issue have requested the Trustee to pursue the remedy;
(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;
(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding senior subordinated notes of such issue have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of either issue of outstanding senior subordinated notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the senior subordinated indentures or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the senior subordinated indentures, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The senior subordinated indentures provide that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of dollar senior subordinated notes or euro senior subordinated notes, as applicable, notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any senior subordinated note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and waivers

Subject to certain exceptions, the senior subordinated indentures may be amended with the consent of the holders of a majority in principal amount of the dollar senior subordinated notes or the euro senior subordinated notes, as applicable, then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the dollar senior subordinated notes or the euro senior subordinated notes, as applicable, then outstanding. However, without the consent of each holder of an outstanding senior subordinated note affected, no amendment may, among other things:

(1)	reduce the amount of senior subordinated notes whose holders must consent to an amendment;
(2)	reduce the rate of or extend the time for payment of interest on any senior subordinated note;
(3)	reduce the principal of or extend the Stated Maturity of any senior subordinated note;
(4)	reduce the premium payable upon the redemption of any senior subordinated note or change the time at which any senior subordinated note may be redeemed as described under "Optional redemption" above;
(5)	make any senior subordinated note payable in money other than that stated in such senior subordinated note;
(6)	make any change to the subordinated provisions of the senior subordinated indentures that adversely affects the rights of any holder;
(7)	impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder's senior subordinated notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's senior subordinated notes;

(8)	make any change in the amendment provisions which require each holder's consent or in the waiver provisions; or
(9)	modify the Senior Subordinated Guarantees in any manner adverse to the holders.

Without the consent of any holder, the Company and Trustee may amend the senior subordinated indentures to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Company under the senior subordinated indentures, to provide for uncertificated senior subordinated notes in addition to or in place of certificated senior subordinated notes (provided that the uncertificated senior subordinated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated senior subordinated notes are described in Section 163(f)(2)(B) of the Code), to add Senior Subordinated Guarantees with respect to the senior subordinated notes, to secure the senior subordinated notes, to add to the covenants of the Company for the benefit of the holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the senior subordinated indentures under the TIA or to make certain changes to the senior subordinated indentures to provide for the issuance of additional senior subordinated notes. However, no amendment may be made to the subordinated provisions of the senior subordinated indentures that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

The consent of the noteholders is not necessary under the senior subordinated indentures to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the senior subordinated indentures becomes effective, the Company is required to mail to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and exchange

A noteholder may transfer or exchange senior subordinated notes in accordance with the senior subordinated indentures. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a noteholder to pay any taxes required by law or permitted by the senior subordinated indentures. The Company is not required to transfer or exchange any senior subordinated note selected for redemption or to transfer or exchange any senior subordinated note for a period of 15 days prior to a selection of senior subordinated notes to be redeemed. The senior subordinated notes will be issued in registered form and the registered holder of a senior subordinated note will be treated as the owner of such senior subordinated note for all purposes.

Defeasance

The Company at any time may terminate all its obligations under the senior subordinated notes and the senior subordinated indentures ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the senior subordinated notes, to replace mutilated, destroyed, lost or stolen senior subordinated notes and to maintain a registrar and paying agent in respect of the senior subordinated notes. The Company at any time may terminate its obligations under the provisions described under "___ Change of Control," under the covenants described under "Certain covenants," the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "—Defaults" above and the limitations contained under "Merger, consolidation or sale of all or substantially all assets" above ("covenant defeasance"). If the Company exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Senior Subordinated Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the senior subordinated notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the senior subordinated notes may not be accelerated because of an Event of Default specified in clause (3), (4), (6), (7) with respect only to Significant Subsidiaries, (8) with respect only to Significant Subsidiaries or (9) under "—Defaults" above or because of the failure of the Company to comply with "—Merger, consolidation or sale of all or substantially all assets" above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the applicable issue of senior subordinated notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the senior subordinated notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law).

Concerning the Trustee

The Bank of New York is the Trustee under both senior subordinated indentures and has been appointed by the Company as Registrar and a Paying Agent with regard to the senior subordinated notes.

Governing law

The senior subordinated indentures provide that they and the senior subordinated notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

"Accelerated Monitoring Fee Payment" means a cash payment equal to the then-present value of all then-current and future monitoring fees payable under the Transaction and Monitoring Fee Agreement referred to in the definition of Acquisition Documents.

"Acquired Indebtedness" means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, and
(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such person, as applicable.

"Acquisition" means the acquisition by the Company of substantially all of the assets and assumption of certain liabilities associated with TRW Inc.'s automotive business from Northrop Grumman Corporation.

"Acquisition Date" means the date on which Acquisition was consummated.

"Acquisition Documents" means the Master Purchase Agreement and any other document entered into in connection therewith, including (i) the Intellectual Property License Agreements entered into in connection with, and on or prior to, the consummation of the Acquisition, (ii) the Transition Services Agreement entered into in connection with, and on or prior to, the consummation of the Acquisition,

(iii) the Employee Matters Agreement entered into in connection with, and on or prior to, the consummation of the Acquisition, (iv) the Insurance Allocation Agreement entered into in connection with, and on or prior to, the consummation of the Acquisition, (v) the Stockholders' Agreement entered into in connection with, and on or prior to, the consummation of the Acquisition and (vi) the Transaction and Monitoring Fee Agreement entered into in connection with, and on or prior to, the consummation of the Acquisition, in each case as amended, supplemented or modified from time to time.

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

"Asset Sale" means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Company or any Restricted Subsidiary (each referred to in this definition as a "disposition") or
(2)	the issuance or sale of Equity Interests of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

(a)	a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business;
(b)	the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under "—Merger, consolidation or sale of all or substantially all assets" or any disposition that constitutes a Change of Control;
(c)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under "—Limitation on Restricted Payments;"
(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value of less than $15 million;
(e)	any disposition of property or assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;
(f)	any exchange of assets for assets related to a Similar Business of comparable market value, as determined in good faith by the Company, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $15 million shall be evidenced by an Officer's Certificate, and (2) $30 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Company;
(g)	sales of assets received by the Company upon the foreclosure on a Lien;
(h)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(i)	sales of inventory in the ordinary course of business;

(j)	the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;
(k)	a sale of accounts receivable and related assets of the type specified in the definition of "Receivables Financing" to a Receivables Subsidiary in a Qualified Receivables Financing; and
(l)	a transfer of accounts receivable and related assets of the type specified in the definition of "Receivables Financing" (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing.

"Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement, the other Senior Credit Documents and any Refinancing Indebtedness with respect thereto, as amended, supplemented or otherwise modified from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof. It is understood and agreed that Refinancing Indebtedness in respect of the Credit Agreement may be incurred from time to time after termination of the Credit Agreement.

"Blackstone" means Blackstone Capital Partners IV Merchant Banking Fund L.P. and its Affiliates.

"Board of Directors" means as to any Person, the board of directors of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

"Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York State and, in the case of the euro senior subordinated notes, Amsterdam, London or Luxembourg.

"Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

"Capital Stock" means:

(1)	in the case of a corporation, corporate stock;
(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Cash Contribution Amount" means the aggregate amount of cash contributions made to the capital of the Company described in the definition of "Contribution Indebtedness."

"Cash Equivalents" means:

(1)	U.S. dollars, pounds sterling, euros, or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;
(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof;
(3)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million and whose long-term debt is rated "A" or the equivalent thereof by Moody's or S&P;
(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5)	commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least "A-2" or the equivalent thereof by Moody's or S&P and in each case maturing within one year after the date of acquisition;
(6)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (5) above;
(7)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P; and
(8)	Indebtedness or preferred stock issued by Persons (other than Blackstone or its Affiliates) with a rating of "A" or higher from S&P or "A-2" or higher from Moody's.

"Code" means the Internal Revenue Code of 1986, as amended.

"Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

"Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees);
(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;
(3)	one-third of the obligations of such Person and its Restricted Subsidiaries for rental payments made during such period under operating leases as part of Sale/Leaseback Transactions; and
(4)	commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Company and its Restricted Subsidiaries.

"Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)	any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto) shall be excluded;
(2)	any increase in amortization or depreciation or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting or any one-time cash or non-cash charges resulting from the financing, in each case relating to the Transactions or any acquisition that is consummated after the Issue Date and any non-recurring cash or non-cash fees, expenses or charges related to or arising from the acquisition by Northrop Grumman Corporation of TRW Inc., net of taxes, shall be excluded;
(3)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;
(4)	any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;
(5)	any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) shall be excluded;
(6)	the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period; and
(7)	the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the net loss of any such Restricted Subsidiary shall be included.

Notwithstanding the foregoing, for the purpose of the covenant described under "—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (c)(4) and (5) of the first paragraph thereof.

"Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;
(2)	to advance or supply funds:
(a)	for the purchase or payment of any such primary obligation; or
(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

"Contribution Indebtedness" means Indebtedness of the Company in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company, provided that:

(1)	if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of the Company, the amount in excess shall be Pari Passu Indebtedness or Subordinated Indebtedness with a Stated Maturity later than the Stated Maturity of the senior subordinated notes; and
(2)	such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers' Certificate on the Incurrence date thereof.

"Credit Agreement" means the credit agreement entered into in connection with, and on or prior to, the consummation of the Acquisition, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness under such agreement or increasing the amount loaned thereunder or altering the maturity thereof, among the Company, TRW Automotive Holdings, TRW Automotive Intermediate Holdings, certain Subsidiaries of the Company, the financial institutions named therein, and JPMorgan Chase Bank, as Administrative Agent and Collateral Agent.

"Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

"Designated Non-cash Consideration" means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

"Designated Preferred Stock" means Preferred Stock of the Company, TRW Automotive Holdings or TRW Automotive Intermediate Holdings (other than Disqualified Stock) that is issued for cash (other than to the Company, a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the covenant described under "—Limitation on Restricted Payments."

"Designated Senior Indebtedness" means, with respect to the Company or a Guarantor:

(1)	the Bank indebtedness; and
(2)	any other Senior Indebtedness of the Company or such Guarantor which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof, are committed to lend up to, at least $25 million and is specifically designated by the Company or such Guarantor in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the senior subordinated indentures.

"Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale, provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the senior subordinated notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the senior subordinated notes (including the purchase of any notes tendered pursuant thereto);
(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock; or

(3)	is redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days after the maturity date of the senior subordinated notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability.

"Domestic Subsidiary" means a Restricted Subsidiary that is not a Foreign Subsidiary.

"EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	provision for taxes based on income or profits of such Person (including the Michigan Single Business Tax and similar taxes) for such period deducted in computing Consolidated Net Income; plus
(2)	Consolidated Interest Expense plus amortization of deferred financing fees of such Person for such period to the extent the same was deducted in computing Consolidated Net Income; plus
(3)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such Consolidated Depreciation and Amortization Expense was deducted in computing Consolidated Net Income; plus
(4)	any non-recurring fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the senior subordinated indentures (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Transactions or the acquisition by Northrop Grumman Corporation of TRW Inc., to the extent deducted in such period in computing Consolidated Net Income; plus
(5)	any (a) cash restructuring charges (calculated consistent with past practice) not to exceed $30 million per annum beginning in 2003 and (b) any one-time costs incurred in connection with acquisitions consummated after the Issue Date, in each case, to the extent deducted in such period in computing Consolidated Net Income; plus
(6)	any expense relating to defined benefit pension or post-retirement benefit plans to the extent deducted in such period in computing Consolidated Net Income; plus
(7)	any other non-cash charges reducing Consolidated Net Income for such period (including any non-cash charges arising from fair value accounting required by Statement of Financial Accounting Standards No. 133), but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period; plus
(8)	the amount of any minority interest expense deducted in calculating Consolidated Net Income; plus
(9)	the amount of management, monitoring, consulting and advisory fees and related expenses paid to Blackstone (or any accruals relating to such fees and related expenses) during such period, provided that such amount shall not exceed $7.5 million; less, without duplication,
(10)	non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period); less

(11)	any income relating to defined benefit pension or post-retirement benefit plans increasing Consolidated Net Income for such period; less
(12)	any cash payments relating to defined benefit pension or post-retirement benefit plans net of any amounts receivable from Northrop Grumman Corporation under the indemnity included in the Master Purchase Agreement for other post-retirement benefits (OPEB) obligations.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

"Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

"Equity Offering" means any public or private sale of common stock or Preferred Stock of the Company, TRW Automotive Holdings or TRW Automotive Intermediate Holdings (other than Disqualified Stock), other than:

(1)	public offerings with respect to the Company's common stock registered on Form S-8; and
(2)	any such public or private sale that constitutes an Excluded Contribution.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

"Excluded Contributions" means the net cash proceeds received by the Company after the Issue Date from:

(1)	contributions to its common equity capital; and
(2)	the sale (other than to a Subsidiary of the Company or to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed by an Officer of the Company, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the "—Limitation on Restricted Payments" covenant.

"Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

"Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, discontinued operations, mergers and consolidations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, discontinued operation, merger or consolidation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company as set forth in an Officers' Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

"Fixed Charges" means, with respect to any Person for any period, the sum of:

(1)	Consolidated Interest Expense of such Person for such period; and
(2)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Subsidiaries.

"Foreign Subsidiary" means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof and any subsidiary of such Restricted Subsidiary.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the senior subordinated indentures, the term "consolidated" with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

"Government Securities" means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or
(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

"guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

"Guarantor" means any Person that Incurs a Senior Subordinated Guarantee; provided that upon the release or discharge of such Person from its Senior Subordinated Guarantee in accordance with the senior subordinated indentures, such Person ceases to be a Guarantor.

"Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and
(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

"holder" or "noteholder" means the Person in whose name a senior subordinated note is registered on the Registrar's books.

"Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such person at the time it becomes a Subsidiary.

"Indebtedness" means, with respect to any Person:

(1)	the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);
(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and
(4)	to the extent not otherwise included, with respect to the Company and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Company or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Company or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

provided, that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness.

"Independent Financial Advisor" means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

"Initial Purchasers" means J.P. Morgan Securities Inc., Credit Suisse First Boston LLC, Lehman Brothers Inc., Deutsche Bank Securities Inc., Banc of America Securities LLC, Scotia Capital (USA) Inc., TD Securities (USA) Inc. and SunTrust Capital Markets, Inc. (in the case of the outstanding dollar senior subordinated notes), J.P. Morgan Securities Ltd., Credit Suisse First Boston Europe Ltd., Lehman Brothers International (Europe), Deutsche Bank AG London, Banc of America Securities Limited, Scotia Capital Inc., TD Securities (USA) Inc. and SunTrust Capital Markets, Inc. (in the case of the outstanding euro senior subordinated notes) and such other initial purchasers party to the purchase agreement entered into in connection with the offer and sale of the outstanding senior subordinated notes.

"Investment Grade Securities" means:

(1)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);
(2)	debt securities or debt instruments (other than those issued by Blackstone or its Affiliates) with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;
(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and
(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments.

"Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Limitation on Restricted Payments":

(1)	"Investments" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to:
(A)	the Company's "Investment" in such Subsidiary at the time of such redesignation less
(B)	the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and
(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

"Issue Date" means the date on which the outstanding senior subordinated notes were originally issued.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

"Lucas" means Lucas Industries Limited (f/k/a Lucas Industries plc).

"Lucas Bonds" means the £100 million original principal amount of 10 7/8% bonds of Lucas due 2020.

"Management Group" means the group consisting of the directors, executive officers and other management personnel of the Company, TRW Automotive Holdings and TRW Automotive Intermediate Holdings on the Acquisition Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Company, TRW Automotive Holdings, or TRW Automotive Intermediate Holdings, as applicable, was approved by a vote of a majority of the directors of the Company, TRW Automotive Holdings or TRW Automotive Intermediate Holdings, as applicable, then still in office who were either directors on the Acquisition Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Company, TRW Automotive Holdings, or TRW Automotive Intermediate Holdings, as applicable, hired at a time when the directors on the Acquisition Date together with the directors so approved constituted a majority of the directors of the Company, TRW Automotive Holdings, or TRW Automotive Intermediate Holdings, as applicable.

"Master Purchase Agreement" means the Master Purchase Agreement, dated as of November 18, 2002, between Northrop Grumman Corporation and BCP Acquisition Company L.L.C., as amended by Amendment No. 1 to the Master Purchase Agreement, dated as of December 20, 2002, and Amendment No. 2 to the Master Purchase Agreement, dated as of February 28, 2003, in each case, among Northrop Grumman Corporation, BCP Acquisition Company L.L.C., TRW Inc. and TRW Automotive Inc., as further amended, supplemented or modified from time to time.

"Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

"Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

"Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under "—Asset Sales") to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

"Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers' acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the senior subordinated notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the senior subordinated notes.

"Officer" means the Chairman of the Board, Chief Executive Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

"Officers' Certificate" means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company that meets the requirements set forth in the senior subordinated indentures.

"Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

"Pari Passu Indebtedness" means:

(1)	with respect to the Company, the senior subordinated notes and any Indebtedness which ranks pari passu in right of payment to the senior subordinated notes;
(2)	with respect to any Guarantor that is a Subsidiary of the Company, its Senior Subordinated Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor's Senior Subordinated Guarantee; and
(3)	if TRW Automotive Holdings and/or TRW Automotive Intermediate Holdings, as applicable, provide a Senior Subordinated Guarantee, the Senior Subordinated Guarantee provided by TRW Automotive Holdings and/or the Senior Subordinated Guarantee provided by TRW Automotive Intermediate Holdings and any Indebtedness which ranks pari passu in right of payment to such Guarantor's Senior Subordinated Guarantee.

"Permitted Holders" means Blackstone, Northrop Grumman Corporation and the Management Group. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the senior subordinated indentures will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

"Permitted Investments" means:

(1)	any Investment in the Company or any Restricted Subsidiary;
(2)	any Investment in Cash Equivalents or Investment Grade Securities;
(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;
(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "—Asset Sales" or any other disposition of assets not constituting an Asset Sale;
(5)	any Investment existing on the Acquisition Date;
(6)	advances to employees not in excess of $75 million outstanding at any one time in the aggregate;
(7)	any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(8)	Hedging Obligations permitted under clause (j) of the "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" covenant;
(9)	any Investment in a Similar Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9), not to exceed 5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided further, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;
(10)	additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10), not to exceed 5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(11)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;
(12)	Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock), TRW Automotive Holdings or of TRW Automotive

Intermediate Holdings; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of the "—Limitation on Restricted Payments" covenant;
(13)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under "—Transactions with Affiliates" (except transactions described in clauses (2), (6) and (7) of such paragraph);
(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(15)	guarantees issued in accordance with "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "—Future Guarantors;"
(16)	any Investment by Restricted Subsidiaries in other Restricted Subsidiaries and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries;
(17)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business; and
(18)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest.

"Permitted Junior Securities" shall mean debt or equity securities of the Company or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Company that are subordinated to the payment of all then-outstanding Senior Indebtedness of the Company at least to the same extent that the senior subordinated notes are subordinated to the payment of all Senior Indebtedness of the Company on the Issue Date, so long as to the extent that any Senior Indebtedness of the Company outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash or Cash Equivalents on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

"Permitted Liens" means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;
(2)	Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;
(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(6)	Liens securing Indebtedness under the Credit Agreement incurred in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," and Liens securing Indebtedness permitted to be incurred pursuant to clause (d), (l) or (t) of the second paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;"
(7)	Liens existing on the Acquisition Date;
(8)	Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;
(9)	Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;
(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be Incurred in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;"
(11)	Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the senior subordinated indentures, secured by a Lien on the same property securing such Hedging Obligations;
(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(13)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;
(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of the Company;
(16)	Liens on equipment of the Company granted in the ordinary course of business to the Company's client at which such equipment is located;
(17)	Liens on accounts receivable and related assets of the type specified in the definition of "Receivables Financing" Incurred in connection with a Qualified Receivables Financing; and
(18)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the senior subordinated indentures, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"Preferred Stock" means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

"Purchase Money Note" means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

"Qualified Letter of Credit" means a letter of credit in favor of Lucas:

(1)	that is issued by a commercial bank whose long-term debt, or whose parent's long-term debt, is rated A (or such similar or equivalent or higher rating by as least one nationally recognized statistical rating agency) in a stated amount equal to the then outstanding principal amount of the Lucas Bonds;
(2)	under which funds will be made available to Lucas on demand upon the certification by a duly authorized officer of Lucas to the issuing bank that (a) pursuant to a judgment of a court of competent jurisdiction, Lucas is required to pay the principal due under the Lucas Bonds or (b) (i) the termination date of such letter of credit is within ten Business Days of such certification, (ii) the Lucas Bonds remain outstanding and (iii) such letter of credit has not been replaced with another letter of credit in substantially the same form as such letter of credit;
(3)	that is issued at the request and for the account of a Person other than the Company or any of its Subsidiaries; and
(4)	such Person for whose account the letter of credit is issued agrees that Lucas can satisfy any and all of its obligations to such Person in respect of a drawing made under such letter of credit through the issuance by Lucas of debt securities to such Person with no scheduled payments of principal prior to March 31, 2014 in a principal amount equal to the amount of the drawing made under such letter of credit.

"Qualified Receivables Financing" means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)	the Board of Directors of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary;
(2)	all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Company), and
(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness shall not be deemed a Qualified Receivables Financing. For purposes of the senior subordinated indentures, the receivables facility in existence on the Issue Date (and any replacement thereof with substantially similar terms in the aggregate) shall be deemed to be a Qualified Receivables Financing that is not recourse to the Company (except for Standard Securitization Undertakings).

"Receivables Financing" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

"Receivables Repurchase Obligation" means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

"Receivables Subsidiary" means a Wholly Owned Restricted Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)	with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and
(c)	to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

"Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

"Restricted Investment" means an Investment other than a Permitted Investment.

"Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

"Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries.

"S&P" means Standard and Poor's Ratings Group or any successor to the rating agency business thereof.

"SEC" means the Securities and Exchange Commission.

"Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

"Seller Note" means the $600 million aggregate face amount subordinated 8% pay-in-kind note due 2018 of TRW Automotive Intermediate Holdings in favor of an affiliate of Northrop Grumman as described in this prospectus, as the same may be amended or refinanced from time to time.

"Senior Credit Documents" means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented or otherwise modified from time to time.

"Senior Credit Facilities" means the term loan facilities and revolving credit facility created and in effect pursuant to the Credit Agreement.

"Senior Notes" means the $925 million aggregate principal notes of 9 3/8% senior notes due 2013 and the €200 million aggregate principal amount of 10 1/8% senior notes due 2013, issued by the Company concurrently with the issuance of the outstanding senior subordinated notes.

"Senior Subordinated Guarantee" means any guarantee of the obligations of the Company under the senior subordinated indentures and the senior subordinated notes by any Person in accordance with the provisions of the senior subordinated indentures.

"Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

"Similar Business" means a business, the majority of whose revenues are derived from the design and/or manufacture of automotive components, or the activities of the Company and its Subsidiaries as of the Acquisition Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

"Standard Securitization Undertakings" means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

"Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

"Subordinated Indebtedness" means (a) with respect to the Company, any Indebtedness of the Company which is by its terms subordinated in right of payment to the senior subordinated notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Senior Subordinated Guarantee.

"Subsidiary" means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

"TIA" means the Trust Indenture Act of 1939 (15 U.S.C. Section 77aaa-77bbbb) as in effect on the date of the senior subordinated indentures.

"Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

"Transactions" means the Acquisition and the transactions related thereto, the offering of senior subordinated notes being offered hereby, the concurrent offering of Senior Notes, borrowings made pursuant to the Credit Agreement and funding in a Receivables Financing on the Issue Date.

"Trustee" means the respective parties named as such in the dollar senior subordinated indenture and the euro senior subordinated indenture until a successor replaces it and, thereafter, means the successor.

"Trust Officer" means:

(1)	any officer within the corporate trust department of a Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of that Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person's knowledge of and familiarity with the particular subject; and
(2)	who shall have direct responsibility for the administration of the dollar senior subordinated indentures or the euro senior subordinated indenture, as applicable.

"Unrestricted Subsidiary" means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries; provided further, however, that either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or
(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "—Limitation on Restricted Payments."

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)	no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

"U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

"Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

"Wholly Owned Restricted Subsidiary" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

"Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

Book-entry settlement and clearance

General

Each issue of exchange notes issued in exchange for outstanding notes will be represented by a global note in registered form without interest coupons attached (collectively, the "Global Notes"). The Global Notes representing the exchange dollar notes (the "Dollar Global Notes") will be deposited with the Trustee, as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC. The Global Notes representing the exchange euro notes (the "Euro Global Notes") will be deposited with, or on behalf of, the common depositary (the "Common Depositary") for the accounts of Euroclear and Clearstream Banking and registered in the name of the nominee of the Common Depositary.

The exchange euro notes will not be eligible for clearance through DTC.

Ownership of interests in the Global Notes (the "Book-Entry Interests") will be limited to persons that have accounts with DTC, Euroclear and/or Clearstream Banking, or persons that hold interests through such participants. Euroclear and Clearstream Banking will hold interests in the Euro Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries. Except under the limited circumstances described below, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated notes.

Book-Entry Interests will be shown on, and transfers thereof will be done only through, records maintained in book-entry form by DTC, Euroclear and Clearstream Banking and their participants. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair your ability to own, transfer or pledge Book-Entry Interests. In addition, while the exchange notes are in global form, holders of Book-Entry Interests will not be considered the owners or "holders" of exchange notes for any purpose.

So long as the exchange notes are held in global form, DTC, Euroclear and/or Clearstream Banking, as applicable (or their respective nominees), will be considered the sole holders of Global Notes for all purposes under the indentures. In addition, participants must rely on the procedures of DTC, Euroclear and/or Clearstream Banking, and indirect participants must rely on the procedures of DTC, Euroclear, Clearstream Banking and the participants through which they own Book-Entry Interests, to transfer their interests or to exercise any rights of holders under the indentures.

Neither we nor the trustees under the indentures will have any responsibility or be liable for any aspect of the records relating to the Book-Entry Interests.

Redemption of the Global Notes

In the event any Global Note (or any portion thereof) is redeemed, DTC, Euroclear and/or Clearstream Banking, as applicable (or their respective nominees), will redeem an equal amount of the Book-Entry Interests in such Global Note from the amount received by it in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by DTC, Euroclear and Clearstream Banking, as applicable, in connection with the redemption of such Global Note (or any portion thereof). We understand that, under existing practices of DTC, Euroclear and Clearstream Banking, if fewer than all of the notes are to be redeemed at any time, DTC, Euroclear and Clearstream Banking will credit their respective participants' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as they deem fair and appropriate; provided, however, that no Book-Entry Interest of $1,000 or €1,000, as applicable, principal amount or less may be redeemed in part.

Payments on Global Notes

We will make payments of any amounts owing in respect of the Global Notes (including principal, premium, if any, and interest) to DTC or its nominee (in the case of the Dollar Global Notes) and to the Common Depositary or its nominee (in the case of the Euro Global Notes), which will distribute such payments to participants in accordance with their procedures. We will make payments of all such amounts without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature except as may be required by law. We expect that standing customer instructions and customary practices will govern payments by participants to owners of Book-Entry Interests held through such participants.

Under the terms of the indentures, we and the trustees under the indentures will treat the registered holder of the Global Notes (DTC, Euroclear or Clearstream Banking (or their respective nominees)) as the owner thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we nor the trustees or any of our or the trustees' respective agents has or will have any responsibility or liability for:

•	any aspect of the records of DTC, Euroclear, Clearstream Banking or any participant or indirect participant relating to payments made on account of a Book-Entry Interest or for maintaining, supervising or reviewing the records of DTC, Euroclear, Clearstream Banking or any participant or indirect participant relating to payments made on account of a Book-Entry Interest; or
•	DTC, Euroclear, Clearstream Banking or any participant or indirect participant.

Currency of payment for the Global Notes

Except as may otherwise be agreed between DTC and any holder, the principal of, premium, if any, and interest on, and all other amounts payable in respect of, the Dollar Global Notes will be paid to holders of interests in such notes through DTC in dollars. Except as may be otherwise agreed between Euroclear and/or Clearstream Banking and any holder, the principal of, premium, if any, and interest on, and all other amounts payable in respect of, the Euro Global Notes will be paid to holders of interests in such notes through Euroclear and/or Clearstream Banking in euros. Payments will be subject in all cases to any fiscal or other laws and regulations (including any regulations of the applicable securities clearing system) applicable thereto. None of we, the trustees, the initial purchasers or any of our or their respective agents will be liable to any holder of a Global Note or any other person for any commissions, costs, losses or expenses in relation to or resulting from any currency conversion or rounding effected in connection with any such payment.

Action by owners of book-entry interests

DTC, Euroclear and Clearstream Banking have advised us that they will take any action permitted to be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described above) only at the direction of one or more participants to whose account the Book-Entry Interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of exchange notes as to which such participant or participants has or have given such direction. DTC, Euroclear and Clearstream Banking will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Global Notes. However, if there is an event of default under the exchange notes, each of DTC, Euroclear and Clearstream Banking reserves the right to exchange the Global Notes for definitive registered notes in certificated form ("Definitive Registered Notes"), and to distribute definitive registered notes to its participants.

Transfers

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC, Euroclear and Clearstream Banking and their respective direct or indirect participants, which rules and procedures may change from time to time.

Definitive Registered Notes

Under the terms of the indentures, owners of the Book-Entry Interests will receive Definitive Registered Notes:

•	in the case of a Dollar Global Note, DTC notifies us that it is unwilling or unable to continue as depositary for the Dollar Global Note, or DTC ceases to be a clearing agency registered under the Exchange Act and, in either case a qualified successor depositary is not appointed by us within 120 days;
•	in the case of a Euro Global Note, Euroclear or Clearstream Banking notifies us that it is unwilling or unable to continue as clearing agency, or the Common Depositary notifies us that it is unwilling or unable to continue as the common depositary, and a successor clearing agency and common depositary are not appointed by us within 120 days;
•	if DTC, Euroclear or Clearstream Banking so requests following an event of default under any of the indentures; or
•	if the owner of a Book-Entry Interest requests such exchange in writing delivered through either DTC, Euroclear or us following an event of default under any of the indentures.

In the case of the issuance of Definitive Registered Notes, the holder of a Definitive Registered Note may transfer such note by surrendering it to the registrar or a transfer agent. In the event of a partial transfer or a partial redemption of a holding of Definitive Registered Notes represented by one Definitive Registered Note, a Definitive Registered Note will be issued to the transferee in respect of the part transferred, and a new Definitive Registered Note in respect of the balance of the holding not transferred or redeemed will be issued to the transferor or the holder, as applicable; provided, that no Definitive Registered Note in a denomination less than $1,000 or €1,000, as applicable, will be issued. We will bear the cost of preparing, printing, packaging and delivery of the Definitive Registered Notes.

We will not be required to register the transfer or exchange of Definitive Registered Notes for a period of 15 calendar days preceding (a) the record date for any payment of interest on the exchange notes, (b) any date fixed for redemption of the exchange notes or (c) the date fixed for selection of the exchange notes to be redeemed in part. Also, we are not required to register the transfer or exchange of any exchange notes selected for redemption. In the event of the transfer of any Definitive Registered Note, the trustee under the applicable indenture may require a holder, among other things, to furnish appropriate endorsements and transfer documents as described in the applicable indenture. We may require a holder to pay any taxes and fees required by law and permitted by the indentures and the exchange notes.

If Definitive Registered Notes are issued and a holder thereof claims that such Definitive Registered Notes have been lost, destroyed or wrongfully taken or if such Definitive Registered Notes are mutilated and are surrendered to the registrar or at the office of a transfer agent, we will issue and the trustee will authenticate a replacement Definitive Registered Note if the trustee's and our requirements are met. The trustee or we may require a holder requesting replacement of a Definitive Registered Note to furnish an indemnity bond sufficient in the judgment of both the trustee and us to protect us, the trustee or the paying agent appointed pursuant to the relevant indenture from any loss that may result if a Definitive Registered Note is replaced. We may charge for our expenses in replacing a Definitive Registered Note.

In case any such mutilated, destroyed, lost or stolen Definitive Registered Note has become or is about to become due and payable, or is about to be redeemed or purchased by us pursuant to the provisions of any of the indentures, we at our discretion may, instead of issuing a new Definitive Registered Note, pay, redeem or purchase such Definitive Registered Note, as the case may be.

Definitive Registered Notes may be transferred and exchanged for Book-Entry Interests in a Global Note only in accordance with the indentures.

Information concerning DTC, Euroclear and Clearstream Banking

DTC. DTC is:

•	a limited purpose trust company organized under the New York Banking Law;
•	a "banking organization" under New York Banking Law;

•	a member of the Federal Reserve System;
•	a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and
•	a "clearing agency" registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions among its participants. It does this through electronic book-entry changes in the accounts of securities participants, eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's owners are the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. and a number of its direct participants. Others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant also have access to the DTC system and are known as indirect participants.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a beneficial interest to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for that interest. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests to such persons may be limited. In addition, owners of beneficial interests through the DTC system will receive distributions attributable to the Global Notes only through DTC participants.

Euroclear and Clearstream Banking. Like DTC, Euroclear and Clearstream Banking hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants. Euroclear and Clearstream Banking provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream Banking interface with domestic securities markets. Euroclear and Clearstream Banking participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream Banking is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream Banking participant, either directly or indirectly.

Global clearance and settlement under the book-entry system

The exchange notes represented by the Global Notes are expected to be listed on the Luxembourg Stock Exchange and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds. Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Banking participants, on the other hand, will be done through DTC in accordance with DTC's rules on behalf of each of Euroclear or Clearstream Banking by its common depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream Banking by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream Banking will, if the transaction meets its settlement requirements, deliver instructions to the Common Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Banking participants may not deliver instructions directly to the Common Depositary.

Because of time zone differences, the securities account of a Euroclear or Clearstream Banking participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Banking participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream Banking) immediately following the settlement date of DTC. Cash received in Euroclear and Clearstream Banking as a result of a sale of an interest in a Global Note by or through a Euroclear or Clearstream Banking participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Banking cash account only as of the business day for Euroclear or Clearstream Banking following DTC's settlement date.

Although DTC, Euroclear and Clearstream Banking are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear or Clearstream Banking, as the case may be, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of we, the trustee, nor any paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking, or their respective participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.

Material United States federal income tax consequences

The following is a summary of material United States federal income tax consequences of the ownership of notes as of the date hereof. Except where noted, this summary deals only with notes that are held as capital assets and it does not deal with holders in special situations.

For example, this summary does not address tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, persons holding our notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, investors in pass-through entities, or U.S. holders (as defined below) of our notes whose "functional currency" is not the United States dollar. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, "controlled foreign corporation," "passive foreign investment company," "foreign personal holding company" or an investor in a pass-through entity).

This summary is based upon provisions of the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below.

If a partnership holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisors.

You should consult your own tax advisors concerning the particular United States federal in come tax consequences to you of the ownership and the exchange of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Consequences to U.S. holders

The following is a summary of material U.S. federal income tax consequences that will apply to you if you are a U.S. holder of our notes. Certain consequences to "non-U.S. holders" of our notes, which are beneficial owners of notes who are not U.S. holders, are described under "—Consequences to non-U.S. holders" below.

A "U.S. holder" means a person that is for United States federal income tax purposes one of the following:

•	a citizen or resident of the United States;
•	a corporation created or organized in or under the laws of the United States or any political subdivision thereof;
•	an estate the income of which is subject to United States federal income taxation regardless of its source; or
•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Exchange of notes

The exchange of outstanding notes for exchange notes in the exchange offers will not constitute a taxable event to holders. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period the outstanding note and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

Payments of interest

Except as set forth below, stated interest on a note is generally taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

Market discount

If a U.S. holder purchases a note for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a U.S. holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. In addition, the U.S. holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. holder elects to accrue on a constant interest method. A U.S. holder of a note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. U.S. Holders should consult their own tax advisors before making this election.

Amortizable bond premium

A U.S. holder that purchases a note for an amount in excess of the sum of all amounts payable on the note after the purchase date other than qualified stated interest will be considered to have purchased the note at a "premium." A U.S. holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under the U.S. holder's regular accounting method. Bond premium on a note held by a U.S. holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the note. U.S. Holders should consult their own tax advisors before making this election.

Sale, exchange and retirement of notes

Your tax basis in a note will, in general, be your cost therefor. Upon the sale, exchange, retirement or other disposition of a note, you will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued and unpaid interest which will be treated as a payment of interest for federal income tax purposes) and the adjusted tax basis of your note. Except with respect to gain or loss attributable to changes in exchange rates as described below with respect to euro notes, such gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Euro notes

The following is a summary of material United States federal income tax consequences to you of the ownership of a euro note.

Payments of interest

Cash basis U.S. holders are required to include in income the United States dollar value of the amount of interest received, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into United States dollars. No exchange gain or loss is recognized with respect to the receipt of such payment.

Accrual basis U.S. holders may determine the amount of income recognized with respect to such interest payment in accordance with either of two methods. Under the first method, you will be required to include in income for each taxable year the United States dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued (or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within each taxable year). Under the second method, you may elect to translate interest income at the spot rate on the last day of the accrual period (or last day of the taxable year in the case of an accrual period that straddles your taxable year) or on the date the interest payment is received if such date is within five days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and you cannot change it without the consent of the Internal Revenue Service. Upon receipt of an interest payment on such note (including, upon the sale of such note, the receipt of proceeds which include amounts attributable to accrued interest previously included in income), you will recognize exchange gain or loss in an amount equal to the difference between the United States dollar value of such payment (determined by translating any euros received at the "spot rate" for euros on the date received) and the United States dollar value of the interest income that you have previously included in income with respect to such payment. In general, exchange gain or loss will be treated as ordinary income or loss for United States federal income tax purposes.

Market discount

The amount of market discount on euro notes includible in income will generally be determined by translating the market discount determined in euro into United States dollars at the spot rate on the date the euro note is retired or otherwise disposed of. If the U.S. holder has elected to accrue market discount currently, then the amount which accrues is determined in euro and then translated into United States dollars on the basis of the average exchange rate in effect during such accrual period. A U.S. holder will recognize exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as described above.

Amortizable bond premium

Bond premium on a euro note will be computed in euro. With respect to a U.S. holder that elects to amortize the premium, the amortizable bond premium will reduce interest income in euro. At the time bond premium is amortized, exchange gain or loss (which is generally ordinary income or loss) will be realized based on the difference between spot rates at such time and at the time of acquisition of the euro note. A U.S. holder that does not elect to amortize bond premium will translate the bond premium, computed in euro, into United States dollars at the spot rate on the maturity date and such bond premium will constitute a capital loss which may be offset or eliminated by exchange gain.

Sale, exchange and retirement

Upon the sale, exchange, retirement or other taxable disposition of a euro note, you will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued and unpaid interest, which will be treated as a payment of interest for federal income tax purposes) and your adjusted tax basis in the euro note. Subject to the foreign currency rules discussed below, such gain or loss will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

If your euro note is sold, exchanged or retired for an amount denominated in euros, then your amount realized generally will be based on the spot rate of euros on the date of sale, exchange or retirement. If the euro notes are traded on an established securities market by a cash method taxpayer, the value of euros paid or received is translated into United States dollars at the spot rate on the settlement date of the purchase or sale. An accrual method taxpayer may elect the same treatment with respect to the purchase and sale of euro notes traded on an established securities market, provided that the election is applied consistently.

Your tax basis in a euro note generally will be your cost therefor. If you purchased a euro note with euros, your cost will be the United States dollar value of the euro amount paid for such euro note determined at the time of such purchase. If you purchased a euro note with previously owned euros, you will recognize ordinary exchange gain or loss at the time of purchase attributable to the difference at the time of purchase, if any, between your tax basis in such euros and the fair market value of the euro note in United States dollars on the date of purchase. If the euro notes are traded on an established securities market by a cash method taxpayer, euros paid or received are translated into United States dollars at the spot rate on the settlement date of the purchase or sale. An accrual method taxpayer may elect the same treatment with respect to the purchase and sale of euro notes traded on an established securities market.

Upon the sale, exchange or retirement of a euro note, you will recognize exchange gain or loss with respect to the principal amount of such euro note. For these purposes, the principal amount of the euro note is your purchase price for the euro note calculated in euros on the date of purchase, and the amount of exchange gain or loss recognized is equal to the difference between (i) the United States dollar value of the principal amount determined on the date of the sale, exchange, retirement or other disposition of the euro note and (ii) the United States dollar value of the principal amount determined on the date you purchased the euro note. Such gain or loss will be treated as ordinary income or loss and generally will be United States source gain or loss. The realization of such gain or loss will be limited to the amount of overall gain or loss realized on the disposition of a euro note.

Exchange gain or loss with respect to euros

Your tax basis in the euros received as interest on a euro note will be the United States dollar value thereof at the spot rate in effect on the date the euros are received. Your tax basis in euros received on the sale, exchange or retirement of a euro note will be equal to the United States dollar value of the euros, determined at the time of the sale, exchange or retirement, or, if the euro notes are traded on an established securities market, the spot rate of exchange on the settlement date, in the case of a cash basis U.S. Holder or an electing accrual basis U.S. Holder as described above.

Any gain or loss recognized by you on a sale, exchange or other disposition of the euros will be ordinary income or loss and generally will be United States source gain or loss.

Consequences to non-U.S. holders

United States federal withholding tax

The 30% United States federal withholding tax will not apply to any payment of principal or interest on a note, under the "portfolio interest rule," provided that:

•	interest paid on the note is not effectively connected with your conduct of a trade or business in the United States;
•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;
•	you are not a controlled foreign corporation that is related to us through stock ownership;
•	you are not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and
•	either (a) you provide your name and address on an Internal Revenue Service ("IRS") Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification and other rules apply to certain non-U.S. Holders that are entities rather than individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under "United States federal income tax").

The 30% United States federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a note.

United States federal income tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax, provided certain certification and disclosure requirements discussed above in "United States federal withholding tax" are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such amount, subject to adjustments.

Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, or
•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

United States federal estate tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% federal withholding tax under the "portfolio interest rule" described above under "United States federal withholding tax" without regard to the statement requirement described in the last bullet point.

Information reporting and backup withholding

U.S. holder

In general, information reporting requirements will apply to payments of principal and interest on notes and to the proceeds of sale of a note paid to U.S. Holders other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. holder

Generally, we must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and we have received from you the statement described above in the last bullet point under "United States federal withholding tax."

In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale of a note within the United States or conducted through certain United States-related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Material ERISA considerations

The following is a summary of material considerations associated with the purchase of the notes and exchange notes by employee benefit plans that are subject to Title I of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-United States or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include plan assets" of such plans (as defined in the regulations promulgated under ERISA), accounts and arrangements (each, a "Plan").

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a nonexempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we or the initial purchasers or any joint book-running manager or guarantor are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions ("PTCEs") that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE-91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding (and the exchange of notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note or an exchange note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes (and the exchange of notes for exchange notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes (and holding the notes or exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding of the notes.

Plan of distribution

Each broker-dealer that receives exchange notes for its own account pursuant to the applicable exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the applicable exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until [DATE], all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any exchange of outstanding notes for exchange notes or from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offers may be sold form time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The applicable letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

For a period of 180 days after the consummation of the registered exchange offers we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offers other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Legal matters

The validity of the exchange notes and the exchange guarantees will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. In rendering its opinion, Simpson Thacher & Bartlett LLP will rely upon the opinion of David L. Bialosky, Esq., our General Counsel, as to all matters governed by the laws of the States of Ohio and California, the opinion of Barbara G. Novak, Esq., our Senior Counsel, Securities and Finance, as to all matters governed by the laws of the State of Michigan and the opinion of Faegre & Benson LLP as to all matters governed by the laws of Minnesota. An investment vehicle composed of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related parties and others own an interest representing less than 1% of the capital commitments of funds controlled by The Blackstone Group L.P.

Experts

The combined financial statements and schedule of TRW Automotive Inc. at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where you can find additional information

We and our guarantor subsidiaries have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made. We and our guarantor subsidiaries are not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the exchange notes, we and our guarantor subsidiaries will become subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at a regional public reference facility maintained by the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

So long as we and our guarantor subsidiaries are subject to the periodic reporting requirements of the Exchange Act, we and our guarantor subsidiaries are required to furnish the information required to be filed with the SEC to the trustee and the holders of the outstanding notes and the exchange notes. We and our guarantor subsidiaries have agreed that, even if we and our guarantor subsidiaries are not required under the Exchange Act to furnish such information to the SEC, we will nonetheless continue to furnish information that would be required to be furnished by us and our guarantor subsidiaries by Section 13 of the Exchange Act, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent accountants to the trustee and the holders of the outstanding notes or exchange notes as if they were subject to such periodic reporting requirements.

Glossary of selected terms

Active control retractor system. A system that uses braking sensors and stability control sensor information to react to potentially hazardous driving situations. Seat belt retractors driven by an electric motor reduce seat belt slack prior to a potential crash.

Active cruise control. A cruise control system that uses radar to monitor distance to a leading vehicle and automatically decelerates or accelerates the vehicle to maintain appropriate following distance.

Active roll control system. A system that adjusts the suspension during vehicle turning maneuvers to reduce vehicle sway, providing increased comfort and reduced roll-over potential.

Active safety system. A system, such as the braking system or the steering system, that can reduce the possibility of an accident or reduce the potential injuries to the vehicle occupants.

Actuation boosters and master cylinders. An actuation booster is the brake vacuum booster which "multiplies" the driver brake pedal force to the brake system. The master cylinder is the hydraulic cylinder which receives pedal force input from the driver and transmits hydraulic pressure to the individual brakes. These two components are usually provided as an assembly.

Air bag. Passive safety devices that rapidly expand and fill with gas to provide an energy-absorbing and protective cushion for vehicle occupants when a crash is detected.

Anti-lock braking system (ABS). A system that reduces likelihood of wheel skid during braking by automatically pulsing hydraulic brake pressure to the appropriate wheel(s) when wheel rotation speed signal indicates impending wheel skid.

Body control products. See array of products listed for body control product line under the section entitled "Business—Operating segments and principal product categories—Other Automotive."

Corner module. A module assembly consisting of suspension and brake components shipped as an end item to a vehicle assembly plant.

Curtain airbag. An air bag device, attached to the roof rail and stored in the roof liner above the vehicle's doors, that inflates rapidly during certain side impact collisions to fill the space between the occupants and the sides of the vehicle. The curtain air bag provides an energy absorbing cushion that helps protect the head and neck of occupants during a side-impact collision.

Crash sensor. An electronic module that senses a vehicle crash and deploys the air bags and, if equipped with pretensioners, seat belts accordingly.

Disc brake caliper. A component of a disc brake system that clamps the rotor to provide braking force.

Drum brake. A traditional brake assembly design using brake pads which expand to contact the inner diameter of a drum, thereby providing brake force.

Drum. The cast iron drum against which the brake pads on a drum brake assembly are expanded to provide brake force.

Electrically assisted power steering system. See "Industry overview—Steering systems."

Electrically powered hydraulic steering system. See "Industry overview—Steering systems."

Electro-hydraulic braking system. See "Industry overview—Braking systems."

Electronic vehicle stability control system (VSC). A system building on the technology of ABS. VSC monitors steering angles, transverse acceleration, yaw, wheel speed and brake pressure to detect loss of traction. When wheels begin to lose traction causing the vehicle to become less stable, VSC can reduce engine power or apply brake pressure to any or all wheels as required to maintain the vehicle's intended path.

Engine valve. The component known as the "heart" of the engine. There are two types of valves: inlet and exhaust. Their function is to open and close in a chamber allowing gases in and forcing them out after combustion. Exhaust valves are typically made of higher grade nickel based steels while inlet valves are typically made from more common carbon based steels. The trend in engine design is to increase the number of valves per cylinder from two to four, resulting in more power, more efficiency and cleaner burns.

Foundation brakes. General term meaning traditional brake system components including disc and/or drum brakes. See the table of product lines in "Business—Operating segments and principal product categories—Chassis Systems."

Module. A collection of individual components into a single assembly, (e.g. the collection of a bag, an inflator, a cover and mounting brackets into an air bag module). The single assembly has a unique and definable purpose or function that supercedes the purposes and the functions of the individual components. In certain applications customers specify and purchase modules rather than the components separately.

Passive safety systems. A safety system, such as air bags and seat belts, that reacts to a vehicle crash as opposed to reacting prior to a crash.

Pretensioning system. A seat belt feature that reduces the slack in the seat belt system during a vehicle crash to reduce potential injuries to occupants.

Rear axle modules. A module assembly consisting of axle, suspension, and brake components shipped as an end item to a vehicle assembly plant.

Rotor. The "disc" in a disc brake system that is clamped by calipers to provide braking force.

Single- and dual-stage air bag inflators. Single stage inflators use one combustion chamber and fill the air bag with a certain volume of gas. Dual-stage inflators improve occupant protection and use dual combustion chambers which are activated based upon crash severity: first chamber fills a smaller bag volume (small crash), second chamber fills the complete bag volume when activated.

System. A group of components that combine to form a whole and operate in unison for a specific purpose. For example, the components of an occupant safety system generally consist of air bags, seat belts and crash sensors. In a vehicle collision, the crash sensor sends a signal to the other components which then operate together to reduce the likelihood or severity of injuries to the vehicle's occupants resulting from such collision.

Tire pressure monitoring system. A system that monitors tire inflation level and lights a dashboard indicator to alert driver of low tire inflation. Direct system uses a pressure sensor on each tire. Indirect system infers tire inflation level from differences in individual wheel speeds.

TRW AUTOMOTIVE INC.

Index to financial statements

Annual combined financial statements
Report of Ernst & Young LLP, independent auditors	F-2
Combined statements of operations for the years ended December 31, 2000, 2001 and 2002	F-3
Combined balance sheets at December 31, 2001 and 2002	F-4
Combined statements of cash flows for the years ended December 31, 2000, 2001 and 2002	F-5
Combined statements of changes in stockholder's investment for the years ended December 31, 2000, 2001 and 2002	F-6
Notes to combined financial statements	F-7

Interim combined and consolidated financial statements
Combined and consolidated statements of operations for the six months ended June 28, 2002, two months ended February 28, 2003 and four months ended June 27, 2003 (unaudited)	F-42
Combined balance sheet at December 31, 2002 and consolidated balance sheet at June 27, 2003 (unaudited)	F-43
Combined and consolidated statements of cash flows for the six months ended June 28, 2002, two months ended February 28, 2003 and four months ended June 27, 2003 (unaudited)	F-44
Combined and consolidated statements of changes in stockholder's investment for the two months ended February 28, 2003 and four months ended June 27, 2003 (unaudited)	F-45
Notes to unaudited combined and consolidated interim financial statements	F-46

Report of Ernst & Young LLP, independent auditors

Stockholder and Directors
TRW Automotive Inc.

We have audited the accompanying combined balance sheets of TRW Automotive Inc. and subsidiaries as of December 31, 2002 and 2001, and the related combined statements of operations, cash flows and changes in stockholder's investment for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedule listed in the Index at Item 21(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of TRW Automotive Inc. and subsidiaries at December 31, 2002 and 2001, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 5 to the combined financial statements, the Company changed its method of accounting for goodwill resulting from its adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", effective January 1, 2002.

/s/ ERNST & YOUNG LLP

Troy, Michigan
March 3, 2003,
    except for note 23,
    as to which the date
    is June 26, 2003, note 2,
    as to which the date is
    July 30, 2003 and note 21,
    as to which the date is
    September 10, 2003

TRW AUTOMOTIVE INC.
Combined statements of operations

	Years Ended December 31,
(Dollars in millions)	2000	2001	2002
Sales	$10,920	$10,091	$10,630
Cost of sales	9,437	8,989	9,315
Gross profit	1,483	1,102	1,315
Administrative and selling expenses	670	597	541
Research and development expenses	167	131	151
Amortization of intangible assets (including goodwill in 2000 and 2001)	76	78	15
Other income—net	—	(2)	(6)
Operating income	570	298	614
Interest expense	387	373	316
Interest income	(13)	(10)	(7)
Loss on sales of receivables	—	1	7
Earnings (losses) from continuing operations before income taxes and extraordinary item	196	(66)	298
Income tax expense (benefit)	102	(30)	136
Earnings (losses) from continuing operations before extraordinary item	94	(36)	162
Discontinued operations (net of taxes)	3	11	—
Net earnings (losses) before extraordinary item	97	(25)	162
Extraordinary item (net of taxes)	—	—	2
Net earnings (losses)	$97	$(25)	$164

See accompanying notes to combined financial statements.

TRW AUTOMOTIVE INC.
Combined balance sheets

	December 31,
(Dollars in millions)	2001	2002
Assets
Current assets:
Cash and cash equivalents	$118	$188
Accounts receivable, net of allowances of $41 million and $53 million in 2001 and 2002	853	1,348
Interest in securitized receivables	162	—
Inventories
Finished products and work-in-process	312	368
Raw materials and supplies	240	240
Total inventories	552	608
Prepaid expenses	58	49
Deferred income taxes	194	144
Total current assets	1,937	2,337
Property, plant and equipment—on the basis of cost
Land	76	84
Buildings	1,128	1,221
Machinery and equipment	4,613	4,976
	5,817	6,281
Less accumulated depreciation and amortization	3,242	3,723
Total property, plant and equipment—net	2,575	2,558
Intangible assets
Goodwill	2,591	2,646
Other intangible assets	310	356
	2,901	3,002
Less accumulated amortization	374	424
Total intangible assets—net	2,527	2,578
Investments in affiliated companies	74	66
Other notes and accounts receivable	153	146
Other assets	243	215
Prepaid pension cost	2,778	3,048
	$10,287	$10,948
Liabilities, minority interests and stockholder's investment
Current liabilities:
Short-term debt	$177	$327
Trade accounts payable	1,252	1,407
Accrued compensation	218	227
Other accruals	786	627
Income taxes	126	150
Current portion of long-term debt	18	17
Total current liabilities	2,577	2,755
Debt allocated from Parent	4,105	3,279
Long-term debt	297	302
Post-retirement benefits other than pensions	743	751
Long-term liabilities	455	658
Deferred income taxes	535	731
Total liabilities	8,712	8,476
Minority interests	71	81
Stockholder's investment
Parent company investment	1,925	2,738
Accumulated other comprehensive losses	(421)	(347)
Total stockholder's investment	1,504	2,391
	$10,287	$10,948

See accompanying notes to combined financial statements.

TRW AUTOMOTIVE INC.
Combined statements of cash flows

	Years Ended December 31,
(Dollars in millions)	2000	2001	2002
Operating activities
Net earnings (losses)	$97	$(25)	$164
Adjustments to reconcile net earnings (losses) to net cash provided by operating activities:
Depreciation and amortization	577	548	509
Pension income	(249)	(245)	(261)
Net gain on sale of assets	(22)	(18)	(12)
Asset impairment charges	67	50	48
Pending and threatened litigation	25	29	2
Deferred income taxes	114	19	105
Discontinued operations	(3)	(11)	—
Other—net	(2)	6	28
Changes in assets and liabilities, net of effects of businesses acquired or divested
Accounts receivable, net	70	7	78
Securitization of accounts receivable	—	327	(327)
Inventories	57	103	(26)
Trade accounts payable	152	(40)	69
Prepaids and other assets	127	146	194
Other liabilities	(303)	(88)	(76)
Other—net	44	20	31
Net cash provided by operating activities	751	828	526
Investing activities
Capital expenditures including other intangibles	(501)	(475)	(427)
Net proceeds from divestitures	1,110	46	22
Other—net	32	20	(9)
Net cash (used in) provided by investing activities	641	(409)	(414)
Financing activities
(Decrease) increase in short-term debt	(150)	(36)	121
Proceeds from debt in excess of 90 days	34	10	17
Principal payments on debt in excess of 90 days	(85)	(47)	(81)
Net transfers to parent company	(1,245)	(386)	(78)
Other—net	(6)	(5)	26
Net cash (used in ) provided by financing activities	(1,452)	(464)	5
Effect of exchange rate changes on cash	(12)	12	(47)
(Decrease) increase in cash and cash equivalents	(72)	(33)	70
Cash and cash equivalents at beginning of year	223	151	118
Cash and cash equivalents at end of year	$151	$118	$188
Supplemental cash flow information:
Interest paid, net of amount capitalized	$396	$368	$326
Income tax paid (refund), net	12	61	(129)

See accompanying notes to combined financial statements.

TRW AUTOMOTIVE INC.
Combined statements of changes in stockholder's investment

(Dollars in millions)	Parent company investment	Accumulated other comprehensive earnings (losses)	Total stockholder's investment
Balance at December 31, 1999	$1,918	$(124)	$1,794
Net earnings—2000	97	—	97
Foreign exchange loss, net of tax of $69 million	—	(171)	(171)
Minimum pension liability, net of tax of $3 million	—	(4)	(4)
Total comprehensive losses			(78)
Balance at December 31, 2000	2,015	(299)	1,716
Net losses—2001	(25)	—	(25)
Foreign exchange losses, net of tax of $14 million	—	(76)	(76)
Minimum pension liability, net of tax of $25 million	—	(47)	(47)
Deferred cash flow hedges, net of tax	—	1	1
Total comprehensive losses			(147)
Net transfers to parent company	(65)	—	(65)
Balance at December 31, 2001	1,925	(421)	1,504
Net earnings—2002	164	—	164
Foreign exchange gains, net of tax of $110 million	—	178	178
Minimum pension liability, net of tax of $55 million	—	(104)	(104)
Unrealized gains on securities, net of tax	—	1	1
Deferred cash flow hedges, net of tax	—	(1)	(1)
Total comprehensive earnings			238
Net transfers from parent company	649	—	649
Balance at December 31, 2002	$2,738	$(347)	$2,391

See accompanying notes to combined financial statements.

TRW AUTOMOTIVE INC.
Notes to combined financial statements

1.    Description of business and change in ownership

Description of business

TRW Automotive Inc. (also referred to herein as the "Company") is among the world's largest and most diversified suppliers of automotive systems, modules and components to global automotive vehicle manufacturers, or VMs, and related aftermarkets. The Company conducts substantially all of its operations through subsidiaries. These operations primarily encompass the design, manufacture and sale of active and passive safety related products. Active safety related products principally refer to vehicle dynamic controls (primarily braking and steering), and passive safety related products principally refer to occupant restraints (primarily air bags and seat belts) and crash sensors. The Company is primarily a "Tier-1" supplier (a supplier which sells directly to VMs), with over 85% of its sales in 2002 made directly to VMs.

Change in Ownership

The Company was incorporated in Delaware on June 3, 2002 as a wholly-owned subsidiary of TRW Inc. ("TRW") in contemplation of the spin-off announced by the TRW Board of Directors in March 2002. The Company consists of TRW's automotive business including TRW's subsidiaries and affiliates associated with the TRW automotive business. Historically, the Company's business resulted from the combination of the legacy TRW automotive business with the legacy LucasVarity plc ("LucasVarity") automotive business.

Prior to the consummation of the planned spin-off, TRW entered into an Agreement and Plan of Merger with Northrop Grumman Corporation ("Northrop"), dated June 30, 2002, whereby Northrop would acquire all of the outstanding common stock of TRW, including TRW's automotive business, in exchange for Northrop shares. The acquisition of TRW by Northrop was completed on December 11, 2002 (the "Merger").

Additionally, on November 18, 2002, an entity controlled by affiliates of The Blackstone Group L.P. ("Blackstone"), entered into a Master Purchase Agreement, as amended, pursuant to which TRW Automotive Holdings Corp. ("Holdings"), a newly-formed entity, would cause its indirect wholly-owned subsidiary, TRW Automotive Acquisition Corp. ("TRW Automotive"), to purchase substantially all of the assets and assume substantially all of the liabilities (other than certain indebtedness) associated with TRW's automotive business from Northrop for a purchase price of $4,725 million (including assumed debt), subject to certain closing and post-closing adjustments (the "Acquisition").

2.    Subsequent events

The Acquisition was completed on February 28, 2003 with a subsidiary of Northrop retaining a 19.6% interest in TRW Automotive Holdings Corp. As part of the Acquisition, the Company transferred its interests in TRW's automotive business to TRW Automotive. Subsequent to the Acquisition, the Company changed its name to Richmond U.K. Inc. Subsequently, TRW Automotive was renamed TRW Automotive Inc.

In connection with the Acquisition, TRW Automotive issued senior notes (the "Senior Notes") and senior subordinated notes (the "Senior Subordinated Notes") in a private offering, entered into new revolving credit and term loan facilities (the "Senior Secured Credit Facilities") and initiated a trade accounts receivable securitization program (the "Receivables Facility"). Funding for the cash portion of the purchase price included $1,575 million in proceeds from the notes, $1,510 million in borrowings under TRW Automotive's Senior Secured Credit Facilities, and a cash equity contribution primarily from affiliates of Blackstone, in exchange for shares of TRW Automotive's indirect parent, TRW Automotive Holdings Corp. Employees of TRW Automotive and certain of its subsidiaries also made cash equity contributions in exchange for shares of TRW Automotive Holdings Corp.

In addition, TRW Automotive assumed certain debt instruments existing at the Acquisition including 10.875% debentures previously issued by LucasVarity due 2020 at face amount of $149 million and certain other borrowings, including accrued interest, totaling approximately $60 million. All other indebtedness described in Note 16, including debt allocated from TRW, was retained by Northrop.

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

The Senior Notes consist of $925 million, 9 3/8% Senior Notes and €200 million, 10 1/8% Senior Notes, both due February 15, 2013. The Senior Subordinated Notes consist of $300 million, 11% Senior Subordinated Notes and €125 million, 11¾% Senior Subordinated Notes, both due February 15, 2013. Interest is payable semi-annually on February 15 and August 15 with the first payment due August 15, 2003. The Senior Notes are unconditionally guaranteed on a senior unsecured basis and the Senior Subordinated Notes are unconditionally guaranteed on a senior subordinated unsecured basis, in each case, by substantially all existing and future wholly owned domestic subsidiaries and by TRW Automotive Finance Luxembourg, S.à.r.l. ("TRW Luxembourg"), a restricted Luxembourg subsidiary.

The Senior Secured Credit Facilities consist of a secured revolving credit facility and various senior secured term loan facilities. The six-year revolving credit facility, through a syndication of banks, provides for borrowings up to $500 million including the availability of letters of credit, and is available in U.S. dollars, euros, pounds sterling and other currencies. The six-year term loan tranche A was issued in a face amount of $410 million while eight-year term loans tranche B were issued in a face amount of $1,030 million plus approximately €65 million. The Senior Secured Credit Facilities loans generally bear interest at variable rates. The Senior Secured Credit Facilities are unconditionally guaranteed on a senior secured basis in each case by substantially all existing and future wholly owned domestic subsidiaries and by TRW Luxembourg. In addition, the Senior Secured Credit Facilities are secured by substantially all the assets of TRW Automotive and pledges of the capital stock of the majority of the domestic and foreign subsidiaries.

The Senior Secured Credit Facilities, Senior Notes and Senior Subordinated Notes contain a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of TRW Automotive and its subsidiaries, to sell assets, incur additional indebtedness or issue preferred stock, repay other indebtedness (including, in the case of the Senior Secured Credit Facilities, the Senior Notes and Senior Subordinated Notes), pay certain dividends and distributions or repurchase capital stock, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, enter into sale and leaseback transactions, engage in certain transactions with affiliates, amend certain material agreements governing TRW Automotive indebtedness (including, in the case of the Senior Secured Credit Facilities, the Senior Notes, Senior Subordinated Notes and the Receivables Facility), and change the business conducted by TRW Automotive and its subsidiaries. In addition, the Senior Secured Credit Facilities contain the following financial covenants: a maximum total leverage ratio, a minimum interest coverage ratio, and a maximum capital expenditures limitation and require certain prepayments from excess cash flows, as defined.

The Receivables Facility provides up to $600 million in funding. On February 28, 2003, subsidiaries of TRW Automotive signed a Receivables Purchase Agreement and began selling trade accounts receivables (the "Receivables") originated by them and certain of their subsidiaries as sellers in the United States to the Receivables Facility. Receivables are sold to TRW Automotive Receivables LLC (the "Transferor") at a discount. The Transferor is a bankruptcy-remote special purpose limited liability company that is a wholly-owned consolidated subsidiary of TRW Automotive. The Transferor's purchase of Receivables is financed through a transfer agreement with TRW Automotive Global Receivables LLC (the "Borrower"). Under the terms of the Transfer Agreement , the Borrower purchases all Receivables sold to the Transferor. The Borrower is a non-consolidated bankruptcy-remote qualifying special purpose limited liability company that is wholly-owned by TRW Automotive Receivables LLC.

A multi-seller commercial paper conduit supported by a committed liquidity facility is available to provide cash funding for the Borrowers' purchase of Receivables through secured loans/tranches to the extent desired and permitted under the Receivables Loan Agreement. A note is issued for the difference between Receivables purchased and cash borrowed through the facility. The originators of

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

the Receivables act as servicing agents per the Servicing Agreement and continue to service the transferred receivables for which they receive a monthly servicing fee.

On December 30, 2002, Koyo Seiko Co., Ltd. and Koyo Delaware, Inc. filed a complaint against TRW and its then wholly owned subsidiary, TRW Automotive Holding Company, in the Circuit Court for Monroe County, Tennessee, alleging that TRW violated certain provisions of the partnership agreement with Koyo under which the parties formed TRW Koyo Steering Systems Company ("TKS"). See Note 21. On February 21, 2003, the Circuit Court for Monroe County, Tennessee, issued a temporary injunction prohibiting the sale to any entity controlled by Blackstone, of the partnership interest held by TRW Automotive Holding Company in TKS, pending the final hearing of the matter. On March 7, 2003, Koyo Seiko filed a cross motion for partial summary judgment seeking a permanent injunction and other relief. On July 30, 2003, the court issued an order, which enjoined TRW and its subsidiaries and affiliates from: (i) selling or transferring all or any part of its partnership interest in TKS to Blackstone; (ii) assigning all or part of its rights under the TKS Partnership Agreement to Blackstone; and (iii) delegating all or part of its obligations under the TKS Partnership Agreement to Blackstone. The Company has been informed that Northrop has reached an agreement with Koyo Seiko to sell the 51% interest in TKS to Koyo Seiko.

3.    Basis of presentation and transactions with TRW

The combined financial statements of the Company include the assets, liabilities, sales and expenses of TRW's automotive business based upon TRW's historical amounts. Parent Company Investment represents TRW's historical investment in the Company including intercompany accounts. The combined financial statements of the Company do not reflect the push down of purchase accounting resulting from the Merger.

The Combined Statements of Operations include expenses recorded by the Company or directly charged to the Company by TRW. In addition, the statements include an allocation of TRW's general and administrative corporate expenses to reflect the services provided to the Company or benefits received by the Company. These services primarily consisted of general corporate management and governance, finance and accounting, treasury and risk management, human resources and benefits administration, legal, management information services and other shared support services. The allocation was $81 million for 2002, $81 million for 2001 and $90 million for 2000 and was reported in administrative and selling expenses in the Combined Statements of Operations. The allocation was computed using TRW's internal allocation methodology, which was based upon an established percentage applied to the cost of operations (sales less earnings (losses) before taxes from continuing operations). Given that TRW and Northrop Grumman provided such support services for the benefit of their entire organizations, it would have been impractical to allocate such expenses in a more direct manner. Accordingly, management believes that this was a reasonable method for allocating such general and administrative corporate expenses for those periods. However, as the scale of operations and nature of the business of TRW differed from that of the Company, these allocations are not necessarily representative of the operating expenses that would have been incurred had the Company operated on a stand-alone basis. For each of the years ended December 31, 2002, 2001 and 2000, management estimates that stand-alone general and administrative expenses would have been approximately $48 million (unaudited).

Debt, other than debt allocated from TRW, reported on the Combined Balance Sheets represents the historical third party obligations of the automotive legal entities. Debt allocated from TRW is included on the Company's Combined Balance Sheets. This allocation reflects TRW's historical practice of incurring most of its indebtedness, including debt incurred to finance the acquisition of the Lucas Varity automotive business, at the parent company level.

Interest expense from the specific third party debt obligations attributed to the Company's operations is included in the Combined Statements of Operations. In addition, an estimate of the remaining

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

interest expense of TRW, attributable to the debt allocated to the Company, is also included in the Combined Statements of Operations. The allocation of debt and interest is based on a ratio of the Company's net assets to TRW's net assets plus non-automotive debt. Management believes that this is a reasonable method of allocating debt and interest to the Company. This allocation is not, however, indicative of the total amount of debt and interest that would have been incurred by the Company as a stand-alone entity.

The Company, primarily for the United States operations, participates in TRW's centralized cash management system. Under this system, cash receipts are transferred to TRW and TRW funds cash disbursements. As such, the amount of cash and cash equivalents does not represent the amount required or generated by the Company. The balance of cash and cash equivalents on the Combined Balance Sheets primarily relates to cash and cash equivalents at foreign operations that do not participate in TRW's cash management program.

TRW accounts for and pays all United States income taxes. The Company's taxable income (loss) related to its United States operations and foreign operations subject to a United States "check-the-box" election to be taxed in the United States is included in TRW's consolidated income tax returns. The Combined Statements of Operations include an allocation to the Company of TRW's United States income taxes (credits) in amounts generally equivalent to the provisions that would have resulted had the Company filed separate income tax returns for the years presented. The Company has also been allocated United States deferred income taxes based on the estimated differences between the book and tax basis of its assets and liabilities.

Most of the Company's foreign operations account for and pay foreign income taxes related to their operations. For those operations that have not separately accounted for and paid income taxes related to their operations, the Combined Statements of Operations include an allocation of TRW's foreign income taxes in amounts generally equivalent to the provisions which would have resulted had those foreign operations filed separate income tax returns for the years presented. These operations have also been allocated foreign deferred income taxes based on the estimated differences between the book and tax basis of their assets and liabilities.

In the opinion of management, all adjustments necessary for a fair presentation of financial position, results of operations and cash flows have been presented. The financial information included may not necessarily reflect the results of operations, financial position, changes in stockholder's investment in the future or what they would have been if the Company had been a separate, stand-alone company for the periods presented.

4.    Summary of significant accounting policies

Principles of consolidation.    The combined financial statements include the accounts of the Company, which include all of TRW's automotive business and the wholly owned and majority-owned subsidiaries controlled by the Company. Investments in 20% to 50% owned affiliates are accounted for under the equity method. Investments other than those that are wholly owned and majority-owned are recorded in investments in affiliated companies.

Use of estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities, and reported amounts in the Combined Statements of Operations. Actual results could differ from those estimates.

Revenue recognition.    The Company recognizes sales in accordance with accounting principles generally accepted in the United States, including the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), which requires that sales be recognized when there is evidence of a sales agreement, the delivery of goods

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

has occurred, the sales price is fixed or determinable and collection of related billings is reasonably assured. The Company records sales upon shipment of product to customers and transfer of title under standard commercial terms (typically "F.O.B. shipping point"). In those limited instances where other terms are negotiated and agreed, the Company records revenue when title is transferred to the customer.

Cash and cash equivalents.    Cash and cash equivalents include all highly liquid investments purchased with a maturity date of three months or less.

Accounts receivable.    Receivables are stated at amounts estimated by management to be the net realizable value. The allowance is based on specific identification. The Company charges off accounts receivable when it becomes apparent based upon age or customer circumstances that amounts will not be collected. The Company does not typically require collateral.

The Company participated in an accounts receivable securitization arrangement established by TRW with a financial institution and several financial conduits in 2001 and 2002. At December 31, 2001, the Company's retained interest in securitized receivables amounted to $162 million and is reported as interest in securitized receivables on the Combined Balance Sheet. The securitization arrangement was terminated in December 2002 (see Note 2 and Note 11).

Inventories.    Inventories are stated at the lower of cost or market. At December 31, 2002 and 2001, inventories valued using the last-in, first-out (LIFO) method were $47 million and $68 million, respectively. Inventories not valued by the LIFO method are principally on the first-in, first-out (FIFO) method. Had the cost of all inventories been determined by the FIFO method, inventories at December 31, 2002 and 2001 would have been greater by $11 million and $15 million, respectively.

Depreciation.    Depreciation is computed over the assets' estimated useful lives, using the straight-line method for the majority of the Company's depreciable assets, including capital leases. The remaining assets are depreciated using accelerated methods. The estimated useful lives of buildings, machinery and equipment, and computers and other office equipment are between 30 to 40 years, eight to 12 years and three to five years, respectively. Amortization of assets held under capital leases is included in depreciation expense. Depreciation expense was $479 million, $455 million and $486 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Product tooling.    Product tooling is special purpose tooling that is limited to the manufacture of a specific part or parts of the same basic design. Product tooling includes dies, patterns, molds and jigs. Customer owned tooling for which reimbursement is contractually guaranteed by the customer or for which the Company has a non-cancelable right to use the tooling is classified within other assets on the Combined Balance Sheet. When approved for billing to the customer, such charges are reclassified into accounts receivable. Tooling owned by the Company is capitalized as property, plant and equipment, and amortized as cost of sales over its estimated economic life, not exceeding five years.

Goodwill and other intangible assets.    Effective January 1, 2002, goodwill is no longer being amortized but is subject to impairment analysis annually or if an event occurs or circumstances indicate the carrying amount may be impaired. Goodwill impairment testing is performed at the reporting unit level (defined as an operating segment, as that term is used in Statement of Financial Accounting Standards ("SFAS") 131, "Disclosures About Segments of an Enterprise and Related Information," or one level below the operating segment, depending on whether certain criteria are met). The carrying value of assets, including goodwill, and liabilities are assigned to each reporting unit. The fair value of each reporting unit is then determined and compared to the carrying value. If carrying value exceeds fair value, then a possible impairment of goodwill exists and requires further evaluation.

Prior to January 1, 2002, goodwill acquired after 1970 was amortized by the straight-line method over 40 years. Goodwill acquired prior to 1971, $47 million, was not being amortized.

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

Other intangible assets include capitalized internal-use software, patents and licenses and other identifiable intangible assets acquired through acquisitions. Capitalized internal-use software is being amortized over periods not to exceed 10 years. Other identifiable intangible assets are being amortized primarily over five to 17 years. Amortization expense is estimated at $35 million for each of the five succeeding years and will be recorded in cost of sales, administrative and selling expenses and amortization of intangible assets.

Asset impairment.    The Company records asset impairment losses on long-lived and intangible assets when events and circumstances indicate that the assets may be impaired and the undiscounted net cash flows estimated to be generated by those assets are less than their carrying amounts. If the future undiscounted cash flows are not sufficient to recover the carrying value of the assets, the assets are adjusted to their fair values. The Company determines fair value by appraisals and discounted cash flow calculations.

Cost basis equity affiliates.    The Company's investments in affiliated companies include equity securities, accounted for using the cost method, which are classified as available-for-sale. These securities are stated at estimated fair value based upon market quotes where available. Unrealized gains and losses, net of tax, are reported as a separate component of accumulated other comprehensive income (loss) in stockholder's investment until realized. A decline in the value of any investment below cost that is deemed other than temporary is charged to earnings.

Environmental costs.    The Company participates in environmental assessments and remediation efforts at operating facilities, previously owned or operated facilities, and Superfund or other waste sites. Costs related to these locations are accrued when it is probable that a liability has been incurred and the amount of that liability can be reasonably estimated. Estimated costs are recorded at undiscounted amounts, based on experience and assessments, and are regularly evaluated as efforts proceed.

Warranties. The Company records product warranty liability based upon management estimates including such factors as the written agreement between the Company and the customer, the length of the warranty period, the historical performance of the product and likely changes in performance of newer products and the mix and volume of products sold. The liability is reviewed on a regular basis and adjusted to reflect actual experience.

The following table presents the movement in the product warranty liability for the year ended December 31, 2002:

(Dollars in millions)	Beginning balance	Current period accruals	Used for purposes intended	Change in estimates and translation	Ending balance
2002	$61	$49	$(45)	$(22)	$43

Apart from product warranties, the Company also incurs recall costs when they or the customer decide to recall a product through a formal campaign to solicit the return of specific products due to a known or suspected safety concern.

Research and development.    Company-funded research and development programs include research and development for commercial products that are expensed as incurred.

Shipping and handling.    Shipping costs include payments to third-party shippers to move the product to the customer. Handling costs include costs from the point the product is removed from finished goods inventory to when provided to the shipper. Shipping and handling costs are expensed as incurred as costs of sales.

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

Pre-production costs.    The Company incurs pre-production engineering and research and development costs related to the products produced for its customers. The Company expenses all pre-production costs for which the customer does not contractually guarantee reimbursement.

Financial instruments.    The Company adopted SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, on January 1, 2001. SFAS 133 requires companies to recognize all derivative instruments as either assets or liabilities at fair value. The transition adjustment recorded as a result of the adoption did not have a material impact on the Company's financial position, results of operations or cash flows.

Under SFAS 133, the gain or loss on derivative instruments that have been designated and qualify as hedges of the exposure to changes in the fair value of an asset or a liability, as well as the offsetting gain or loss on the hedged item, are recognized in net earnings during the period of the change in fair values. For derivative instruments that have been designated and qualify as hedges of the exposure to variability in expected future cash flows, the gain or loss on the derivative is initially reported as a component of other comprehensive income (loss) and reclassified to the Combined Statement of Operations when the hedged transaction affects net earnings. Any gain or loss on the derivative in excess of the cumulative change in the present value of future cash flows of the hedged item is recognized in net earnings during the period of change. For derivative instruments that are a hedge of a net investment in a foreign currency, the gain or loss is reported in other comprehensive income (loss) as part of foreign currency exchange loss. Derivatives not designated as hedges are adjusted to fair value through net earnings.

Prior to the adoption of SFAS 133, changes in market value of contracts that hedged firm foreign currency commitments and intercompany transactions were generally included in the basis of the transactions and changes in the market value of the contracts that hedged anticipated transactions were generally recognized in net earnings.

Stock-based compensation.    At December 31, 2002, certain employees of the Company hold stock options under employee compensation plans that are described more fully in Note 19. The recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations are applied in accounting for those plans. No stock-based employee compensation expense has been reflected in net income as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net earnings if the Company had applied the fair value recognition provisions of SFAS 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation:

	For the Years Ended December 31,
(Dollars in millions)	2000	2001	2002
Net earnings (losses), as reported	$97	$(25)	$164
Add: stock-based compensation, as reported	—	—	—
Deduct: stock-based compensation under SFAS 123 fair value method, net of related tax effects	(4)	(6)	(9)
Adjusted net earnings (losses), fair value method	$93	$(31)	$155

Recent accounting pronouncements.    In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS 143, "Accounting for Asset Retirement Obligations". SFAS 143 requires the fair value of a liability for asset retirement obligations to be recorded in the period in which it is incurred. The statement applies to a company's legal or contractual obligation associated with the retirement of a tangible long-lived asset that resulted from the acquisition, construction or

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

development or through the normal operation of a long-lived asset. The statement is effective for the Company beginning January 1, 2003. Management has evaluated the impact of SFAS 143 and believes that its adoption should not have a material effect on the Company's financial position, results of operations or cash flows.

In April 2002, the FASB issued SFAS 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS 145 requires gains and losses on extinguishments of debt to be reclassified as income or loss from continuing operations rather than as extraordinary items as previously required by SFAS 4, "Reporting Gains and Losses from Extinguishment of Debt." SFAS 145 also amends SFAS 13 requiring certain modifications to capital leases to be treated as sale-leaseback transactions and to subleases when the original lessee remains a secondary obligor, or guarantor.

The provisions of SFAS 145 related to the rescission of SFAS 4 are effective for the Company on January 1, 2003. The extraordinary gain recorded for the extinguishment of debt in the first quarter of 2002 will be reclassified into earnings from continuing operations on January 1, 2003. The remaining provisions of SFAS 145 were effective for transactions and reporting subsequent to May 15, 2002 and were adopted by the Company as of that date. The adoption of these provisions did not have a material impact on the Company's financial position, results of operations or cash flows.

In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 requires that a liability for costs associated with exit or disposal activities be recognized when the liability is incurred rather than when an entity commits to an exit plan. SFAS 146 also provides that the liability be initially measured at fair value. The statement is effective for the Company beginning January 1, 2003. Management has evaluated the impact of SFAS 146 and believes its adoption should not have a material impact on its financial position, results of operation or cash flows.

In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which expands the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. Management has evaluated the impact of this Interpretation and believes its adoption should not have a material impact on its financial position, results of operation or cash flows.

In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," which addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. Interpretation No. 46 requires consolidation of a variable interest entity if the reporting entity is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the variable interest entity's residual returns or both. The consolidation requirements of Interpretation 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to entities created prior to February 1, 2003 in the first fiscal year or interim period beginning after June 15, 2003. Certain disclosure requirements apply in all financial statements initially issued after January 31, 2003. Management has evaluated the impact of FASB Interpretation No. 46 and believes that its adoption should not have a material effect on the Company's financial position, results of operations or cash flows.

Reclassifications.    Certain prior period amounts have been reclassified to conform to the current year presentation.

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

5.    Goodwill and other intangible assets

Effective January 1, 2002, the Company adopted SFAS 142, "Goodwill and Other Intangible Assets". SFAS No. 142 sets forth the accounting for goodwill and intangible assets already recorded. Commencing January 1, 2002, goodwill is no longer being amortized, but is subject to annual impairment analysis. Goodwill impairment testing is required to be performed at the reporting unit level (defined as an operating segment, as that term is used in SFAS No. 131, or one level below the operating segment, depending on whether certain criteria are met). The carrying value of assets, including goodwill, and liabilities are assigned to each reporting unit. The fair value of each reporting unit is then determined and compared to the carrying value. If carrying value exceeds fair value, then a possible impairment of goodwill exists and requires further evaluation.

Goodwill was tested for impairment as of January 1, 2002 by comparing the fair values of the Company's three reporting units to their carrying values. The Company determined estimated fair values of its reporting units based on the present value of the estimated future cash flows using a 9% discount rate and concluded there was no impairment of goodwill. With the adoption of SFAS No. 142, the Company reassessed the useful lives and residual values of all acquired intangible assets to make any necessary amortization period adjustments, which resulted in no adjustments being made. In accordance with the statement, amounts in 2001 have not been restated.

The following table reflects the reconciliation of reported earnings from continuing operations before extraordinary items to adjusted net earnings for the exclusion of goodwill amortization.

	For the Years Ended December 31,
(Dollars in millions)	2000	2001	2002
Reported earnings (losses) from continuing operations before extraordinary item	$94	$(36)	$162
Add back: Goodwill amortization, net of tax	47	53	—
Adjusted earnings from continuing operations before extraordinary item	141	17	162
Discontinued operations (net of taxes)	3	11	—
Extraordinary item (net of taxes)	—	—	2
Adjusted net earnings	$144	$28	$164

6.    Discontinued operations

In 2000, the Company disposed of a substantial portion of the Lucas Diesel Systems and the Lucas Varity wiring businesses. In 2001, the Company completed the disposition of the remaining Lucas Diesel Systems businesses. The combined financial statements reflect as discontinued operations for all periods presented these businesses' operating results. The tax expense included in discontinued operations on the Combined Statements of Operations for 2001 and 2000 was $4 million and $2 million, respectively. Net proceeds totaled $29 million in 2001 and $853 million in 2000. Sales of the discontinued operations were $20 million and $74 million in 2001 and 2000, respectively. Interest has not been allocated to discontinued operations. In 2001, the Company recorded a $10 million gain on the sale of discontinued operations, which is included in the net results of discontinued operations. No gain or loss resulted from the divestiture of these businesses in 2000.

7.    Restructuring

The Company has initiated several restructuring actions including reorganizing and downsizing its operations. In 2002, charges of $59 million before tax, of which $32 million was non-cash, were recorded for actions that resulted in the closing of three plants and expected employee reductions of

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

approximately 1,100. Approximately 800 employees were terminated as a result of these actions as of December 31, 2002. In 2001, charges of $213 million before tax were recorded for actions that included the consolidation of its businesses. These actions are expected to result in a reduction of approximately 6,100 employees, of which approximately 6,000 were terminated by these actions as of December 31, 2002. In 2000, charges of $85 million were recorded for actions that resulted in employee reductions of approximately 3,700, the closing of two plants and the reorganization and downsizing of the Company's aftermarket business. In 2002, 2001 and 2000, cash payments of $142 million, $116 million and $73 million, respectively, were made for severance and costs related to the consolidation of certain facilities. Of the $61 million restructuring reserve at December 31, 2002, approximately $43 million is expected to be paid in 2003. An additional $18 million relates to involuntary employee termination arrangements outside the United States to be paid over the next several years in accordance with local law.

In 1999 and 2000, the Company initiated restructuring actions to dispose of several non-strategic or inefficient facilities, discontinue production of low-margin products and relocate certain facilities related to the integration of the Lucas Varity automotive businesses. The Company recorded approximately $45 million of restructuring costs, primarily severance, as part of the purchase price allocation. In 2002, 2001, 2000 and 1999, $1 million, $15 million, $15 million and $14 million, respectively, were used primarily for severance payments.

The following table illustrates the movement of the restructuring reserves:

		Provision		Lucas Varity purchase price allocation	Used for purposes intended	Ending balance
(Dollars in millions)	Beginning balance	Administrative and selling	Cost of sales
2000	$48	$42	$43	$18	$(88)	$63
2001	63	87	126	—	(131)	145
2002	145	17	42	—	(143)	61

8.    Asset impairments

In 2002, Occupant Safety Systems and Other Automotive segments recorded asset impairment charges of $11 million and $6 million, respectively. Of these charges, $10 million related to the write-down of the investment in two affiliates to fair market value. The remaining $7 million related primarily to the write-down of property, plant and equipment to fair value. Of these charges, $9 million is recorded in other income-net, $7 million in cost of sales and $1 million in amortization of intangible assets.

In 2001, Chassis Systems, Occupant Safety Systems and Other Automotive segments recorded asset impairment charges totaling $28 million, $10 million and $12 million, respectively. These charges, primarily related to the write-down of property, plant and equipment, were recorded as $38 million in cost of sales, $11 million in other income-net and $1 million in amortization of intangible assets. Of these charges, $49 million was a result of the reduction of volume, consolidation of production and outsourcing at certain facilities.

In 2000, as the result of a plan to consolidate operations of its Mesa air bag manufacturing facilities in the Occupant Safety Systems segment, the Company recorded an asset impairment charge of approximately $52 million in cost of sales. The Company completed the consolidation plan during the first half of 2002. Property, plant and equipment were written down to fair value on the basis of discounted estimated future cash flows and future salvage value. Also in 2000, the Other Automotive segment recorded an asset impairment charge of $15 million in cost of sales as a result of a reduction of volume at one site that allowed us to consolidate production. Assets were written down to fair value based upon current market values of the assets.

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

9.    Other (income) expense—net

	For the Years Ended December 31,
(Dollars in millions)	2000	2001	2002

Net gain on sale of assets	$(22)	$(18)	$(12)
Asset impairments	—	11	9
Pending and threatened litigation	25	29	—
Earnings of affiliates	(7)	(9)	(6)
Foreign currency exchange	(4)	1	7
Unrealized losses on foreign currency hedges associated with the Lucas Varity acquisition	9	—	—
Miscellaneous other (income) expense	(1)	(16)	(4)
	$—	$(2)	$(6)

10.    Operating segments

The Company is a U.S.-based international company providing advanced technology products and services for the automotive markets. The Company reports in three operating segments: Chassis Systems, Occupant Safety Systems and Other Automotive. The reporting of the automotive business as three segments is consistent with the manner in which the Company is managed and by which resources are allocated by the chief operating decision maker.

The principal customers for the Company's automotive products are the North and South American, European and Asian vehicle manufacturers and independent distributors.

The Company designs, manufactures and sells a broad range of steering, suspension and braking products, seat belts, airbags, steering wheels, safety electronics, engine valves, engineered fastening body control systems and other components and systems for passenger cars, light trucks and commercial vehicles. A description of the products and services provided by each of the operating segments follows.

Chassis Systems—active safety systems and other systems and components in the areas of foundation brakes, ABS and other brake control and steering gears and systems;

Occupant Safety Systems—passive safety systems and components in the areas of airbags, seat belts and crash sensors and other safety and security electronics; and

Other Automotive—engine valves, engineered fasteners and plastic components and body controls. Stud welding systems and several sensors and components businesses were divested during 2000.

The accounting policies of the operating segments are the same as those described in the "Summary of Significant Accounting Policies" note to combined financial statements. The Company evaluates operating performance based on segment profit before taxes and segment assets.

The following income and expense items are not included in segment profit before taxes:

•	Corporate expense and other, which primarily represents costs associated with corporate staff and related expenses, including certain litigation. Corporate expense includes an allocation of TRW's cost to reflect the services provided to the Company or benefits received by the Company.
•	Financing cost, which represents debt-related interest, including interest allocated from TRW, and the loss on the sale of receivables.

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

•	Net employee benefits income, which includes pension income related to retirees and terminated vested individuals acquired as part of the Lucas Varity acquisition, net of interest related to other post-retirement employee benefits.
•	Amortization of goodwill.

Segment assets are net of segment current operating liabilities other than taxes. In addition, segment assets exclude prepaid pension cost for corporate and divested operations, goodwill, unrealized gains or losses on securities of affiliate investments accounted for using the cost method, deferred income tax assets and corporate assets.

Financial information for the operating segments for each of the three years ended December 31 is as follows:

(Dollars in millions)	Chassis Systems	Occupant Safety Systems	Other Automotive	Total

2000
Sales to external customers	$5,970	$3,182	$1,768	$10,920
Intersegment sales	24	18	45	87
Segment profit before taxes	371	134	156	661
Unusual items—income (expense) included in segment profit before taxes	(101)	(105)	(7)	(213)
Segment assets	1,970	910	755	3,635
Depreciation and amortization	240	163	82	485
Capital expenditures including other intangibles	305	113	63	481

2001
Sales to external customers	$5,617	$2,997	$1,477	$10,091
Intersegment sales	23	3	34	60
Segment profit before taxes	228	110	40	378
Unusual items—income (expense) included in segment profit before taxes	(110)	(57)	(84)	(251)
Segment assets	1,876	682	534	3,092
Depreciation and amortization	234	150	70	454
Capital expenditures including other intangibles	280	120	60	460

2002
Sales to external customers	$6,078	$3,143	$1,409	$10,630
Intersegment sales	2	4	42	48
Segment profit before taxes	256	224	148	628
Unusual items—income (expense) included in segment profit before taxes	(26)	(47)	2	(71)
Segment assets	1,993	625	595	3,213
Depreciation and amortization	261	154	66	481
Capital expenditures including other intangibles	269	95	57	421

The Company accounts for intersegment sales or transfers at current market prices.

Aggregate sales to the Company's four largest customers, as a percentage of sales, were 65%, 61% and 57% in 2002, 2001 and 2000, respectively. Sales to Ford Motor Company were $2,123 million in 2002, $1,865 million in 2001 and $2,073 million in 2000. Sales to DaimlerChrysler AG were $1,939

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

million, $1,678 million and $1,540 million for 2002, 2001 and 2000, respectively. Sales to General Motors Corporation were $1,487 million in 2002, $1,325 million in 2001 and $1,332 million in 2000. Sales to Volkswagen AG were $1,397 million, $1,335 million and $1,264 million in 2002, 2001 and 2000, respectively.

The Company uses various manufactured components and raw materials in its manufacturing processes, which are available from numerous sources.

Reconciliations of the items reported for the operating segments to the applicable amounts reported in the combined financial statements as of and for each of the years ended December 31 are as follows:

	For the Years Ended December 31,
(Dollars in millions)	2000	2001	2002
Segment profit before taxes	$661	$378	$628
Corporate expense and other	(189)	(183)	(190)
Financing cost	(388)	(369)	(319)
Net employee benefits income	170	171	179
Goodwill amortization	(58)	(63)	—
Earnings (losses) from continuing operations before income taxes and extraordinary item	$196	$(66)	$298

	December 31,
(Dollars in millions)	2001	2002
Segment assets	$3,092	$3,213
Segment current operating liabilities	2,098	2,190
Current deferred income taxes	194	144
Prepaid pension cost	2,377	2,593
Goodwill	2,357	2,411
All other	169	397
Total assets	$10,287	$10,948

Information concerning principal geographic areas as of and for the three years ended December 31 is as follows:

(Dollars in millions)	United States	Germany	United Kingdom	All Other	Total
Sales to external customers
2000	$4,947	$1,773	$844	$3,356	$10,920
2001	4,344	1,723	729	3,295	10,091
2002	4,454	1,666	604	3,906	10,630
Property, plant and equipment-net
2000	1,090	454	301	869	2,714
2001	998	413	303	861	2,575
2002	858	524	285	891	2,558

Sales are attributable to geographic areas based on the location of the assets generating the sales. Inter-area sales are not significant to the total sales of any geographic area.

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

11.    Accounts receivable securitization

In November 2001, TRW entered into a $350 million accounts receivable securitization agreement with a financial institution and several financial conduits. TRW established a wholly-owned, fully-consolidated, bankruptcy-remote, special purpose subsidiary, TRW Receivables Inc., which is included in the combined financial statements of the Company, for the purpose of purchasing accounts receivable of TRW and the Company, including receivables purchased by TRW from certain of its and the Company's subsidiaries, and selling an undivided interest in the receivables to the financial conduits. The agreement provides that collections of receivables are to be reinvested in new accounts receivable. In accordance with the agreement, TRW services and collects the receivables on behalf of the financial conduits. The conduits and the special purpose subsidiary have no recourse to other assets of the Company or of TRW for failure of debtors to pay when due.

The securitization transactions are accounted for as a sale of the receivables under the provisions of SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," and are removed from the Combined Balance Sheet. The proceeds received are included in cash flows from operating activities in the Combined Statements of Cash Flows. Financing expenses paid to the conduits are recorded as loss on sale of receivables in the Combined Statements of Operations. At December 31, 2001 receivables aggregating $489 million had been sold to the special purpose subsidiary including $64 million of which had been purchased from TRW businesses other than the Company. The undivided interest at December 31, 2001 in the receivables portfolio transferred to the financial conduits amounted to $327 million. The book value of the Company's retained interest in the receivables of $162 million at December 31, 2001 approximates fair market value due to the current nature of the receivables.

Net cash flows paid to the special purpose subsidiary for the year ended December 31, 2002 were $327 million. The accounts receivable securitization agreement was terminated in December 2002.

See Note 2 for a discussion of the accounts receivable securitization program initiated in connection with the Acquisition.

12.    Financial instruments

Fair values of financial instruments—at December 31

	2001		2002
(Dollars in millions)	Carrying value	Fair value	Carrying value	Fair value
Cash and cash equivalents	$118	$118	$188	$188
Short-term debt	177	177	327	327
Floating rate long-term debt	26	26	3	3
Fixed rate long-term debt	289	276	316	234
Foreign currency forward contracts—(liability) asset	(6)	(6)	6	6

The fair value of long-term debt was determined by quoted market prices for publicly traded debt and was estimated using a discounted cash flow analysis based on the Company's current borrowing rates for similar types of borrowing arrangements for long-term debt without a quoted market price. The fair value of the foreign currency forward contracts was estimated using a discounted cash flow analysis based on quoted market prices of offsetting contracts.

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

Foreign currency forward contracts.    The Company manufactures and sells its products in countries throughout the world. As a result, it is exposed to fluctuations in foreign currency exchange rates. The Company enters into forward contracts and, to a lesser extent, purchases currency options to hedge portions of its foreign currency denominated forecasted revenues, purchases and the subsequent cash flows after maximizing natural offsets within the consolidated group. The critical terms of the hedges are the same as the underlying forecasted transactions, and the hedges are considered to be effective to offset the changes in fair value of cash flows from the hedged transactions. Gains or losses on these instruments, which mature at various dates through December 2003, are generally recorded in other comprehensive earnings (losses) until the underlying transaction is recognized in net earnings. The earnings impact is reported in either sales, cost of sales, or other income-net, to match the underlying transaction.

The amount of gains and losses reclassified into net earnings in 2002 as a result of the discontinuation of cash flow hedges was immaterial.

In addition, the Company enters into certain foreign currency forward contracts that are not treated as hedges under SFAS 133 to hedge recognized foreign currency transactions. Gains and losses on these contracts are recorded in net earnings and are substantially offset by the earnings effect of the revaluation of the underlying foreign currency denominated transaction.

Foreign exchange contracts are placed either through TRW, or directly with a number of major financial institutions to minimize credit risk. No collateral is held in relation to the contracts, and the Company anticipates that these financial institutions will satisfy their obligations under the contracts.

The following table represents the movement of amounts reported in other comprehensive income earnings (losses) of deferred cash flow hedges, net of tax:

(Dollars in millions)	2002
Balance at December 31, 2001	$1
Amounts reclassified to earnings during the year	(1)
Other comprehensive earnings (losses)	$—

There were no fair value hedges outstanding at December 31, 2002.

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

13.    Income taxes

	For the Years Ended December 31,
(Dollars in millions)	2000	2001	2002

Earnings (losses) from continuing operations before income taxes and extraordinary item
U.S.	$(161)	$(447)	$(120)
Non-U.S.	357	381	418
	$196	$(66)	$298
Provision for (benefit of) income taxes from continuing operations
Current
U.S. federal	$(44)	$(118)	$(214)
Non-U.S.	43	56	79
U.S. state and local	(22)	(7)	1
	(23)	(69)	(134)
Deferred
U.S. federal	56	17	259
Non-U.S.	44	23	10
U.S. state and local	25	(1)	1
	125	39	270
	$102	$(30)	$136

	For the Years Ended December 31,
	2000	2001	2002

Effective income tax rate from continuing operations
U.S. statutory income tax rate	35.0%	35.0%	35.0%
Nondeductible expenses	4.5	(2.9)	1.4
U.S. state and local income taxes net of U.S. federal tax benefit	0.9	7.7	0.1
Non-U.S. tax rate variances net of foreign tax credits	13.0	(51.6)	10.5
Non-U.S. government grants	(4.3)	14.3	(3.8)
Prior years' adjustments	1.5	(0.6)	(2.1)
Foreign tax refund	—	19.7	—
Non-deductible reserve	—	28.7	—
Other	1.3	(4.4)	4.8
	51.9%	45.9%	45.9%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At December 31, 2002 and 2001, the Company had unused tax benefits of $57 million and $82 million, respectively, primarily related to non-U.S. net operating loss carryforwards for income tax purposes, of which $26 million and $57 million, respectively, can be carried forward

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

indefinitely and the balance expires at various dates through 2012. A valuation allowance at December 31, 2002 and 2001, of $57 million and $75 million, respectively, has been recognized to offset the related deferred tax assets due to the uncertainty of realizing the benefit of the loss carryforwards.

It is the Company's intention to reinvest undistributed earnings of certain foreign subsidiaries, thereby indefinitely postponing their remittance. Accordingly, deferred income taxes have not been provided for accumulated undistributed earnings of $1,118 million at December 31, 2002. It is not practicable to estimate the additional income taxes and applicable withholding that would be payable on the remittance of such undistributed earnings.

The components of deferred income tax assets and liabilities are shown below:

	Deferred tax assets		Deferred tax liabilities
	December 31,		December 31,
(Dollars in millions)	2001	2002	2001	2002

Pensions and post-retirement benefits other than pensions	$360	$622	$972	$1,308
State and local taxes	10	8	—	—
Inventory	19	22	—	—
Reserves and accruals	188	139	—	—
Depreciation and amortization	—	—	85	146
U.S. net operating loss and credit carryforwards	1	—	—	—
Non-U.S. net operating loss carryforwards	81	57	—	—
Available-for-sale equity securities	1	—	—	—
Foreign currency exchange	96	—	—	14
Other	35	123	—	33
	791	971	1,057	1,501
Valuation allowance for deferred tax assets	(75)	(57)	—	—
	$716	$914	$1,057	$1,501

14.    Pension plans

During the periods presented, substantially all Company-designated employees participated in TRW's defined benefit plans. The financial statements of the Company reflect the pension assets and liabilities related to the active and retired Company-designated employees in the Company's plans or in TRW's plans.

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

The following table provides a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the two-year period ended December 31, 2002, and a statement of the funded status as of December 31, 2002 and 2001:

	2001		2002
(Dollars in millions)	U.S.	Non-U.S.	U.S.	Non-U.S.

Change in benefit obligations:
Benefit obligations at January 1	$770	$3,628	$823	$3,554
Service cost	26	37	25	54
Interest cost	59	207	60	226
Amendments	—	2	—	—
Actuarial loss	44	32	90	369
Foreign currency exchange rate changes	—	(109)	—	353
Special termination benefits	—	—	9	—
Curtailment	—	—	1	—
Acquisitions	1	—	—	—
Stand-alone allocation adjustment	—	—	(6)	—
Benefits paid	(77)	(243)	(86)	(255)
Benefit obligations at December 31	823	3,554	916	4,301

Change in plan assets:
Fair value of plan assets at January 1	830	5,224	736	4,512
Actual return on plan assets	(21)	(359)	(36)	(648)
Foreign currency exchange rate changes	—	(138)	—	420
Stand-alone allocation adjustment	—	—	40	96
Company contributions	4	23	5	20
Plan participant contributions	—	5	—	5
Benefits paid	(77)	(243)	(86)	(255)
Fair value of plan assets at December 31	736	4,512	659	4,150

Funded status of the plan	(87)	958	(257)	(151)
Unrecognized actuarial loss	150	1,583	308	2,945
Unrecognized prior service cost	3	16	—	13
Unrecognized net transition asset	(1)	(5)	—	(4)
Total recognized	$65	$2,552	$51	$2,803

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

The following table provides the amounts recognized in the Combined Balance Sheets as of December 31, 2001 and 2002:

	2001		2002
(Dollars in millions)	U.S.	Non-U.S.	U.S.	Non-U.S.

Prepaid benefit cost	$6	$2,772	$20	$3,028
Accrued benefit liability	(13)	(220)	(24)	(228)
Additional minimum liability	(21)	(13)	(160)	(45)
Intangible asset and other	2	4	1	4
Accumulated other comprehensive loss	91	9	214	44
Total recognized	$65	$2,552	$51	$2,803

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the United States pension plans for Company-designated employees and retirees with accumulated benefit obligations in excess of plan assets were $868 million, $775 million and $604 million, respectively, as of December 31, 2002, and $672 million, $605 million and $546 million, respectively, as of December 31, 2001.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the non-United States pension plans for Company-designated employees and retirees with accumulated benefit obligations in excess of plan assets were $446 million, $407 million and $139 million, respectively, as of December 31, 2002, and $263 million, $239 million and $27 million, respectively, as of December 31, 2001.

The following table provides the components of net pension (income) cost from continuing operations for the plans for years 2000, 2001 and 2002:

	2000		2001		2002
(Dollars in millions)	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.

Defined benefit plans
Service cost-benefits earned during the year	$23	$46	$26	$37	$25	$54
Interest cost on projected benefit obligations	55	211	59	207	60	226
Expected return on plan assets	(75)	(466)	(80)	(461)	(81)	(521)
Miscellaneous expense (income)	—	—	(1)	—	5	—
Amortization of recognized loss	(3)	—	(2)	—	—	6
Amortization of prior service cost	3	2	4	3	2	3
Amortization of transition asset	—	(1)	—	(1)	—	(1)
Defined benefit plans	3	(208)	6	(215)	11	(233)
Defined contribution plans	5	1	1	1	1	1
Employee stock ownership and savings plan	11	—	15	—	15	—
Total pension (income) cost	$19	$(207)	$22	$(214)	$27	$(232)

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

The assumptions used in the measurement of the benefit obligations for the active and retired Company-designated employees at December 31 are shown in the following table:

	2001		2002
	U.S.	Non-U.S.	U.S.	Non-U.S.

Discount rate	7.25%	3.00–6.50%	6.50%	3.00–6.50%
Rate of increase in compensation levels	4.10%	2.00–4.00%	4.00%	2.00–4.00%

The expected long-term rate of return on plan assets for United States plans was 9.0% and 9.5% for 2002 and 2001, respectively. For non-United States plans the expected long-term rate of return ranged from 4.0% to 8.75% in 2002 and 2001.

TRW sponsors a contributory stock ownership and savings plan for which a majority of Company-designated United States employees are eligible and under which TRW matches employee contributions up to three percent of the participant's qualified compensation. TRW contributions are held in an unleveraged employee stock ownership plan. The Company also sponsors other defined contribution pension plans covering Company-designated employees at some of its operations.

15.    Post-retirement benefits other than pensions

During the periods presented, TRW provided health care and life insurance benefits for a majority of Company-designated retired employees in the United States and Canada. The health care plans provide for cost sharing, in the form of employee contributions, deductibles and coinsurance, between TRW and its retirees. Approximately 70% of the active plan participants in the Company's post-retirement health care plans are subject to provisions which limit the annual increase in the Company's contribution toward the plan's cost to a maximum of the lesser of 50 percent of medical inflation or four percent, which should limit the long-term growth of plan liabilities. However, approximately 80% of inactive plan participants are covered by benefits with no inflationary cap and, therefore, constitute a substantial majority of existing post-retirement health care benefit liabilities. Life insurance benefits are generally noncontributory. TRW's policy is to fund the cost of post-retirement health care and life insurance benefits in amounts determined at the discretion of management. Retirees in certain other countries are provided similar benefits by plans sponsored by their governments.

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

The following table provides a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the two-year period ended December 31, 2002, and a statement of the funded status as of December 31, 2001 and 2002 for the active and retired Company-designated employees:

(Dollars in millions)	2001	2002

Benefit obligations at January 1	$797	$850
Service cost	10	10
Interest cost	56	59
Actuarial loss	49	114
Divestitures	(8)	—
Foreign currency exchange rate changes	(5)	3
Plan participant contributions	6	4
Benefits paid	(55)	(62)
Benefit obligations at December 31	850	978

Fair value of plan assets at January 1	—	—
Company contributions	49	58
Plan participant contributions	6	4
Benefits paid	(55)	(62)
Fair value of plan assets at December 31	—	—

Funded status of the plan	(850)	(978)
Unrecognized actuarial loss	55	172
Unrecognized prior service cost	(3)	(3)

Total accrued benefit cost recognized	$(798)	$(809)

The following table provides the components of net post-retirement benefit cost for the plans for years 2000, 2001 and 2002:

(Dollars in millions)	2000	2001	2002

Service cost	$10	$10	$10
Interest cost	54	56	59
Amortization of recognized income	(1)	—	—
Curtailment gain	(4)	—	—
Net post-retirement benefit cost	$59	$66	$69

The discount rates used in determining the accumulated post-retirement benefit obligations as of December 31, 2002 and 2001 were 5.5% to 6.5% and 5.75% to 7.25%, respectively. The annual rate of increase in the per capita cost of covered health care benefits for 2002 was assumed to range from 5.25% to 10.00%. The rate was assumed to decrease gradually to a range of 2.25% to 5.25% in the year 2010 and remain at that level, thereafter.

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

A one-percentage-point change in the assumed health care cost trend rate would have the following effects:

	One percentage point
(Dollars in millions)	Increase	Decrease

Effect on total of service and interest cost components	$8	$(7)
Effect on post-retirement benefit obligations	90	(76)

16.    Debt and credit agreements

	December 31,
(Dollars in millions)	2001	2002

Short-term debt
Non-U.S. borrowings	$177	$327

Long-term debt
7.25% Series A Revenue Bonds due 2004	$6	$6
10.875% Lucas Industries plc debentures due 2020	260	265
Capitalized leases	28	32
Other borrowings	21	16
Total long-term debt	315	319
Less current portion	18	17
	$297	$302

Debt allocated from TRW	$4,105	$3,279

The Company has borrowings under uncommitted credit agreements in many of the countries in which it operates. These borrowings are primarily in the local foreign currency of the country or region where the Company's operations are located. The borrowings are from various domestic and international banks at quoted market interest rates. Some of these borrowings are supported by guarantees from TRW. The weighted-average interest rate on short-term borrowings outstanding at December 31, 2002 and 2001 was 4.9% and 6.3%, respectively.

Capital lease arrangements are provided by several financial institutions, primarily in the United Kingdom and Germany, at rates ranging from 3.0% to 7.5% and expire at various dates through 2015. Other borrowings bear interest at rates ranging from 2.5% to 8.0% and mature at various dates through 2012.

The weighted-average interest rate on debt allocated from TRW at December 31, 2002 and 2001 was 8.6% and 8.3%, respectively. Interest expense allocated from TRW was $281 million, $323 million and $331 million for the years ended December 31, 2002, 2001 and 2000, respectively.

The maturities of long-term debt are: 2003-$17 million; 2004-$18 million; 2005-$9 million; 2006-$5 million; 2007-$3 million; and $267 million thereafter.

Compensating balance arrangements and fees were not material.

See Note 2 for a discussion of debt and credit agreements of TRW Automotive following the Acquisition and Note 3 for a discussion of debt allocated from TRW. Under the Master Purchase

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

Agreement, as amended, Holdings is required to use its reasonable best efforts to cause itself or its affiliate to be substituted for TRW in automotive related guarantees provided by TRW prior to February 28, 2003 and that Holdings is required to indemnify and hold TRW and Northrop harmless from and against any losses resulting from any payment following February 28, 2003 by TRW or any of its subsidiaries under such guarantees.

17.    Lease commitments

The Company leases certain offices, manufacturing and research buildings, machinery, automobiles and computer and other equipment. Such leases, some of which are noncancelable and in many cases include renewals, expire at various dates. The Company pays most maintenance, insurance and tax expenses relating to leased assets. Rental expense for operating leases was $86 million for 2002, $82 million for 2001 and $91 million for 2000.

At December 31, 2002, the future minimum lease payments for noncancelable operating leases totaled $204 million and are payable as follows: 2003-$53 million; 2004-$42 million; 2005-$33 million; 2006-$26 million; 2007-$19 million; and $31 million thereafter.

18.    Capital stock

The Company was incorporated by TRW in Delaware on June 3, 2002 with a capitalization of 500 million shares of $0.001 par value common stock authorized and one share of common stock outstanding. In addition, 50 million shares of undesignated preferred stock, par value $0.001 per share, were authorized, none of which have been issued.

19.    Stock options

TRW granted nonqualified stock options to certain Company-designated employees to purchase common stock at the market price on the date of grant. Stock options granted to employees were exercisable to the extent of one-third of the optioned shares for each full year of employment following the date of grant and expire 10 years after the date of grant. The Company applies the provisions of Accounting Principles Board Opinion (APB) 25, "Accounting for Stock Issued to Employees," in accounting for its employee stock options and, as such, no compensation expense is recognized as the exercise price equals the market price of the stock on the date of grant.

A summary of TRW stock options held by Company-designated employees follows:

	2000		2001
	Thousands of shares	Weighted- average exercise price	Thousands of shares	Weighted- average exercise price

Outstanding at beginning of year	2,046	$47.79	3,195	$51.18
Granted	1,369	55.10	93	37.83
Exercised	86	33.44	87	23.36
Canceled, expired or terminated	134	50.74	43	56.03
Outstanding at end of year	3,195	51.18	3,158	51.49
Exercisable	1,280	46.16	1,946	50.34

Weighted-average fair value of options granted		15.36		9.70

During 2002, options were granted to Company-designated employees for an aggregate of approximately 444,000 shares of TRW stock at a weighted-average exercise price of $37.00 per

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

share and a weighted average fair value of $9.21 per share. During 2002, options for approximately 1,135,000 shares were exercised, canceled or terminated through December 11, 2002.

In connection with the Merger, Company-designated employees holding options to purchase TRW stock became fully vested in such options and were given the opportunity to either exercise their options (cash-out) or convert them into Northrop stock options at December 11, 2002 in such a manner that their aggregate intrinsic value immediately before and after the exchange were the same. At December 11, 2002, options for approximately 300,000 shares were paid out in cash while options for the remaining approximately 2,167,000 shares were converted to options for Northrop shares using a conversion rate of .5357 Northrop shares per TRW share, consistent with the tender offer rate associated with the Merger. At December 31, 2002, there are options outstanding and held by Company-designated employees for approximately 1,162,000 Northrop shares, all of which options are vested, with exercise prices ranging from $59.80 to $109.90, and a weighted-average remaining contractual life of approximately 6.8 years.

Had the compensation cost for the stock options granted in 2002, 2001 and 2000 been determined based on the fair value at the grant date, consistent with the fair value method of SFAS 123, "Accounting for Stock-Based Compensation," the Company's net earnings (loss) would have been effected by additional costs of $9 million in 2002 including the impact of accelerated recognition of compensation cost due to the change of control, $6 million in 2001, and $4 million in 2000.

Fair value was estimated at the date of grant using the Black-Scholes option pricing model using the following weighted-average assumptions for 2002, 2001 and 2000, respectively: risk-free interest rate of 4.5%, 4.71%, and 5.83%; dividend yield of 3.00%, 2.85%, and 2.61%; expected volatility of 28%, 28%, and 27%; and an expected option life of six years for 2002, 2001 and 2000.

20.    Accumulated other comprehensive earnings (losses)

The components of accumulated other comprehensive earnings (losses) at December 31, 2001 and 2002 are as follows:

(Dollars in millions)	2001	2002

Foreign currency exchange loss (net of tax of $94 million in 2001 and $14 million in 2002)	$(356)	$(178)
Unrealized loss on securities (net of tax of $1 million in 2001)	(1)	—
Unrealized gain on cash flow hedges (net of tax)	1	—
Minimum pension liability adjustments (net of tax of $35 million in 2001 and $89 million in 2002)	(65)	(169)
	$(421)	$(347)

21.    Contingencies

Various claims, lawsuits and administrative proceedings are pending or threatened against the Company or its subsidiaries, covering a wide range of matters that arise in the ordinary course of its business activities with respect to commercial, product liability and environmental matters. In addition, the Company and its subsidiaries are conducting a number of environmental investigations and remedial actions at current and former locations of certain of the Company's subsidiaries. Along with other companies, certain subsidiaries of the Company have been named potentially responsible parties for certain waste management sites. Each of these matters is subject to various uncertainties, and some of these matters may be resolved unfavorably with respect to the Company. A reserve

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

estimate for each environmental matter is established using standard engineering cost estimating techniques on an undiscounted basis. In the determination of such costs, consideration is given to the professional judgment of Company environmental engineers, in consultation with outside environmental specialists, when necessary. At multi-party sites, the reserve estimate also reflects the expected allocation of total project costs among the various potentially responsible parties. At December 31, 2002, the Company had reserves for environmental matters of $102 million, including a favorable adjustment of $8 million recorded during the year. The Company believes any liability that may result from the resolution of environmental matters for which sufficient information is available to support these cost estimates will not have a material adverse effect on the Company's financial position or results of operations. However, the Company cannot predict the effect on the Company's financial position of expenditures for aspects of certain matters for which there is insufficient information. In addition, the Company cannot predict the effect of compliance with environmental laws and regulations with respect to unknown environmental matters on the Company's financial position or results of operations or the possible effect of compliance with environmental requirements imposed in the future.

Further, product liability claims may be asserted in the future for events not currently known by management. Although the ultimate liability from these potential claims cannot be ascertained at December 31, 2002, management does not anticipate that any related liability, after consideration of insurance recovery, would have a material adverse effect on the Company's financial position.

In October 2000, Kelsey-Hayes Company (formerly known as Fruehauf Corporation) was served with a grand jury subpoena relating to a criminal investigation being conducted by the U.S. Attorney for the Southern District of Illinois. The U.S. Attorney has informed the Company that the investigation relates to possible wrongdoing by Kelsey-Hayes Company and others involving certain loans made by Kelsey-Hayes Company's then parent corporation to Fruehauf Trailer Corporation, the handling of the trailing liabilities of Fruehauf Corporation and actions in connection with the 1996 bankruptcy of Fruehauf Trailer Corporation.

Kelsey-Hayes Company became a wholly owned subsidiary of TRW upon TRW's acquisition of Lucas Varity in 1999. The Company is cooperating with the investigation and is unable to predict the outcome of the investigation at this time.

On May 6, 2002, ArvinMeritor Inc. filed suit against TRW in the United States District Court for the Eastern District of Michigan, claiming breach of contract and breach of warranty in connection with certain tie rod ends that TRW supplied to ArvinMeritor and the voluntary recall of some of these tie rod ends. ArvinMeritor subsequently recalled all of the tie rod ends, and claims that it is entitled to reimbursement from TRW for the costs associated with both the products recalled by TRW and those recalled by ArvinMeritor on its own. ArvinMeritor is seeking $18.3 million in damages plus legal fees, administrative expenses and interest. Management believes that the Company has meritorious defenses and intends to defend vigorously the claims asserted against the Company, but cannot predict the outcome of this lawsuit.

On October 1, 2002, International Truck & Engine Corporation notified the National Highway Traffic Safety Administration, or NHTSA, of a program to affect a voluntary safety recall of hydraulic anti-lock brake systems electronic control units manufactured by Kelsey-Hayes Company. On October 1, 2002, International Truck's parent company filed a current report on Form 8-K in which it disclosed that it seeks to recover costs associated with its voluntary recall from the manufacturer of the electronic control units and indicated that it expects to record a pre-tax charge of approximately $51 million for estimated recall costs. On October 3, 2002, Kelsey-Hayes Company filed a declaratory judgment action against International Truck in the Circuit Court for the County of Oakland, Michigan seeking a judgment declaring that International Truck has no right to recover any of the costs associated with the voluntary recall. On November 22, 2002, International Truck filed an answer and counterclaim. On December 20, 2002, Kelsey-Hayes Company filed an answer to the counterclaims of International

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

Truck & Engine Corporation. The parties reached an agreement to settle this dispute on September 10, 2003 and the settlement does not have a material effect on the Company's financial position, results of operations or cash flows.

On December 30, 2002, Koyo Seiko Co., Ltd. and Koyo Delaware, Inc. filed a complaint against TRW and its then wholly-owned subsidiary, TRW Automotive Holding Company, in the Circuit Court for Monroe County, Tennessee, alleging that TRW violated certain nonassignment and other provisions of a 1988 partnership agreement with Koyo, under which the parties formed TKS, by agreeing to be merged into Northrop and by cooperating with Northrop in preparing for the spin-off of TRW's automotive business or the sale of that business to BCP Acquisition Company L.L.C., an entity controlled by Blackstone. The complaint included claims for breach of contract, breach of fiduciary duty and breach of good faith and fair dealing. It sought declaratory relief consisting of an injunction prohibiting the defendants from including the partnership interest held by TRW Automotive Holding Company in any sale or transfer to Blackstone and from disclosing Koyo trade secrets to third parties, orders terminating defendants' participation in the partnership and requiring defendants to sell their partnership interest to Koyo and damages. On January 21, 2003, TRW and TRW Automotive Holding Company filed a motion to dismiss or for summary judgment. On February 21, 2003, the Circuit Court for Monroe County, Tennessee, issued a temporary injunction prohibiting the sale to any entity controlled by Blackstone, of the partnership interest held by TRW Automotive Holding Company, in TKS, pending the final hearing of the matter. On March 7, 2003, Koyo Seiko filed a cross motion for partial summary judgment seeking a permanent injunction and other relief. On July 30, 2003, the court issued an order, which enjoined TRW and its subsidiaries and affiliates from: (i) selling or transferring all or any part of its partnership interest in TKS to Blackstone; (ii) assigning all or part of its rights under the TKS Partnership Agreement to Blackstone; and (iii) delegating all or part of its obligations under the TKS Partnership Agreement to Blackstone. The Company has been informed that Northrop has reached an agreement with Koyo Seiko to sell the 51% interest in TKS to Koyo Seiko.

While certain of the Company's subsidiaries have been subject in recent years to asbestos-related claims, management believes that such claims will not have a material adverse effect on the Company's financial condition or results of operations. In general, these claims seek damages for illnesses alleged to have resulted from exposure to asbestos used in certain components sold by the Company's subsidiaries. Management believes that the majority of the claimants were assembly workers at the major U.S. automobile manufacturers.

The vast majority of these claims name as defendants numerous manufacturers and suppliers of a wide variety of products allegedly containing asbestos. Management believes that, to the extent any of the products sold by these subsidiaries and at issue in these cases contained asbestos, the asbestos was encapsulated. Based upon several years of experience with such claims, management believes that only a small proportion of the claimants has or will ever develop any asbestos-related impairment.

Neither settlement costs in connection with asbestos claims nor average annual legal fees to defend these claims have been material in the past. These claims are strongly disputed by the Company and its subsidiaries and it has been the policy to defend against them aggressively. Many of these cases have been dismissed without any payment whatsoever. Moreover, there is significant insurance coverage with solvent carriers with respect to these claims. However, while the Company's costs to defend and settle these claims in the past have not been material, there can be no assurances that this will remain so in the future.

Management believes that the ultimate resolution of the foregoing matters will not have a material effect on the Company's financial condition or results of operations.

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

22.    Quarterly financial information (unaudited)

	First		Second		Third		Fourth
(Dollars in millions)	2001	2002	2001	2002	2001	2002	2001	2002
	(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)

Sales	$2,619	$2,570	$2,673	$2,841	$2,322	$2,545	$2,477	$2,674
Gross profit	312	321	322	392	284	297	184	305
Earnings (losses) from continuing operations before income taxes and extraordinary item	25	69	38	138	—	93	(129)	(2)
Earnings (losses) from continuing operations before extraordinary item	28	45	20	93	1	57	(85)	(33)
Net earnings (losses)	29	47	21	93	8	57	(83)	(33)
Unusual items expense before income taxes	(8)	(6)	(23)	(2)	(58)	(8)	(192)	(73)

(A)	Earnings (losses) from continuing operations before income taxes and extraordinary item includes a $23 million net gain ($28 million after tax) related to asset sales and a $31 million charge ($23 million after tax) for restructuring actions.

(B)	Earnings (losses) from continuing operations before income taxes and extraordinary item includes a $3 million charge ($2 million after tax) related to asset impairments and a $3 million charge ($2 million after tax) for restructuring actions.

(C)	Earnings (losses) from continuing operations before income taxes and extraordinary item includes a $23 million charge ($21 million after tax), primarily related to restructuring actions.

(D)	Earnings (losses) from continuing operations before income taxes and extraordinary item includes a $6 million charge ($3 million after tax) for restructuring actions, a $5 million gain ($3 million after tax) related to asset sales and a $1 million charge for impaired assets.

(E)	Earnings (losses) from continuing operations before income taxes and extraordinary item includes a $33 million charge ($23 million after tax) related to asset impairment and restructuring actions, a $29 million charge ($19 million after tax) for pending and threatened litigation and a $4 million gain ($2 million after tax) related to the sale of assets.

(F)	Earnings (losses) from continuing operations before income taxes and extraordinary item includes a $7 million net charge ($9 million after tax) for restructuring actions, a $6 million charge ($5 million after tax) for impaired assets, a $7 million gain ($5 million after tax) related to asset sales and a $2 million charge ($1 million after tax) for pending and threatened litigation.

(G)	Earnings (losses) from continuing operations before income taxes and extraordinary item includes a $142 million charge ($99 million after tax) related to restructuring and other charges, a $34 million charge ($14 million after tax) related to asset impairments, a $9 million loss ($9 million after tax) related to the sale of assets and a $7 million charge ($5 million after tax) for pending and threatened litigation and claims.

(H)	Earnings (losses) from continuing operations before income taxes and extraordinary item includes a $43 million charge ($32 million after tax) related to restructuring charges, a $23 million charge ($15 million after tax) for special compensation arrangements related to Northrop's acquisition of TRW and a $7 million charge ($4 million after tax) related to asset impairments.

23.    Supplemental guarantor condensed combining financial statements

In connection with the Acquisition, TRW Automotive (presented as Parent in the following tables) issued Senior Notes and Senior Subordinated Notes as further described in note 2 "Subsequent events". The Senior Notes are fully, unconditionally and jointly and severally guaranteed on an unsecured senior basis and the Senior Subordinated Notes are fully, unconditionally and jointly and severally guaranteed on an unsecured senior subordinated basis, in each case, by substantially all existing and future wholly owned restricted domestic subsidiaries of TRW Automotive and by TRW Luxembourg (collectively, the "Guarantors"). All other subsidiaries of TRW Automotive, whether direct or indirect, do not guarantee the Senior Notes and the Senior Subordinated Notes

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

("Non-Guarantors"). At this time, all existing wholly owned domestic subsidiaries of TRW Automotive are restricted domestic subsidiaries.The Guarantors also unconditionally guarantee the Company's borrowings under the Senior Secured Credit Facilities on a senior secured basis.

The following audited condensed combining financial statements present the results of operations, financial position and cash flows of (1) the Parent, (2) the Guarantors, (3) the Non-Guarantors and (4) eliminations to arrive at the information for TRW Automotive on a combined basis. Separate financial statements and other disclosures concerning the Guarantors are not presented because management does not believe that such information is material to investors.

	For the year ended December 31, 2002
	Parent	Guarantors	Non-Guarantors	Eliminations	Combined
	(In millions)

Sales	$—	$4,331	$6,852	$(553)	$10,630
Cost of sales	—	3,919	5,963	(567)	9,315

Gross profit		412	889	14	1,315
Administrative and selling expenses	—	292	276	(27)	541
Research and development expenses	—	44	107	—	151
Amortization of intangible assets	—	12	3	—	15
Intercompany charges (net)	—	4	(31)	27	—
Other (income) expense – net	(9)	(111)	100	14	(6)
Operating income	9	171	434	—	614
Interest expense	281	1	34	—	316
Interest income	—	—	(7)	—	(7)
Intercompany interest (net)	250	(82)	(168)	—	—
Loss on sale of receivables	—	—	7	—	7
Earnings (losses) before income taxes and extraordinary item	(522)	252	568	—	298
Income tax expense (benefit)	(166)	102	200	—	136
Equity in net (income) losses of subsidiaries	(520)	(11)	—	531	—
Earnings (losses) before extraordinary item	164	161	368	(531)	162
Extraordinary item (net of tax)	—	—	2	—	2
Net earnings (losses)	$164	$161	$370	$(531)	$164

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

Supplemental guarantor condensed combining financial statements — (continued)

	For the year ended December 31, 2001
	Parent	Guarantors	Non-Guarantors	Eliminations	Combined
	(In millions)

Sales	$—	$4,205	$6,377	$(491)	$10,091
Cost of sales	—	4,046	5,448	(505)	8,989

Gross profit	—	159	929	14	1,102
Administrative and selling expenses	—	250	347	—	597
Research and development expenses	—	49	82	—	131
Amortization of goodwill and intangible assets	—	53	25	—	78
Intercompany charges (net)	—	1	(1)	—	—
Other (income) expense – net	(5)	(132)	122	13	(2)
Operating income	5	(62)	354	1	298
Interest expense	332	1	39	1	373
Interest income	—	—	(10)	—	(10)
Intercompany interest (net)	304	(80)	(223)	(1)	—
Loss on sale of receivables	—	—	1	—	1

Earnings (losses) from continuing operations before income taxes	(631)	17	547	1	(66)
Income tax expense (benefit)	(221)	(8)	199	—	(30)
Equity in net (income) losses of subsidiaries	(385)	(29)	—	414	—

Earnings (losses) from continuing operations	(25)	54	348	(413)	(36)
Discontinued operations (net of taxes)	—	—	11	—	11

Net earnings (losses)	$(25)	$54	$359	$(413)	$(25)

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

Supplemental guarantor condensed combining financial statements — (continued)

	For the year ended December 31, 2000
	Parent	Guarantors	Non-Guarantors	Eliminations	Combined
	(In millions)

Sales	$—	$4,823	$6,651	$(554)	$10,920
Cost of sales	—	4,387	5,620	(570)	9,437

Gross profit	—	436	1,031	16	1,483
Administrative and selling expenses	—	300	370	—	670
Research and development expenses	—	80	87	—	167
Amortization of goodwill and intangible assets	—	48	28	—	76
Intercompany charges (net)	—	19	(19)	—	—
Other (income) expense – net	(4)	(92)	80	16	—
Operating income	4	81	485	—	570
Interest expense	343	2	42	—	387
Interest income	—	—	(13)	—	(13)
Intercompany interest (net)	310	(95)	(215)	—	—

Earnings (losses) from continuing operations before income taxes	(649)	174	671	—	196
Income tax expense (benefit)	(219)	76	245	—	102
Equity in net (income) losses of subsidiaries	(530)	20	—	510	—

Earnings (losses) from continuing operations	100	78	426	(510)	94
Discontinued operations (net of taxes)	—	—	3	—	3

Net earnings (losses)	$100	$78	$429	$(510)	$97

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

Supplemental guarantor condensed combining financial statements — (continued)

	December 31, 2002
	Parent	Guarantors	Non-Guarantors	Eliminations	Combined
	(In millions)
Assets
Current assets
Cash and cash equivalents	$—	$6	$182	$—	$188
Accounts receivable	—	340	1,008	—	1,348
Inventories	—	177	431	—	608
Prepaid expenses	—	8	41	—	49
Deferred income taxes	—	191	(47)	—	144
Total current assets	—	722	1,615	—	2,337

Long-term assets
Property, plant and equipment – net	—	798	1,760	—	2,558
Goodwill – net	—	1,996	415	—	2,411
Other intangible assets – net	—	99	68	—	167
Investments in affiliated companies	—	44	22	—	66
Investments in consolidated subsidiaries	6,439	507	—	(6,946)	—
Other notes and accounts receivable	—	16	130	—	146
Other assets	—	93	122	—	215
Prepaid pension cost	—	20	3,028	—	3,048
	$6,439	$4,295	$7,160	$(6,946)	$10,948
Liabilities, minority interests and stockholder's investment
Current liabilities
Short-term debt	$—	$—	$327	$—	$327
Trade accounts payable	—	426	981	—	1,407
Accrued compensation	—	67	160	—	227
Other accruals	—	319	308	—	627
Income taxes	136	—	14	—	150
Current portion of long-term debt	—	—	17	—	17
Total current liabilities	136	812	1,807	—	2,755

Long-term liabilities
Debt allocated from TRW	3,279	—	—		3,279
Long-term debt	—	7	295	—	302
Post-retirement benefits other than pension	—	664	87	—	751
Long-term liabilities	—	379	279	—	658
Deferred income taxes	—	35	696	—	731
Intercompany accounts (net)	633	(862)	229	—	—
Total liabilities	4,048	1,035	3,393	—	8,476

Minority interests	—	—	81	—	81
Stockholder's investment
Parent company investment	2,738	3,610	3,858	(7,468)	2,738
Accumulated other comprehensive earnings (losses)	(347)	(350)	(172)	522	(347)
Total stockholder's investment	2,391	3,260	3,686	(6,946)	2,391
	$6,439	$4,295	$7,160	$(6,946)	$10,948

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

Supplemental guarantor condensed combining financial statements — (continued)

	December 31, 2001
	Parent	Guarantors	Non-Guarantors	Eliminations	Combined
	(In millions)
Assets
Current assets
Cash and cash equivalents	$—	$1	$117	$—	$118
Accounts receivable	—	(20)	873	—	853
Interest in securitized receivables	—	—	162	—	162
Inventories	—	179	373	—	552
Prepaid expenses	—	30	28	—	58
Deferred income taxes	—	72	122	—	194
Total current assets	—	262	1,675	—	1,937

Long-term assets
Property, plant and equipment – net	—	940	1,635	—	2,575
Goodwill – net	—	1,568	789	—	2,357
Other intangible assets – net	—	104	66	—	170
Investments in affiliated companies	—	51	23	—	74
Investments in consolidated subsidiaries	11,228	646	—	(11,874)	—
Other notes and accounts receivable	—	27	126	—	153
Other assets	—	127	116	—	243
Prepaid pension cost	—	—	2,778	—	2,778
	$11,228	$3,725	$7,208	$(11,874)	$10,287
Liabilities, minority interests and stockholder's investment
Current liabilities
Short-term debt	$—	$—	$177	$—	$177
Trade accounts payable	—	382	870	—	1,252
Accrued compensation	—	84	134	—	218
Other accruals	—	438	348	—	786
Income taxes	104	—	22	—	126
Current portion of long-term debt	—	—	18	—	18
Total current liabilities	104	904	1,569	—	2,577

Long-term liabilities
Debt allocated from TRW	4,105	—	—		4,105
Long-term debt	—	6	291	—	297
Post-retirement benefits other than pension	—	659	84	—	743
Long-term liabilities	—	240	215	—	455
Deferred income taxes	—	(193)	728	—	535
Intercompany accounts (net)	5,515	(1,450)	(4,065)	—	—
Total liabilities	9,724	166	(1,178)	—	8,712

Minority interests	—	—	71	—	71
Stockholder's investment
Parent company investment	1,925	3,673	8,661	(12,334)	1,925
Accumulated other comprehensive earnings (losses)	(421)	(114)	(346)	460	(421)
Total stockholder's investment	1,504	3,559	8,315	(11,874)	1,504
	$11,228	$3,725	$7,208	$(11,874)	$10,287

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

Supplemental guarantor condensed combining financial statements — (continued)

	For the year ended December 31, 2002
	Parent	Guarantors	Non-Guarantors	Eliminations	Combined
	(In millions)

Net cash provided by (used in) operating activities	$(356)	$(14)	$896	$—	$526

Cash flow from investing activities
Capital expenditures including intangibles	—	(111)	(316)	—	(427)
Net proceeds from divestitures and sale of assets	—	—	22	—	22
Other – net	—	1	(10)	—	(9)
Net cash used in investing activities	—	(110)	(304)	—	(414)

Cash flow from financing activities
(Decrease) increase in short-term debt	—	—	121	—	121
Proceeds from debt in excess of 90 days	—	—	17	—	17
Principal payments on debt in excess of 90 days	—	—	(81)	—	(81)
Change in intercompany accounts	434	128	(562)	—	—
Net transfers (to) from parent company	(78)	—	—	—	(78)
Other – net	—	—	26	—	26
Net cash provided by (used in) financing activities	356	128	(479)	—	5

Effect of exchange rate changes on cash	—	—	(47)	—	(47)

(Decrease) increase in cash and cash equivalents	—	4	66	—	70
Cash and cash equivalents at beginning of year		2	116	—	118
Cash and cash equivalents at end of year	$—	$6	$182	$—	$188

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

Supplemental guarantor condensed combining financial statements — (continued)

	For the year ended December 31, 2001
	Parent	Guarantors	Non-Guarantors	Eliminations	Combined
	(In millions)

Net cash provided by (used in) operating activities	$(397)	$890	$335	$—	$828

Cash flow from investing activities
Capital expenditures including intangibles	—	(126)	(349)	—	(475)
Net proceeds from divestitures and sale of assets	—	12	34	—	46
Other – net	—	9	11	—	20
Net cash used in investing activities	—	(105)	(304)	—	(409)

Cash flow from financing activities
(Decrease) increase in short-term debt	—	—	(36)	—	(36)
Proceeds from debt in excess of 90 days	—	—	10	—	10
Principal payments on debt in excess of 90 days	—	—	(47)	—	(47)
Change in intercompany accounts	187	(790)	603	—	—
Net transfers (to) from parent company	210	—	(596)	—	(386)
Other – net	—	—	(5)	—	(5)
Net cash provided by (used in) financing activities	397	(790)	(71)	—	(464)

Effect of exchange rate changes on cash	—	—	12	—	12

(Decrease) increase in cash and cash equivalents	—	(5)	(28)	––	(33)
Cash and cash equivalents at beginning of year	—	6	145	—	151
Cash and cash equivalents at end of year	$—	$1	$117	$—	$118

TRW AUTOMOTIVE INC.
Notes to combined financial statements (continued)

Supplemental guarantor condensed combining financial statements — (continued)

	For the year ended December 31, 2000
	Parent	Guarantors	Non-Guarantors	Eliminations	Combined
	(In millions)

Net cash provided by (used in) operating activities	$(431)	$298	$884	$—	$751

Cash flow from investing activities
Capital expenditures including intangibles	—	(180)	(321)	—	(501)
Net proceeds from divestitures and sale of assets	—	164	946	—	1,110
Other – net	—	15	17	—	32
Net cash provided by (used in) investing activities	—	(1)	642	—	641

Cash flow from financing activities
(Decrease) increase in short-term debt	—	(1)	(149)	—	(150)
Proceeds from debt in excess of 90 days	—	—	34	—	34
Principal payments on debt in excess of 90 days	—	—	(85)	—	(85)
Change in intercompany accounts	1,710	(289)	(1,421)	—	—
Net transfers (to) from parent company	(1,279)	—	34	—	(1,245)
Other – net	—	(6)	—	—	(6)
Net cash provided by (used in) financing activities	431	(296)	(1,587)	—	(1,452)

Effect of exchange rate changes on cash	—	—	(12)	—	(12)

(Decrease) increase in cash and cash equivalents	—	1	(73)	—	(72)
Cash and cash equivalents at beginning of year	—	6	217	—	223
Cash and cash equivalents at end of year	$—	$7	$144	$—	$151

TRW AUTOMOTIVE INC.
Combined and consolidated statements of operations
(Unaudited)

	Predecessor		Successor
(Dollars in millions)	Six Months Ended June 28, 2002	Two Months Ended February 28, 2003	Four Months Ended June 27, 2003

Sales	$5,411	$1,916	$3,917
Cost of sales	4,698	1,686	3,488
Gross profit	713	230	429
Administrative and selling expenses	263	100	175
Research and development expenses	74	27	54
Purchased in-process research and development	—	—	85
Amortization of intangible assets	8	2	5
Other (income) expense—net	11	4	(24)
Operating income	357	97	134
Interest expense	148	48	111
Interest income	(2)	(1)	(4)
Loss on sale of receivables	4	—	25
Gain on retirement of debt	(4)	—	—
Earnings (losses) from operations before income taxes	211	50	2
Income tax expense	71	19	53
Net earnings (losses)	$140	$31	$(51)

See accompanying notes to unaudited combined and consolidated interim financial statements.

TRW AUTOMOTIVE INC.
Combined and consolidated balance sheets
(Unaudited)

(Dollars in millions)	Predecessor December 31, 2002	Successor June 27, 2003
Assets
Current assets:
Cash and cash equivalents	$188	$617
Accounts receivable	1,348	1,906
Interest in securitized receivables	—	—
Inventories	608	623
Prepaid expenses	49	73
Deferred income taxes	144	39
Total current assets	2,337	3,258
Property, plant and equipment—on the basis of cost	6,281	2,508
Less accumulated depreciation and amortization	3,723	146
Total property, plant and equipment—net	2,558	2,362
Intangible assets	356	516
Less accumulated amortization	189	7
Intangible assets—net	167	509
Goodwill	2,411	3,053
Investments in affiliated companies	66	54
Other notes and accounts receivable	146	138
Other assets	215	292
Prepaid pension cost	3,048	78
	$10,948	$9,744
Liabilities, minority interests and stockholder's investment
Current liabilities:
Short-term debt	$327	$125
Trade accounts payable	1,407	1,601
Current portion of long-term debt	17	15
Other current liabilities	1,004	1,331
Total current liabilities	2,755	3,072
Debt allocated from TRW	3,279	—
Long-term debt	302	3,314
Post-retirement benefits other than pensions	751	1,007
Long-term liabilities	658	1,018
Deferred income taxes	731	66
Total liabilities	8,476	8,477
Minority interests	81	52
Stockholder's investment:
Parent company investment	2,738	—
Capital stock (100 shares authorized and outstanding, par value $0.01)	—	—
Paid-in-capital	—	1,216
Accumulated deficit	—	(51)
Accumulated other comprehensive earnings (losses)	(347)	50
Total stockholder's investment	2,391	1,215
	$10,948	$9,744

See accompanying notes to unaudited combined and consolidated interim financial statements.

TRW AUTOMOTIVE INC.
Combined and consolidated statements of cash flows
(Unaudited)

	Predecessor		Successor
(Dollars in millions)	Six Months Ended June 28, 2002	Two Months Ended February 28, 2003	Four Months Ended June 27, 2003
Operating activities
Net earnings (losses)	$140	$31	$(51)
Adjustments to reconcile net earnings (losses) to net cash provided by (used in) operating activities:
Depreciation and amortization	245	84	156
Amortization of deferred financing fees	—	—	5
Pension and other postretirement benefits, net of contributions	(115)	(28)	4
Purchased in-process research and development	—	—	85
Net gain on the sale of assets	(5)	—	—
Asset impairment charges	3	1	—
Deferred income taxes	(2)	(3)	—
Other—net	15	5	5
Changes in assets and liabilities, net of effects of businesses acquired or divested	51	(163)	99
Net cash provided by (used in) operating activities	332	(73)	303
Investing activities
Capital expenditures including other intangibles	(148)	(66)	(65)
Acquisitions, net of cash acquired	—	—	(3,293)
Acquisition transaction fees	—	—	(56)
Net proceeds from sales of assets	22	—	31
Other—net	(9)	(2)	6
Net cash used in investing activities	(135)	(68)	(3,377)
Financing activities
Increase (decrease) in short-term debt	9	(321)	9
Proceeds from debt in excess of 90 days	17	—	—
Principal payments on debt in excess of 90 days	(34)	(18)	(4)
Proceeds from issuance of long-term debt	—	—	3,085
Debt issue costs	—	—	(110)
Equity contribution from parent company	—	—	698
Net transfers from parent company	(119)	503	—
Other—net	1	78	1
Net cash provided by (used in) financing activities	(126)	242	3,679
Effect of exchange rate changes on cash	(42)	(13)	12
Increase in cash and cash equivalents	29	88	617
Cash and cash equivalents at beginning of period	118	188	—
Cash and cash equivalents at end of period	$147	$276	$617

See accompanying notes to unaudited combined and consolidated interim financial statements.

TRW AUTOMOTIVE INC.
Combined and consolidated statements of changes in
stockholder's investment
(Unaudited)

	Predecessor
(Dollars in millions)	Parent Company Investment	Accumulated Other Comprehensive Losses	Total Stockholder's Investment
Balance at December 31, 2002	$2,738	$(347)	$2,391
Net earnings	31	—	31
Foreign exchange loss, net of tax	—	(58)	(58)
Net transfers from parent company	290	—	290
Balance at February 28, 2003	$3,059	$(405)	$2,654

	Successor
(Dollars in millions)	Common Stock	Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Loss	Total
Balance at March 1, 2003	$—	$—	$—	$—	$—
Equity contribution from parent company	—	1,216	—	—	1,216
Net loss	—	—	(51)	—	(51)
Foreign exchange gain, net of tax	—	—	—	49	49
Deferred cash flow hedges, net of tax	—	—	—	1	1
Balance at June 27, 2003	$—	$1,216	$(51)	$50	$1,215

See accompanying notes to unaudited combined and consolidated interim financial statements.

TRW AUTOMOTIVE INC.
Notes to unaudited combined and consolidated interim financial statements

1.    Description of business and change in ownership

Description of business

TRW Automotive Inc. (also referred to herein as the "Company") is among the world's largest and most diversified suppliers of automotive systems, modules and components to global automotive vehicle manufacturers, or VMs, and related aftermarkets. The Company conducts substantially all of its operations through subsidiaries. These operations primarily encompass the design, manufacture and sale of active and passive safety related products. Active safety related products principally refer to vehicle dynamic controls (primarily braking and steering), and passive safety related products principally refer to occupant restraints (primarily air bags and seat belts) and crash sensors. The Company is primarily a "Tier-1" supplier (a supplier which sells directly to VMs), with over 85% of its sales in 2002 made directly to VMs.

Change in ownership

On February 28, 2003, an entity controlled by affiliates of The Blackstone Group L.P. ("Blackstone"), through a newly-formed entity TRW Automotive Holdings Corp. ("Holdings"), caused its indirect wholly-owned subsidiary, TRW Automotive Acquisition Corp., to purchase substantially all of the assets and assume substantially all of the liabilities (other than certain indebtedness) associated with TRW Inc.'s automotive business from Northrop Grumman Corporation ("Northrop") for a purchase price of $4,443 million (excluding assumed debt of $210 million), subject to certain closing and post-closing adjustments (the "Acquisition"). Previously, on December 11, 2002, Northrop consummated an Agreement and Plan of Merger (the "Merger") with TRW Inc. ("TRW") whereby Northrop acquired all of the outstanding common stock of TRW, including TRW's automotive business, in exchange for Northrop's shares. Subsequent to the Acquisition, TRW Automotive Acquisition Corp. changed it's name to TRW Automotive Inc. (referred to herein as the "Company" or the "Successor"). Upon completion of the Acquisition, a subsidiary of Northrop retained a 19.6% interest in Holdings.

Holdings was capitalized by a cash equity contribution of $698 million (further described below) and contributed the $698 million in cash plus newly issued shares of its common stock having an implied value of $170 million to TRW Automotive Intermediate Holdings Corp. ("Intermediate") which is the direct parent of the Company. Intermediate issued a $600 million face amount subordinated 8% pay-in-kind note due 2018 (the "Seller Note") to an affiliate of Northrop to acquire the stock of certain TRW automotive subsidiaries. Intermediate contributed such stock together with a cash equity contribution of $698 million and the $170 million of Holdings common stock to the Company for 100% of the Company's stock. Intermediate has no independent operations or investments other than its investment in the Company. Intermediate will be dependent on the cash flows of the Company to repay the Seller Note upon maturity.

In connection with the Acquisition, the Company issued senior notes (the "Senior Notes") and senior subordinated notes (the "Senior Subordinated Notes") in a private offering, entered into new revolving credit and term loan facilities (the "Senior Secured Credit Facilities") and initiated a trade accounts receivable securitization program (the "Receivables Facility").

Funding for the cash portion of the purchase price of the Acquisition included $1,577 million in proceeds from the notes, $1,510 million in borrowings under the Company's Senior Secured Credit Facilities, and a cash equity contribution primarily from affiliates of Blackstone, in exchange for shares of Holdings. Employees of the Company and certain of its subsidiaries also made cash equity contributions in exchange for shares of Holdings. In connection with the Acquisition, the Company incurred approximately $56 million in costs which have been capitalized and included as part of the purchase price.

On December 30, 2002, Koyo Seiko Co., Ltd. and Koyo Delaware, Inc. filed a complaint against TRW and its then wholly-owned subsidiary, TRW Automotive Holding Company, in the Circuit Court

TRW AUTOMOTIVE INC.
Notes to unaudited combined and consolidated interim financial statements (continued)

for Monroe County, Tennessee, alleging that TRW violated certain provisions of the partnership agreement with Koyo under which the parties formed TRW Koyo Steering Systems Company ("TKS"). On February 21, 2003, the Circuit Court for Monroe County, Tennessee, issued a temporary injunction prohibiting the sale to any entity controlled by Blackstone, of the partnership interest held by TRW Automotive Holding Company in TKS, pending the final hearing of the matter. On March 7, 2003, Koyo Seiko filed a cross motion for partial summary judgment seeking a permanent injunction and other relief. On July 30, 2003, the court issued an order, which enjoined TRW and its subsidiaries and affiliates from: (i) selling or transferring all or any part of its partnership interest in TKS to Blackstone; (ii) assigning all or part of its rights under the TKS Partnership Agreement to Blackstone; and (iii) delegating all or part of its obligations under the TKS Partnership Agreement to Blackstone. The Company has been informed that Northrop has reached an agreement with Koyo Seiko to sell the 51% interest in TKS to Koyo Seiko.

The following unaudited pro forma financial data summarizes the results of operations for the six months ended June 27, 2003 and June 28, 2002 as if the Acquisition had occurred as of January 1 of each period. Pro forma adjustments include the removal of the results of operations of TKS, elimination of a $42 million inventory write-up recorded as a result of the Acquisition, elimination of $85 million in purchased in-process research and development expense, adjustments to depreciation and amortization to reflect fair value of property, plant equipment and intangibles, the elimination of the amortization of unrecognized pension and other post retirement benefit losses, adjustments to corporate allocations to reflect estimated stand-alone costs, adjustments to interest expense to reflect the Company's new capital structure, adjustments to loss on sale of receivables to reflect the initiation of the Receivables Facility and certain adjustments to income taxes. These pro forma amounts are not necessarily indicative of the results that would have been attained if the Acquisition had occurred at the beginning of each period presented or that may be attained in the future.

(Dollars in millions)	Six Months Ended June 28, 2002	Six Months Ended June 27, 2003

Sales	$5,288	$5,790
Operating income	391	374
Net earnings	165	140

2.    Basis of presentation

The following provides a description of the basis of presentation during all periods presented:

Successor – Represents the consolidated financial position of the Company as of June 27, 2003 and consolidated results of operations and cash flows for the four months ended June 27, 2003 following the Acquisition. The financial position as of June 27, 2003 and results of operations and cash flows for the four months ended June 27, 2003 reflect the preliminary application of purchase accounting, relating to the Acquisition as described more fully below.

Predecessor – Represents the combined financial position of the automotive business of TRW for all periods prior to the Acquisition on February 28, 2003. This presentation reflects the historical basis of accounting without the application of purchase accounting for the Merger in any period presented.

The financial position, results of operations and cash flows of the Successor exclude, while the Predecessor includes, for all periods presented, the financial position, results of operations and cash flows of TKS.

TRW AUTOMOTIVE INC.
Notes to unaudited combined and consolidated interim financial statements (continued)

The consolidated and combined statements of operations include expenses recorded by the Predecessor or directly charged to the Predecessor by TRW for periods prior to the Merger and by Northrop for periods prior to the Acquisition. In addition, the statements of operations include an allocation of general and administrative corporate expenses from TRW and Northrop to reflect the services provided to the Predecessor or benefits received by the Predecessor. These services primarily consisted of general corporate management and governance, finance and accounting, treasury and risk management, human resources and benefits administration, legal, management information services and other shared support services. The TRW allocation was $41 million for the six months ended June 28, 2002. The Northrop allocation was $8 million for the two months ended February 28, 2003. The allocations are reported in administrative and selling expenses in the consolidated and combined statements of operations. These allocations were computed using TRW's and Northrop's internal allocation methodology, which was based upon an established percentage of costs applied to the cost of operations (sales less earnings (losses) before taxes from continuing operations). The allocation to the Company represented a pro-rata share of such expenses, based on the ratio of its cost of operations (as defined above) to TRW's total cost of operations (excluding allocable corporate expenses). Given that TRW and Northrop Grumman provided such support services for the benefit of their entire organizations, it would have been impractical to allocate such expenses in a more direct manner. Accordingly, management believes that this was a reasonable method for allocating such expenses. However, as the scale of operations and nature of the business of TRW differed from that of the Company, these allocations are not necessarily representative of the operating expenses that would have been incurred had the Predecessor operated on a stand-alone basis.

The accompanying unaudited consolidated financial statements of the Successor and unaudited combined financial statements of the Predecessor have been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission ("SEC") for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States ("GAAP") for complete financial statements. These financial statements include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position and results of operations of the Company. Operating results for the four months ended June 27, 2003 of the Successor are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

The unaudited consolidated financial statements of the Company as of and for the four months ended June 27, 2003 reflect the Acquisition under the purchase method of accounting, in accordance with Statement of Financial Accounting Standards ("SFAS") 141, "Business Combinations." Purchase price allocation has been prepared on a preliminary basis, and reasonable changes are expected as additional information becomes available.

TRW AUTOMOTIVE INC.
Notes to unaudited combined and consolidated interim financial statements (continued)

The purchase price of approximately $4.4 billion was allocated as follows:

(Dollars in millions)
Net tangible assets acquired	$817
Purchased in-process research and development	85
Identified intangible assets:
Trademarks (indefinite life)	292
Developed technology (8 year life)	79
Customer relationships (20 year life)	117
Goodwill	3,053
Total consideration	$4,443

Net tangible assets acquired of $817 million include the valuation of the Company's projected pension, post-retirement and post-employment benefit obligations and assets. These valuations are in process, and estimates have been reflected in the current allocation of purchase price at the projected benefit obligation less plan assets at fair market value, based on preliminary actuarial computations of independent appraisers engaged by the Company. Deferred income taxes have been provided in the consolidated balance sheet based on the Company's best estimates of the tax vs. book basis of the assets acquired and liabilities assumed, as adjusted to estimated fair values. Valuation allowances have been established against those assets for which realization is not likely, namely in the U.S. and U.K., as losses are currently being generated in those tax jurisdictions. Net tangible assets include the effect of fair value adjustments to net property, plant and equipment based on preliminary work performed by independent appraisers, and inventory and debt outstanding as of the effective date of the Acquisition based on management's judgements and estimates. The Company also recorded a $37 million reserve, primarily for severance related to strategic restructurings, plant closings and involuntary employee termination arrangements outside the U.S. to be paid over the next several years in accordance with local law. The Company is continuing to evaluate its restructuring plans and additional adjustments to the preliminary purchase price allocation may be required in subsequent periods.

The Company has also engaged independent appraisers to provide fair values of intangible assets acquired, including purchased in-process research and development, trademarks, developed technology and customer relationships.

The Company has recorded a one-time charge for purchased in-process research and development ("Purchased IPR&D") expenses of $85 million. The value of Purchased IPR&D was comprised of 21 ongoing development projects, which ranged from 5% to 95% complete at the Acquisition date. Purchased IPR&D was derived by assigning values to those projects identified by management as having economic value, but that had not yet reached technological feasibility and had no alternative future use. These products had not been released to the market as of the date of the Acquisition, but the features and functionality of the products had been defined.

Developed technology and trademarks were valued based on the relief of royalty approach. This method allocates value based on what the Company would be willing to pay as a royalty to a third-party owner of the technology or trademark in order to exploit the economic benefits. The technologies that have been valued under this approach are innovative and technological advancements within the safety business. A total value of $79 million has been allocated to developed technologies and will be amortized over 8 years. The trademarks have been valued at $292 million and assigned an indefinite life.

TRW AUTOMOTIVE INC.
Notes to unaudited combined and consolidated interim financial statements (continued)

Customer relationships were valued using an excess earnings approach after considering a fair return on fixed assets, working capital, technology, assembled workforce and internally generated cost reductions. A value of $117 million has been assigned to customer relationships and will be amortized over 20 years.

Management believes that the carrying values of all other assets acquired and liabilities assumed approximate their fair values.

The resulting goodwill after all identifiable intangible assets have been valued was approximately $3.1 billion. Goodwill and trademarks will be subject to annual impairment tests in accordance with SFAS 142.

The unaudited consolidated statement of operations for the four months ended June 27, 2003 includes $42 million in cost of sales representing the write-off of the inventory adjustment recorded in purchase accounting relating to the sale of inventory on hand as of the Acquisition date that was sold during this period, depreciation adjustments correlating to the fair value adjustments to property, plant and equipment, amortization of identified intangible assets and fair value adjustments to assumed debt obligations, among other changes resulting from the application of purchase accounting.

The amounts that the Company may record based on the final assessment and determination of fair values may differ from the information presented in the unaudited consolidated balance sheet and statement of operations. Amounts allocated to net tangible assets and intangible assets may be revised, and useful lives may differ from those used in these financial statements, any of which could result in a change in depreciation and amortization expense.

The combined balance sheet of the Predecessor as of December 31, 2002 reflects the historical basis of accounting for the Predecessor and does not reflect the push down of purchase accounting resulting from the Merger. The unaudited combined statement of operations for the six months ended June 28, 2002 reflects the results of the Predecessor on their historical basis of accounting.

These unaudited interim financial statements should be read in conjunction with the audited combined financial statements and accompanying notes of the Predecessor as of and for the year ended December 31, 2002.

3.    Significant accounting policies

The Company is continuing to evaluate its accounting policies, but has generally adopted the accounting policies of the Predecessor. These accounting policies are subject to change as this analysis is completed. Several significant accounting policies adopted by the Successor have been detailed further below.

Use of estimates.    The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities (including fair value adjustments made to date in accounting for the Acquisition – see Note 2 above), disclosures of contingent assets and liabilities and reported amounts in the combined statements of operations. Actual results could materially differ from those estimates.

Long-lived assets.    Appraisals are currently in process for property, plant and equipment, identifiable intangibles, in-process research and development and goodwill (see Note 2 above).

Debt issuance costs.    Approximately $110 million of costs incurred with the issuance of the Company's new Senior Secured Credit Facilities, Senior Notes and Senior Subordinated Notes have been capitalized and are being amortized over the lives of the related indebtedness ranging from periods of 6 to 10 years. In connection with the July 2003 refinancing of certain portions of this debt, the Company expects to write-off approximately $30 million of these costs in the fiscal quarter ending September 26, 2003 (see Note 12 below).

TRW AUTOMOTIVE INC.
Notes to unaudited combined and consolidated interim financial statements (continued)

Accounts receivable securitization.     The Receivables Facility (which is further described in Note 13) can be treated as a general financing agreement or as an off balance sheet financing arrangement. Whether the funding and related receivables are shown as liabilities and assets, respectively, on the Company's consolidated balance sheet, or conversely, are removed from the consolidated balance sheet, depends on the level of the multi-seller conduits' loans to the Borrower. When such level is at least 10% of the fair value of all of the Borrower's assets (consisting principally of receivables sold by the Sellers), the securitization transactions are accounted for as a sale of the receivables under the provisions of SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," and are removed from the consolidated balance sheet. Costs associated with the Receivables Facility are recorded as loss on sale of receivables in the Company's consolidated statement of operations. The book value of the Company's retained interest in the receivables approximates fair market value due to the current nature of the receivables. However, at such time as the fair value of the multi-seller commercial paper conduits' loans are less than 10% of the fair value of all of the Borrower's assets, the Company is required to consolidate the Borrower, resulting in the funding and related receivables being shown as liabilities and assets, respectively, on the Company's consolidated balance sheet and the costs associated with the receivables facility being recorded as interest expense.

Income taxes.    The Company's results of operations for the four months ended June 27, 2003 will be included in the consolidated income tax returns filed by Holdings for the tax year ending December 31, 2003. Income tax expense in the Company's consolidated and combined statements of operations was calculated in accordance with SFAS No. 109, "Accounting for Income Taxes", on a separate-return basis, as if the Company had operated as a stand-alone entity in all periods presented. The Predecessor's operations through February 28, 2003 will be included in the consolidated income tax returns filed by Northrop (see Notes 1 and 2 above and Note 14 below).

Accounting for stock-based compensation.    At December 31, 2002 and February 28, 2003, Northrop has issued certain stock options to certain Predecessor employees that are described more fully in Note 19 to the 2002 financial statements. Each of these options are for shares of Northrop.

Since the Acquisition, Holdings has issued approximately 86,000 options in Holdings' common stock to certain Company employees. These options have a 10 year life, vest 20% per year over 5 years, and have the following exercise prices: 50% equal to fair value of the underlying stock on the date of grant, 40% equal to 2 times the fair value on the date of grant and 10% equal to 3 times the fair value on the date of grant.

The Company applies the recognition and measurement principles of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations in accounting for those plans. No stock-based employee compensation expense has been reflected in net income as all options granted under those plans had an exercise price equal to or greater than the market value of the underlying stock on the date of grant.

The following table illustrates the effect on net income as if the Company applied the fair value recognition provisions of SFAS 123, "Accounting for Stock-Based Compensation" for the periods presented.

TRW AUTOMOTIVE INC.
Notes to unaudited combined and consolidated interim financial statements (continued)

	Predecessor	Successor
(Dollars in millions)	Six months ended June 28, 2002	Four months ended June 27, 2003
Net earnings (losses), as reported	$140	$(51)
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	5	3
Pro forma net earnings (losses)	$135	$(54)

Warranties.    The Company records product warranty liabilities based upon management estimates including such factors as the written agreement between the Company and the customer, the length of the warranty period, the historical performance of the product and likely changes in performance of newer products and the mix and volume of products sold. The liability is reviewed on a regular basis and adjusted to reflect actual experience.

The following table presents the movement in the product warranty liability for the two months ended February 28, 2003 and the four months ended June 27, 2003:

(Dollars in millions)	Beginning balance	Current period accruals	Used for purposes intended	Change in estimates and translation	Ending balance
Two months ended February 28, 2003	$43	$8	$(5)	$—	$46
Four months ended June 27, 2003	46	13	(11)	2	50

Apart from product warranties, the Company also incurs recall costs when it or the customer decide to recall a product through a formal campaign to solicit the return of specific products due to a known or suspected safety concern.

4.    Recent accounting pronouncements

SFAS 143, "Accounting for Asset Retirement Obligations," requires the fair value of a liability for asset retirement obligations to be recorded in the period in which it is incurred. The statement applies to a company's legal or contractual obligation associated with the retirement of a tangible long-lived asset that resulted from the acquisition, construction or development or through the normal operation of a long-lived asset. The Predecessor adopted SFAS 143 on January 1, 2003 and the adoption did not have a material impact on the combined financial statements.

In April 2002, the FASB issued SFAS 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS 145 requires gains and losses on extinguishments of debt to be reclassified as income or loss from continuing operations rather than as extraordinary items as previously required by SFAS 4, "Reporting Gains and Losses from Extinguishment of Debt." SFAS 145 also amends SFAS 13 requiring certain modifications to capital leases to be treated as sale-leaseback transactions and to subleases when the original lessee remains a secondary obligor, or guarantor.

The Predecessor adopted the provisions of SFAS 145 related to the rescission of SFAS 4 on January 1, 2003. In the first quarter of 2002, the Predecessor completed an unsolicited repurchase of £5.4 million (approximately $8 million) of the 10.875% debentures issued by a subsidiary due 2020. The repurchase resulted in an extraordinary gain of $4 million before taxes and $2 million after taxes. The extraordinary gain recorded for the extinguishment of debt in the first quarter of 2002 has been

TRW AUTOMOTIVE INC.
Notes to unaudited combined and consolidated interim financial statements (continued)

reclassified into earnings in the accompanying financial statements. The remaining provisions of SFAS 145 were effective for transactions and reporting subsequent to May 15, 2002 and were adopted by the Predecessor as of that date. The adoption of these provisions did not have a material impact on the Predecessor's financial position, results of operations or cash flows.

In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 requires that a liability for costs associated with exit or disposal activities be recognized when the liability is incurred rather than when an entity commits to an exit plan. SFAS 146 also provides that the liability be initially measured at fair value. The Predecessor adopted SFAS 146 on January 1, 2003 and the adoption had no effect on the combined financial statements.

In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which expands the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of these provisions did not have a material impact on the Predecessor's financial position, results of operations or cash flows.

In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," which addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. Interpretation No. 46 requires consolidation of a variable interest entity if the reporting entity is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the variable interest entity's residual returns or both. The consolidation requirements of Interpretation No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain disclosure requirements apply in all financial statements initially issued after January 31, 2003. The adoption of FIN 46 is not expected to have a material impact on the Predecessor's nor the Company's financial position, results of operations and cash flows.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"). SFAS 149 requires that contracts with comparable characteristics be accounted for similarly, and is effective for contracts entered into or modified after June 30, 2003, as well as for hedging relationships designated after that date. The Company will adopt SFAS 149 as of the beginning of the fiscal quarter ending September 26, 2003, and does not expect the adoption of this standard to have a material impact on its reported financial position of results of operations.

In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS 150 clarifies the accounting for certain financial instruments with characteristics of both liabilities and equity and requires that these instruments be classified as liabilities in statements of financial position. Previously, many of these financial instruments were classified as equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and the other provisions are effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 had no impact on the Successor's financial position.

5.    Acquisitions and divestitures

On April 8, 2003, the Company sold its 21.8% equity interest in TOYODA TRW Automotive, Inc. ("Toyoda") to its joint venture partner, Toyoda Machine Works, Ltd. The Company had previously

TRW AUTOMOTIVE INC.
Notes to unaudited combined and consolidated interim financial statements (continued)

accounted for its interest in Toyoda under the equity method, and classified this investment in "Other assets" (long-term) in its combined and consolidated balance sheets. On June 27, 2003, the Company sold its 60% partnership interest in Quality Safety Systems Company ("QSS"), a Canadian seatbelt joint venture, to a subsidiary of its partner, Tokai Rika Co., Ltd. Through the sale date, QSS's financial position and results of operations were included in the Company's consolidated and combined financial statements. Proceeds from these sales were approximately $31 million, net of cash retained in the QSS business.

On June 26, 2003, the Company acquired sole ownership of the immediate parent of Autocruise, S.A. ("Autocruise") by acquiring for nominal consideration the equity interest held by its former joint venture partner, Thales Group. Autocruise, operating a custom-built facility in Brest, France, designs and manufactures radar-based adaptive cruise control systems, principally sold in certain European markets.

6.    Subsequent event

On July 22, 2003, the Company refinanced $200 million of the borrowings under its term loan A facility and all of the borrowings under its term loan B facilities with the proceeds of new term loan C facilities (denominated in the amounts of $1.15 billion and €95 million) under its Senior Secured Credit Facility, together with approximately $46 million of available cash on hand, as more fully described in Note 12 below.

7.    Supplemental cash flow information

A portion of the Acquisition purchase price was financed with non-cash consideration. As described in Note 1, Intermediate issued the Seller Note to an affiliate of Northrop to acquire the stock of certain TRW automotive subsidiaries. Intermediate contributed these acquired subsidiaries, with a deemed fair value of $348 million, to the Company. Intermediate also contributed the $170 million of Holdings common stock to the Company. The Company transferred these Holdings shares to a subsidiary of Northrop as part of the purchase price. In addition, the purchase price included a preliminary post-closing adjustment estimate recorded by the Company as short-term debt.

8.    Other (income) expense—net

	Predecessor		Successor
(Dollars in millions)	Six Months Ended June 28, 2002	Two Months Ended February 28, 2003	Four Months Ended June 27, 2003
Unrealized foreign currency exchange	$—	$4	$(20)
Net gain on sale of assets	(5)	—	—
Earnings of affiliates	(2)	(1)	(3)
Asset impairments	3	1	—
Miscellaneous other (income) expense	15	—	(1)
	$11	$4	$(24)

TRW AUTOMOTIVE INC.
Notes to unaudited combined and consolidated interim financial statements (continued)

9.    Operating segments

	Predecessor		Successor
(Dollars in millions)	Six Months Ended June 28, 2002	Two Months Ended February 28, 2003	Four Months Ended June 27, 2003
Sales:
Chassis Systems	$3,067	$1,110	$2,242
Occupant Safety Systems	1,614	555	1,146
Other Automotive	730	251	529
	$5,411	$1,916	$3,917
Profit before taxes:
Chassis Systems	$159	$46	$30
Occupant Safety Systems	116	53	83
Other Automotive	73	26	43
Segment profit before taxes	348	125	156
Corporate expense and other	(77)	(44)	(16)
Financing costs	(151)	(47)	(135)
Net employee benefits income (expense)	91	16	(3)
Profit before taxes	$211	$50	$2

10.    Inventories

(Dollars in millions)	Predecessor December 31, 2002	Successor June 27, 2003
Finished products and work in process	$368	$380
Raw materials and supplies	240	243
	$608	$623

The June 27, 2003 inventory balance includes $1 million of remaining fair value write-up related to the Acquisition after $42 million was included in costs of sales in the four months ended June 27, 2003.

11.    Restructuring

Accruals for severance costs and plant closing accruals related to restructuring plans, including reorganizing and downsizing operations, were $61 million at December 31, 2002.

For the two months ended February 28, 2003, the Predecessor recorded charges of $3 million for severance and costs related to the consolidation of certain facilities, while payments made during the period totaled $13 million.

In connection with the Acquisition, the Company assumed liabilities (subject to certain exceptions) totaling approximately $51 million for various restructuring activities, primarily related to involuntary severance obligations and costs to exit certain activities. For the four months ended June 27, 2003,

TRW AUTOMOTIVE INC.
Notes to unaudited combined and consolidated interim financial statements (continued)

the Company recorded charges of $3 million for severance and costs related to the consolidation of certain facilities, while payments made during the same period totaled $11 million. Additionally, the Company recorded a $37 million reserve primarily for severance related to strategic restructurings, plant closings and involuntary employee termination arrangements outside of the United States to be paid over the next several years in accordance with local law.

		Provision
	Beginning Balance	Administrative and Selling	Cost of Sales	Purchase Price Allocation	Used for Purposes Intended	Ending Balance
Six months ended June 28, 2002	$145	$—	$9	$—	$(51)	$103
Two months ended February 28, 2003	61	1	2	—	(13)	51
Four months ended June 27, 2003	51	3	—	37	(11)	80

12.    Financing arrangements

The debt of the Company as of June 27, 2003 and the Predecessor as of December 31, 2002 consisted of the following:

(Dollars in millions)	Predecessor December 31, 2002	Successor June 27, 2003
Short-term debt	$327	$125
Long-term debt
Senior Notes	$—	$1,153
Senior Subordinated Notes	—	443
Term Loan A facility	—	410
Term Loan B facility	—	1,103
Revolving credit facility	—	—
7.25% Series A Revenue Bonds due 2004	6	6
10.875% Lucas Industries plc debentures due 2020	265	175
Capitalized leases	32	18
Other borrowings	16	21
Total long-term debt	319	3,329
Less current portion	17	15
	$302	$3,314
Debt allocated from TRW	$3,279	$—

In connection with the Acquisition, the Company issued Senior Notes and Senior Subordinated Notes in a private offering and entered into new Senior Secured Credit Facilities. In addition, the Company assumed certain debt instruments existing at the Acquisition including 10.875% debentures previously issued by Lucas Industries Limited (formerly known as Lucas Industries plc) due 2020 at face amount of $149 million and a fair value at Acquisition of $167 million, and certain other borrowings, including accrued interest, totaling approximately $60 million.

TRW AUTOMOTIVE INC.
Notes to unaudited combined and consolidated interim financial statements (continued)

The Senior Notes consist of $925 million, 9 3/8% Senior Notes and €200 million, 10 1/8% Senior Notes, both due February 15, 2013. The Senior Subordinated Notes consist of $300 million, 11% Senior Subordinated Notes and €125 million, 11¾% Senior Subordinated Notes, both due February 15, 2013. Interest is payable semi-annually on February 15 and August 15 with the first payment due August 15, 2003. The Senior Notes are unconditionally guaranteed on a senior unsecured basis and the Senior Subordinated Notes are guaranteed on a senior subordinated unsecured basis, in each case by substantially all existing and future wholly owned domestic subsidiaries and by TRW Automotive Finance (Luxembourg) S.à.r.l. ("TRW Luxembourg"), a restricted Luxembourg subsidiary.

The Senior Secured Credit Facilities consist of a secured revolving credit facility and various senior secured term loan facilities. The six-year revolving credit facility, through a syndication of banks, provides for borrowings up to $500 million including the availability of letters of credit, a portion of which is available in various foreign currencies and bears interest at a rate equal to an applicable margin plus, at the Company's option, either a) a base rate determined by reference to the higher of 1) the prime rate or 2) the federal funds rate plus 1/2% or b) LIBOR or a eurocurrency rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing, each as adjusted for an applicable margin ranging from 1¼% to 4¾% depending on the type of borrowing and the leverage ratio of the Company, as defined in the agreement. Interest is generally due quarterly in arrears, and is also due upon the expiration of any particular loan. The Company is required to pay a commitment fee in respect of the undrawn portion of the revolving commitments at a rate equal to 3/4% per annum (which may be reduced under certain circumstances), and customary letter of credit fees. The six-year term loan tranche A was issued in a face amount of $410 million while eight-year term loans tranche B were issued in a face amount of $1,030 million plus approximately €65 million.

The term loans generally bear interest at the same rates as the revolving credit facility. The Senior Secured Credit Facilities are unconditionally guaranteed on a senior secured basis by Holdings and, subject to certain exceptions, each existing and future domestic subsidiary of Holdings (other than the Company's receivables subsidiaries), including Intermediate, and guaranteed by TRW Luxembourg. In addition, the Senior Secured Credit Facilities are secured by substantially all the assets of the Company and pledges of the capital stock of the majority of the domestic and foreign subsidiaries.

On July 22, 2003, the Company refinanced $200 million of the borrowings under its term loan A facility and all of the borrowings under its term loan B facilities with the proceeds of new term loan C facilities (denominated in the amounts of $1.15 billion and €95 million) under its Senior Secured Credit Facility, bearing interest at 4.13% and 5.10625% per annum, respectively. The net proceeds from these borrowings, together with approximately $46 million of available cash on hand, were used to refinance all of the outstanding tranche B loans and $200 million of the tranche A term loan previously borrowed under this facility. The refinanced term loan A and term loan B debt had a weighted average stated interest of approximately 5.3% per annum and, as a result of this refinancing, the Company expects to realize an annual reduction in its cash interest expense of approximately $10 million.

The term loans amortize each year generally in equal quarterly amounts (or in the case of the period after December 31, 2009 with respect to term loan C facilities, in quarterly amounts until the maturity date) in the following approximate aggregate principal amounts (in millions) for each year set forth below:

TRW AUTOMOTIVE INC.
Notes to unaudited combined and consolidated interim financial statements (continued)

Years ending December 31,	Term loan A facility	Term loan C dollar denominated facility	Term loan C euro denominated facility
2003	$—	$—	€—
2004	—	8.62	0.71
2005	—	11.50	0.95
2006	—	11.50	0.95
2007	84.44	11.50	0.95
2008	99.94	11.50	0.95
2009	25.62	11.50	0.95
Thereafter	—	1,083.88	89.54
Total	$210.00	$1,150.00	€95.00

The Senior Secured Credit Facilities and Senior Notes and Senior Subordinated Notes contain a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of the Company and its subsidiaries, to sell assets, incur additional indebtedness or issue preferred stock, repay other indebtedness (including the Senior Notes and Senior Subordinated Notes), pay certain dividends and distributions or repurchase capital stock, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, enter into sale and leaseback transactions, engage in certain transactions with affiliates, amend certain material agreements governing the Company's indebtedness, including the Senior Notes and Senior Subordinated Notes and the Receivables Facility and change the business conducted by the Company and its subsidiaries. In addition, the Senior Secured Credit Facilities contain the following financial covenants: a maximum total leverage ratio, a minimum interest coverage ratio, and a maximum capital expenditures limitation and require certain prepayments from excess cash flows, as defined.

As of June 27, 2003, the Company had approximately $51 million in outstanding letters of credit, none of which had been drawn against.

Short term debt at June 27, 2003 includes a short-term note payable to Northrop reflecting certain estimated post-closing adjustments, subject to final negotiation. The obligation accrues interest at LIBOR and is payable after the final determination of the purchase price is agreed.

13.    Accounts receivable securitization

The Receivables Facility provides up to $600 million in funding. On February 28, 2003, certain subsidiaries of the Company (the "Sellers") signed a Receivables Purchase Agreement and began selling trade accounts receivable (the "Receivables") originated by them and certain of their subsidiaries as sellers in the United States through the Receivables Facility. Receivables are sold to TRW Automotive Receivables LLC (the "Transferor") at a discount. The Transferor is a bankruptcy remote special purpose limited liability company that is a wholly-owned subsidiary of the Company. The Transferor's purchase of Receivables is financed through a transfer agreement with TRW Automotive Global Receivables LLC ("Borrower"). Under the terms of the Transfer Agreement, the Borrower purchases all Receivables sold to the Transferor. The Borrower is a bankruptcy remote qualifying special purpose limited liability company that is wholly owned by the Transferor and is not consolidated when certain requirements are met as further described in Note 3.

Multi-seller commercial paper conduits, supported by committed liquidity facilities, are available to provide cash funding for the Borrowers' purchase of Receivables through secured loans/tranches to

TRW AUTOMOTIVE INC.
Notes to unaudited combined and consolidated interim financial statements (continued)

the extent desired and permitted under the receivables loan agreement. A note is issued for the difference between Receivables purchased and cash borrowed through the facility. The Sellers act as servicing agents per the servicing agreement and continue to service the transferred receivables for which they receive a monthly servicing fee at a rate of 1% per annum. The usage fee under the Receivables Facility is 1.50%. In addition, the Company is required to pay a fee of 0.50% on the unused portion of the Receivables Facility. These rates are per annum and payments of these fees are made to the Lenders monthly.

Availability of funding under the Receivables Facility depends primarily upon the outstanding trade accounts receivable balance for the week as of Friday of the previous week. This balance is reported no later than the third business day of the subsequent week to the lenders. Availability is determined by reducing the receivables balance by outstanding borrowings under the program, the historical rate of collection on those receivables and other characteristics of those receivables that affect their eligibility (such as bankruptcy or downgrading below investment grade of the obligor, delinquency and excessive concentration). Based on the terms of this facility and the criteria described above, approximately $433 million of the Company's accounts receivable balance as of June 27, 2003 was considered eligible for borrowings under this facility, of which approximately $360 million would have been available for funding. At the date of initial funding, the Company securitized $150 million in receivables. In addition, during the four months ended June 27, 2003, the Company securitized $70 million in receivables. As these amounts were collected from customers and there were no borrowings outstanding under the receivables facility on June 27, 2003, the fair value of the multi-seller conduits' loans was less than 10% of the fair value of the borrower's assets and, therefore, the financial statements of the borrower were included in our consolidated financial statements as of June 27, 2003.

Prior to the Merger, TRW had a $350 million accounts receivable securitization agreement, later reduced to $325 million, with a financial institution and several financial conduits. TRW established a wholly-owned, fully-consolidated, bankruptcy-remote, special purpose subsidiary, TRW Receivables Inc., which is included in the combined historical financial statements of the Predecessor, for the purpose of purchasing accounts receivable of TRW and the Predecessor, including receivables purchased by TRW from certain of its and the Predecessor's subsidiaries, and selling an undivided interest in the receivables to the financial conduits. The agreement provided that collection of receivables were to be reinvested in new accounts receivable. In accordance with the agreement, TRW serviced and collected the receivables on behalf of the financial conduits. The conduits and the special purpose subsidiary had no recourse to other assets of the Predecessor or of TRW for failure of debtors to pay when due. For the six months ended June 28, 2002, net cash proceeds from account receivables securitized was $32 million. This accounts receivable securitization program was terminated in December 2002.

The Company does not own any variable interests in the multi-seller conduits, as that term is defined in FIN 46, "Consolidation of Variable Interest Entities."

14.    Income taxes

For the four months ended June 27, 2003, the Company recorded income tax expense using an effective tax rate of 61% on earnings from operations before income taxes, excluding the charge for purchased in-process research and development. In accordance with EITF Issue No. 96-7, "Accounting for Deferred Taxes on In-Process Research and Development Activities Acquired in a Purchase Business Combination", no tax benefit was recorded on the write-off of purchased in-process research and development. This effective tax rate is based on current projections for earnings and losses in the tax jurisdictions in which the Company does business and will be subject to tax for the fiscal period ending December 31, 2003, and takes into consideration the effect of purchase accounting adjustments recorded to date. The effective rate is substantially higher than the

TRW AUTOMOTIVE INC.
Notes to unaudited combined and consolidated interim financial statements (continued)

U.S. statutory rate of 35% primarily as a result of current losses in the U.S. The Company has recorded a valuation allowance against the current benefits for such losses in its tax provision. The estimated effective tax rate for fiscal 2003 is subject to change, pending final purchase accounting adjustments, changes in estimated earnings and losses for the fiscal period and the mix of such earnings and losses in different tax jurisdictions.

For the six months ended June 28, 2002 and the two months ended February 28, 2003, the unaudited combined statements of earnings include an allocation to the Predecessor of TRW's and Northrop's income taxes (credits), respectively, in amounts generally equivalent to the provisions that would have resulted had these entities filed separate income tax returns for the periods presented.

15.    Financial instruments

In connection with the Receivables Facility, the Company entered into certain credit default swaps designed to protect the Company and the conduit lenders in the event of changes in the credit ratings of certain of the Company's significant customers. The changes in the fair value of the credit default swaps, which have a 6-year life, are recorded through earnings (losses) as part of loss on sale of receivables each reporting period. Fees associated with the origination of the credit default swaps have been deferred and are being amortized over the life of the swaps.

16.    Comprehensive earnings (losses)

The components of comprehensive earnings (losses), net of related tax is as follows:

	Predecessor		Successor Four Months Ended
	Six Months Ended	Two Months Ended
(Dollars in millions)	June 28, 2002	February 28, 2003	June 27, 2003

Net earnings (losses)	$140	$31	$(51)
Net foreign currency translation exchange gains (losses)	149	(58)	49
Realized (gains) losses on securities	(1)	—	—
Realized net gains on cash flow hedges	1	—	1

Comprehensive earnings (losses)	$289	$(27)	$(1)

The components of accumulated other comprehensive earnings (losses), net of tax are as follows:

(Dollars in millions)	Predecessor December 31,2002	Successor June 27, 2003

Net foreign currency translation gains (losses)	$(178)	$49
Deferred cash flow hedges	—	1
Minimum pension liability adjustments	(169)	—
Accumulated other comprehensive earnings (losses)	$(347)	$50

TRW AUTOMOTIVE INC.
Notes to unaudited combined and consolidated interim financial statements (continued)

17.    Capital stock

The Company was incorporated in Delaware on November 27, 2002 with a capitalization of 100 shares of $0.01 par value common stock authorized. In connection with the Acquisition, 100 shares were issued to Intermediate on February 28, 2003.

18.    Related party transactions

As part of the Acquisition, the Company executed a Transaction and Monitoring Fee Agreement with Blackstone whereby Blackstone agreed to provide the Company monitoring, advisory and consulting services, including advice regarding (i) structure, terms and negotiation of debt and equity offerings; (ii) relationships with the Company and its subsidiaries' lenders and bankers; (iii) corporate strategy; (iv) acquisitions or disposals and (v) other financial advisory services as more fully described in the agreement. The Company has agreed to pay an annual monitoring fee of $5 million for these services, approximately $2 million of which is included in the unaudited consolidated statement of operations for the four months ended June 27, 2003.

The combined statements of operations include $41 million of administrative and selling expenses and $131 million of interest expense allocated from TRW for the six months ended June 28, 2002 and $8 million of administrative and selling expenses and $43 million of interest expense allocated from Northrop for the two months ended February 28, 2003 (see Note 2 to the unaudited combined and consolidated interim financial statements and Note 3 to the audited combined financial statements).

19.    Contingencies

Various claims, lawsuits and administrative proceedings are pending or threatened against the Company or its subsidiaries, covering a wide range of matters that arise in the ordinary course of its business activities with respect to commercial, product liability and environmental matters. In addition, the Company and its subsidiaries are conducting a number of environmental investigations and remedial actions at current and former locations of certain of the Company's subsidiaries. Along with other companies, certain subsidiaries of the Company have been named potentially responsible parties for certain waste management sites. Each of these matters is subject to various uncertainties, and some of these matters may be resolved unfavorably with respect to the Company or the relevant subsidiary. A reserve estimate for each environmental matter is established using standard engineering cost estimating techniques on an undiscounted basis. In the determination of such costs, consideration is given to the professional judgment of Company environmental engineers, in consultation with outside environmental specialists, when necessary. At multi-party sites, the reserve estimate also reflects the expected allocation of total project costs among the various potentially responsible parties. At June 27, 2003, the Company had reserves for environmental matters of $101 million. The Company believes any liability that may result from the resolution of environmental matters for which sufficient information is available to support these cost estimates will not have a material adverse effect on the Company's financial position or results of operations. However, the Company cannot predict the effect on the Company's financial position of expenditures for aspects of certain matters for which there is insufficient information. In addition, the Company cannot predict the effect of compliance with environmental laws and regulations with respect to unknown environmental matters on the Company's financial position or results of operations or the possible effect of compliance with environmental requirements imposed in the future.

Further, product liability claims may be asserted in the future for events not currently known by management. Although the ultimate liability from these potential claims cannot be ascertained at December 31, 2002, management does not anticipate that any related liability, after consideration of insurance recovery, would have a material adverse effect on the Company's financial position.

TRW AUTOMOTIVE INC.
Notes to unaudited combined and consolidated interim financial statements (continued)

In October 2000, Kelsey-Hayes Company (formerly known as Fruehauf Corporation) was served with a grand jury subpoena relating to a criminal investigation being conducted by the U.S. Attorney for the Southern District of Illinois. The U.S. Attorney has informed the Company that the investigation relates to possible wrongdoing by Kelsey-Hayes Company and others involving certain loans made by Kelsey-Hayes Company's then parent corporation to Fruehauf Trailer Corporation, the handling of the trailing liabilities of Fruehauf Corporation and actions in connection with the 1996 bankruptcy of Fruehauf Trailer Corporation.

Kelsey-Hayes Company became a wholly owned subsidiary of TRW upon TRW's acquisition of Lucas Varity in 1999 and became a subsidiary of the Company upon the Acquisition. The Company has cooperated with the investigation and is unable to predict the outcome of the investigation at this time.

On May 6, 2002, ArvinMeritor Inc. filed suit against TRW in the United States District Court for the Eastern District of Michigan, claiming breach of contract and breach of warranty in connection with certain tie rod ends that TRW supplied to ArvinMeritor and the voluntary recall of some of these tie rod ends. ArvinMeritor subsequently recalled all of the tie rod ends, and claims that it is entitled to reimbursement from TRW for the costs associated with both the products recalled by TRW and those recalled by ArvinMeritor on its own. ArvinMeritor is seeking $18.3 million in damages plus legal fees, administrative expenses and interest. Management believes that the Company has meritorious defenses and intends to defend vigorously the claims asserted against the Company, but cannot predict the outcome of this lawsuit.

On October 1, 2002, International Truck & Engine Corporation notified the National Highway Traffic Safety Administration, or NHTSA, of a program to affect a voluntary safety recall of hydraulic anti-lock brake systems electronic control units manufactured by Kelsey-Hayes Company. On October 1, 2002, International Truck's parent company filed a current report on Form 8-K in which it disclosed that it seeks to recover costs associated with its voluntary recall from the manufacturer of the electronic control units and indicated that it expects to record a pre-tax charge of approximately $51 million for estimated recall costs. On October 3, 2002, Kelsey-Hayes Company filed a declaratory judgment action against International Truck in the Circuit Court for the County of Oakland, Michigan seeking a judgment declaring that International Truck has no right to recover any of the costs associated with the voluntary recall. On November 22, 2002, International Truck filed an answer and counterclaim. On December 20, 2002, Kelsey-Hayes Company filed an answer to the counterclaims of International Truck & Engine Corporation. The parties reached an agreement to settle this dispute on September 10, 2003 and the settlement does not have a material effect on the Company's financial position, results of operations or cash flows.

On December 30, 2002, Koyo Seiko Co., Ltd. and Koyo Delaware, Inc. filed a complaint against TRW and its then wholly-owned subsidiary, TRW Automotive Holding Company, in the Circuit Court for Monroe County, Tennessee, alleging that TRW violated certain nonassignment and other provisions of a 1988 partnership agreement with Koyo, under which the parties formed TKS, by agreeing to be merged into Northrop and by cooperating with Northrop in preparing for the spin-off of TRW's automotive business or the sale of that business to BCP Acquisition Company L.L.C., an entity controlled by Blackstone. The complaint included claims for breach of contract, breach of fiduciary duty and breach of good faith and fair dealing. It sought declaratory relief consisting of an injunction prohibiting the defendants from including the partnership interest held by TRW Automotive Holding Company in any sale or transfer to Blackstone and from disclosing Koyo trade secrets to third parties, orders terminating defendants' participation in the partnership and requiring defendants to sell their partnership interest to Koyo and damages. On January 21, 2003, TRW and TRW Automotive Holding Company filed a motion to dismiss or for summary judgment. On February 21, 2003, the Circuit Court for Monroe County, Tennessee, issued a temporary injunction prohibiting the sale to any entity controlled by Blackstone, of the partnership interest held by TRW Automotive

TRW AUTOMOTIVE INC.
Notes to unaudited combined and consolidated interim financial statements (continued)

Holding Company, in TKS, pending the final hearing of the matter. On March 7, 2003, Koyo Seiko filed a cross motion for partial summary judgment seeking a permanent injunction and other relief. On July 30, 2003, the court issued an order, which enjoined TRW and its subsidiaries and affiliates from: (i) selling or transferring all or any part of its partnership interest in TKS to Blackstone; (ii) assigning all or part of its rights under the TKS Partnership Agreement to Blackstone; and (iii) delegating all or part of its obligations under the TKS Partnership Agreement to Blackstone. The Company has been informed that Northrup has reached an agreement with Koyo Seiko to sell the 51% interest in TKS to Koyo Seiko.

While certain of the Company's subsidiaries have been subject in recent years to asbestos-related claims, management believes that such claims will not have a material adverse effect on the Company's financial condition or results of operations. In general, these claims seek damages for illnesses alleged to have resulted from exposure to asbestos used in certain components sold by the Company's subsidiaries. Management believes that the majority of the claimants were assembly workers at the major U.S. automobile manufacturers.

The vast majority of these claims name as defendants numerous manufacturers and suppliers of a wide variety of products allegedly containing asbestos. Management believes that, to the extent any of the products sold by these subsidiaries and at issue in these cases contained asbestos, the asbestos was encapsulated. Based upon several years of experience with such claims, management believes that only a small proportion of the claimants has or will ever develop any asbestos-related impairment.

Neither settlement costs in connection with asbestos claims nor average annual legal fees to defend these claims have been material in the past. These claims are strongly disputed by the Company and its subsidiaries and it has been the policy to defend against them aggressively. Many of these cases have been dismissed without any payment whatsoever. Moreover, there is significant insurance coverage with solvent carriers with respect to these claims. However, while costs to defend and settle these claims in the past have not been material, there can be no assurances that this will remain so in the future.

Management believes that the ultimate resolution of the foregoing matters will not have a material effect on the Company's financial condition or results of operations.

20.    Supplemental guarantor condensed consolidating financial statements

In connection with the Acquisition, TRW Automotive Inc. (presented as Parent in the following tables) issued Senior Notes and Senior Subordinated Notes as further described in note 12 "Financing arrangements". The Senior Notes are fully, unconditionally and jointly and severally guaranteed on an unsecured senior basis and the Senior Subordinated Notes are fully, unconditionally and jointly and severally guaranteed on an unsecured senior subordinated basis, in each case, by substantially all existing and future wholly owned restricted domestic subsidiaries of TRW Automotive and by TRW Luxembourg (collectively, the "Guarantors"). All other subsidiaries of TRW Automotive, whether direct or indirect, do not guarantee the Senior Notes and Senior Subordinated Notes ("Non-Guarantors"). At this time, all existing wholly owned domestic subsidiaries of TRW Automotive are restricted domestic subsidiaries. The Guarantors also unconditionally guarantee the Company's borrowings under the Senior Secured Credit Facilities on a senior secured basis.

The following unaudited condensed combining financial statements present the results of operations, financial position and cash flows of (1) the Parent, (2) the Guarantors, (3) the Non-Guarantors and (4) eliminations to arrive at the information for TRW Automotive on a combined basis. Separate financial statements and other disclosures concerning the Guarantors are not presented because management does not believe that such information is material to investors.

TRW AUTOMOTIVE INC.
Notes to unaudited combined and consolidated interim financial statements (continued)

	For the four months ended June 27, 2003 (Successor)
	Parent	Guarantors	Non- Guarantors	Eliminations	Consolidated
	(In millions)
Sales	$—	$1,414	$2,662	$(159)	$3,917
Cost of Sales	—	1,289	2,358	(159)	3,488
Gross Profit	—	125	304	—	429
Administrative and selling expenses	—	81	94	—	175
Research and development expenses	—	16	38	—	54
Amortization of goodwill and intangible assets	—	3	2	—	5
Purchased in-process research and development	—	27	58	—	85
Intercompany charges (net)	—	12	(12)	—	—
Other (income) expenses – net	(19)	(35)	30	—	(24)
Operating income	19	21	94	—	134
Interest expense	103	—	8	—	111
Interest income	(2)	—	(2)	—	(4)
Intercompany interest (net)	(33)	(4)	37	—	—
Loss on sale of receivables	—	32	(7)	—	25
Earnings (losses) from operations before income taxes	(49)	(7)	58	—	2
Income tax expense (benefit)	—	—	53	—	53
Equity in net (earnings) losses of subsidiaries	2	(7)	—	5	—
Net earnings (losses)	$(51)	$—	$5	$(5)	$(51)

TRW AUTOMOTIVE INC.
Notes to unaudited combined and consolidated interim financial statements (continued)

Supplemental guarantor condensed combining financial statements — (continued)

	For the two months ended February 28, 2003 (Predecessor)
	Parent	Guarantors	Non- Guarantors	Eliminations	Combined
	(In millions)
Sales	$—	$711	$1,287	$(82)	$1,916
Cost of Sales	—	645	1,123	(82)	1,686
Gross Profit	—	66	164	—	230
Administrative and selling expenses	—	50	50	—	100
Research and development expenses	—	6	21	—	27
Amortization of goodwill and intangible assets	—	2	—	—	2
Intercompany charges (net)	—	5	(5)	—	—
Other (income) expenses – net	—	(17)	21	—	4
Operating income	—	20	77	—	97
Interest expense	42	—	6	—	48
Interest income	—	—	(1)	—	(1)
Intercompany interest (net)	3	(6)	3	—	—
Earnings (losses) from operations before income taxes	(45)	26	69	—	50
Income tax expense (benefit)	(19)	7	31	—	19
Equity in net (earnings) losses of subsidiaries	(57)	(8)	—	65	—
Net earnings	$31	$27	$38	$(65)	$31

TRW AUTOMOTIVE INC.
Notes to unaudited combined and consolidated interim financial statements (continued)

Supplemental guarantor condensed combining financial statements — (continued)

	For the six months ended June 28, 2002 (Predecessor)
	Parent	Guarantors	Non- Guarantors	Eliminations	Combined
	(In millions)
Sales	$—	$2,273	$3,410	$(272)	$5,411
Cost of Sales	—	2,069	2,901	(272)	4,698
Gross Profit	—	204	509	—	713
Administrative and selling expenses	—	120	143	—	263
Research and development expenses	—	23	51	—	74
Amortization of goodwill and intangible assets	—	6	2	—	8
Intercompany charges (net)	—	2	(2)	—	—
Other (income) expenses – net	(3)	(24)	38	—	11
Operating income	3	77	277	—	357
Interest expense	131	—	17	—	148
Interest income	—	—	(2)	—	(2)
Intercompany interest (net)	144	(47)	(97)	—	—
Loss on sale of receivables	—	—	4	—	4
Gain on retirement of debt	—	—	(4)	—	(4)
Earnings (losses) from operations before income taxes	(272)	124	359	—	211
Income tax expense (benefit)	(96)	22	145	—	71
Equity in net losses subsidiaries	(316)	(11)	—	327	—
Net earnings	$140	$113	$214	$(327)	$140

TRW AUTOMOTIVE INC.
Notes to unaudited combined and consolidated interim financial statements (continued)

Supplemental guarantor condensed consolidating financial statements — (continued)

	June 27, 2003 (Successor)
	Parent	Guarantors	Non- Guarantors	Eliminations	Consolidated
	(In millions)
Assets
Current assets
Cash and cash equivalents	$162	$15	$440	$—	$617
Accounts receivable	—	33	1,873	—	1,906
Interest in securitized receivables	—	—	—	—	—
Inventories	—	188	435	—	623
Prepaid expenses	16	(1)	58	—	73
Deferred income taxes	1	26	12	—	39
Total current assets	179	261	2,818	—	3,258

Long-term assets
Property, plant and equipment – net	—	734	1,628	—	2,362
Other intangible assets – net	—	236	273	—	509
Goodwill – net	645	1,916	492	—	3,053
Investments in affiliated companies	—	29	25	—	54
Investments in consolidated subsidiaries	2,306	433	—	(2,739)	—
Other notes and accounts receivable	—	19	119	—	138
Other assets	88	84	120	—	292
Prepaid pension cost	—	—	78	—	78
	$3,218	$3,712	$5,553	$(2,739)	$9,744
Liabilities, minority interests and stockholder's investment
Current liabilities
Short-term debt	$105	$—	$20	$—	$125
Trade accounts payable	—	485	1,116	—	1,601
Current portion of long-term debt	10	—	5	—	15
Other current liabilities	183	435	713	—	1,331
Total current liabilities	298	920	1,854	—	3,072

Long-term liabilities
Long-term debt	3,100	7	207	—	3,314
Post-retirement benefits other than pension	—	887	120	—	1,007
Long-term liabilities	—	561	457	—	1,018
Deferred income taxes	73	(56)	49	—	66
Intercompany accounts (net)	(1,468)	(1,016)	2,484	—	—
Total liabilities	2,003	1,303	5,171	—	8,477

Minority interests	—	—	52	—	52
Total stockholder's investment	1,215	2,409	330	(2,739)	1,215
	$3,218	$3,712	$5,553	$(2,739)	$9,744

TRW AUTOMOTIVE INC.
Notes to unaudited combined and consolidated interim financial statements (continued)

Supplemental guarantor condensed combining financial statements — (continued)

	December 31, 2002 (Predecessor)
	Parent	Guarantors	Non- Guarantors	Eliminations	Combined
	(In millions)
Assets
Current assets
Cash and cash equivalents	$—	$6	$182	$—	$188
Accounts receivable	—	340	1,008	—	1,348
Inventories	—	177	431	—	608
Prepaid expenses	—	8	41	—	49
Deferred income taxes	—	191	(47)	—	144
Total current assets	—	722	1,615	—	2,337

Long-term assets
Property, plant and equipment – net	—	798	1,760	—	2,558
Other intangible assets – net	—	99	68	—	167
Goodwill – net	—	1,996	415	—	2,411
Investments in affiliated companies	—	44	22	—	66
Investments in consolidated subsidiaries	6,439	507	—	(6,946)	—
Other notes and accounts receivable	—	16	130	—	146
Other assets	—	93	122	—	215
Prepaid pension cost	—	20	3,028	—	3,048
	$6,439	$4,295	$7,160	$(6,946)	$10,948
Liabilities, minority interests and stockholder's investment
Current liabilities
Short-term debt	$—	$—	$327	$—	$327
Trade accounts payable	—	426	981	—	1,407
Current portion of long-term debt	—	—	17	—	17
Other current liabilities	136	386	482		1,004
Total current liabilities	136	812	1,807	—	2,755

Long-term liabilities
Debt allocated from TRW	3,279	—	—		3,279
Long-term debt	—	7	295	—	302
Post-retirement benefits other than pension	—	664	87	—	751
Long-term liabilities	—	379	279	—	658
Deferred income taxes	—	35	696	—	731
Intercompany accounts (net)	633	(862)	229	—	—
Total liabilities	4,048	1,035	3,393	—	8,476

Minority interests	—	—	81	—	81
Stockholder's investment
Parent company investment	2,738	3,610	3,858	(7,468)	2,738
Accumulated other comprehensive earnings (losses)	(347)	(350)	(172)	522	(347)
Total stockholder's investment	2,391	3,260	3,686	(6,946)	2,391
	$6,439	$4,295	$7,160	$(6,946)	$10,948

TRW AUTOMOTIVE INC.
Notes to unaudited combined and consolidated interim financial statements (continued)

Supplemental guarantor condensed consolidating financial statements — (continued)

	For the four months ended June 27, 2003 (Successor)
	Parent	Guarantors	Non- Guarantors	Eliminations	Consolidated
	(In millions)
Net cash provided by operating activities	$12	$56	$235	$—	$303
Cash flow from investing activities
Capital expenditures including intangibles	—	(12)	(53)	—	(65)
Acquisitions, net of cash acquired	(3,295)	—	2	—	(3,293)
Acquisition transaction fees	(56)	—	—	—	(56)
Proceeds from divestitures	—	16	15	—	31
Other – net	—	9	(3)	—	6
Net cash provided by (used in) investing activities	(3,351)	13	(39)	—	(3,377)
Cash flow from financing activities
(Decrease) increase in short-term debt	(12)	—	21	—	9
Principal payments on debt in excess of 90 days	—	—	(4)	—	(4)
Proceeds from issuance of long-term debt	3,085	—	—	—	3,085
Debt issue costs	(110)	—	—	—	(110)
Equity transfers from parent company	698	—	—	—	698
Change in intercompany accounts	(159)	(54)	213	—	—
Other – net	(1)	—	2	—	1
Net cash provided by (used in) financing activities	3,501	(54)	232	—	3,679
Effect of exchange rate changes on cash	—	—	12	—	12
Increase in cash and cash equivalents	162	15	440	—	617
Cash and cash equivalents at beginning of year	—	—	—	—	—
Cash and cash equivalents at end of year	$162	$15	$440	$—	$617

TRW AUTOMOTIVE INC.
Notes to unaudited combined and consolidated interim financial statements (continued)

Supplemental guarantor condensed combining financial statements — (continued)

	For the two months ended February 28, 2003 (Predecessor)
	Parent	Guarantors	Non- Guarantors	Eliminations	Combined
	(In millions)
Net cash provided by (used in) operating activities	$(39)	$36	$(70)	$—	$(73)
Cash flow from investing activities
Capital expenditures including intangibles	—	(20)	(46)	—	(66)
Other – net	—	(2)	—	—	(2)
Net cash used in investing activities	—	(22)	(46)	—	(68)

Cash flow from financing activities
Decrease in short-term debt	—	—	(321)	—	(321)
Principal payments on debt in excess of 90 days	—	—	(18)	—	(18)
Change in intercompany accounts	(420)	(8)	428	—	—
Net transfers (to) from parent company	503	—	—	—	503
Other – net	—	—	78	—	78
Net cash provided by (used in) financing activities	83	(8)	167	—	242

Effect of exchange rate changes on cash	—	—	(13)	—	(13)

Increase in cash and cash equivalents	44	6	38	—	88
Cash and cash equivalents at beginning of year	—	6	182	—	188
Cash and cash equivalents at end of year	$44	$12	$220	$—	$276

TRW AUTOMOTIVE INC.
Notes to unaudited combined and consolidated interim financial statements (continued)

Supplemental guarantor condensed combining financial statements — (continued)

	For the six months ended June 28, 2002 (Predecessor)
	Parent	Guarantors	Non- Guarantors	Eliminations	Combined
	(In millions)
Net cash provided by (used in) operating activities	$(176)	$380	$128	$—	$332
Cash flow from investing activities
Capital expenditures including intangibles	—	(46)	(102)	—	(148)
Net proceeds from divestitures and sale of assets	—	—	22	—	22
Other – net	—	(12)	3	—	(9)
Net cash used in investing activities	—	(58)	(77)	—	(135)
Cash flow from financing activities
(Decrease) increase in short-term debt	—	—	9	—	9
Proceeds from debt in excess of 90 days	—	—	17	—	17
Principal payments on debt in excess of 90 days	—	—	(34)	—	(34)
Change in intercompany accounts	295	(316)	21	—	—
Net transfers (to) from parent company	(119)	—	—	—	(119)
Other – net	—	—	1	—	1
Net cash provided by (used in) financing activities	176	(316)	14	—	(126)
Effect of exchange rate changes on cash	—	—	(42)	—	(42)
Increase in cash and cash equivalents	—	6	23	—	29
Cash and cash equivalents at beginning of year	—	2	116	—	118
Cash and cash equivalents at end of year	$—	$8	$139	$—	$147

TRW Automotive Inc.

Offers to Exchange

$925,000,000 principal amount of its 9 3/8% Senior Notes due 2013, which have been registered under the Securities Act of 1933, for any and all of its outstanding 9 3/8% Senior Notes due 2013.

€200,000,000 principal amount of its 10 1/8% Senior Notes due 2013, which have been registered under the Securities Act of 1933, for any and all of its outstanding 10 1/8% Senior Notes due 2013.

$300,000,000 principal amount of its 11% Senior Subordinated Notes due 2013, which have been registered under the Securities Act of 1933, for any and all of its outstanding 11% Senior Subordinated Notes due 2013.

€125,000,000 principal amount of its 11¾% Senior Subordinated Notes due 2013, which have been registered under the Securities Act of 1933, for any and all of its outstanding 11¾% Senior Subordinated Notes due 2013.

Until [DATE], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
Information not required in prospectus

Item 20.    Indemnification of Directors and Officers

TRW Automotive Inc. (the "Company") is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the "DGCL") grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto or eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors' fiduciary duty of care, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Article EIGHTH of the Company's Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1) provides that except as otherwise provided by the DGCL, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director and that the Company may indemnify directors and officers of the Company to the fullest extent permitted by the DGCL.

Article IV of the Company's Amended and Restated By-laws provides that:

With respect to third party claims, the Company, to the fullest extent permitted and in the manner required, by the laws of the State of Delaware, shall indemnify any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (including any appeal thereof), whether civil, criminal, administrative, regulatory or investigative in nature (other than an action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or, if at a time when he or she was a director or officer of the Company, is or was serving at the request of, or to represent the interests of, the Company as a director, officer, partner, member, trustee, fiduciary, employee or agent (a "Subsidiary Officer") of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise including any charitable or not-for-profit public service organization or trade association (an "Affiliated Entity"), against expenses (including attorneys' fees and disbursements), costs, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that (i) the Company shall not be obligated to indemnify a director or officer of the Company or a Subsidiary Officer of any Affiliated Entity against expenses incurred in connection with an action, suit, proceeding or investigation to which such person is threatened to be made a party but does not become a party unless such expenses were incurred with the approval of the Board of Directors, a committee thereof or the Chairman, a Vice Chairman or the President of the Company and (ii) the Company shall not be obligated to indemnify against any amount paid in settlement unless the Company has consented to such settlement. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his or her conduct was unlawful. Notwithstanding anything to the contrary in the foregoing provisions of this paragraph, a person shall not be entitled, as a matter of right, to indemnification pursuant to this paragraph against costs or expenses incurred in connection with any action, suit or proceeding commenced by such person against the Company or any Affiliated Entity or any person who is or was a director, officer, partner, member, fiduciary, employee or agent of the Company or a Subsidiary Officer of any Affiliated Entity in their capacity as such, but such indemnification may be provided by the Company in a specific case as permitted by the Amended and Restated By-laws.

The Company's Amended and Restated By-laws also provides that, with respect to derivative claims, the Company, to the fullest extent permitted and in the manner required, by the laws of the State of Delaware, shall indemnify any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action or suit (including any appeal thereof) brought by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or, if at a time when he or she was a director or officer to the Company, is or was serving at the request of, or to represent the interests of, the Company as a Subsidiary Officer of an Affiliated Entity against expenses (including attorneys' fees and disbursements) and costs actually and reasonably incurred by such person in connection with such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such judgment was rendered shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses and costs as the Court of Chancery of the State of Delaware or such other court shall deem proper; provided, however, that the Company shall not be obligated to indemnify a director or officer of the Company or a Subsidiary Officer of any Affiliated Entity against expenses incurred in connection with an action or suit to which such person is threatened to be made a party but does not become a party unless such expenses were incurred with the approval of the Board of Directors, a committee thereof, or the Chairman, a Vice Chairman or the President of the Corporation. Notwithstanding anything to the contrary in the foregoing provisions of this paragraph, a person shall not be entitled, as a matter of right, to indemnification pursuant to this paragraph against costs and expenses incurred in connection with any action or suit in the right of the Company commenced by such Person, but such indemnification may be provided by the Company in any specific case as permitted under the Amended and Restated By-laws.

The Company has also obtained officers' and directors' liability insurance which insures against liabilities that officers and directors of the Company may, in such capacities, incur.

Item 21.    Exhibits and Financial Statement Schedules

(a)  Exhibits

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated in this Item 21(a) by reference.

(b)  Financial Statement Schedules

SCHEDULE II

Valuation and Qualifying Accounts for years ended
December 31, 2002, December 31, 2001 and December 31, 2000
(Dollars in millions)

		Additions
Description	Balance at beginning of period	Charged to costs and expenses	Charged (credited) to other accounts	Deductions*	Balance at end of period
Allowance for doubtful accounts deducted from accounts receivable in the balance sheet
Year ended December 31, 2002	$41	$16	$—	$(4)	$53
Year ended December 31, 2001	41	10	—	(10)	41
Year ended December 31, 2000	38	7	—	(4)	41

* Uncollectable accounts charged off, net of recoveries.

Item 22.    Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TRW Automotive Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on September 12, 2003.

TRW Automotive Inc.
By:	*
Name: Joseph S. Cantie Title: Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 12, 2003.

Signature	Title

*	President, Chief Executive Officer and Director (Principal Executive Officer)

John C. Plant

*	Vice President and Chief Financial Officer (Principal Financial Officer)

Joseph S. Cantie

*	Controller (Principal Accounting Officer)

Tammy S. Mitchell

*	Director

Joshua H. Astrof

*	Director

Robert L. Friedman

*	Director

Neil P. Simpkins

*	Director

Mark J. Johnson

*	Director

Michael O'Neill

*	Director

Paul H. O'Neill

*By: /s/ David Bialosky

David L. Bialosky as Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Kelsey-Hayes Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on September 12, 2003.

Kelsey-Hayes Company
By:	*
Name: Joseph S. Cantie Title: Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 12, 2003.

Signature	Title

*	President and Director (Principal Executive Officer)

John C. Plant

*	Vice President and Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

Joseph S. Cantie

/s/ David L. Bialosky	Vice President, Secretary and Director

David L. Bialosky

*By: /s/ David L. Bialosky

David L. Bialosky as Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Kelsey-Hayes Holdings Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on September 12, 2003.

Kelsey-Hayes Holdings Inc.
By:	*
Name: Joseph S. Cantie Title: Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 12, 2003.

Signature	Title

*	President and Director (Principal Executive Officer)

John C. Plant

*	Vice President and Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

Joseph S. Cantie

/s/ David L. Bialosky	Vice President and Secretary and Director

David L. Bialosky

*By: /s/ David L. Bialosky

David L. Bialosky as Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, KH Holdings, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on September 12, 2003.

KH Holdings, Inc.
By:	*
Name: Joseph S. Cantie Title: Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 12, 2003.

Signature	Title

*	President and Director (Principal Executive Officer)

John C. Plant

*	Vice President and Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

Joseph S. Cantie

/s/ David L. Bialosky	Vice President and Secretary and Director

David L. Bialosky

*By: /s/ David L. Bialosky

David L. Bialosky as Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Lake Center Industries Transportation, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on September 12, 2003.

Lake Center Industries Transportation, Inc.
By:	*
Name: Joseph S. Cantie Title: Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 12, 2003.

Signature	Title

/s/ David L. Bialosky	President and Director (Principal Executive Officer)

David L. Bialosky

*	Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

Tammy S. Mitchell

*	Secretary and Director

Joseph S. Cantie

*By: /s/ David L. Bialosky

David L. Bialosky as Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Lucas Automotive Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on September 12, 2003.

Lucas Automotive Inc.
By:	*
Name: Joseph S. Cantie Title: Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 12, 2003.

Signature	Title

*	President and Director (Principal Executive Officer)

John C. Plant

*	Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

Joseph S. Cantie

/s/ David L. Bialosky	Secretary and Director

David L. Bialosky

*By: /s/ David L. Bialosky

David L. Bialosky as Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, LucasVarity Automotive Holding Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on September 12, 2003.

LucasVarity Automotive Holding Company
By:	*
Name: Joseph S. Cantie Title: Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 12, 2003.

Signature	Title

*	Chief Executive Officer and President and Director (Principal Executive Officer)

John C. Plant

*	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Joseph S. Cantie

*	Controller and Vice President

Tammy S. Mitchell

*By: /s/ David L. Bialosky

David L. Bialosky as Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TRW Auto Holdings Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on September 12, 2003.

TRW Auto Holdings Inc.
By:	*
Name: Joseph S. Cantie Title: Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 12, 2003.

Signature	Title

*	Chief Executive Officer and President and Director (Principal Executive Officer)

John C. Plant

*	Vice President and Chief Financial Officer (Principal Financial Officer)

Joseph S. Cantie

*	Controller and Vice President (Principal Accounting Officer)

Tammy S. Mitchell

*By: /s/ David L. Bialosky

David L. Bialosky as Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TRW Automotive Holding Company has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on September 12, 2003.

TRW Automotive Holding Company
By:	*
Name: Joseph S. Cantie Title: Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 12, 2003.

Signature	Title

*	President and Director (Principal Executive Officer)

John C. Plant

*	Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

Joseph S. Cantie

/s/ David L. Bialosky	Vice President, Secretary and Director

David L. Bialosky

*By: /s/ David L. Bialosky

David L. Bialosky as Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TRW Automotive J.V. LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on September 12, 2003.

TRW Automotive J.V. LLC
By:	*
Name: Joseph S. Cantie Title: Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 12, 2003.

Signature	Title

*	President and Chief Executive Officer (Principal Executive Officer)

John C. Plant

*	Vice President and Chief Financial Officer (Principal Financial Officer)

Joseph S. Cantie

*	Vice President and Controller (Principal Accounting Officer)

Tammy S. Mitchell

TRW Automotive Inc.	Sole Member

/s/ David L. Bialosky

Name: David L. Bialosky Title: Vice President and General Counsel

*By: /s/ David L. Bialosky

David L. Bialosky as Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TRW Automotive (LV) Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on September 12, 2003.

TRW Automotive (LV) Corp.
By:	*
Name: Joseph S. Cantie Title: Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 12, 2003.

Signature	Title

*	President and Chief Executive Officer (Principal Executive Officer)

John C. Plant

*	Treasurer (Principal Financial Officer and Principal Accounting Officer)

Joseph S. Cantie

*	Director

Joshua H. Astrof

*	Director

Robert L. Friedman

*	Director

Neil P. Simpkins

*By: /s/ David L. Bialosky

David L. Bialosky as Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TRW Automotive Safety Systems Arkansas Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on September 12, 2003.

TRW Automotive Safety Systems Arkansas Inc.
By:	*
Name: Joseph S. Cantie Title: Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 12, 2003.

Signature	Title

*	President and Director (Principal Executive Officer)

John C. Plant

*	Vice President and Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

Joseph S. Cantie

/s/ David L. Bialosky	Vice President and Secretary and Director

David L. Bialosky

*By: /s/ David L. Bialosky

David L. Bialosky as Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TRW Automotive U.S. LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on September 12, 2003.

TRW Automotive U.S. LLC
By:	*
Name: Joseph S. Cantie Title: Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 12, 2003.

Signature	Title

*	President and Chief Executive Officer (Principal Executive Officer)

John C. Plant

*	Vice President and Chief Financial Officer (Principal Financial Officer)

Joseph S. Cantie

*	Vice President and Controller (Principal Accounting Officer)

Tammy S. Mitchell

TRW Automotive Inc.	Sole Member

/s/ David L. Bialosky

Name: David L. Bialosky Title: Vice President and General Counsel

*By: /s/ David L. Bialosky

David L. Bialosky as Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TRW Composants Moteurs Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on September 12, 2003.

TRW Composants Moteurs Inc.
By:	*
Name: Joseph S. Cantie Title: Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 12, 2003.

Signature	Title

*	President and Director (Principal Executive Officer)

John C. Plant

*	Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

Joseph S. Cantie

/s/ David L. Bialosky	Director and Secretary

David L. Bialosky

*By: /s/ David L. Bialosky

David L. Bialosky as Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TRW East Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on September 12, 2003.

TRW East Inc.
By:	*
Name: Joseph S. Cantie Title: Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 12, 2003.

Signature	Title

*	President and Director (Principal Executive Officer)

John C. Plant

*	Vice President and Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

Joseph S. Cantie

/s/ David L. Bialosky	Vice President and Secretary and Director

David L. Bialosky

*By: /s/ David L. Bialosky

David L. Bialosky as Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TRW Occupant Restraints South Africa Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Livonia, State of Michigan, on September 12, 2003.

TRW Occupant Restraints South Africa Inc.
By:	*
Name: Joseph S. Cantie Title: Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 12, 2003.

Signature	Title

*	President (Principal Executive Officer)

Dennis Boyer

*	Vice President and Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

Joseph S. Cantie

*	Director

John C. Plant

/s/ David L. Bialosky	Vice President and Secretary and Director

David L. Bialosky

*By: /s/ David L. Bialosky

David L. Bialosky as Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TRW Odyssey Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on September 12, 2003.

TRW Odyssey Inc.
By:	*
Name: Joseph S. Cantie Title: Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 12, 2003.

Signature	Title

*	President and Director (Principal Executive Officer)

John C. Plant

*	Vice President and Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

Joseph S. Cantie

/s/ David L. Bialosky	Vice President and Secretary and Director

David L. Bialosky

*By: /s/ David L. Bialosky

David L. Bialosky as Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TRW Overseas Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on September 12, 2003.

TRW Overseas Inc.
By:	*
Name: Joseph S. Cantie Title: Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 12, 2003.

Signature	Title

*	Vice President and Director (Principal Executive Officer)

John C. Plant

*	Vice President and Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

Joseph S. Cantie

/s/ David L. Bialosky	Vice President and Assistant Secretary and Director

David L. Bialosky

*By: /s/ David L. Bialosky

David L. Bialosky as Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TRW Powder Metal Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on September 12, 2003.

TRW Powder Metal Inc.
By:	*
Name: Joseph S. Cantie Title: Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 12, 2003.

Signature	Title

/s/ David L. Bialosky	President and Secretary and Director (Principal Executive Officer)

David L. Bialosky

*	Treasurer (Principal Financial Officer and Principal Accounting Officer)

Joseph S. Cantie

*	Director

Robert D. Elliston

*	Director

Tammy S. Mitchell

*By: /s/ David L. Bialosky

David L. Bialosky as Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TRW Safety Systems Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on September 12, 2003.

TRW Safety Systems Inc.
By:	*
Name: Joseph S. Cantie Title: Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 12, 2003.

Signature	Title

*	President (Principal Executive Officer)

Dennis Boyer

*	Vice President and Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

Joseph S. Cantie

/s/ David L. Bialosky	Vice President and Secretary and Director

David L. Bialosky

*	Director

John C. Plant

*By: /s/ David L. Bialosky

David L. Bialosky as Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TRW Technar Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on September 12, 2003.

TRW Technar Inc.
By:	*
Name: Joseph S. Cantie Title: Vice President and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 12, 2003.

Signature	Title

*	General Manager and President (Principal Executive Officer)

Alain Charlois

*	Vice President and Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

Joseph S. Cantie

/s/ David L. Bialosky	Vice President and Secretary and Director

David L. Bialosky

*	Director

John C. Plant

*	Director

Tammy S. Mitchell

*By: /s/ David L. Bialosky

David L. Bialosky as Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TRW Vehicle Safety Systems Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, City of Livonia, State of Michigan, on September 12, 2003.

TRW Vehicle Safety Systems Inc.
By:	*
Name: Joseph S. Cantie Title: Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 12, 2003.

Signature	Title

*	Chief Executive Officer and President and Director (Principal Executive Officer)

John C. Plant

*	Vice President and Chief Financial Officer and Director (Principal Financial Officer)

Joseph S. Cantie

*	Controller and Vice President (Principal Accounting Officer)

Tammy S. Mitchell

/s/ David L. Bialosky	Vice President, General Counsel and Secretary and Director

David L. Bialosky

*By: /s/ David L. Bialosky

David L. Bialosky as Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Varity Executive Payroll, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on September 12, 2003.

Varity Executive Payroll, Inc.
By:	*
Name: Joseph S. Cantie Title: Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 12, 2003.

Signature	Title

*	President and Director (Principal Executive Officer)

John C. Plant

*	Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

Joseph S. Cantie

/s/ David L. Bialosky	Secretary and Director

David L. Bialosky

*By: /s/ David L. Bialosky

David L. Bialosky as Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Worldwide Distribution Centers, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on September 12, 2003.

Worldwide Distribution Centers, Inc.
By:	*
Name: Joseph S. Cantie Title: Vice President and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 12, 2003.

Signature	Title

*	President (Principal Executive Officer)

Werner Deggim

*	Vice President and Assistant Secretary and Director (Principal Financial Officer)

Joseph S. Cantie

*	Treasurer and Vice President and Director (Principal Accounting Officer)

Tammy S. Mitchell

/s/ David L. Bialosky	Vice President and Secretary and Director

David L. Bialosky

*By: /s/ David L. Bialosky

David L. Bialosky as Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TRW Automotive Finance (Luxembourg), S.à.r.l. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on September 12, 2003.

TRW Automotive Finance (Luxembourg), S.à.r.l.
By:	*
Name: Neil P. Simpkins Title: Sole Manager

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacity indicated on September 12, 2003.

Signature	Title

*	Sole Manager (Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and Authorized U.S. Representative)

Neil P. Simpkins

*By: /s/ David L. Bialosky

David L. Bialosky as Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1*	The Master Purchase Agreement, dated as of November 18, 2002, between BCP Acquisition Company L.L.C. and Northrop Grumman Corporation
2.2*	Amendment No. 1, dated December 20, 2002, to the Master Purchase Agreement, dated as of November 18, 2002, among BCP Acquisition Company L.L.C., Northrop Grumman Corporation, TRW Inc. and TRW Automotive Inc.
2.3*	Amendment No. 2, dated February 28, 2003, to the Master Purchase Agreement, dated as of November 18, 2002, among BCP Acquisition Company L.L.C., Northrop Grumman Corporation, Northrop Grumman Space & Mission Systems Corp. and TRW Automotive Inc.
3.1*	Amended and Restated Certificate of Incorporation of TRW Automotive Inc., as amended
3.2*	Amended and Restated By-Laws of TRW Automotive Inc.
3.3*	Amended and Restated Certificate of Incorporation of Kelsey-Hayes Company, as amended
3.4*	By-Laws of Kelsey-Hayes Company, as amended
3.5*	Certificate of Incorporation of Kelsey-Hayes Holdings Inc.
3.6*	By-Laws of Kelsey-Hayes Holdings Inc.
3.7*	Certificate of Incorporation of KH Holdings, Inc., as amended
3.8*	By-Laws of KH Holdings, Inc.
3.9*	Articles of Incorporation of Lake Center Industries Transportation, Inc.
3.10*	Restated By-Laws of Lake Center Industries Transportation, Inc.
3.11*	Articles of Incorporation of Lucas Automotive Inc.
3.12*	By-Laws of Lucas Automotive Inc.
3.13*	Certificate of Incorporation of LucasVarity Automotive Holding Company
3.14*	By-Laws of LucasVarity Automotive Holding Company
3.15*	Certificate of Incorporation of TRW Auto Holdings Inc., as amended
3.16*	By-Laws of TRW Auto Holdings Inc.
3.17*	Updated Articles of Association of TRW Automotive Finance (Luxembourg) S.à.r.l.
3.18*	Certificate of Incorporation of TRW Automotive Holding Company, as amended
3.19*	Amended and Restated By-Laws of TRW Automotive Holding Company
3.20*	Certificate of Formation of TRW Automotive J.V. LLC, as amended
3.21*	Limited Liability Company Agreement of TRW Automotive J.V. LLC, as amended
3.22*	Certificate of Incorporation TRW Automotive (LV) Corp., as amended
3.23*	Amended and Restated By-Laws of TRW Automotive (LV) Corp.
3.24*	Certificate of Incorporation of TRW Automotive Safety Systems Arkansas Inc., as amended
3.25*	Amended and Restated By-Laws of TRW Automotive Safety Systems Arkansas Inc.

Exhibit No.	Description of Exhibit
3.26*	Certificate of Formation of TRW Automotive U.S. LLC
3.27*	Limited Liability Company Agreement of TRW Automotive U.S. LLC, as amended
3.28*	Articles of Incorporation of TRW Composants Moteurs Inc., as amended
3.29*	Amended Regulations of TRW Composants Moteurs Inc.
3.30*	Certificate of Incorporation of TRW East Inc.
3.31*	Amended and Restated By-Laws of TRW East Inc.
3.32*	Certificate of Incorporation of TRW Occupant Restraints South Africa Inc.
3.33*	Amended and Restated By-Laws of TRW Occupant Restraints South Africa Inc.
3.34*	Certificate of Incorporation of TRW Odyssey Inc.
3.35*	By-Laws of TRW Odyssey Inc.
3.36*	Amended Articles of Incorporation of TRW Overseas Inc.
3.37*	Regulations of TRW Overseas Inc.
3.38*	Certificate of Incorporation of TRW Powder Metal Inc.
3.39*	Amended and Restated By-Laws of TRW Powder Metal Inc.
3.40*	Certificate of Incorporation of TRW Safety Systems Inc., as amended
3.41*	Amended and Restated By-Laws of TRW Safety Systems Inc.
3.42*	Articles of Incorporation of TRW Technar Inc., as amended
3.43*	By-Laws of TRW Technar Inc.
3.44*	Certificate of Incorporation of TRW Vehicle Safety Systems Inc.
3.45*	Amended and Restated By-Laws of TRW Vehicle Safety Systems Inc.
3.46*	Certificate of Incorporation of Varity Executive Payroll Inc., as amended
3.47*	Amended and Restated By-Laws of Varity Executive Payroll Inc.
3.48*	Certificate of Incorporation of Worldwide Distribution Centers, Inc.
3.49*	Amended and Restated By-Laws of Worldwide Distribution Centers, Inc.
4.1*	Dollar Senior Notes Indenture dated as of February 18, 2003 between TRW Automotive Acquisition Corp. and The Bank of New York, as Trustee
4.2*	Dollar Senior Notes Supplemental Indenture dated as of February 28, 2003 among the New Guarantors (as defined therein), TRW Automotive Acquisition Corp. and The Bank of New York, as Trustee
4.3*	Dollar Senior Subordinated Notes Indenture dated as of February 18, 2003 between TRW Automotive Acquisition Corp. and The Bank of New York, as Trustee
4.4*	Dollar Senior Subordinated Notes Supplemental Indenture dated as of February 28, 2003 among the New Guarantors (as defined therein), TRW Automotive Acquisition Corp. and The Bank of New York, as Trustee
4.5*	Euro Senior Notes Indenture dated as of February 18, 2003 between TRW Automotive Acquisition Corp. and The Bank of New York, as Trustee

Exhibit No.	Description of Exhibit
4.6*	Euro Senior Notes Supplemental Indenture dated as of February 28, 2003 among the New Guarantors (as defined therein), TRW Automotive Acquisition Corp. and The Bank of New York, as Trustee
4.7*	Euro Senior Subordinated Notes Indenture dated as of February 18, 2003 between TRW Automotive Acquisition Corp. and The Bank of New York, as Trustee
4.8*	Euro Senior Subordinated Notes Supplemental Indenture dated as of February 28, 2003 among the New Guarantors (as defined therein), TRW Automotive Acquisition Corp. and The Bank of New York, as Trustee
4.9*	9 3/8% $925,000,000 Senior Notes Due 2013 Exchange and Registration Rights Agreement dated as of February 18, 2003 between TRW Automotive Acquisition Corp. and J.P. Morgan Securities Inc. for itself and on behalf of the Dollar Initial Purchasers (as defined therein)
4.10*	Joinder to the 9 3/8% $925,000,000 Senior Notes Due 2013 Exchange and Registration Rights Agreement dated as of February 28, 2003 among TRW Automotive Acquisition Corp., the Guarantors (as defined therein) and J.P. Morgan Securities Inc. for itself and on behalf of the Dollar Initial Purchasers (as defined therein)
4.11*	10 1/8% €200,000,000 Senior Notes Due 2013 Exchange and Registration Rights Agreement dated as of February 18, 2003 between TRW Automotive Acquisition Corp. and J.P. Morgan Securities Ltd. for itself and on behalf of the Euro Initial Purchasers (as defined therein)
4.12*	Joinder to the 10 1/8% €200,000,000 Senior Notes Due 2013 Exchange and Registration Rights Agreement dated as of February 28, 2003 among TRW Automotive Acquisition Corp., the Guarantors (as defined therein) and J.P. Morgan Securities Ltd. for itself and on behalf of the Euro Initial Purchasers (as defined therein)
4.13*	11% $300,000,000 Senior Subordinated Notes Due 2013 Exchange and Registration Rights Agreement dated as of February 18, 2003 between TRW Automotive Acquisition Corp. and J.P. Morgan Securities Inc. for itself and on behalf of the Dollar Initial Purchasers (as defined therein)
4.14*	Joinder to the 11% $300,000,000 Senior Subordinated Notes Due 2013 Exchange and Registration Rights Agreement dated as of February 28, 2003 among TRW Automotive Acquisition Corp., the Guarantors (as defined therein) and J.P. Morgan Securities Inc. for itself and on behalf of the Dollar Initial Purchasers (as defined therein)
4.15*	11¾% €125,000,000 Senior Subordinated Notes Due 2013 Exchange and Registration Rights Agreement dated as of February 18, 2003 between TRW Automotive Acquisition Corp. and J.P. Morgan Securities Ltd. for itself and on behalf of the Euro Initial Purchasers (as defined therein)
4.16*	Joinder to the 11¾% €125,000,000 Senior Subordinated Notes Due 2013 Exchange and Registration Rights Agreement dated as of February 28, 2003 among TRW Automotive Acquisition Corp., the Guarantors (as defined therein) and J.P. Morgan Securities Ltd. for itself and on behalf of the Euro Initial Purchasers (as defined therein)
5.1	Opinion of Simpson Thacher & Bartlett LLP
5.2	Opinion of David L. Bialosky, General Counsel of TRW Automotive Inc.

Exhibit No.	Description of Exhibit
5.3	Opinion of Barbara G. Novak, Senior Counsel, Securities and Finance, of TRW Automotive Inc.
5.4	Opinion of Faegre & Benson LLP
5.5	Opinion of Kremer Associés & Clifford Chance
10.1	Amendment and Restatement Agreement dated as of July 22, 2003, among TRW Automotive Holdings Corp., TRW Automotive Intermediate Holdings Corp., TRW Automotive Acquisition Corp., the Foreign Subsidiary Borrowers party thereto, the Lenders party thereto from time to time, JPMorgan Chase Bank as Administrative Agent, Credit Suisse First Boston, Lehman Commercial Paper Inc., and Deutsche Bank Securities Inc., as Co-Syndication Agents, and Bank of America, N.A. as Documentation Agent
10.2*	U.S. Guarantee and Collateral Agreement, dated and effective as of February 28, 2003, among TRW Automotive Holdings Corp., TRW Automotive Intermediate Holdings Corp., TRW Automotive Acquisition Corp., each other subsidiary of TRW Automotive Holdings Corp. party thereto, TRW Automotive Finance (Luxembourg) S.à.r.l. and JPMorgan Chase Bank, as Collateral Agent
10.3*	Finco Guarantee Agreement, dated as of February 28, 3003, between TRW Automotive Finance (Luxembourg) S.à.r.l. and JPMorgan Chase Bank, as Collateral Agent
10.4*	First-Tier Subsidiary Pledge Agreement, dated and effective as of February 28, 2003, among TRW Automotive Acquisition Corp., each subsidiary of TRW Automotive Acquisition Corp. party thereto and JPMorgan Chase Bank, as Collateral Agent
10.5*	Receivables Purchase Agreement, dated as of February 28, 2003, among Kelsey-Hayes Company, TRW Automotive U.S. LLC, TRW Vehicle Safety Systems Inc. and Lake Center Industries Transportation, Inc., as sellers, TRW Automotive U.S. LLC, as seller agent and TRW Automotive Receivables LLC, as buyer
10.6*	Transfer Agreement, dated as of February 28, 2003, between TRW Automotive Receivables LLC and TRW Automotive Global Receivables LLC
10.7*	Receivables Loan Agreement, dated as of February 27, 2003, among TRW Automotive Global Receivables LLC, as borrower, the conduit lenders and committed lenders party thereto, Credit Suisse First Boston, Hudson Castle Group Inc., Deutsche Bank AG London and JPMorgan Chase Bank, as funding agents, and JPMorgan Chase Bank as administrative agent
10.8*	Servicing Agreement, dated as of February 28, 2003, among TRW Automotive Global Receivables LLC, TRW Automotive U.S. LLC, as collection agent, the Persons identified on Schedule I thereto, as sub-collection agents, and JPMorgan Chase Bank, as administrative agent
10.9*	Performance Guaranty, dated as of February 28, 2003, among TRW Automotive Acquisition Corp., the Persons identified on Schedule IV thereto, as performance guarantors, TRW Automotive Receivables LLC, TRW Automotive Global Receivables LLC, and JPMorgan Chase as administrative agent
10.10	Trust deed constituting £100,000,000 10% Bonds Due 2020, dated January 10, 1999, between Lucas Industries plc and The Law Debenture Trust Corporation p.l.c.
10.11*	Intellectual Property License Agreement, dated as of February 28, 2003, between TRW Automotive Acquisition Corp. and Northrop Grumman Space and Missions Corp.

Exhibit No.	Description of Exhibit
10.12*	Intellectual Property License Agreement, dated as of February 28, 2003, between Northrop Grumman Space and Missions Corp. and TRW Automotive Acquisition Corp.
10.13*	Transition Services Agreement, dated as of February 28, 2003, between TRW Inc. and TRW Automotive Acquisition Corp.
10.14*	Employee Matters Agreement, dated as of February 28, 2003, between TRW Inc. and TRW Automotive Acquisition Corp.
10.15*	Insurance Allocation Agreement, dated as of February 28, 2003, between TRW Inc. and TRW Automotive Acquisition Corp.
10.16*	Stockholders' Agreement, dated as of February 28, 2003, between TRW Automotive Holdings Corp., Automotive Investors L.L.C. and Northrop Grumman Corporation
10.17*	Transaction and Monitoring Fee Agreement, dated as of February 28, 2003, between TRW Automotive Acquisition Corp. and Blackstone Management Partners IV L.L.C.
10.18*	Employee Stockholders Agreement, dated as of February 28, 2003, by and among TRW Automotive Holdings Corp. and the other parties named therein
10.19*	Consent, dated as of April 4, 2003, between TRW Automotive Holdings Corp. and Automotive Investors L.L.C.
10.20*	TRW Automotive Holdings Corp. 2003 Stock Incentive Plan
10.21*	Form of General Non-Qualified Stock Option Agreement
10.22*	Employment Agreement, dated as of February 6, 2003 between TRW Automotive Acquisition Corp., TRW Limited and John C. Plant
10.23*	Employment Agreement, dated as of February 28, 2003 by and between TRW Automotive Acquisition Corp., TRW Limited and Steven Lunn
10.24*	Employment Agreement, dated as of February 27, 2003 by and between TRW Limited and Peter J. Lake
10.25*	Employment Agreement, dated as of February 13, 2003 by and between TRW Automotive Acquisition Corp. and Joseph S. Cantie
10.26*	Employment Agreement dated as of February 13, 2003 by and between TRW Automotive Acquisition Corp. and David L. Bialosky
10.27*	Employment Agreement dated as of February 13, 2003 by and between TRW Automotive Acquisition Corp. and Robert A. Alberico
10.28*	Retention Agreement, dated August 9, 2002, by and between Northrop Grumman Corporation and John C. Plant
10.29**	Retention Agreement, dated August 9, 2002, by and between Northrop Grumman Corporation and Steven Lunn
10.30**	Retention Agreement, dated August 9, 2002, by and between Northrop Grumman Corporation and Peter J. Lake
10.31**	Retention Agreement, dated August 9, 2002, by and between Northrop Grumman Corporation and Joseph S. Cantie
10.32**	Retention Agreement, dated August 9, 2002, by and between Northrop Grumman Corporation and David L. Bialosky

Exhibit No.	Description of Exhibit
10.33**	Retention Agreement, dated August 9, 2002, by and between Northrop Grumman Corporation and Robert A. Alberico
10.34*	Amended and Restated TRW Automotive Supplemental Retirement Income Plan, dated February 27, 2003
10.35***	TRW Automotive Supplemental Retirement Income Plan for John C. Plant
10.36***	Rabbi Trust
10.37*	Letter Agreement, dated May 27, 2003, between John C. Plant and TRW Automotive Inc.
10.38	Lucas Funded Executive Pension Scheme No. 4
10.39	TRW Automotive Benefits Equalization Plan
10.40	TRW Automotive Deferred Compensation Plan
10.41	Amendment No. 1, dated as of April 30, 2003, to the Receivables Loan Agreement, dated as of February 27, 2003, among TRW Automotive Global Receivables LLC, as borrower, the existing conduit lenders, the new conduit lenders, existing committed lenders, new committed lenders, existing funding agents and new funding agents party thereto, and JPMorgan Chase Bank as administrative agent
10.42	Amendment No. 2, dated as of May 19, 2003, to the Receivables Loan Agreement, dated as of February 27, 2003, among TRW Automotive Global Receivables LLC, as borrower, the conduit lenders, the committed lenders and the funding agents party thereto and JPMorgan Chase Bank, as administrative agent
12.1	Statement re Computation of Ratio of Earnings to Fixed Charges
21.1	List of Subsidiaries
23.1	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto)
23.2	Consent of Ernst & Young LLP
23.3	Consent of David L. Bialosky (included as part of his opinion filed as Exhibit 5.2 hereto)
23.4	Consent of Barbara G. Novak (included as part of her opinion filed as Exhibit 5.3 hereto)
23.5	Consent of Faegre & Benson LLP (included as part of its opinion filed as Exhibit 5.4 hereto)
23.6	Consent of Kremer Associes & Clifford Chance (included as part of its opinion filed as Exhibit 5.5 hereto)
24.1*	Powers of Attorney of the directors and officers of the registrants except Paul H. O'Neill (included in the signature pages to the registration statement)
24.2	Power of Attorney of Paul H. O'Neill
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee with respect to the Dollar Senior Notes Indenture
25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee with respect to the Euro Senior Notes Indenture

Exhibit No.	Description of Exhibit
25.3	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee with respect to the Dollar Senior Subordinated Notes Indenture
25.4	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee with respect to the Euro Senior Subordinated Notes Indenture
99.1	Form of Letter of Transmittal
99.2	Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees
99.3	Form of Letter to Clients
99.4	Form of Notice of Guaranteed Delivery

*	Previously filed
**	Refiled to correct typographical errors in the document filed with the initial Registration Statement.
***	To be filed by amendment